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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 7, 2013

Registration No. 333-189539

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NEIMAN MARCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5311 (Primary Standard Industrial Classification Code Number)	20-3509435 (I.R.S. Employer Identification Number)

One Marcus Square
1618 Main Street
Dallas, Texas 75201
(214) 743-7600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Tracy M. Preston, Esq.
Neiman Marcus, Inc.
One Marcus Square
1618 Main Street
Dallas, Texas 75201
(214) 743-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
William F. Gorin, Esq. Robert P. Davis, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2510	William J. Whelan, III, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common stock, $0.01 par value per share	$100,000,000	$13,640(4)

(1)
Includes shares of common stock to be sold upon exercise of the underwriters' overallotment option.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(3)
Calculated pursuant to Rule 457(o) under the Securities Act.

(4)
Previously paid.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 7, 2013

PRELIMINARY PROSPECTUS

             Shares

Neiman Marcus, Inc.

Common Stock

        The selling stockholders identified in this prospectus are offering             shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

        Prior to this offering, there has been no public market for our common stock. The estimated initial public offering price is between $        and $        per share. We intend to apply to list our common stock on the                under the symbol "      ".

        The selling stockholders identified in this prospectus have granted the underwriters the right to purchase up to      additional shares of our common stock at the initial public offering price, less the underwriting discount, for the purpose of covering overallotments, if any. The underwriters can exercise this right at any time and from time to time, in whole or in part, within 30 days after the offering.

        Investing in our common stock involves risks. You should consider carefully the "Risk Factors" beginning on page 13 of this prospectus.

	Per Share	Total

Public offering price	$	$

Underwriting discount

Proceeds to the selling stockholders (before expenses)

        The underwriters expect to deliver the shares of common stock to investors on or about                        , 2013.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse	BofA Merrill Lynch	J.P. Morgan

Barclays	Wells Fargo Securities

        The date of this prospectus is                        , 2013.

        We are responsible for the information contained in this prospectus and in any related free-writing prospectus we may prepare or authorize to be delivered to you. Neither we, the selling stockholders nor the underwriters have authorized anyone to give you any other information, and neither we, the selling stockholders nor the underwriters take any responsibility for any other information that others may give you. Neither we, the selling stockholders nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

i

Market and Industry Data

        We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties (including Euromonitor International Ltd., or "Euromonitor," and Wealth-X). Euromonitor forward-looking estimates are adjusted for projected inflation rates and are calculated using average foreign currency exchange rates for 2012. Wealth-X forward-looking expected compounded annual growth rate estimates are calculated on a nominal basis. We did not fund and are not otherwise affiliated with the third party sources that we cite.

        Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and management's understanding of industry conditions. Statements based on internal data and estimates and management's understanding are distinguished by the use of the words "we believe" or similar formulations.

        While we believe the industry, market and competitive position data used throughout this prospectus to be accurate as of the date of this prospectus, such information involves risks and uncertainties and is subject to change based on various factors, including those discussed under "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

Basis of Presentation

        Our fiscal year ends on the Saturday closest to July 31. Like many other retailers, we follow a 4-5-4 reporting calendar, which means that each fiscal quarter consists of thirteen weeks divided into periods of four weeks, five weeks and four weeks. All references to fiscal year 2012 relate to the fifty-two weeks ended July 28, 2012, all references to fiscal year 2011 relate to the fifty-two weeks ended July 30, 2011 and all references to fiscal year 2010 relate to the fifty-two weeks ended July 31, 2010. References to fiscal year 2013 and years thereafter relate to our fiscal years for such periods.

        All references to year-to-date fiscal 2013 relate to the thirty-nine weeks ended April 27, 2013, and all references to year-to-date fiscal 2012 relate to the thirty-nine weeks ended April 28, 2012.

        All data presented for the twelve month period ended April 27, 2013 have been calculated by summing the results from our four fiscal quarters ending with the fiscal quarter ended April 27, 2013.

        We refer to our audited financial statements for the fiscal years ended August 2, 2008, August 1, 2009, July 31, 2010, July 30, 2011 and July 28, 2012 as the "Consolidated Financial Statements." We refer to our unaudited financial statements for the thirty-nine weeks ended April 28, 2012 and April 27, 2013 as the "Condensed Consolidated Financial Statements."

Trademarks

        We own or have rights to trademarks or tradenames that we use in conjunction with the operation of our business. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent of the law, our rights or the rights of the applicable licensor to these trademarks and tradenames. In this prospectus, we also refer to product names, trademarks, tradenames and service marks that are the property of other companies. Each of the trademarks, tradenames or service marks of other companies appearing in this prospectus belongs to its owners. Our use or display of other companies' product names, trademarks, tradenames or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the product, trademark, tradename or service mark owner, unless we otherwise indicate.

ii

PROSPECTUS SUMMARY

        The following summary contains selected information about us and about this offering. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should review this prospectus in its entirety, including matters set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and Condensed Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

        In this prospectus, unless otherwise indicated or the context indicates otherwise, references to "Neiman Marcus," the "Company," "we," "us," and "our" refer to Neiman Marcus, Inc. on a consolidated basis. Numbers may not sum due to rounding.

Our Company

        We are one of the largest luxury, multi-branded, omni-channel fashion retailers in the world. We offer distinctive merchandise to a highly loyal and affluent customer base. With a history of 100+ years in retailing, the Neiman Marcus and Bergdorf Goodman brands are recognized as synonymous with fashion, luxury and style. During the twelve month period ended April 27, 2013, we generated revenues of $4.5 billion, which was an increase of 6.5% from the twelve month period ended April 28, 2012, operating earnings of $428 million, or 9.4% of revenues, and Adjusted EBITDA of $623 million, or 13.7% of revenues. During the thirty-nine week period ended April 27, 2013, we generated revenues of $3,529.2 million, which was an increase of 5.7% from the thirty-nine week period ended April 28, 2012, operating earnings of $402.5 million, or 11.4% of revenues, and Adjusted EBITDA of $547.7 million, or 15.5% of revenues.

        In our omni-channel retailing model, we operate in both the in-store and online retail channels to provide our customers with the ability to shop "anytime, anywhere, any device" and increase loyalty and recognition for our brands. We are investing and plan to continue to invest resources to further enhance the customer's seamless shopping experience across channels. We report our store operations as our Specialty Retail Stores segment and our direct-to-consumer operations as our Online segment.

        We currently operate 41 Neiman Marcus full-line stores in marquee retail locations in major U.S. markets, including U.S. gateway cities that draw international customers. In addition, we operate two Bergdorf Goodman stores in landmark New York City locations. Neiman Marcus and Bergdorf Goodman cater to a highly affluent customer, offering distinctive luxury merchandise. In addition, we operate 35 off-price, smaller format stores under the brand Last Call® catering to an aspirational customer. We also operate six smaller format stores under the brand CUSP® catering to a contemporary fashion-focused customer.

        We complement our in-store operations with direct-to-consumer sales through our Online business, which currently generates annual sales of just over $1 billion, primarily through our e-commerce websites under the brands Neiman Marcus®, Bergdorf Goodman®, Last Call®, CUSP® and Horchow®. In addition, we have taken recent steps to globalize our Neiman Marcus brand. In 2012, we launched international shipping to over 100 countries. In addition, we launched a full-price, Mandarin language e-commerce website for the Neiman Marcus brand to cater to the growing affluent population in China. Our online operation expands the reach of our brands internationally and beyond the trading area of our U.S. retail stores. Almost 40% of our online Neiman Marcus customers for fiscal year 2012 were located outside of the trade areas of our existing full-line store locations.

Our Market Opportunity

        We operate in the growing luxury apparel and accessories segment of the retail industry. Our luxury-branded fashion vendors include, among others, Chanel, Gucci, Prada, David Yurman, Giorgio

Armani, Akris, Brioni, Ermenegildo Zegna, Christian Louboutin, Van Cleef & Arpels and Tom Ford. Our omni-channel model offers our designers a distinctive distribution channel that adheres to their standards with respect to brand image, exclusivity and customer service. As a result, we believe we are the largest worldwide partner to many established and emerging luxury brands. We have a long history of identifying, developing and nurturing these emerging brands. This combination of established and new designers distinguishes our merchandise assortment and customer shopping experience.

        We believe that the global luxury goods industry is a very attractive segment of the overall apparel and accessories market. The global luxury goods industry has experienced strong growth since 2005 with this growth expected to continue. According to Euromonitor, the global luxury goods industry has grown at a compounded annual growth rate of 4.2% since 2005. The global luxury goods industry is expected to grow from $302 billion in 2012 to $427 billion in 2017, representing a compounded annual growth rate of 7.2%. The North American luxury goods industry is expected to grow from $83 billion to $114 billion over the same time period, representing a compounded annual growth rate of 6.6%. The online luxury goods industry represents approximately 6% of the total market. Since 2005, the global online luxury goods industry grew at a compounded annual growth rate of 8.6%. We believe growth in the online distribution channel for global luxury goods will continue to outpace the growth in the broader market.

        According to Wealth-X, over the next five years the number of worldwide ultra high net worth individuals is expected to grow at a compounded annual growth rate of 3.9%. In addition, over the next five years the wealth attributable to ultra high net worth individuals is expected to grow at a rate exceeding the growth in the total number of high net worth individuals, with an expected compounded annual growth rate of 5.5%.

        We believe that we are well-positioned to benefit from these trends, given that our core customer is affluent, well-educated and wired.

Our Competitive Strengths

        We believe the following strengths differentiate us from our competitors and position us well for future growth:

One of the largest luxury, multi-branded, omni-channel retailers enabling us to reach the wealthiest consumers worldwide

        We are one of the largest luxury, multi-branded, omni-channel fashion retailers in the world with what we believe to be two of the most globally recognized and reputable luxury brands—Neiman Marcus and Bergdorf Goodman. Our iconic brands are recognized as synonymous with fashion, luxury and style. With approximately $4.5 billion in sales for the twelve month period ended April 27, 2013 and approximately $3.5 billion in sales for the thirty-nine week period ended April 27, 2013, we are significantly larger than other North American and European luxury, multi-branded retailers. We have an extensive omni-channel platform across our brands, in which we continue to invest to enhance the customers' ability to shop "anytime, anywhere, any device." Our stores are located in marquee locations in metropolitan markets, including U.S. gateway cities such as New York City, Miami, Los Angeles, San Francisco and Las Vegas. Our online operation enables us to reach the world's wealthiest consumers and address their evolving demands for luxury merchandise. We believe that our size, our reach, our reputation and our long-term relationships with designers allow us to obtain a better brand selection and a higher allocation of top merchandise.

Highly productive store base offering our customers a differentiated and personalized shopping experience

        We have a highly profitable and productive store base in many of the country's most prestigious locations. The combined store productivity of our Neiman Marcus and Bergdorf Goodman stores,

which was $545 per square foot for the twelve month period ended April 27, 2013, has consistently outperformed other luxury and premium multi-branded retailers over the last 10 years. Our shopping experience is highly differentiated. We offer our customers a curated selection of merchandise tailored to local aesthetics. Each of our stores is individually designed by market with unique finishings, artwork and, in most cases, in-store restaurants, which when combined with our strong selling culture, provides our customers with a luxurious and enjoyable shopping experience.

Iconic Bergdorf Goodman brand with worldwide recognition and best-in-class productivity

        Through Bergdorf Goodman, we believe we are the premier luxury multi-branded retailer in New York City, providing our customers with a highly differentiated shopping experience. Located in landmark Fifth Avenue locations, we believe Bergdorf Goodman represents an iconic shopping destination for both U.S. and international customers. The stores offer ultra-luxury merchandise and provide a desirable showcase for both established and emerging fashion brands. With sales per square foot of almost 3.5x that of our combined figure, the Bergdorf Goodman stores are our most productive.

Exceptional real estate locations with favorable terms for full-line stores

        We believe our full-line stores have the highest quality locations across the United States, a footprint that would be challenging to replicate. We believe that our brand, reputation and strength in the luxury market have allowed us to obtain our premier locations on favorable terms. Approximately 90% of our full-line store real estate leases have maturities over 28 years, including renewal options, providing us with substantial operating stability. Our real estate strategy with respect to our full line stores allows us to obtain favorable pricing, resulting in an attractive rent structure.

Leader in luxury online retailing with the largest assortment of luxury brands

        We believe that we were one of the first major luxury fashion online retailers in the world, which positions us well as a leader in this evolving channel. Our Online operation has annual sales of just over $1 billion, which we believe makes it one of the largest luxury, multi-branded online platforms. This channel has experienced significant growth, representing a compounded annual growth rate of approximately 14% since fiscal year 2010. We believe we provide our customers with a wider assortment of luxury merchandise online that is unmatched by other U.S. luxury and premium multi-branded retailers. Furthermore, we provide our customers with a highly personalized shopping experience given our investment in technology. At approximately 22% of our total revenues in the twelve month period ended April 27, 2013 and approximately 22% of our total revenues in the thirty-nine week period ended April 27, 2013, our online retailing operation represents a critical element of our omni-channel strategy. We estimate that our omni-channel customers spend over 3.5x as much as our single-channel customers.

Leading portfolio of established and emerging luxury and fashion brands

        We carry many of the world's most exclusive designers. We have highly skilled merchandising teams for each of our brands, enabling us to optimize assortments for each channel based on our extensive local market knowledge and online data analytics. As a result, we offer a broad selection of highly differentiated and distinctive luxury merchandise to fully address our customers' lifestyle needs. We have long-standing, 25+ year relationships with most of our largest vendors. In addition, we also have a long history of identifying, developing and nurturing emerging design talent. We believe that these relationships allow us to obtain a better brand selection, including in some instances merchandise and brands that are exclusive to us, and superior allocation of merchandise.

Customer service led organization fosters strong customer relationships and loyalty and drives sales

        We maintain superior customer service initiatives that enable us to engage with our customers and cultivate long-term relationships and customer loyalty.

        InCircle® Loyalty Program:    We believe we were among the first retailers to adopt a customer loyalty program. Our InCircle members visit our stores more frequently and spend significantly more than other customers. Approximately 40% of our total revenues in fiscal 2012 was generated by 144,000 InCircle members. In addition, these members spend, on average, approximately 17x more annually than non-loyalty members. Our InCircle program focuses on our most active customers to drive engagement, resulting in an increased number of transactions and sales by offering attractive member benefits.

        Our Sales Associates:    Our sales associates provide exceptional and differentiated customer service, reinforcing our culture of relationship-based service recognized by our customers. Our commission-based sales associates have an average tenure of over seven years and are highly productive. Over 30% of our sales associates each sold over $750,000 worth of merchandise in fiscal year 2012. We have empowered our sales force with technology by rolling out to them approximately 7,000 smart phones and tablets, which further enhances customer communication and engagement. Our emphasis is on building long-term customer relationships rather than transactional-based results.

Exceptional management team with world-class execution skills

        Our senior leadership team has deep experience across a broad range of disciplines in the retail industry including sales, marketing, merchandising, operations, logistics, information technology, e-commerce, real estate and finance. With an average of 22 years of experience in the retail industry, and an average of 11 years with us, our management team has demonstrated a successful track record of delivering strong growth and increased profitability. As a result, we believe that we are well-positioned to execute our growth strategies and continue to deliver superior financial results.

Superior financial performance provides momentum for future growth

        Our business model has allowed us to achieve strong financial results. Over the past three years, we have increased sales from $3.9 billion to $4.5 billion as of the twelve month period ended April 27, 2013. During the same time period, we have consistently achieved positive quarterly comparable revenue growth with an average quarterly increase in excess of 7%. During this period, we increased our operating earnings from $317 million to $428 million and our Adjusted EBITDA from $527 million to $623 million. Our business generated strong cash flow from operations of $272 million in fiscal year 2011, $260 million in fiscal year 2012 and $233 million in year-to-date fiscal 2013. Our strong cash flow has allowed us to make approximately $1.2 billion in net long-term debt principal repayments and dividend payments since October 2005. Our superior return on invested capital metrics has outperformed other luxury and premium multi-branded U.S. retailers over the last five years. For fiscal years 2011 and 2012, our returns on invested capital were 19.8% and 20.0%, respectively.

Our Growth Strategy

        Our goal is to leverage our competitive strengths and to continue to increase our sales productivity and earnings growth to sustain our leadership position.

Continue to expand omni-channel capabilities

        We believe we are on the forefront of omni-channel retailing, and we intend to continue to invest in and expand our omni-channel capabilities in order to drive sales and provide a seamless customer experience across channels. We are focused on offering additional capabilities to enhance our customers' ability to shop "anytime, anywhere, any device." These include improving our inventory visibility and delivery across our in-store and online channels, migrating all brands and channels to a single merchandising platform and increasing the personalized shopping experience. Providing our customers with access to inventory across channels enables us to realize more efficient purchasing, improved inventory turns and higher customer satisfaction.

Continue to grow online business aggressively in the United States and abroad

        We intend to maintain our leadership position in online luxury retailing. We plan to grow our online business domestically and internationally by highly personalizing the shopping experience through customer recognition and delivering a highly individualized "MyNM" experience, improving sales conversion through sophisticated web analytics and expanding our global online capabilities. Our international online business represents a significant opportunity, which we intend to exploit by implementing focused marketing programs to build global brand awareness and by focusing on key geographies with strong affluent customer demographics.

Continue investment to drive comparable store sales momentum

        We expect to continue to increase our comparable store sales by making focused, high-return capital investments to drive traffic, increase our selling opportunities and enhance customer service. Such investments, among others, include continued reinvestment in:

  •
  the store base, with significant ongoing remodel projects;

  •
  our designer shops located within our stores to deepen our relationships with our designers; and

  •
  technology to support our omni-channel efforts and improve the overall in-store customer experience.

Further expand small format retail stores

        We intend to leverage our company's expertise in omni-channel retailing to further expand our small format concepts, Last Call and CUSP, both through store expansion and increased online penetration.

        Last Call:    Currently there are 35 existing Last Call locations. We believe Last Call represents a meaningful growth opportunity relative to the number of the off-price retail locations of other luxury and premium multi-branded U.S. retailers. Over the next five years, we believe there is an opportunity to approximately double our Last Call store count. Combined with lastcall.com, we believe there is an opportunity to enhance our existing, nationwide, omni-channel experience for the aspirational, price-sensitive yet fashion-minded customer.

        CUSP:    Currently there are six existing standalone CUSP locations. Combined with our 41 CUSP departments located in our Neiman Marcus stores and our established CUSP.com online business, we believe there is an opportunity to further leverage the brand and enhance our omni-channel experience for the younger customer focused on contemporary fashion. Over the next five years, we believe there is an opportunity to significantly increase the footprint of our CUSP stores to take advantage of the attractive market trends in the U.S. women's contemporary apparel market, which we estimate to be approximately $10 billion in size.

Increase distinctive proprietary merchandise offering

        We intend to grow our proprietary merchandise by expanding our existing offering and adding additional merchandise categories. Our current proprietary merchandise represents less than 2% of our revenues, which we believe to be significantly below most other U.S. multi-branded apparel retailers.

Proprietary merchandise offers high-quality luxury items to customers at a more accessible price point and provides an entry point for customers to our other luxury offerings. We believe that a higher penetration of proprietary merchandise will further enhance our brand image, provide for greater control over our merchandise and enhance our gross margin.

Risk Factors

        Our business and investing in our common stock are subject to numerous risks and uncertainties, as more fully described under "Risk Factors." You should carefully consider the risks and uncertainties described under "Risk Factors," as well as the other information contained in this prospectus, including our Consolidated Financial Statements and Condensed Consolidated Financial Statements and the related notes included elsewhere in this prospectus, before deciding to invest in our common stock. Relevant risks include:

  •
  risks related to our business and industry, including general economic conditions (such as the severe downturn in calendar years 2008 and 2009, during which we experienced substantial declines in revenues and losses) and any inability to implement our expansion and growth plans;

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  risks related to our indebtedness (including the effects of our significant leverage and of the covenants governing our debt agreements);

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  risks relating to our organization and structure, including our status as a holding company and dependence on NMG's distributions, the ability of our Principal Stockholders to control the election of our directors, our status as a "controlled company" and the Principal Stockholders' right to engage in similar business activities and ability to pursue corporate opportunities; and

  •
  risks related to this offering and potential future offerings of our common stock, including the risk that potential future sales of stock by our Principal Stockholders or others may negatively affect our stock price.

Principal Stockholders

        We are currently privately held as the result of our acquisition, on October 6, 2005 (the "Acquisition"), by investors including investment funds affiliated with TPG Global, LLC ("TPG") and Warburg Pincus LLC (together, the "Principal Stockholders").

TPG Global, LLC

        TPG is a leading global private investment firm founded in 1992 with $56.7 billion of assets under management as of March 31, 2013 and offices in San Francisco, Fort Worth, Austin, Beijing, Chongqing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, São Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. The firm's investments span a variety of industries, including financial services, travel and entertainment, technology, energy, industrials, retail, consumer, real estate, media and communications, and healthcare. For more information please visit www.tpg.com.

Warburg Pincus

        Warburg Pincus LLC is a leading global private equity firm focused on growth investing. The firm has more than $40 billion in assets under management. Its active portfolio of more than 125 companies is highly diversified by stage, sector and geography. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 13 private equity funds which have invested more than $45 billion in over 675 companies in more than 35 countries. The firm is headquartered in New York with offices in

Amsterdam, Beijing, Frankfurt, Hong Kong, London, Luxembourg, Mauritius, Mumbai, San Francisco, São Paulo and Shanghai. For more information please visit www.warburgpincus.com.

        Upon completion of this offering, we expect to pay a one-time fee to the Principal Stockholders in the amount of $          , which we expect to fund through cash on hand, borrowings under our Senior Secured Asset-Based Revolving Credit Facility or a combination of the two. See "Certain Relationships and Related Party Transactions." In addition, if at least twenty percent (20%) of the total outstanding shares of the Company are ultimately registered for sale in this offering, the executive officers would be entitled to payments pursuant to the terms of the Cash Incentive Plan (as defined below under "Executive Compensation"), subject to the achievement of a positive internal rate of return by the Principal Stockholders. We do not expect any payments to be made under the EBITDA Incentive Plan (as defined below under "Executive Compensation").

March 2012 Dividend

        In March 2012, our Board of Directors declared a cash dividend of $435 per share of our outstanding common stock to provide our stockholders a return on their investments. This dividend, which was funded by cash on hand and $150.0 million of borrowings under our Asset-Based Revolving Credit Facility, resulted in total distributions to our stockholders and certain option holders of approximately $449.3 million. We do not expect to pay further dividends on our common stock for the foreseeable future.

Corporate Information

        Neiman Marcus, Inc. is incorporated in the state of Delaware. Our principal executive offices are located at One Marcus Square, 1618 Main Street, Dallas, Texas 75201. Our telephone number is (214) 743-7600. Our website address is www.neimanmarcusgroup.com. The information on, or accessible through, our website is not a part of this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on such information in making a decision to purchase our common stock in this offering.

The Offering

Common stock the selling stockholders are offering	shares
Common stock issued and outstanding as of the date of this prospectus	shares
Overallotment option

The selling stockholders identified in this prospectus have granted the underwriters the right to purchase for a period of 30 days up to        additional shares of our common stock at the initial public offering price, less the underwriting discount, for the purpose of covering overallotments, if any.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders, including if the underwriters exercise their option to purchase additional shares. See "Use of Proceeds."
Dividend policy

We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business and the repayment of indebtedness. See "Dividend Policy."

Risk factors

You should read the section entitled "Risk Factors" beginning on page 13 for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our common stock.

Stock exchange symbol	" "
Conflicts of interest

Credit Suisse Securities (USA) LLC may be deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority ("FINRA"). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121 and                    is assuming the responsibilities of acting as the "qualified independent underwriter" in preparing this prospectus, pricing the offering and conducting due diligence. See "Underwriting (Conflicts of Interest)."

        The number of shares of common stock issued and outstanding as of the date of this prospectus excludes shares reserved for potential settlement of options (102,126 shares as of April 27, 2013).

        Except as otherwise indicated, all information in this prospectus:

  •
  assumes no exercise of the options described above; and

  •
  assumes no exercise by the underwriters of their option to purchase an additional        shares of common stock to cover overallotments, if any.

Summary Financial and Other Data

        The following tables summarize consolidated financial information of Neiman Marcus, Inc. You should read these tables along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our Consolidated Financial Statements and Condensed Consolidated Financial Statements and the related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of results for any future period and results of operations for interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

        The operating results data set forth below for the fiscal years ended July 31, 2010, July 30, 2011 and July 28, 2012 and the financial position data set forth below as of July 30, 2011 and July 28, 2012 have been derived from audited financial statements included elsewhere in this prospectus. The operating results data set forth below for the fiscal years ended August 2, 2008 and August 1, 2009 and the financial position data set forth below as of August 2, 2008, August 1, 2009 and July 31, 2010 have been derived from audited financial statements not included in this prospectus. The operating results data set forth below for each of the thirty-nine weeks ended April 28, 2012 and April 27, 2013 and the financial position data set forth below as of April 28, 2012 and April 27, 2013 have been derived from unaudited financial statements included elsewhere in this prospectus.

	Thirty-nine weeks ended			Fiscal year ended
(in millions, except share and per share data)	April 27, 2013		April 28, 2012	July 28, 2012	July 30, 2011		July 31, 2010	August 1, 2009		August 2, 2008(1)
OPERATING RESULTS
Revenues	$3,529.2		$3,340.0	$4,345.4	$4,002.3		$3,692.8	$3,643.3		$4,600.5
Cost of goods sold including buying and occupancy costs (excluding depreciation)	2,230.4		2,094.8	2,794.7	2,589.3		2,417.6	2,537.5		2,935.0
Selling, general and administrative expenses (excluding depreciation)	790.5		771.7	1,016.9	934.3		887.3	882.0		1,045.4
Income from credit card program	(39.5)		(38.4)	(51.6)	(46.0)		(59.1)	(50.0)		(65.7)
Depreciation and amortization	136.4		133.8	180.2	194.9		215.1	223.5		220.6
Operating earnings (loss)	402.5		378.0	403.6	329.7		231.8	(652.9	)(4)	466.4	(5)
Earnings (loss) before income taxes	267.8	(2)	247.5	228.3	49.3	(3)	(5.3)	(888.5)		226.6
Net earnings (loss)	160.8	(2)	151.1	140.1	31.6	(3)	(1.8)	(668.0)		142.8
Earnings (loss) per share—basic(6)	157.80		148.66	137.75	31.17		(1.81)	(659.45)		140.99
Earnings (loss) per share—diluted(6)	154.48		146.21	135.37	30.66		(1.81)	(659.45)		138.25
Weighted average shares—basic(6)	1,019,119		1,016,738	1,016,924	1,014,653		1,013,082	1,013,028		1,012,919
Weighted average shares—diluted(6)	1,041,029		1,033,712	1,034,844	1,031,310		1,013,082	1,013,028		1,032,987
FINANCIAL POSITION (at period end)
Cash and cash equivalents	$68.6		$64.7	$49.3	$321.6		$421.0	$323.4		$239.2
Merchandise inventories	995.4		945.8	939.8	839.3		790.5	766.8		991.6
Total current assets	1,185.8		1,130.9	1,143.7	1,302.7		1,360.1	1,234.5		1,378.6
Property and equipment, net	897.4		887.9	894.5	873.2		905.8	992.7		1,075.3
Total assets	5,214.5		5,200.0	5,201.9	5,364.8		5,532.3	5,594.0		6,571.7
Total current liabilities	689.2		699.2	725.2	662.2		662.5	576.4		721.7
Long-term debt, excluding current maturities	2,702.0		2,806.8	2,781.9	2,681.7		2,879.7	2,954.2		2,946.1
Cash dividends per share	—		435.0	435.0	—		—	—		—

	Thirty-nine weeks ended		Fiscal year ended
(in millions, except number of stores and sales per square foot)	April 27, 2013	April 28, 2012	July 28, 2012	July 30, 2011	July 31, 2010	August 1, 2009		August 2, 2008(1)
OTHER OPERATING DATA
Net capital expenditures(7)	$99.1	$102.9	$142.2	$83.7	$44.3	$91.5		$146.7
Depreciation expense	100.9	95.7	130.1	132.4	141.8	150.8		148.4
Rent expense and related occupancy costs	73.1	69.7	91.9	87.6	85.0	85.4		92.6
Change in comparable revenues(8)	4.8%	7.9%	7.9%	8.1%	(0.1)%	(21.4)%		1.7%
Number of full-line stores open at period end	43	44	44	43	43	42		41
Sales per square foot(9)	$424	$414	$535	$505	$466	$475		$634	(10)
NON-GAAP FINANCIAL MEASURE
EBITDA(11)	$538.9	$511.9	$583.8	$524.7	$446.9	$(429.4	)(4)	$687.0	(5)
EBITDA as a percentage of revenues	15.3%	15.3%	13.4%	13.1%	12.1%	(11.8)%		14.9%
Adjusted EBITDA(11)	$547.7	$524.6	$600.0	$534.7	$456.1	$282.9		$695.8
Adjusted EBITDA as a percentage of revenues	15.5%	15.7%	13.8%	13.4%	12.4%	7.8%		15.1%

(1)
Fiscal year 2008 consists of the fifty-three weeks ended August 2, 2008. All other fiscal years consist of fifty-two weeks.

(2)
For fiscal year 2013, earnings before income taxes and net earnings include a loss on debt extinguishment of $15.6 million which included 1) costs of $10.7 million related to the tender for and redemption of our Senior Subordinated Notes (defined herein) and 2) the write-off of $4.9 million of debt issuance costs related to the extinguished debt facilities. The total loss on debt extinguishment was recorded as a component of interest expense.

(3)
For fiscal year 2011, earnings before income taxes and net earnings include a loss on debt extinguishment of $70.4 million which included 1) costs of $37.9 million related to the tender for and redemption of our Senior Notes (defined herein) and 2) the write-off of $32.5 million of debt issuance costs related to the extinguished debt facilities. The total loss on debt extinguishment was recorded as a component of interest expense.

(4)
For fiscal year 2009, operating loss and EBITDA include pretax impairment charges related to 1) $329.7 million for the writedown to fair value of goodwill, 2) $343.2 million for the writedown to fair value of the net carrying value of tradenames and 3) $30.3 million for the writedown to fair value of the net carrying value of certain long-lived assets.

(5)
For fiscal year 2008, operating earnings and EBITDA include 1) $32.5 million of other income related to a pension curtailment gain as a result of our decision to freeze certain Pension and SERP benefits as of December 31, 2007, partially offset by 2) $31.3 million pretax impairment charge related to the writedown to fair value of the Horchow tradename.

(6)
Basic earnings per common share amounts are calculated using the weighted average number of common shares outstanding for the period. Diluted earnings per common share amounts are calculated using the weighted average number of common shares outstanding for the period and include the dilutive impact of stock options using the treasury stock method.

(7)
Amounts are net of developer contributions of $4.5 million, $5.7 million, $10.6 million, $10.5 million, $14.4 million, $10.0 million and $36.8 million, respectively, for the periods presented.

(8)
Comparable revenues include 1) revenues derived from our retail stores open for more than fifty-two weeks, including stores that have been relocated or expanded and 2) revenues from our Online operation. Comparable revenues exclude revenues of closed stores. We closed our Neiman Marcus store in Minneapolis in January 2013. The calculation of the change in comparable revenues for fiscal year 2008 is based on revenues for the fifty-two weeks ended July 26, 2008 compared to revenues for the fifty-two weeks ended July 28, 2007.

(9)
Sales per square foot are calculated as Neiman Marcus stores and Bergdorf Goodman stores net sales divided by weighted average square footage. Weighted average square footage includes a percentage of year-end square footage for new and closed stores equal to the percentage of the year during which they were open. Our small format stores (Last Call and CUSP) are not included in this calculation.

(10)
Sales per square foot for fiscal year 2008 are based on revenues for the fifty-two weeks ended July 26, 2008.

(11)
For an explanation of EBITDA and Adjusted EBITDA as measures of our operating performance and a reconciliation to net earnings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure—EBITDA and Adjusted EBITDA." EBITDA and Adjusted EBITDA are calculated as follows:

	Thirty-nine weeks ended		Fiscal year ended
(dollars in millions)	April 27, 2013	April 28, 2012	July 28, 2012	July 30, 2011	July 31, 2010	August 1, 2009	August 2, 2008
Net earnings (loss)	$160.8	$151.1	$140.1	$31.6	$(1.8)	$(668.0)	$142.8
Income tax expense (benefit)	106.9	96.5	88.3	17.7	(3.5)	(220.5)	83.8
Interest expense, net	134.8	130.5	175.2	280.5	237.1	235.6	239.8
Depreciation expense	100.9	95.7	130.1	132.4	141.8	150.8	148.4
Amortization of intangible assets and favorable lease commitments	35.5	38.1	50.1	62.5	73.3	72.7	72.2

EBITDA	$538.9	$511.9	$583.8	$524.7	$446.9	$(429.4)	$687.0
Management fee paid to Principal Stockholders(a)	8.8	8.4	10.0	10.0	9.2	9.1	10.0
International advisory and other fees(b)	—	4.3	6.2	—	—	—	—
Non-cash impairment of long-lived assets	—	—	—	—	—	703.2 (c)	31.3	(d)
Other income	—	—	—	—	—	—	(32.5)	(d)

Adjusted EBITDA	$547.7	$524.6	$600.0	$534.7	$456.1	$282.9	$695.8

(a)
We will no longer pay periodic management fees to the Principal Stockholders after this offering. Upon completion of this offering, we expect to pay a one-time fee to the Principal Stockholders in the amount of $            , which we expect to fund through cash on hand, borrowings under our Senior Secured Asset-Based Revolving Credit Facility or a combination of the two. See "Certain Relationships and Related Party Transactions."

(b)
In fiscal year 2012, we incurred advisory and other fees related to our international investment.

(c)
For fiscal year 2009, we incurred pretax impairment charges related to 1) $329.7 million for the writedown to fair value of goodwill, 2) $343.2 million for the writedown to fair value of the net carrying value of tradenames and 3) $30.3 million for the writedown to fair value of the net carrying value of certain long-lived assets.

(d)
For fiscal year 2008, we incurred 1) $32.5 million of other income related to a pension curtailment gain as a result of our decision to freeze certain Pension and SERP benefits as of December 31, 2007, partially offset by 2) $31.3 million pretax impairment charge related to the writedown to fair value of the Horchow tradename.

RISK FACTORS

        This offering and investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the other information contained in this prospectus, including our Consolidated Financial Statements and Condensed Consolidated Financial Statements and the related notes included elsewhere in this prospectus, before deciding to invest in our common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could adversely affect our business, financial condition or results of operations, in which case the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

Economic conditions may impact demand for our merchandise.

        Deterioration in domestic and global economic conditions leading to reductions in consumer spending have had a significant adverse impact on our business in the past. A number of factors affect the level of consumer spending on merchandise that we offer, including, among other things:

  •
  general economic and industry conditions, including consumer confidence in future economic conditions;

  •
  the performance of the financial, equity and credit markets;

  •
  the level of consumer spending, debt and savings; and

  •
  current and expected tax rates and policies.

        The merchandise we sell consists of luxury retail goods. The purchase of these goods by customers is discretionary, and therefore highly dependent upon the level of consumer spending, particularly among affluent customers. During an actual or perceived economic downturn, fewer customers may shop with us and those who do shop may limit the amounts of their purchases. While economic conditions have improved since the severe downturn we experienced in calendar years 2008 and 2009, domestic and global economic conditions remain volatile. The recurrence of adverse economic conditions could have an adverse effect on our results of operations and continued growth.

If we significantly overestimate our future sales or fail to identify fashion trends and consumer shopping preferences correctly, our profitability may be adversely affected.

        Our success depends in large part on our ability to identify fashion trends and consumer shopping preferences as well as to anticipate, gauge, and react to rapidly changing consumer demands in a timely manner. We make decisions regarding the purchase of our merchandise well in advance of the season in which it will be sold. For example, women's apparel, men's apparel, shoes and handbags are typically ordered six to nine months in advance of the products being offered for sale while jewelry and other categories are typically ordered three to six months in advance.

        If our sales during any season are significantly lower than we anticipated, we may not be able to adjust our expenditures for inventory and other expenses in a timely fashion and may be left with unsold inventory. If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess inventory. This could have an adverse effect on our gross margins and operating earnings. Conversely, if we fail to purchase a sufficient quantity of merchandise, we may not have an adequate supply of products to meet consumer demand, thereby causing us to lose sales or adversely affect our customer relationships. Any failure on our part to anticipate, identify and respond effectively to changing consumer demands, fashion trends and consumer shopping preferences could adversely affect our results of operations.

The specialty retail industry is highly competitive.

        The specialty retail industry is highly competitive and fragmented. We compete for customers with luxury and premium multi-branded retailers, designer-owned proprietary boutiques, specialty retailers, national apparel chains, individual specialty apparel stores and online retailers. Many of our competitors have greater financial resources than we do.

        Competition is strong in both the in-store and online channels to attract new customers, maintain relationships with existing customers and obtain merchandise from key designers. We compete for customers principally on the basis of quality and fashion, customer service, value, assortment and presentation of merchandise, marketing and customer loyalty programs and store and online ambiance. Our failure to compete successfully based on these and other factors may have an adverse effect on our results of operations.

        Online retailing is rapidly evolving and we expect competition in online markets to intensify in the future. With the expansion of online retailing, we believe our overall business has become and will continue to become more complex. These changes have forced us to develop new expertise in response to the new challenges, risks and uncertainties inherent in the delivery of an integrated omni-channel retailing model. For example, we face the risk that our online operations might cannibalize a significant portion of our specialty retail store sales. Through our omni-channel strategy, we seek to attract as many new customers as possible to both channels. We also continually analyze our operating results and trends of our online and store channels, as well as the relationships between these channels, to maximize opportunities to drive incremental sales.

        A number of other competitive factors could have an adverse effect on our business, results of operations and financial condition, including:

  •
  competitive pricing strategies, including discounting of merchandise prices and/or the discounting or elimination of revenues collected for delivery and processing or other services;

  •
  expansion of product or service offerings by existing competitors;

  •
  entry by new competitors into markets in which we currently operate; and

  •
  alteration of the distribution channels used by designers related to the sale of their goods to consumers.

Our business and performance may be affected by our ability to implement our expansion and growth strategies.

        To maintain and grow our position as a leading luxury retailer, we must make ongoing investments to support our business goals and objectives. We make capital investments in our new and existing stores, websites, and distribution and support facilities as well as information technology. We also incur expenses for headcount, advertising and marketing, professional fees and other costs in support of our growth initiatives. Costs incurred in connection with our business goals and objectives require us to anticipate our customers' needs, trends within our industry and our competitors' actions. In addition, we must successfully execute the strategies identified to support our business goals and objectives. If we fail to identify appropriate business goals and objectives or if we fail to execute the actions required to accomplish these goals and objectives, our revenues, customer base and results of operations could be adversely affected.

        New store openings involve certain risks, including constructing, furnishing and supplying a store in a timely and cost effective manner, accurately assessing the demographic or retail environment at a given location, negotiating favorable lease terms, hiring and training quality staff, obtaining necessary permits and zoning approvals, obtaining commitments from a core group of vendors to supply the new store, integrating the new store into our distribution network and building customer awareness and loyalty. We routinely evaluate the need to expand and/or remodel our existing stores. In undertaking store expansions or remodels, we must complete the expansion or remodel in a timely, cost effective manner, minimize disruptions to our existing operations and succeed in creating an improved shopping environment. Failure to execute on these or other aspects of our store expansion and remodeling strategy could adversely affect our revenues and results of operations.

        Our online retailing operation represents a critical element of our omni-channel strategy and growth of that segment may replace, rather than be incremental to, our Specialty Retail Stores businesses. While we recognize that our online sales cannot be entirely incremental to sales through our retail specialty stores, we seek to attract as many new customers as possible to both our channels and if we are not successful in doing so, this could adversely affect our revenues and results of operations.

        The planned expansion of our Last Call and CUSP formats entails additional risks related to:

  •
  selection of real estate locations, negotiation of favorable lease terms and the construction of such stores,

  •
  integration of such stores into our overall business, in particular in the areas of store operations and management, merchandising and distribution, and

  •
  development, refinement and integration of retail formats relevant to our targeted customers' lifestyles and shopping preferences.

        Our intention to grow our proprietary merchandise by expanding our existing offering and adding additional merchandise categories will not have the desired impact if a significant portion of any growth in our proprietary merchandise replaces sales of non-proprietary merchandise. In addition, if our proprietary merchandise sales impact our relationships with designers and vendors, this could adversely affect our business.

We are dependent on our relationships with certain designers, vendors and other sources of merchandise.

        Our relationships with established and emerging designers are a key factor in our position as a retailer of high-fashion merchandise and a substantial portion of our revenues is attributable to our sales of designer merchandise. Many of our key vendors limit the number of retail channels they use to sell their merchandise. We have no guaranteed supply arrangements with our principal merchandising sources. Accordingly, we cannot assure you that such sources will continue to meet our quality, style and volume requirements. In addition, any decline in the quality or popularity of any of these designer brands could adversely affect our business.

        Moreover, nearly all of the brands of our top designers are sold by competing retailers, and many of our top designers also have their own proprietary retail stores. In addition, virtually all of our designers currently make their merchandise available to us through wholesale arrangements. Some designers make their merchandise available to all or select retailers on a concession basis whereby the designer merchandises their boutique within the retailer's store and pays the retailer a pre-determined percentage of the revenues derived from the sale of the designer's merchandise by the retailer. In fiscal 2012, less than 1% of our revenues represented concession revenues.

        If one or more of our top designers were to 1) limit the supply of merchandise made available to us for resale through our stores on a wholesale basis, 2) increase the supply of merchandise made available to our competitors, 3) increase the supply of merchandise made available to their own proprietary retail stores or significantly increase the number of their proprietary retail stores, 4) convert the distribution of goods made available to us from our current wholesale arrangement to a concession arrangement or 5) exit the wholesale distribution of their goods to retailers, our business could be adversely affected.

        During periods of adverse changes in general economic, industry or competitive conditions, such as we experienced in calendar years 2008 and 2009, some of our vendors may experience serious cash flow issues, reductions in available credit from banks, factors or other financial institutions, or increases in the cost of capital. In response, our vendors may attempt to increase their prices, alter historical credit and payment terms available to us or take other actions. Any of these actions could have an adverse impact on our relationship with the vendor or constrain the amounts or timing of our purchases from the vendor and, ultimately, have an adverse effect on our revenues, results of operations and liquidity.

Conditions in the countries where we source our merchandise and international trade conditions could adversely affect us.

        A substantial majority of our merchandise is manufactured overseas, mostly in Europe and, to a lesser extent, China, Mexico and South America, and delivered to us by our vendors as finished goods. As a result, political instability, labor strikes, natural disasters or other events resulting in the disruption of trade or transportation from other countries or the imposition of additional regulations relating to duties upon imports could cause significant delays or interruptions in the supply of our merchandise or increase our costs, either of which could have an adverse effect on our business. If we are forced to source merchandise from other countries, those goods might be more expensive or of a different or inferior quality from the ones we now sell. If we were unable to adequately replace the merchandise we currently source with merchandise produced elsewhere, our business could be adversely affected.

Our business is affected by foreign currency fluctuations and inflation.

        We purchase a substantial portion of our inventory from foreign suppliers whose costs are affected by the fluctuation of their local currency against the dollar or who price their merchandise in currencies other than the dollar. Fluctuations in the Euro/dollar exchange rate can affect us most significantly; however, we source goods from numerous countries and thus are affected by changes in numerous currencies and, generally, by fluctuations in the dollar relative to such currencies. Accordingly, changes in the value of the dollar relative to foreign currencies may increase the retail prices of goods offered for sale and/or increase our cost of goods sold.

        Further, we have experienced certain inflationary conditions in our cost base due to increases in selling, general and administrative expenses, particularly with regard to employee benefits, and increases in fuel prices and costs impacted by increases in fuel prices, such as freight and transportation costs. Inflation can harm our margins and profitability if we are unable to increase prices or cut costs to offset the effects of inflation in our cost base.

        If our customers reduce their levels of spending in response to increases in retail prices and/or we are unable to pass cost increases to our customers, our revenues and profit margins may decrease. Accordingly, foreign currency fluctuations and inflation could have an adverse effect on our business and results of operations in the future.

We depend on the success of our advertising and marketing programs.

        Our advertising and marketing costs, net of allowances, amounted to $106.5 million for fiscal year 2012. Our business depends on attracting an adequate volume of customers who are likely to purchase our merchandise. We have a significant number of marketing initiatives and regularly fine-tune our approach and adopt new ones. We cannot assure you as to our continued ability to execute effectively our advertising and marketing programs and any failure to do so could adversely affect our business and results of operations.

        Our InCircle loyalty program is designed to cultivate long-term relationships with our customers and enhance the quality of service we provide to our customers. We must constantly monitor and update the terms of this loyalty program so that it continues to meet the demands and needs of our customers and remain competitive with loyalty programs offered by other luxury and premium multi-branded retailers. Approximately 40% of our total revenues during calendar years 2011 and 2012 were generated by our InCircle loyalty program members. If our InCircle loyalty program were to fail to provide competitive rewards and quality service to our customers, our business and results of operations could be adversely affected.

A material disruption in our information systems could adversely affect our business or results of operations.

        We rely on our information systems to process transactions, summarize our operating results and manage our business. Our information systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and acts of war or terrorism.

        To keep pace with changing technology, we must continuously implement new information technology systems as well as enhance our existing systems. The successful execution of some of our growth strategies is dependent on the design and implementation of new systems and technologies and/or the enhancement of existing systems, in particular the expansion of our omni-channel and online capabilities and the migration of all our brands and channels to a single merchandising platform.

        The reliability and capacity of our information systems is critical to our operations and the implementation of our growth initiatives. Any disruptions affecting our information systems, or delays or difficulties in implementing or integrating new systems, could have an adverse effect on our business, in particular our Online operation, and results of operations.

A breach in information privacy could negatively impact our operations.

        The protection of our customer, employee and company data is critically important to us. We utilize customer data captured through both our proprietary credit card programs and our online activities. Our customers have a high expectation that we will adequately safeguard and protect their personal information. A significant breach of customer, employee or company data could damage our reputation and relationships with our customers and result in lost revenues, fines and lawsuits.

We outsource certain business processes to third-party vendors, which subjects us to risks, including disruptions in business and increased costs.

        We outsource some technology-related business processes to third parties. These include credit card authorization and processing, insurance claims processing, payroll processing, record keeping for retirement and benefit plans and certain information technology functions. In addition, we review outsourcing alternatives on a regular basis and may decide to outsource additional business processes in the future. Further, we depend on third party vendors for delivery of our products from manufacturers and to our customers. We try to ensure that all providers of outsourced services are observing proper internal control practices, such as redundant processing facilities; however, there are no guarantees that failures will not occur. Failure of third parties to provide adequate services could have an adverse effect on our results of operations or ability to accomplish our financial and management reporting.

The loss of senior management or attrition among our buyers or key sales associates could adversely affect our business.

        Our success in the specialty retail industry is dependent on our senior management team, buyers and key sales associates. We rely on the experience of our senior management and their specific knowledge relating to us and our industry would be difficult to replace. If we were to lose a portion of our buyers or key sales associates, our ability to benefit from long-standing relationships with key designers or to provide relationship-based customer service could suffer. We may not be able to retain our current senior management team, buyers or key sales associates and the loss of any of these individuals could adversely affect our business.

Changes in our credit card arrangements and regulations with respect to those arrangements could adversely impact our business.

        We maintain a proprietary credit card program through which credit is extended to customers and have a related marketing and servicing alliance with affiliates of Capital One Financial Corporation ("Capital One"). Pursuant to an agreement with Capital One, which we refer to as the Program Agreement, Capital One currently offers credit cards and non-card payment plans.

        Pursuant to the Program Agreement, we receive payments from Capital One based on sales transacted on our proprietary credit cards. We may receive additional payments based on the profitability of the portfolio as determined under the Program Agreement depending on a number of factors including credit losses. In addition, we receive payments from Capital One for marketing and servicing activities we provide to Capital One.

        In connection with the Program Agreement, we have changed and may continue to change the terms of credit offered to our customers. In addition, Capital One has discretion over certain policies and arrangements with credit card customers and may change these policies and arrangements in ways that affect our relationships with these customers. Moreover, changes in credit card use, payment patterns and default rates may result from a variety of economic, legal, social and other factors that we cannot control or predict with certainty. Any such changes in our credit card arrangements may adversely affect our credit card program and ultimately, our business.

        Credit card operations such as our proprietary program through Capital One are subject to numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider. The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, increased the regulatory requirements affecting providers of consumer credit. These changes significantly restructured regulatory oversight and other aspects of the financial industry, created a new federal agency to supervise and enforce consumer lending laws and regulations and expanded state authority over consumer lending. Any regulation or change in the regulation of credit arrangements that would materially limit the availability of credit to our customer base could adversely affect our business.

We are subject to risks associated with owning and leasing substantial amounts of real estate.

        We own or lease substantial property, primarily our retail stores and office facilities, and many of the stores we own are subject to ground leases or operating covenants. Accordingly, we are subject to all of the risks associated with owning and leasing real estate. In particular, the value of the relevant assets could decrease, or costs to operate stores could increase, because of changes in the supply or demand of available store locations, demographic trends or the overall investment climate for real estate. Pursuant to the operating covenants in certain of our leases, we could be required to continue to operate a store that no longer meets our performance expectations, requirements or current operating strategies. The terms of our real estate leases, including renewal options, range from six to 121 years. We believe that we have been able to lease real estate on favorable terms, but there is no guarantee that we will be able to continue to negotiate these terms in the future. If we are not able to enter into new leases or renew existing leases on terms acceptable to us, our business and results of operations could be adversely affected.

We are dependent on a limited number of distribution facilities. The loss of, or disruption in, one or more of our distribution facilities could adversely affect our business and operations.

        We operate a limited number of distribution facilities. Our ability to meet the needs of our retail stores and online operations depends on the proper operation of these distribution facilities. Although we believe that we have appropriate contingency plans, unforeseen disruptions in operations due to fire, weather conditions, natural disasters or for any other reason may result in the loss of inventory and/or delays in the delivery of merchandise to our stores and customers. In addition, we could incur higher costs and longer lead times associated with the distribution of our products during the time it takes to reopen or replace a damaged facility. Any of the foregoing factors could adversely affect our business and results of operations.

Our business may be adversely affected by catastrophic events and extreme or unseasonable weather conditions.

        Unforeseen events, including war, terrorism and other international conflicts, public health issues and natural disasters such as earthquakes, hurricanes or tornadoes, whether occurring in the United States or abroad, could disrupt our supply chain operations, international trade or result in political or economic instability. Any of the foregoing events could result in property losses, reduce demand for our products or make it difficult or impossible to obtain merchandise from our suppliers.

        Extreme weather conditions in the areas in which our stores are located, particularly in markets where we have multiple stores, could adversely affect our business. For example, heavy snowfall, rainfall or other extreme weather conditions over a prolonged period might make it difficult for our customers to travel to our stores and thereby reduce our sales and profitability. Our business is also susceptible to unseasonable weather conditions. For example, extended periods of unseasonably warm temperatures during the winter season or cool weather during the summer season could render a portion of our inventory incompatible with those unseasonable conditions. Reduced sales from extreme or prolonged unseasonable weather conditions could adversely affect our business.

We are subject to numerous regulations that could affect our operations.

        We are subject to customs, anti-corruption laws, truth-in-advertising, intellectual property, labor and other laws, including consumer protection regulations, credit card regulations and zoning and occupancy ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise, regulate wage and hour matters with respect to our employees and govern the operation of our retail stores and warehouse facilities. Although we undertake to monitor changes in these laws, if these laws or the interpretations of these laws change without our knowledge, or are violated by importers, designers, manufacturers or distributors, we could experience delays in shipments and receipt of goods, suffer damage to our reputation or be subject to fines or other penalties under the controlling regulations, any of which could adversely affect our business.

If we are unable to enforce our intellectual property rights, or if we are accused of infringing on a third party's intellectual property rights, our business or results of operations may be adversely affected.

        We and our subsidiaries currently own our tradenames and service marks, including the "Neiman Marcus" and "Bergdorf Goodman" marks. Our tradenames and service marks are registered in the United States and in various foreign countries. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. The loss or reduction of any of our significant proprietary rights could have an adverse effect on our business.

        Additionally, third parties may assert claims against us alleging infringement, misappropriation or other violations of their tradename or other proprietary rights, whether or not the claims have merit. Claims like these could be time consuming and expensive to defend and we could be required to cease using the tradename or other rights or sell the allegedly infringing products. This could have an adverse effect on our business or results of operations and cause us to incur significant litigation costs and expenses.

Risks Related to our Indebtedness

Our significant leverage could adversely affect our ability to fund our operations and prevent us from meeting our obligations under our indebtedness.

        We are significantly leveraged. As of April 27, 2013, the principal amount of our total indebtedness was approximately $2,705 million (including $20 million of borrowings outstanding under our Asset-Based Revolving Credit Facility). In addition, as of April 27, 2013, we had $610 million of unused borrowing availability under our $700 million Asset-Based Revolving Credit Facility and no outstanding letters of credit.

        Our significant indebtedness, combined with our lease and other financial obligations and contractual commitments, could adversely affect our business, financial condition and results of operations by:

  •
  making it more difficult for us to satisfy our obligations with respect to our indebtedness, including restrictive covenants and borrowing conditions, which may lead to an event of default under agreements governing our debt;

  •
  making us more vulnerable to adverse changes in general economic, industry and competitive conditions and government regulation;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flows to fund current operations and future growth;

  •
  exposing us to the risk of increased interest rates as our borrowings under our senior secured credit facilities are at variable rates;

  •
  limiting our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business and growth strategies or other purposes; and

  •
  limiting our ability to obtain credit from our vendors and other financing sources on acceptable terms or at all.

        We may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indenture governing our 2028 Debentures. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

        Additional financing, if required, may not be available on commercially reasonable terms, if at all. In addition, our ability to borrow under our Asset-Based Revolving Credit Facility is subject to significant conditions, as described under "Description of Certain Indebtedness—Senior Secured Asset-Based Revolving Credit Facility."

Significant amounts of cash are required to service our indebtedness, and any failure to meet our debt service obligations could adversely affect our business, financial condition and results of operations.

        Our ability to pay interest on and principal of the debt obligations will primarily depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

        If we do not generate sufficient cash flow from operations to satisfy the debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling of assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. See "Description of Certain Indebtedness."

        Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations at all or on commercially reasonable terms, could have an adverse effect on our future business, financial condition and results of operations.

Our debt agreements contain restrictions that may limit our flexibility in operating our business.

        Neiman Marcus, Inc. is a holding company and, accordingly, substantially all of our operations are conducted through NMG (defined herein). The credit agreements governing our senior secured credit facilities and the indenture governing the 2028 Debentures contain, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests. The credit agreements governing the senior secured credit facilities include covenants that, among other things, restrict our and our subsidiaries' ability to:

  •
  incur additional indebtedness;

  •
  pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness;

  •
  make investments;

  •
  engage in transactions with affiliates;

  •
  sell assets, including capital stock of subsidiaries;

  •
  consolidate or merge;

  •
  create liens; and

  •
  enter into sale and lease back transactions.

        A breach of any of the restrictive covenants in the facilities described above may constitute an event of default, permitting the lenders to declare all outstanding borrowings under the relevant facility to be immediately due and payable or to enforce their security interest. Agreements governing our indebtedness also contain cross-default provisions, under which a declaration of default under a credit facility would result in an event of default under the 2028 Debentures, which in turn may lead to mandatory redemption or repayment of such instruments in full.

        Based on the foregoing factors, the operating and financial restrictions and covenants in our current debt agreements and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

Risks Related to Our Organization and Structure

Our Principal Stockholders control us, including having the ability to control the election of our directors, and their interests may conflict with or differ from your interests as stockholders.

        Following the completion of this offering, investment funds affiliated with the Principal Stockholders will own approximately         % of our outstanding common stock, or        %, if the underwriters' overallotment option is fully exercised. As a result, the Principal Stockholders will be able to control the outcome of all matters requiring a stockholder vote, including: the election of directors; approval of mergers or a sale of all or substantially all of our assets; and the amendment of our Amended and Restated Certificate of Incorporation (our "Certificate of Incorporation") and our Amended and Restated By-Laws (our "By-Laws"). Since the Principal Stockholders will have the ability to control the election of the members of our Board of Directors, the Principal Stockholders will thereby control our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payments of dividends, if any, on our common stock and the incurrence of indebtedness. This control may delay, deter or prevent acts that would be favored by our other stockholders, as the interests of the Principal Stockholders may not always coincide with our interests or the interests of our other stockholders. For example, the Principal Stockholders may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering.

        The Principal Stockholders will be able to cause or prevent a change of control of us or a change in the composition of our Board of Directors and could preclude any unsolicited acquisition of us. This may have the effect of delaying, preventing or deterring a change in control. This concentration of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. See "Principal and Selling Stockholders" and "Description of Capital Stock—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our By-Laws and Delaware Law."

We are a "controlled company" within the meaning of the rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

        After completion of this offering, the Principal Stockholders will continue to control a majority of the voting power of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the corporate governance standards of the                . Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including:

  •
  the requirement that a majority of the Board of Directors consist of independent directors;

  •
  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

        Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our nominating/corporate governance committee and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements.

Provisions of our organizational documents and Stockholders' Agreement could hinder, delay or prevent a change in control, which could adversely affect the price of our common stock.

        Our organizational documents and Stockholders' Agreement with the Principal Stockholders contain, or will be amended to contain, provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors or the Principal Stockholders, including:

  •
  provisions in our Certificate of Incorporation and By-laws that prevent stockholders from calling special meetings of our stockholders;

  •
  advance notice requirements for stockholders with respect to director nominations and actions to be taken at annual meetings;

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  certain rights of our Principal Stockholders with respect to the designation of directors for nomination and election to our Board of Directors, including the ability to appoint members to each board committee (see "Certain Relationships and Related Party Transactions—Newton Holding, LLC Limited Liability Company Operating Agreement");

  •
  no provision in our Certificate of Incorporation or By-Laws for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all the directors standing for election; and

  •
  under our Certificate of Incorporation, our Board of Directors has authority to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquiror. Nothing in our Certificate of Incorporation precludes future issuances without stockholder approval of the authorized but unissued shares of our common stock.

        In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by the Principal Stockholders, our management or our Board of Directors. Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and Board of Directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium. See "Description of Capital Stock—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our By-Laws and Delaware Law."

Certain of our stockholders have the right to engage or invest in the same or similar businesses as us.

        The Principal Stockholders have other investments and business activities in addition to their ownership interest in us. The Principal Stockholders have the right, and have no duty to abstain from exercising the right, to engage or invest in the same or similar businesses as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If the Principal Stockholders or any of their directors, officers or employees acquires knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our stockholders or our affiliates.

        In the event that any of our directors and officers who is also a director, officer or employee of a Principal Stockholder acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person's capacity as our director or officer and such person acts in good faith, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person's fiduciary duties owed to us, and is not liable to us, if the relevant Principal Stockholder pursues or acquires the corporate opportunity or if the relevant Principal Stockholder does not present the corporate opportunity to us.

Because NMG accounts for substantially all of our operations, we are subject to all risks applicable to NMG and dependent upon NMG's distributions to us.

        Neiman Marcus, Inc. is a holding company and, accordingly, substantially all of our operations are conducted through NMG and its subsidiaries. As a result, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us and are subject to all risks applicable to NMG and to limitations on the ability of NMG and its subsidiaries to make such distributions, including under the terms of our senior credit facilities and applicable law.

Risks Related to This Offering

An active trading market for our common stock may never develop or be sustained, which could impede your ability to sell your shares.

        Prior to this offering, there has been no public market for our common stock and we cannot predict whether an active trading market for our common stock will develop on the                or elsewhere or, if developed, that market will be sustained. Accordingly, if an active trading market for our common stock does not develop or is not sustained, the liquidity of our common stock, your ability to sell your shares of common stock when desired and the prices that you may obtain for your shares of common stock will be adversely affected.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

        Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. The initial public offering price of our common stock has been determined by negotiation between us and the representatives of the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. The market price of our common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

  •
  variations in our quarterly or annual operating results;

  •
  changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;

  •
  the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock after this offering;

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  additions or departures of key management personnel;

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  any increased indebtedness we may incur in the future;

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  announcements by us or others and developments affecting us;

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  future sales of our common stock by us, our Principal Stockholders or members of our management;

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  actions by institutional stockholders;

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  litigation and governmental investigations;

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  changes in market valuations of similar companies;

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  speculation or reports by the press or investment community with respect to us or our industry in general;

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  increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

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  announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments; and

  •
  general market, political and economic conditions, including any such conditions and local conditions in the markets in which our customers are located.

        These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent years. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

        In the future, we may attempt to obtain financing or to increase further our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations.

        Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us. See "Description of Capital Stock."

The market price of our common stock could be negatively affected by future sales or the possibility of future sales of substantial amounts of our common stock in the public markets.

        After this offering, there will be                shares of common stock outstanding. Of our issued and outstanding shares, all the common stock sold in this offering will be freely transferable, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Following

completion of the offering, approximately % of our outstanding common stock (or        % if the underwriters exercise their overallotment option in full) will be held by the Principal Stockholders and can be resold into the public markets in the future in accordance with the requirements of Rule 144. See "Shares Eligible For Future Sale."

        We and our executive officers, directors and the Principal Stockholders (who will hold in the aggregate approximately            % of our outstanding common stock immediately after the completion of this offering, or        % if the underwriters exercise their overallotment option in full) have agreed with the underwriters that, subject to certain exceptions, for a period of        days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of common stock, or cause a registration statement covering any common stock to be filed, without the prior written consent of                . See "Underwriting (Conflicts of Interest)."        may waive these restrictions at their discretion.

        The market price of our common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. Under the registration rights agreement between our Principal Stockholders and us, our Principal Stockholders have certain rights to require us to register their shares. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement." A decline in the price of common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

Investors in this offering will suffer immediate and substantial dilution in the net tangible book value per share of our common stock.

        Prior investors in our common stock have paid substantially less per share than the price per share that you will pay in this offering. The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $            in the net tangible book value per share, assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the front cover of this prospectus). See "Dilution."

Since we have no current plans to pay regular cash dividends on our common stock following this offering, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

        Although we have previously declared dividends to our stockholders, we do not anticipate paying any regular cash dividends on our common stock following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur, including our existing credit facilities. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. See "Dividend Policy" for more detail.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our common stock, or if our results of operation do not meet their expectations, our share price could decline.

Negative publicity may affect our business performance and could affect our stock price.

        Unfavorable media related to our industry, company, brands, designers, marketing, personnel, operations, business performance, or prospects may affect our stock price and the performance of our business, regardless of its accuracy or inaccuracy. Our success in maintaining, extending, and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. Adverse publicity or negative commentary on social media outlets, such as blogs, websites, or newsletters, could hurt our operating results, as consumers might avoid brands that receive bad press or negative reviews. Negative publicity may result in a decrease in operating results that could lead to a decline in the price of our common stock and cause you to lose all or a portion of your investment.

As a public company, we will incur additional costs, be subject to additional regulations and face increased demands on our management, which could lower our profits or make it more difficult to run our business.

        As a public company with shares listed on a U.S. exchange, we will incur significant legal, accounting and other expenses that we have not incurred as a private company. We will also need to comply with an extensive body of regulations that have not applied to us since our acquisition in 2005, including certain stock exchange requirements. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to create additional board committees. We are currently evaluating and monitoring developments with respect to these rules, which may impose additional costs on us and could adversely affect our results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements based on estimates and assumptions. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "predict," "expect," "estimate," "intend," "would," "could," "should," "anticipate," "believe," "project" or "continue" or the negative thereof or other similar words. Any or all of our forward-looking statements in this prospectus may turn out to be incorrect, possibly to a material degree. Such statements can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially from our forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

        Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

General Economic and Political Conditions

  •
  weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on our ability to obtain credit;

  •
  general economic and political conditions or changes in such conditions including relationships between the United States and the countries from which we source our merchandise;

  •
  economic, political, social or other events resulting in the short- or long-term disruption in business at our stores, distribution centers or offices;

Customer Considerations

  •
  changes in consumer confidence resulting in a reduction of discretionary spending on goods;

  •
  changes in the demographic or retail environment;

  •
  changes in consumer preferences or fashion trends;

  •
  changes in our relationships with customers due to, among other things, our failure to provide quality service and competitive loyalty programs, our inability to provide credit pursuant to our proprietary credit card arrangement or our failure to protect customer data or comply with regulations surrounding information security and privacy;

Industry and Competitive Factors

  •
  competitive responses to our loyalty program, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers;

  •
  changes in the financial viability of our competitors;

  •
  seasonality of the retail business;

  •
  adverse weather conditions or natural disasters, particularly during peak selling seasons;

  •
  delays in anticipated store openings and renovations;

  •
  our success in enforcing our intellectual property rights;

Merchandise Procurement and Supply Chain Considerations

  •
  changes in our relationships with designers, vendors and other sources of merchandise, including changes in the level of goods and/or changes in the form in which such goods are made available to us for resale;

  •
  delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise;

  •
  changes in foreign currency exchange or inflation rates;

  •
  significant increases in paper, printing and postage costs;

Leverage Considerations

  •
  the effects of incurring a substantial amount of indebtedness under our senior secured credit facilities;

  •
  the ability to refinance our indebtedness under our senior secured credit facilities and the effects of any refinancing;

  •
  the effects upon us of complying with the covenants contained in our senior secured credit facilities;

  •
  restrictions on the terms and conditions of the indebtedness under our senior secured credit facilities may place on our ability to respond to changes in our business or to take certain actions;

Employee Considerations

  •
  changes in key management personnel and our ability to retain key management personnel;

  •
  changes in our relationships with certain of our buyers or key sales associates and our ability to retain our buyers or key sales associates;

Legal and Regulatory Issues

  •
  changes in government or regulatory requirements increasing our costs of operations;

  •
  litigation that may have an adverse effect on our financial results or reputation;

Other Factors

  •
  terrorist activities in the United States and elsewhere;

  •
  the impact of funding requirements related to our pension plan;

  •
  our ability to provide credit to our customers pursuant to our proprietary credit card program arrangement, including any future changes in the terms of such arrangement and/or legislation impacting the extension of credit to our customers;

  •
  the design and implementation of new information systems as well as enhancements of existing systems; and

  •
  other risks, uncertainties and factors set forth in this prospectus, including under "Risk Factors," and in our Annual Report on Form 10-K for the fiscal year ended July 28, 2012.

        The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Any forward-looking statement contained in this prospectus speaks only as of the date of this prospectus. Except to the extent required by law, we undertake no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

        You should review carefully the section captioned "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in our common stock.

 USE OF PROCEEDS

        The shares of common stock to be offered and sold pursuant to this prospectus will be offered and sold solely by the selling stockholders. See "Principal and Selling Stockholders." We will not receive any proceeds from the sale of shares by the selling stockholders, including if the underwriters exercise their option to purchase additional shares.

DIVIDEND POLICY

        We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future, if any, will be used for the operation and growth of our business and the repayment of indebtedness. Our ability to pay dividends to holders of our common stock is limited as a practical matter by the terms of some of our debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Description of Certain Indebtedness."

        Any future determination to pay dividends on our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial position, results of operations, liquidity, legal requirements, restrictions that may be imposed by the terms in current and future financing instruments, including our credit facilities, and other factors deemed relevant by our Board of Directors.

        On March 28, 2012, our Board of Directors declared a cash dividend (the "2012 Dividend") of $435 per share of our outstanding common stock resulting in total distributions to our stockholders and certain option holders (including related expenses) of $449.3 million. We did not declare or pay any dividends on our common stock in fiscal year 2011 and have not declared or paid any dividends on our common stock subsequent to the 2012 Dividend.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of April 27, 2013.

        You should read this table in conjunction with "Use of Proceeds," "Selected Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Condensed Consolidated Financial Statements and the related notes and other financial information included elsewhere in this prospectus.

April 27, 2013
(in millions, except shares)
Cash and cash equivalents	$68.6

Long-term debt:
Senior Secured Asset-Based Revolving Credit Facility(1)(2)	$20.0
Senior Secured Term Loan Facility	2,560.0
2028 Debentures	122.0

Total long-term debt	2,702.0
Stockholders' equity:
Common stock (par value $0.01 per share, 4,000,000 shares of common stock authorized and 1,019,728 shares of common stock issued and outstanding at April 27, 2013)(3)	—
Additional paid-in capital	1,003.5
Accumulated other comprehensive loss	(142.2)
Accumulated deficit	(70.1)

Total stockholders' equity	791.2

Total capitalization	$3,493.2

(1)
At April 27, 2013, we had no outstanding letters of credit and $610.0 million of unused borrowing availability. See "Description of Certain Indebtedness—Senior Secured Asset-Based Revolving Credit Facility."

(2)
Upon completion of this offering, we expect to pay a one-time fee to the Principal Stockholders in the amount of $            , which we expect to fund through cash on hand, borrowings under our Senior Secured Asset-Based Revolving Credit Facility or a combination of the two. See "Certain Relationships and Related Party Transactions."

(3)
At April 27, 2013, 1,000,000 shares of preferred stock were authorized and no shares of preferred stock were issued and outstanding. See "Description of Capital Stock—Preferred Stock."

 DILUTION

        If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share in this offering and the net tangible book value per share of our common stock upon consummation of this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of our common stock then issued and outstanding.

        Our net tangible book deficit as of April 27, 2013 was and after consummation of this offering will be approximately $             million, or approximately $            per share based on the                 million shares of our common stock issued and outstanding as of such date. This represents an immediate and substantial dilution of $            per share to new investors purchasing our common stock in this offering, assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the front cover page of this prospectus).

        The following table illustrates this dilution per share:

Assumed initial public offering price per share	$
Net tangible book deficit per share after giving effect to this offering

Dilution per share to new investors in this offering	$

        The following table summarizes as of April 27, 2013, the differences between the number of shares of common stock purchased, the total price and the average price per share paid by existing stockholders and by the new investors in this offering, before deducting the estimated underwriting discount and estimated offering expenses payable by us, at an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the front cover page of this prospectus).

	Shares Purchased			Total Consideration
Average Price per Share
	Number	Percent		Amount	Percent
	(in thousands)			(in thousands)
Existing stockholders			%	$		%	$
New investors

Total			%	$

        A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) total consideration paid by new investors and average price per share paid by new investors by $             million and $1.00 per share, respectively. An increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) total consideration paid by new investors and average price per share paid by new investors by $             million and $            per share, respectively.

        The discussion and the tables above exclude shares reserved for the potential settlement of options (102,126 shares as of April 27, 2013). To the extent these outstanding options or any future options granted to our employees are exercised or other issuances of our common stock are made, new investors will experience further dilution.

SELECTED FINANCIAL AND OTHER DATA

        The following tables present selected consolidated financial information of Neiman Marcus, Inc. You should read these tables in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our Consolidated Financial Statements and Condensed Consolidated Financial Statements and the related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of results for any future period and results of operations for interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

        The operating results data set forth below for the fiscal years ended July 31, 2010, July 30, 2011 and July 28, 2012 and the financial position data set forth below as of July 30, 2011 and July 28, 2012 have been derived from audited financial statements included elsewhere in this prospectus. The operating results data set forth below for the fiscal years ended August 2, 2008 and August 1, 2009 and the financial position data set forth below as of August 2, 2008, August 1, 2009 and July 31, 2010 have been derived from audited financial statements not included in this prospectus. The operating results data set forth below for each of the thirty-nine weeks ended April 28, 2012 and April 27, 2013 and the financial position data set forth below as of April 28, 2012 and April 27, 2013 have been derived from unaudited financial statements included elsewhere in this prospectus.

	Thirty-nine weeks ended			Fiscal year ended
(in millions, except share and per share data)	April 27, 2013		April 28, 2012	July 28, 2012	July 30, 2011		July 31, 2010	August 1, 2009		August 2, 2008(1)
OPERATING RESULTS
Revenues	$3,529.2		$3,340.0	$4,345.4	$4,002.3		$3,692.8	$3,643.3		$4,600.5
Cost of goods sold including buying and occupancy costs (excluding depreciation)	2,230.4		2,094.8	2,794.7	2,589.3		2,417.6	2,537.5		2,935.0
Selling, general and administrative expenses (excluding depreciation)	790.5		771.7	1,016.9	934.3		887.3	882.0		1,045.4
Income from credit card program	(39.5)		(38.4)	(51.6)	(46.0)		(59.1)	(50.0)		(65.7)
Depreciation and amortization	136.4		133.8	180.2	194.9		215.1	223.5		220.6
Operating earnings (loss)	402.5		378.0	403.6	329.7		231.8	(652.9	)(4)	466.4	(5)
Earnings (loss) before income taxes	267.8	(2)	247.5	228.3	49.3	(3)	(5.3)	(888.5)		226.6
Net earnings (loss)	160.8	(2)	151.1	140.1	31.6	(3)	(1.8)	(668.0)		142.8
Earnings (loss) per share—basic(6)	157.80		148.66	137.75	31.17		(1.81)	(659.45)		140.99
Earnings (loss) per share—diluted(6)	154.48		146.21	135.37	30.66		(1.81)	(659.45)		138.25
Weighted average shares—basic(6)	1,019,119		1,016,738	1,016,924	1,014,653		1,013,082	1,013,028		1,012,919
Weighted average shares—diluted(6)	1,041,029		1,033,712	1,034,844	1,031,310		1,013,082	1,013,028		1,032,987
FINANCIAL POSITION (at period end)
Cash and cash equivalents	$68.6		$64.7	$49.3	$321.6		$421.0	$323.4		$239.2
Merchandise inventories	995.4		945.8	939.8	839.3		790.5	766.8		991.6
Total current assets	1,185.8		1,130.9	1,143.7	1,302.7		1,360.1	1,234.5		1,378.6
Property and equipment, net	897.4		887.9	894.5	873.2		905.8	992.7		1,075.3
Total assets	5,214.5		5,200.0	5,201.9	5,364.8		5,532.3	5,594.0		6,571.7
Total current liabilities	689.2		699.2	725.2	662.2		662.5	576.4		721.7
Long-term debt, excluding current maturities	2,702.0		2,806.8	2,781.9	2,681.7		2,879.7	2,954.2		2,946.1
Cash dividends per share	—		435.0	435.0	—		—	—		—

	Thirty-nine weeks ended		Fiscal year ended
(in millions, except number of stores and sales per square foot)	April 27, 2013	April 28, 2012	July 28, 2012	July 30, 2011	July 31, 2010	August 1, 2009		August 2, 2008(1)
OTHER OPERATING DATA
Net capital expenditures(7)	$99.1	$102.9	$142.2	$83.7	$44.3	$91.5		$146.7
Depreciation expense	100.9	95.7	130.1	132.4	141.8	150.8		148.4
Rent expense and related occupancy costs	73.1	69.7	91.9	87.6	85.0	85.4		92.6
Change in comparable revenues(8)	4.8%	7.9%	7.9%	8.1%	(0.1)%	(21.4)%		1.7%
Number of full-line stores open at period end	43	44	44	43	43	42		41
Sales per square foot(9)	$424	$414	$535	$505	$466	$475		$634	(10)
NON-GAAP FINANCIAL MEASURE
EBITDA(11)	$538.9	$511.9	$583.8	$524.7	$446.9	$(429.4	)(4)	$687.0	(5)
EBITDA as a percentage of revenues	15.3%	15.3%	13.4%	13.1%	12.1%	(11.8)%		14.9%
Adjusted EBITDA(11)	$547.7	$524.6	$600.0	$534.7	$456.1	$282.9		$695.8
Adjusted EBITDA as a percentage of revenues	15.5%	15.7%	13.8%	13.4%	12.4%	7.8%		15.1%

(1)
Fiscal year 2008 consists of the fifty-three weeks ended August 2, 2008. All other fiscal years consist of fifty-two weeks.

(2)
For fiscal year 2013, earnings before income taxes and net earnings include a loss on debt extinguishment of $15.6 million which included 1) costs of $10.7 million related to the tender for and redemption of our Senior Subordinated Notes and 2) the write-off of $4.9 million of debt issuance costs related to the extinguished debt facilities. The total loss on debt extinguishment was recorded as a component of interest expense.

(3)
For fiscal year 2011, earnings before income taxes and net earnings include a loss on debt extinguishment of $70.4 million which included 1) costs of $37.9 million related to the tender for and redemption of our Senior Notes and 2) the write-off of $32.5 million of debt issuance costs related to the extinguished debt facilities. The total loss on debt extinguishment was recorded as a component of interest expense.

(4)
For fiscal year 2009, operating loss and EBITDA include pretax impairment charges related to 1) $329.7 million for the writedown to fair value of goodwill, 2) $343.2 million for the writedown to fair value of the net carrying value of tradenames and 3) $30.3 million for the writedown to fair value of the net carrying value of certain long-lived assets.

(5)
For fiscal year 2008, operating earnings and EBITDA include 1) $32.5 million of other income related to a pension curtailment gain as a result of our decision to freeze certain Pension and SERP benefits as of December 31, 2007, partially offset by 2) $31.3 million pretax impairment charge related to the writedown to fair value of the Horchow tradename.

(6)
Basic earnings per common share amounts are calculated using the weighted average number of common shares outstanding for the period. Diluted earnings per common share amounts are calculated using the weighted average number of common shares outstanding for the period and include the dilutive impact of stock options using the treasury stock method.

(7)
Amounts are net of developer contributions of $4.5 million, $5.7 million, $10.6 million, $10.5 million, $14.4 million, $10.0 million and $36.8 million, respectively, for the periods presented.

(8)
Comparable revenues include 1) revenues derived from our retail stores open for more than fifty-two weeks, including stores that have been relocated or expanded and 2) revenues from our Online operation. Comparable revenues exclude revenues of closed stores. We closed our Neiman Marcus store in Minneapolis in January 2013. The calculation of the change in comparable revenues for fiscal year 2008 is based on revenues for the fifty-two weeks ended July 26, 2008 compared to revenues for the fifty-two weeks ended July 28, 2007.

(9)
Sales per square foot are calculated as Neiman Marcus stores and Bergdorf Goodman stores net sales divided by weighted average square footage. Weighted average square footage includes a percentage of year-end square footage for new and closed stores equal to the percentage of the year during which they were open. Our small format stores (Last Call and CUSP) are not included in this calculation.

(10)
Sales per square foot for fiscal year 2008 are based on revenues for the fifty-two weeks ended July 26, 2008.

(11)
For an explanation of EBITDA and Adjusted EBITDA as measures of our operating performance and a reconciliation to net earnings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure—EBITDA and Adjusted EBITDA." EBITDA and Adjusted EBITDA are calculated as follows:

	Thirty-nine weeks ended		Fiscal year ended
(dollars in millions)	April 27, 2013	April 28, 2012	July 28, 2012	July 30, 2011	July 31, 2010	August 1, 2009	August 2, 2008
Net earnings (loss)	$160.8	$151.1	$140.1	$31.6	$(1.8)	$(668.0)	$142.8
Income tax expense (benefit)	106.9	96.5	88.3	17.7	(3.5)	(220.5)	83.8
Interest expense, net	134.8	130.5	175.2	280.5	237.1	235.6	239.8
Depreciation expense	100.9	95.7	130.1	132.4	141.8	150.8	148.4
Amortization of intangible assets and favorable lease commitments	35.5	38.1	50.1	62.5	73.3	72.7	72.2

EBITDA	$538.9	$511.9	$583.8	$524.7	$446.9	$(429.4)	$687.0
Management fee paid to Principal Stockholders(a)	8.8	8.4	10.0	10.0	9.2	9.1	10.0
International advisory and other fees(b)	—	4.3	6.2	—	—	—	—
Non-cash impairment of long-lived assets	—	—	—	—	—	703.2 (c)	31.3	(d)
Other income	—	—	—	—	—	—	(32.5)	(d)

Adjusted EBITDA	$547.7	$524.6	$600.0	$534.7	$456.1	$282.9	$695.8

(a)
We will no longer pay periodic management fees to the Principal Stockholders after this offering. Upon completion of this offering, we expect to pay a one-time fee to the Principal Stockholders in the amount of $            , which we expect to fund through cash on hand, borrowings under our Senior Secured Asset-Based Revolving Credit Facility or a combination of the two. See "Certain Relationships and Related Party Transactions."

(b)
In fiscal year 2012, we incurred advisory and other fees related to our international investment.

(c)
For fiscal year 2009, we incurred pretax impairment charges related to 1) $329.7 million for the writedown to fair value of goodwill, 2) $343.2 million for the writedown to fair value of the net carrying value of tradenames and 3) $30.3 million for the writedown to fair value of the net carrying value of certain long-lived assets.

(d)
For fiscal year 2008, we incurred 1) $32.5 million of other income related to a pension curtailment gain as a result of our decision to freeze certain Pension and SERP benefits as of December 31, 2007, partially offset by 2) $31.3 million pretax impairment charge related to the writedown to fair value of the Horchow tradename.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes and other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements. See "Special Note Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results" and elsewhere in this prospectus.

Business Overview

        We are a luxury, multi-branded, omni-channel fashion retailer conducting integrated store and online operations principally under the Neiman Marcus and Bergdorf Goodman brand names. We report our store operations as our Specialty Retail Stores segment and our direct-to-consumer operations as our Online segment.

        We are currently a subsidiary of Newton Holding, LLC ("Holding"), which is controlled by the Principal Stockholders, investment funds affiliated with TPG and Warburg Pincus LLC. Our operations are conducted through our wholly-owned subsidiary, The Neiman Marcus Group, Inc. ("NMG"). The Principal Stockholders acquired us in a leveraged transaction in October 2005 (the "Acquisition").

        Our fiscal year ends on the Saturday closest to July 31. Like many other retailers, we follow a 4-5-4 reporting calendar, which means that each fiscal quarter consists of thirteen weeks divided into periods of four weeks, five weeks and four weeks. All references to fiscal year 2012 relate to the fifty-two weeks ended July 28, 2012 and all references to fiscal year 2011 relate to the fifty-two weeks ended July 30, 2011. All references to year-to-date fiscal 2013 relate to the thirty-nine weeks ended April 27, 2013 and all references to year-to-date fiscal 2012 relate to the thirty-nine weeks ended April 28, 2012.

Summary of Operating Results

        A summary of our operating results is as follows:

  •
  Revenues—Our revenues for year-to-date fiscal 2013 were $3,529.2 million, an increase of 5.7% compared to year-to-date fiscal 2012 and our revenues for fiscal year 2012 were $4,345.4 million, an increase of 8.6% as compared to fiscal year 2011.

    Increases in comparable revenues by quarter for year-to-date fiscal 2013 and fiscal year 2012 are as follows:

	Specialty Retail Stores	Online	Total
Fiscal 2013
First fiscal quarter	3.5%	13.5%	5.4%
Second fiscal quarter	2.0	17.9	5.3
Third fiscal quarter	0.7	15.1	3.6
Fiscal 2012
First fiscal quarter	6.4	15.2	8.0
Second fiscal quarter	7.8	13.5	9.0
Third fiscal quarter	4.3	17.5	6.7
Fourth fiscal quarter	5.3	18.8	7.9

    For Specialty Retail Stores, our sales per square foot for the last twelve trailing months were $545 for the twelve months ended April 27, 2013, $542 for the twelve months ended January 26, 2013 and $530 for the twelve months ended April 28, 2012.

  •
  Cost of goods sold including buying and occupancy costs (excluding depreciation) (COGS)—COGS were 63.2% of revenues in year-to-date fiscal 2013, an increase of 0.5% of revenues compared to year-to-date fiscal 2012. The increase in COGS, as a percentage of revenues, was primarily due to higher markdowns and promotional costs required in year-to-date fiscal 2013 as a result of lower than expected customer demand.

    In fiscal year 2012, COGS represented 64.3% of revenues, an improvement of 0.4% of revenues compared to fiscal year 2011. This decrease in COGS, as a percentage of revenues, was primarily due to 1) favorable merchandise mix, higher levels of full-price sales and lower net markdowns and promotions costs and 2) the leveraging of buying and occupancy costs on higher revenues, partially offset by 3) higher delivery and processing net costs from our Online operation.

    At April 27, 2013, on-hand inventories totaled $995.4 million, a 5.2% increase from April 28, 2012. Based on our current inventory position, we will continue to closely monitor and align our inventory levels and purchases with anticipated customer demand.

  •
  Selling, general and administrative expenses (excluding depreciation) (SG&A)—SG&A represented 22.4% of revenues in year-to-date fiscal 2013, a decrease of 0.7% of revenues compared to year-to-date fiscal 2012. The lower level of SG&A expenses, as a percentage of revenues, primarily reflects 1) lower current and long-term incentive compensation costs and 2) the leveraging of payroll and other costs on higher revenues, partially offset by 3) higher planned selling and online marketing costs incurred in connection with the continuing expansion of our omni-channel capabilities.

    In fiscal year 2012, SG&A represented 23.4% of revenues, an increase of 0.1% of revenues as compared to fiscal year 2011. SG&A expenses, as a percentage of revenues, primarily reflect 1) higher marketing and selling costs, partially offset by 2) favorable payroll and other costs, net of costs incurred in connection with our corporate initiatives, primarily due to the net leveraging of these expenses on higher revenues.

    During fiscal year 2012, we pursued various corporate initiatives primarily focused on expanding our omni-channel retailing model, enhancing the customer experience in both our Specialty Retail Stores and Online operation and pursuing international expansion opportunities. In connection with these initiatives, major accomplishments included, among other things:

    •
    increased omni-channel capabilities;

    •
    rollout of smart phones and other technological capabilities;

    •
    acceptance of Visa, MasterCard and Discover in our Neiman Marcus stores;

    •
    higher levels of customer service and satisfaction; and

    •
    investment in a foreign e-commerce retailer.

  •
  Operating earnings—Total operating earnings in year-to-date fiscal 2013 were $402.5 million, or 11.4% of revenues, compared to $378.1 million, or 11.3% of revenues, in year-to-date fiscal 2012. Our operating earnings margin increased by 0.1% of revenues in year-to-date fiscal 2013 primarily due to:

  •
  lower SG&A expenses of 0.7% of revenues primarily driven by lower current and long-term incentive compensation costs; and

    •
    lower depreciation and amortization charges of 0.1% of revenues; partially offset by

    •
    an increase in COGS of 0.5% of revenues primarily due to higher markdowns and promotional costs; and

    •
    our equity in losses from our investment in a foreign e-commerce retailer of 0.3% of revenues.

    Total operating earnings in fiscal year 2012 were $403.6 million, or 9.3% of revenues, compared to total operating earnings in fiscal year 2011 of $329.7 million, or 8.2% of revenues. Our operating earnings margin increased by 1.1% of revenues primarily due to:

    •
    a decrease in COGS by 0.4% of revenues, primarily due to higher product margins and the leveraging of buying and occupancy costs; and

    •
    a decrease in depreciation and amortization expense by 0.7% of revenues reflecting a lower level of capital expenditures in recent years and lower amortization of short-lived intangible assets.

  •
  Distributions to stockholders—On March 28, 2012, our Board of Directors declared the 2012 Dividend of $435 per share of our outstanding common stock resulting in total distributions to our stockholders and certain option holders (including related expenses) of $449.3 million. In connection with the 2012 Dividend, we incurred borrowings under the Asset-Based Revolving Credit Facility of $150.0 million. These proceeds, along with cash on hand, were used to fund the 2012 Dividend. The 2012 Dividend was paid on March 30, 2012 to stockholders of record at the close of business on March 28, 2012.

  •
  Liquidity—Net cash provided by our operating activities was $233.3 million in year-to-date fiscal 2013 compared to $206.0 million in year-to-date fiscal 2012. The increase in net cash provided by operating activities was primarily due to higher earnings and operational cash flows partially offset by higher working capital requirements. We held cash balances of $68.6 million at April 27, 2013 compared to $64.7 million at April 28, 2012. At April 27, 2013, we had $20.0 million of borrowings outstanding under the Asset-Based Revolving Credit Facility, no outstanding letters of credit and $610.0 million of unused borrowing availability.

    Net cash provided by our operating activities was $259.8 million in fiscal year 2012 compared to $272.4 million in fiscal year 2011. We held cash balances of $49.3 million at July 28, 2012 compared to $321.6 million at July 30, 2011, a decrease of $272.3 million. In addition to the cash generated by our operating activities, net of working capital requirements, significant changes in cash flows in fiscal year 2012 included 1) the $449.3 million of distributions to stockholders and certain option holders as a result of the payment of the 2012 Dividend in March 2012, partially offset by 2) $100.0 million of net borrowings under the Asset-Based Revolving Credit Facility in fiscal year 2012.

  •
  Strategic investment—In the third quarter of fiscal year 2012, we made a $29.4 million strategic investment in Glamour Sales Holding Limited ("Glamour Sales"), a privately held e-commerce company based in Hong Kong with leading off-price flash sales websites in Asia. In February 2013, we made an additional $10.0 million investment in Glamour Sales increasing our ownership interest to 44%. In the second quarter of fiscal year 2013, Glamour Sales expanded its operations to launch a full-price, Mandarin language e-commerce website in China under the Neiman Marcus brand. Currently, the China Neiman Marcus website offers in-season merchandise and we fulfill these orders from our distribution facility in China. We are currently discussing with Glamour Sales the transition of the China Neiman Marcus website from Glamour Sales to our Online operation in the United States. In fiscal year 2014, we intend to fulfill orders from customers in China directly from the United States.

  •
  Growth strategies—Our goal is to leverage our competitive strengths and to continue to increase our sales productivity and earnings growth to sustain our leadership and competitive position within luxury retailing. Our significant strategies include:

  •
  Continued expansion of our omni-channel capabilities to drive sales and provide a seamless customer experience across channels.

  •
  Continued growth of our online operations in the United States and abroad.

  •
  Continued capital and technology investments in our stores to drive comparable store sales momentum.

  •
  Expansion of our small format concepts, Last Call and CUSP, both through store expansion and increased online penetration.

  •
  Growth and expansion of our distinctive proprietary merchandise offerings.

    The implementation of our growth strategies will span the next one to five years. In fiscal year 2014, we expect to incur the following costs in connection with our growth strategies:

    •
    Operating costs of approximately $19 to $23 million. Such anticipated costs relate primarily to technology investments for the expansion of our omni-channel capabilities, personnel and other costs to be incurred in connection with the expansion of our small format concepts and costs related to the expansion of our proprietary merchandise offerings.

    •
    Net capital expenditures of approximately $15 to $20 million. Such capital expenditures relate to technology investments for the expansion of our omni-channel capabilities and the construction of small format stores.

    As our growth strategies progress over the next several years, we will actively monitor the progress, current and anticipated future operating performance and required investment spending of each strategy to ensure that we are achieving our desired results and managing our levels of investments consistent with our operating results, liquidity and capital resources.

  •
  Outlook—While economic conditions continue to improve from levels experienced during the severe economic downturn in calendar years 2008 and 2009, consumer confidence and spending levels remain below historical peaks and we believe continue to be affected by a number of factors, including modest economic growth, a rising stock market, a slowly improving housing market, high unemployment levels and uncertainty regarding governmental spending and tax policies. As a result, we continue to plan our business to balance current business trends and conditions with our long-term initiatives and growth strategies. We believe the cash generated from our operations along with our cash balances and available sources of financing will enable us to meet our anticipated cash obligations, as well as to fund the investments associated with our growth strategies, during the next twelve months.

Operating Results

        The following table sets forth certain items expressed as percentages of net revenues for the periods indicated.

	Thirty-nine weeks ended		Fiscal year ended
	April 27, 2013	April 28, 2012	July 28, 2012	July 30, 2011	July 31, 2010
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold including buying and occupancy costs (excluding depreciation)	63.2	62.7	64.3	64.7	65.5
Selling, general and administrative expenses (excluding depreciation)	22.4	23.1	23.4	23.3	24.0
Income from credit card program	(1.1)	(1.1)	(1.2)	(1.1)	(1.6)
Depreciation expense	2.9	2.9	3.0	3.3	3.8
Amortization of intangible assets	0.6	0.7	0.7	1.1	1.5
Amortization of favorable lease commitments	0.4	0.4	0.4	0.4	0.5
Equity in loss of foreign e-commerce retailer	0.3	—	—	—	—

Operating earnings	11.4	11.3	9.3	8.2	6.3
Interest expense, net	3.8	3.9	4.0	7.0	6.4

Earnings (loss) before income taxes	7.6	7.4	5.3	1.2	(0.1)
Income tax expense (benefit)	3.0	2.9	2.0	0.4	(0.1)

Net earnings (loss)	4.6%	4.5%	3.2%	0.8%	(0.0)%

        Set forth in the following table is certain summary information with respect to our operations for the periods indicated.

	Thirty-nine weeks ended		Fiscal year ended
	April 27, 2013	April 28, 2012	July 28, 2012	July 30, 2011	July 31, 2010
	(in millions, except sales per square foot and number of stores)
REVENUES
Specialty Retail Stores	$2,754.7	$2,671.0	$3,466.6	$3,245.2	$3,010.8
Online	774.5	669.0	878.8	757.1	682.0

Total	$3,529.2	$3,340.0	$4,345.4	$4,002.3	$3,692.8

OPERATING EARNINGS
Specialty Retail Stores	$366.2	$362.2	$391.2	$344.9	$272.5
Online	124.9	106.7	132.4	113.0	112.6
Corporate expenses(1)	(44.2)	(52.7)	(68.4)	(65.7)	(80.0)
Equity in loss of foreign e-commerce retailer	(8.9)	—	(1.5)	—	—
Amortization of intangible assets and favorable lease commitments	(35.5)	(38.1)	(50.1)	(62.5)	(73.3)

Total	$402.5	$378.1	$403.6	$329.7	$231.8

OPERATING PROFIT MARGIN
Specialty Retail Stores	13.3%	13.6%	11.3%	10.6%	9.1%
Online	16.1%	15.9%	15.1%	14.9%	16.5%
Total	11.4%	11.3%	9.3%	8.2%	6.3%
CHANGE IN COMPARABLE REVENUES(2)
Specialty Retail Stores	2.0%	6.2%	6.0%	7.5%	(1.2)%
Online	15.8%	15.2%	16.1%	11.0%	4.6%
Total	4.8%	7.9%	7.9%	8.1%	(0.1)%
SALES PER SQUARE FOOT(3)
Specialty Retail Stores	$424	$414	$535	$505	$466
STORE COUNT
Neiman Marcus and Bergdorf Goodman full-line stores:
Open at beginning of period	44	43	43	43	42
Opened during the period	—	1	1	—	1
Closed during period	(1)	—	—	—	—

Open at end of period	43	44	44	43	43

Last Call stores:
Open at beginning of period	33	30	30	28	27
Opened during the period	2	2	4	2	1
Closed during the period	—	(1)	(1)	—	—

Open at end of period	35	31	33	30	28

NON-GAAP FINANCIAL MEASURE
EBITDA(4)	$538.9	$511.9	$583.8	$524.7	$446.9

(1)
For fiscal year 2010, corporate expenses includes $21.9 million of costs (primarily professional fees and severance) incurred in connection with corporate initiatives and cost reductions.

(2)
Comparable revenues include 1) revenues derived from our retail stores open for more than fifty-two weeks, including stores that have been relocated or expanded and 2) revenues from our Online operation. Comparable revenues exclude revenues of closed stores. We closed our Neiman Marcus store in Minneapolis in January 2013.

(3)
Sales per square foot for a period are calculated as Neiman Marcus stores and Bergdorf Goodman stores net sales during such period divided by weighted average square footage over such period. Weighted average square footage includes a percentage of year-end or quarter-end square footage, as applicable, for new and closed stores equal to the percentage of the year or quarter, as applicable, during which they were open. Our small format stores (Last Call and CUSP) are not included in this calculation.

(4)
For an explanation of EBITDA as a measure of our operating performance and a reconciliation to net earnings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure—EBITDA and Adjusted EBITDA."

Factors Affecting Our Results

        Revenues.    We generate our revenues from the sale of high-end merchandise through our Specialty Retail Stores and our Online operation. Components of our revenues include:

  •
  Sales of merchandise—Revenues are recognized at the later of the point-of-sale or the delivery of goods to the customer. Revenues are reduced when customers return goods previously purchased. We maintain reserves for anticipated sales returns primarily based on our historical trends. Revenues exclude sales taxes collected from our customers.

  •
  Delivery and processing—We generate revenues from delivery and processing charges related to merchandise delivered to our customers.

        Our revenues can be affected by the following factors:

  •
  general economic conditions;

  •
  changes in the level of consumer spending generally and, specifically, on luxury goods;

  •
  our ability to acquire goods meeting customers' tastes and preferences;

  •
  changes in the level of full-price sales;

  •
  changes in the level of promotional events conducted;

  •
  changes in the level of delivery and processing revenues collected from our customers;

  •
  our ability to successfully implement our expansion and growth strategies; and

  •
  the rate of growth in internet revenues.

        In addition, our revenues are seasonal, as discussed below under "—Seasonality."

        Cost of goods sold including buying and occupancy costs (excluding depreciation).    COGS consists of the following components:

  •
  Inventory costs—We utilize the retail inventory method of accounting. Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are determined by applying a calculated cost-to-retail ratio, for various groupings of similar items, to the retail value of our inventories. The cost of the inventory reflected on the Consolidated Balance Sheets and Condensed Consolidated Balance Sheets is decreased by charges to cost of goods sold at average cost and the retail value of the inventory is lowered through the use of markdowns. Earnings are negatively impacted when merchandise is marked down. With the introduction of new fashions in the first and third fiscal quarters of each fiscal year and our emphasis on full-price selling in these quarters, a lower level of markdowns and higher margins are characteristic of these quarters.

  •
  Buying costs—Buying costs consist primarily of salaries and expenses incurred by our merchandising and buying operations.

  •
  Occupancy costs—Occupancy costs consist primarily of rent, property taxes and operating costs of our retail, distribution and support facilities. A significant portion of our buying and occupancy costs are fixed in nature and are not dependent on the revenues we generate.

  •
  Delivery and processing costs—Delivery and processing costs consist primarily of delivery charges we pay to third-party carriers and other costs related to the fulfillment of customer orders not delivered at the point-of-sale.

        Consistent with industry business practice, we receive allowances from certain of our vendors in support of the merchandise we purchase for resale. Certain allowances are received to reimburse us for markdowns taken or to support the gross margins that we earn in connection with the sales of the vendor's merchandise. These allowances result in an increase to gross margin when we earn the allowances and they are approved by the vendor. Other allowances we receive represent reductions to the amounts we pay to acquire the merchandise. These allowances reduce the cost of the acquired merchandise and are recognized at the time the goods are sold. We received vendor allowances of $52.8 million, or 1.5% of revenues in year-to-date fiscal 2013 and $53.0 million, or 1.6% of revenues in year-to-date fiscal 2012. We received vendor allowances of $92.5 million, or 2.1% of revenues in fiscal year 2012 and $87.5 million, or 2.2% of revenues in fiscal year 2011. The amounts of vendor allowances we receive fluctuate based on the level of markdowns taken and did not have a significant impact on the year-over-year change in gross margin during year-to-date fiscal 2013 and 2012 or fiscal years 2012 and 2011.

        Changes in our COGS as a percentage of revenues can be affected by the following factors:

  •
  our ability to order an appropriate amount of merchandise to match customer demand and the related impact on the level of net markdowns and promotions costs incurred;

  •
  customer acceptance of and demand for the merchandise we offer in a given season and the related impact of such factors on the level of full-price sales;

  •
  factors affecting revenues generally, including pricing and promotional strategies, product offerings and other actions taken by competitors;

  •
  changes in delivery and processing costs and our ability to pass such costs onto the customer;

  •
  changes in occupancy costs primarily associated with the opening of new stores or distribution facilities; and

  •
  the amount of vendor reimbursements we receive during the fiscal year.

        Selling, general and administrative expenses (excluding depreciation).    SG&A principally consists of costs related to employee compensation and benefits in the selling and administrative support areas and advertising and marketing costs. A significant portion of our selling, general and administrative expenses is variable in nature and is dependent on the revenues we generate.

        Advertising costs consist primarily of 1) online marketing costs, 2) advertising costs incurred related to the production, printing and distribution of our print catalogs and the production of the photographic content for our websites and 3) print media costs for promotional materials mailed to our customers. We receive advertising allowances from certain of our merchandise vendors. Substantially all the advertising allowances we receive represent reimbursements of direct, specific and incremental costs that we incur to promote the vendor's merchandise in connection with our various advertising programs, primarily catalogs and other print media. Advertising allowances fluctuate based on the level of advertising expenses incurred and are recorded as a reduction of our advertising costs when earned. Advertising allowances aggregated approximately $51.2 million, or 1.5% of revenues, in year-to-date fiscal 2013 and $48.7 million, or 1.5% of revenues, in year-to-date fiscal 2012. Advertising allowances aggregated approximately $53.1 million, or 1.2% of revenues, in fiscal year 2012 and $49.3 million, or 1.2% of revenues in fiscal year 2011.

        We also receive allowances from certain merchandise vendors in conjunction with compensation programs for employees who sell the vendor's merchandise. These allowances are netted against the related compensation expense that we incur. Amounts received from vendors related to compensation programs were $54.0 million, or 1.5% of revenues, in year-to-date fiscal 2013 and $48.8 million, or 1.5% of revenues, in year-to-date fiscal 2012. Amounts received from vendors related to compensation programs were $65.1 million, or 1.5% of revenues in fiscal year 2012, and $60.3 million, or 1.5% of revenues in fiscal year 2011.

        Changes in our selling, general and administrative expenses are affected primarily by the following factors:

  •
  changes in the number of sales associates primarily due to new store openings and expansion of existing stores, including increased health care and related benefits expenses;

  •
  changes in expenses incurred in connection with our advertising and marketing programs; and

  •
  changes in expenses related to employee benefits due to general economic conditions such as rising health care costs.

        Income from credit card program.    Pursuant to a marketing and servicing alliance with a third party consumer lender (the "Credit Provider") under the terms of the Program Agreement, the Credit Provider offers credit cards and non-card payment plans bearing our brands and we receive income from the Credit Provider ("Program Income") consisting of 1) ongoing payments based on net credit card sales and 2) compensation for marketing and servicing activities. Currently, the Credit Provider is Capital One. The Program Income is subject to annual adjustments, both increases and decreases, based upon the overall annual profitability and performance of the credit card portfolio. We recognize Program Income when earned. In the future, the Program Income may:

  •
  increase or decrease based upon the level of utilization of our proprietary credit cards by our customers;

  •
  increase or decrease based upon the overall profitability and performance of the credit card portfolio due to the level of bad debts incurred or changes in interest rates, among other factors;

  •
  increase or decrease based upon future changes to our historical credit card program in response to changes in regulatory requirements or other changes related to, among other things, the interest rates applied to unpaid balances and the assessment of late fees; and

  •
  decrease based upon the level of future services we provide to the Credit Provider.

Seasonality

        We conduct our selling activities in two primary selling seasons—Fall and Spring. The Fall season is comprised of our first and second fiscal quarters and the Spring season is comprised of our third and fourth fiscal quarters.

        Our first fiscal quarter is generally characterized by a higher level of full-price sales with a focus on the initial introduction of Fall season fashions. Aggressive marketing activities designed to stimulate customer purchases, a lower level of markdowns and higher margins are characteristic of this quarter. The second fiscal quarter is more focused on promotional activities related to the December holiday season, the early introduction of resort season collections from certain designers and the sale of Fall season goods on a marked down basis. As a result, margins are typically lower in the second fiscal quarter. However, due to the seasonal increase in revenues that occurs during the holiday season, the second fiscal quarter is typically the quarter in which our revenues are the highest and in which expenses as a percentage of revenues are the lowest. Our working capital requirements are also the greatest in the first and second fiscal quarters as a result of higher seasonal requirements.

        Our third fiscal quarter is generally characterized by a higher level of full-price sales with a focus on the initial introduction of Spring season fashions. Aggressive marketing activities designed to stimulate customer purchases, a lower level of markdowns and higher margins are again characteristic of this quarter. Revenues are generally the lowest in the fourth fiscal quarter with a focus on promotional activities offering Spring season goods to customers on a marked down basis, resulting in lower margins during the quarter. Our working capital requirements are typically lower in the third and fourth fiscal quarters compared to the other quarters.

        A large percentage of our merchandise assortment, particularly in the apparel, fashion accessories and shoe categories, is ordered months in advance of the introduction of such goods. For example, women's apparel, men's apparel, shoes and handbags are typically ordered six to nine months in advance of the products being offered for sale while jewelry and other categories are typically ordered three to six months in advance. As a result, inherent in the successful execution of our business plans is our ability both to predict the fashion trends that will be of interest to our customers and to anticipate future spending patterns of our customer base.

        We monitor the sales performance of our inventories throughout each season. We seek to order additional goods to supplement our original purchasing decisions when the level of customer demand is higher than originally anticipated. However, in certain merchandise categories, particularly fashion apparel, our ability to purchase additional goods can be limited. This can result in lost sales in the event of higher than anticipated demand for the fashion goods we offer or a higher than anticipated level of consumer spending. Conversely, in the event we buy fashion goods that are not accepted by the customer or the level of consumer spending is less than we anticipated, we typically incur a higher than anticipated level of markdowns, net of vendor allowances, resulting in lower operating profits. We believe that the experience of our merchandising and selling organizations helps to minimize the inherent risk in predicting fashion trends.

Results of Operations

Thirty-nine Weeks Ended April 27, 2013 Compared to Thirty-nine Weeks Ended April 28, 2012

        Revenues.    Our revenues for year-to-date fiscal 2013 of $3,529.2 million increased by $189.2 million, or 5.7%, from $3,340.0 million in year-to-date fiscal 2012. The increase in revenues was due to increases in comparable revenues resulting from a higher level of customer demand, most notably in Online. New stores generated revenues of $38.4 million in year-to-date fiscal 2013.

        Comparable revenues for the thirty-nine weeks ended April 27, 2013 were $3,490.8 million compared to $3,331.1 million in year-to-date fiscal 2012, representing an increase of 4.8%. Changes in comparable revenues, by quarter and by reportable segment, were:

	Year-to-date fiscal 2013			Year-to-date fiscal 2012
	Specialty Retail Stores	Online	Total	Specialty Retail Stores	Online	Total
First fiscal quarter	3.5%	13.5%	5.4%	6.4%	15.2%	8.0%
Second fiscal quarter	2.0	17.9	5.3	7.8	13.5	9.0
Third fiscal quarter	0.7	15.1	3.6	4.3	17.5	6.7
Year-to-date	2.0	15.8	4.8	6.2	15.2	7.9

        Cost of goods sold including buying and occupancy costs (excluding depreciation).    COGS for year-to-date fiscal 2013 were 63.2% of revenues compared to 62.7% of revenues for year-to-date fiscal 2012. The increase in COGS of 0.5% of revenues in year-to-date fiscal 2013 was primarily due to:

  •
  decreased product margins of approximately 0.4% of revenues due to higher markdowns and promotional costs as a result of lower than expected customer demand; and

  •
  higher delivery and processing net costs of approximately 0.1% of revenues as a result of lower revenues collected from our customers; partially offset by

  •
  the leveraging of buying and occupancy costs by 0.1% of revenues on higher revenues.

        Selling, general and administrative expenses (excluding depreciation).    SG&A expenses as a percentage of revenues decreased to 22.4% of revenues in year-to-date fiscal 2013 compared to 23.1% of revenues in the prior year fiscal period. The decrease in SG&A expenses by 0.7% of revenues in year-to-date fiscal 2013 were primarily due to:

  •
  lower current and long-term incentive compensation costs of approximately 0.7% of revenues; and

  •
  favorable payroll and other costs of approximately 0.2% of revenues primarily due to the leveraging of these expenses on higher revenues; partially offset by

  •
  higher planned selling and online marketing costs of approximately 0.2% of revenues incurred in connection with the continuing expansion of our omni-channel capabilities.

        Income from credit card program.    We earned credit card Program Income of $39.5 million, or 1.1% of revenues, in year-to-date fiscal 2013 compared to $38.4 million, or 1.1% of revenues, in year-to-date fiscal 2012.

        Depreciation and amortization expenses.    Depreciation expense was $100.9 million, or 2.9% of revenues, in year-to-date fiscal 2013 compared to $95.7 million, or 2.9% of revenues, in year-to-date fiscal 2012.

        Amortization of intangible assets (primarily customer lists and favorable lease commitments) aggregated $35.5 million, or 1.0% of revenues, in year-to-date fiscal 2013 compared to $38.1 million, or 1.1% of revenues, in year-to-date fiscal 2012. The decrease in amortization expense is primarily due to certain short-lived intangible assets becoming fully amortized.

        Equity in loss of foreign e-commerce retailer.    In the third quarter of fiscal year 2012, we made a strategic investment in a foreign e-commerce retailer. This investment is accounted for under the equity method and our equity in the investee's loss was $8.9 million, or 0.3% of revenues, in year-to-date fiscal 2013.

        Operating earnings.    Total operating earnings in year-to-date fiscal 2013 were $402.5 million, or 11.4% of revenues, compared to $378.1 million, or 11.3% of revenues, in year-to-date fiscal 2012. Our operating earnings margin increased by 0.1% of revenues in year-to-date fiscal 2013 primarily due to:

  •
  lower SG&A expenses of 0.7% of revenues primarily driven by lower current and long-term incentive compensation costs; and

  •
  lower depreciation and amortization charges of 0.1% of revenues; partially offset by

  •
  an increase in COGS of 0.5% of revenues primarily due to higher markdowns and promotional costs; and

  •
  our equity in losses from our investment in a foreign e-commerce retailer of 0.3% of revenues.

        Segment operating earnings.    Segment operating earnings for our Specialty Retail Stores and Online segments do not reflect either the impact of adjustments to revalue our assets and liabilities to estimated fair value at the Acquisition date or impairment charges related to declines in fair value subsequent to the Acquisition. The reconciliation of segment operating earnings to total operating earnings is as follows:

	Thirty-nine weeks ended
(in millions)	April 27, 2013	April 28, 2012
Specialty Retail Stores	$366.2	$362.2
Online	124.9	106.7
Corporate expenses	(44.2)	(52.7)
Equity in loss of foreign e-commerce retailer	(8.9)	—
Amortization of intangible assets and favorable lease commitments	(35.5)	(38.1)

Total operating earnings	$402.5	$378.1

        Operating earnings for our Specialty Retail Stores segment were $366.2 million, or 13.3% of Specialty Retail Stores revenues, in year-to-date fiscal 2013 compared to $362.2 million, or 13.6% of Specialty Retail Stores revenues, for the prior year fiscal period. The decrease in operating margin as a percentage of revenues for our Specialty Retail Stores segment was primarily due to:

  •
  decreased product margins as a result of higher markdowns and promotional costs; partially offset by

  •
  lower SG&A expenses primarily due to lower current incentive compensation costs.

        Operating earnings for our Online segment were $124.9 million, or 16.1% of Online revenues, in year-to-date fiscal 2013 compared to $106.7 million, or 15.9% of Online revenues, for the prior year fiscal period. The increase in operating margin as a percentage of revenues for our Online segment was primarily the result of:

  •
  leveraging of buying and occupancy costs and SG&A expenses, net of investments in marketing expenses to support our omni-channel strategies, on the higher level of revenues; partially offset by

  •
  lower product margins as a result of higher markdowns and promotional costs;

  •
  higher delivery and processing net costs as a result of lower revenues collected from our customers; and

  •
  higher depreciation expense.

        Interest expense.    Net interest expense was $134.8 million, or 3.8% of revenues, in year-to-date fiscal 2013 and $130.5 million, or 3.9% of revenues, for the prior year fiscal period. Excluding the $15.6 million loss on debt extinguishment, net interest expense decreased by $11.4 million in year-to-date fiscal 2013 primarily attributable to the effects of the Refinancing Transactions executed in the second quarter of fiscal year 2013. The significant components of interest expense are as follows:

	Thirty-nine weeks ended
(in thousands)	April 27, 2013	April 28, 2012
Asset-Based Revolving Credit Facility	$1,363	$240
Senior Secured Term Loan Facility	80,034	74,475
2028 Debentures	6,680	6,679
Senior Subordinated Notes	19,031	38,905
Amortization of debt issue costs	6,276	6,350
Other, net	5,911	4,984
Capitalized interest	(127)	(1,100)

	$119,168	$130,533
Loss on debt extinguishment	15,597	—

Interest expense, net	$134,765	$130,533

        Income tax expense.    Our effective income tax rate for year-to-date fiscal 2013 was 39.9% compared to 38.9% for year-to-date fiscal 2012. Our effective income tax rates exceeded the federal statutory rate primarily due to:

  •
  state income taxes; and

  •
  the lack of a U.S. tax benefit related to the losses from our investment in a foreign e-commerce retailer in year-to-date fiscal 2013.

        We file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. During the second quarter of fiscal year 2013, the Internal Revenue Service (IRS) began its audit of our fiscal year 2010 and 2011 income tax returns and closed its audit of our fiscal year 2008 and 2009 income tax returns. With respect to state and local jurisdictions, with limited exceptions, the Company and its subsidiaries are no longer subject to income tax audits for fiscal years before 2008. We believe our recorded tax liabilities as of April 27, 2013 are sufficient to cover any potential assessments to be made by the IRS or other taxing authorities upon the completion of their examinations and we will continue to review our recorded tax liabilities for potential audit assessments based upon subsequent events, new information and future circumstances. We believe it is reasonably possible that additional adjustments in the amounts of our unrecognized tax benefits could occur within the next twelve months as a result of settlements with tax authorities or expiration of statutes of limitation. At this time, we do not believe such adjustments will have a material impact on our Consolidated Financial Statements or Condensed Consolidated Financial Statements.

Fiscal Year Ended July 28, 2012 Compared to Fiscal Year Ended July 30, 2011

        Revenues.    Our revenues for fiscal year 2012 of $4,345.4 million increased by $343.1 million, or 8.6%, from $4,002.3 million in fiscal year 2011. The increase in revenues was due to increases in comparable revenues resulting from a higher level of customer demand. New stores generated revenues of $27.6 million in fiscal year 2012.

        Comparable revenues for fiscal year 2012 were $4,317.8 million compared to $4,000.7 million in fiscal year 2011, representing an increase of 7.9%. Changes in comparable revenues, by quarter and by reportable segment, were:

	Fiscal year 2012			Fiscal year 2011
	Specialty Retail Stores	Online	Total	Specialty Retail Stores	Online	Total
First fiscal quarter	6.4%	15.2%	8.0%	5.1%	12.8%	6.4%
Second fiscal quarter	7.8	13.5	9.0	6.0	6.3	6.0
Third fiscal quarter	4.3	17.5	6.7	8.3	16.1	9.7
Fourth fiscal quarter	5.3	18.8	7.9	11.0	11.0	11.0

        Cost of goods sold including buying and occupancy costs (excluding depreciation).    COGS for fiscal year 2012 were 64.3% of revenues compared to 64.7% of revenues for fiscal year 2011. The decrease in COGS by 0.4% of revenues for fiscal year 2012 was primarily due to:

  •
  increased product margins of approximately 0.4% of revenues driven by favorable merchandise mix, higher levels of full-price sales and lower net markdowns and promotions costs, primarily attributable to our Specialty Retail Stores segment; and

  •
  the leveraging of buying and occupancy costs by 0.2% of revenues on higher revenues; partially offset by

  •
  higher delivery and processing net costs of 0.3% of revenues from our Online segment.

        Selling, general and administrative expenses (excluding depreciation).    SG&A expenses as a percentage of revenues increased to 23.4% of revenues in fiscal year 2012 compared to 23.3% of revenues in fiscal year 2011. The net increase in SG&A expenses by 0.1% of revenues in fiscal year 2012 was primarily due to:

  •
  higher marketing and selling costs of approximately 0.3% of revenues primarily due to higher web marketing expenditures at our Online segment; partially offset by

  •
  favorable payroll and other costs, net of costs incurred in connection with our corporate initiatives, of approximately 0.3% of revenues, primarily due to the net leveraging of these expenses on higher revenues.

        Income from credit card program.    We earned Program Income of $51.6 million, or 1.2% of revenues, in fiscal year 2012 compared to $46.0 million, or 1.1% of revenues, in fiscal year 2011. The increase in income from credit card program is primarily due to improvements in the overall profitability and performance of the credit card portfolio.

        Depreciation expense.    Depreciation expense was $130.1 million, or 3.0% of revenues, in fiscal year 2012 compared to $132.4 million, or 3.3% of revenues, in fiscal year 2011. The decrease in depreciation expense resulted primarily from lower levels of capital expenditures in recent years.

        Amortization expense.    Amortization expense of intangible assets (primarily customer lists and favorable lease commitments) aggregated $50.1 million, or 1.1% of revenues, in fiscal year 2012 compared to $62.5 million, or 1.6% of revenues, in fiscal year 2011. The decrease in amortization expense is primarily due to certain short-lived intangible assets becoming fully amortized.

        Segment operating earnings.    Segment operating earnings for our Specialty Retail Stores and Online segments do not reflect either the impact of adjustments to revalue our assets and liabilities to estimated fair value at the Acquisition date or impairment charges related to declines in fair value subsequent to the Acquisition date. The reconciliation of segment operating earnings to total operating earnings is as follows:

	Fiscal year ended
(in millions)	July 28, 2012	July 30, 2011
Specialty Retail Stores	$391.2	$344.9
Online	132.4	113.0
Corporate expenses	(68.4)	(65.7)
Equity in loss of foreign e-commerce retailer	(1.5)	—
Amortization of intangible assets and favorable lease commitments	(50.1)	(62.5)

Total operating earnings	$403.6	$329.7

        Operating earnings for our Specialty Retail Stores segment were $391.2 million, or 11.3% of Specialty Retail Stores revenues, for fiscal year 2012 compared to $344.9 million, or 10.6% of Specialty Retail Stores revenues, for the prior fiscal year. The increase in operating margin as a percentage of revenues for our Specialty Retail Stores segment was primarily due to:

  •
  the leveraging of a significant portion of our expenses on the higher level of revenues; and

  •
  increased margins due to higher levels of full-price sales and lower net markdowns and promotions costs.

        Operating earnings for our Online segment were $132.4 million, or 15.1% of Online revenues, in fiscal year 2012 compared to $113.0 million, or 14.9% of Online revenues, for the prior fiscal year. The increase in operating margin as a percentage of revenues for our Online segment was primarily the result of:

  •
  the leveraging of a significant portion of our expenses on the higher level of revenues; partially offset by

  •
  decreased margins primarily due to higher delivery and processing net costs, partially offset by favorable product margins; and

  •
  higher marketing and selling costs.

        Interest expense, net.    Net interest expense was $175.2 million, or 4.0% of revenues, in fiscal year 2012 and $280.5 million, or 7.0% of revenues, for the prior fiscal year. The net decrease in interest expense is primarily due to 1) the repurchase and redemption of our 9.0%/9.75% Senior Notes due 2015 (the "Senior Notes") in the fourth quarter of fiscal year 2011, partially offset by 2) higher interest expense incurred on the higher Senior Secured Term Loan Facility borrowings. Additionally, in connection with the Refinancing Transactions, we incurred a loss on debt extinguishment of $70.4 million in the fourth quarter of fiscal year 2011.

        The significant components of interest expense are as follows:

	Fiscal year ended
(in thousands)	July 28, 2012	July 30, 2011
Asset-Based Revolving Credit Facility	$1,052	$—
Senior Secured Term Loan Facility	98,989	75,233
2028 Debentures	8,906	8,881
Senior Notes	—	53,916
Senior Subordinated Notes	51,873	51,732
Amortization of debt issue costs	8,457	14,661
Other, net	7,040	6,177
Capitalized interest	(1,080)	(535)

	$175,237	$210,065
Loss on debt extinguishment	—	70,388

Interest expense, net	$175,237	$280,453

        Income tax expense (benefit).    Our effective income tax rate for fiscal year 2012 was 38.7% compared to 35.8% for fiscal year 2011. Our effective income tax rate for fiscal year 2012 and fiscal year 2011 exceeded the statutory rate primarily due to state income taxes and settlements with taxing authorities.

Fiscal Year Ended July 30, 2011 Compared to Fiscal Year Ended July 31, 2010

        Revenues.    Our revenues for fiscal year 2011 of $4,002.3 million increased by $309.5 million, or 8.4%, from $3,692.8 million in fiscal year 2010. The increase in revenues was due to increases in comparable revenues resulting from a higher level of customer demand. New stores generated revenues of $9.7 million in fiscal year 2011.

        Comparable revenues for fiscal year 2011 were $3,992.6 million compared to $3,692.8 million in fiscal year 2010, representing an increase of 8.1%. Changes in comparable revenues, by quarter and by reportable segment, were:

	Fiscal year 2011			Fiscal year 2010
	Specialty Retail Stores	Online	Total	Specialty Retail Stores	Online	Total
First fiscal quarter	5.1%	12.8%	6.4%	(14.9)%	(7.2)%	(13.7)%
Second fiscal quarter	6.0	6.3	6.0	(0.6)	5.9	0.6
Third fiscal quarter	8.3	16.1	9.7	9.5	6.9	9.1
Fourth fiscal quarter	11.0	11.0	11.0	4.9	13.6	6.5

        Cost of goods sold including buying and occupancy costs (excluding depreciation).    COGS for fiscal year 2011 was 64.7% of revenues compared to 65.5% of revenues for fiscal year 2010. The decrease in COGS by 0.8% of revenues for fiscal year 2011 was primarily due to:

  •
  increased product margins of approximately 0.9% of revenues in our Specialty Retail Stores segment due to higher levels of full-price sales and lower net markdowns and promotions costs; and

  •
  the leveraging of buying and occupancy costs by 0.5% of revenues on higher revenues; partially offset by

  •
  decreased product margins generated by our Online segment of approximately 0.6% primarily due to higher net markdowns in response to lower than anticipated customer demand, particularly during the second quarter of fiscal year 2011, and lower delivery and processing net revenues.

        Selling, general and administrative expenses (excluding depreciation).    SG&A expenses as a percentage of revenues decreased to 23.3% of revenues in fiscal year 2011 compared to 24.0% of revenues in the prior fiscal year. The net decrease in SG&A expenses by 0.7% of revenues in fiscal year 2011 was primarily due to:

  •
  lower spending for professional fees and expenses, primarily costs related to corporate initiatives incurred in fiscal year 2010, of approximately 0.5% of revenues; and

  •
  favorable payroll and related costs of approximately 0.3% of revenues, primarily due to the leveraging of these expenses on higher revenues and lower benefits costs incurred; partially offset by

  •
  higher marketing and selling costs of approximately 0.1% of revenues.

        Income from credit card program.    We earned Program Income of $46.0 million, or 1.1% of revenues, in fiscal year 2011 compared to $59.1 million, or 1.6% of revenues, in fiscal year 2010. We amended and extended our Program Agreement effective July 2010. The decrease in Program Income in fiscal year 2011 compared to the prior fiscal year is attributable to the impact of the change in the amended contractual terms of our Program Agreement.

        Depreciation expense.    Depreciation expense was $132.4 million, or 3.3% of revenues, in fiscal year 2011 compared to $141.8 million, or 3.8% of revenues, in fiscal year 2010. The decrease in depreciation expense resulted primarily from recent lower levels of capital spending.

        Amortization expense.    Amortization expense of intangible assets (primarily customer lists and favorable lease commitments) aggregated $62.5 million, or 1.6% of revenues, in fiscal year 2011 compared to $73.3 million, or 2.0% of revenues, in fiscal year 2010. The decrease in amortization expense is primarily due to certain short-lived intangible assets becoming fully amortized.

        Segment operating earnings.    Segment operating earnings for our Specialty Retail Stores and Online segments do not reflect either the impact of adjustments to revalue our assets and liabilities to estimated fair value at the Acquisition date or impairment charges related to declines in fair value subsequent to the Acquisition date. The reconciliation of segment operating earnings to total operating earnings is as follows:

	Fiscal year ended
(in millions)	July 30, 2011	July 31, 2010
Specialty Retail Stores	$344.9	$272.5
Online	113.0	112.6
Corporate expenses	(65.7)	(80.0)
Amortization of intangible assets and favorable lease commitments	(62.5)	(73.3)

Total operating earnings	$329.7	$231.8

        Operating earnings for our Specialty Retail Stores segment were $344.9 million, or 10.6% of Specialty Retail Stores revenues, for fiscal year 2011 compared to $272.5 million, or 9.1% of Specialty

Retail Stores revenues, for the prior fiscal year. The increase in operating margin as a percentage of revenues for our Specialty Retail Stores segment was primarily due to:

  •
  higher levels of full-price sales and lower net markdowns and promotions costs; and

  •
  the leveraging of a significant portion of our expenses on the higher level of revenues; partially offset by higher marketing and selling costs; and

  •
  a lower level of income from our credit card program.

        Operating earnings for our Online segment were $113.0 million, or 14.9% of Online revenues, in fiscal year 2011 compared to $112.6 million, or 16.5% of Online revenues, for the prior fiscal year. The decrease in operating margin as a percentage of revenues for our Online segment was primarily the result of:

  •
  decreased product margins primarily due to higher net markdowns and lower delivery and processing net revenues;

  •
  higher marketing and selling costs; and

  •
  a lower level of income from our credit card program.

        Interest expense, net.    Net interest expense was $280.5 million, or 7.0% of revenues, in fiscal year 2011 and $237.1 million, or 6.4% of revenues, for the prior fiscal year. Excluding the $70.4 million loss on debt extinguishment, net interest expense decreased by $27.0 million in fiscal year 2011 due to lower interest rates on our floating rate indebtedness.

        The significant components of interest expense are as follows:

	Fiscal year ended
(in thousands)	July 30, 2011	July 31, 2010
Senior Secured Term Loan Facility	$75,233	$83,468
2028 Debentures	8,881	8,886
Senior Notes	53,916	68,315
Senior Subordinated Notes	51,732	51,732
Amortization of debt issue costs	14,661	18,697
Other, net	6,177	6,296
Capitalized interest	(535)	(286)

	$210,065	$237,108
Loss on debt extinguishment	70,388	—

Interest expense, net	$280,453	$237,108

        In connection with the Refinancing Transactions (defined herein), we incurred a loss on debt extinguishment of $70.4 million which included 1) costs of $37.9 million related to the tender for and redemption of our Senior Notes and 2) the write-off of $32.5 million of debt issuance costs related to the extinguished debt facilities. The total loss on debt extinguishment was recorded in the fourth quarter of fiscal year 2011 as a component of interest expense. In addition, we incurred debt issuance costs in fiscal year 2011, primarily in connection with the Refinancing Transactions, of approximately $33.9 million which are being amortized over the terms of the amended debt facilities.

        Income tax expense (benefit).    Our effective income tax rate for fiscal year 2011 was 35.8% compared to 65.4% for fiscal year 2010. In fiscal year 2011, our effective tax rate exceeded the statutory rate primarily due to state income taxes and settlements with taxing authorities. In fiscal year 2010, we generated a loss before income taxes of approximately $5.3 million, which resulted in a recorded income tax benefit of approximately $3.5 million and an effective tax rate of 65.4%. The effective tax rate for fiscal year 2010 exceeded the statutory rate primarily due to the relative significance of state taxes, non-taxable income and non-deductible expense to our pretax loss.

Non-GAAP Financial Measure—EBITDA and Adjusted EBITDA

        We present the financial performance measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA because we use these measures to monitor and evaluate the performance of our business and believe the presentation of these measures will enhance investors' ability to analyze trends in our business, evaluate our performance relative to other companies in our industry and evaluate our ability to service our debt. EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles in the United States (GAAP). Our computations of EBITDA and Adjusted EBITDA may vary from others in our industry. In addition, we use performance targets based on EBITDA as a component of the measurement of incentive compensation as described under "Executive Compensation—2012 Executive Officer Compensation."

        The non-GAAP measures of EBITDA and Adjusted EBITDA contain some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing our Senior Secured Asset-Based Revolving Credit Facility and Senior Secured Term Loan Facility. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating earnings (loss) or net earnings (loss) as measures of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as and should not be considered as alternatives to cash flows as measures of liquidity. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

  •
  do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  do not reflect changes in, or cash requirements for, our working capital needs;

  •
  do not reflect our considerable interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  exclude tax payments that represent a reduction in available cash; and

  •
  do not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

        The following table reconciles net earnings (loss) as reflected in our Consolidated Statements of Operations and Condensed Consolidated Statements of Comprehensive Earnings prepared in accordance with GAAP to EBITDA:

	Thirty-nine weeks ended		Fiscal year ended
(dollars in millions)	April 27, 2013	April 28, 2012	July 28, 2012	July 30, 2011	July 31, 2010
Net earnings (loss)	$160.8	$151.1	$140.1	$31.6	$(1.8)
Income tax expense (benefit)	106.9	96.5	88.3	17.7	(3.5)
Interest expense, net	134.8	130.5	175.2	280.5	237.1
Depreciation expense	100.9	95.7	130.1	132.4	141.8
Amortization of intangible assets and favorable lease commitments	35.5	38.1	50.1	62.5	73.3

EBITDA	$538.9	$511.9	$583.8	$524.7	$446.9
EBITDA as a percentage of revenues	15.3%	15.3%	13.4%	13.1%	12.1%
Management fee paid to Principal Stockholders(1)	8.8	8.4	10.0	10.0	9.2
International advisory and other fees(2)	—	4.3	6.2	—	—

Adjusted EBITDA	$547.7	$524.6	$600.0	$534.7	$456.1

Adjusted EBITDA as a percentage of revenues	15.5%	15.7%	13.8%	13.4%	12.4%

(1)
We will no longer pay periodic management fees to the Principal Stockholders after this offering. Upon completion of this offering, we expect to pay a one-time fee to the Principal Stockholders in the amount of $                    . See "Certain Relationships and Related Party Transactions."

(2)
In fiscal year 2012, we incurred advisory and other fees related to our international investment.

Inflation and Deflation

        We believe changes in revenues and net earnings that have resulted from inflation or deflation have not been material during the past three fiscal years. In recent years, we have experienced certain inflationary conditions in our cost base due primarily to changes in foreign currency exchange rates that have reduced the purchasing power of the U.S. dollar and, to a lesser extent, to increases in selling, general and administrative expenses, particularly with regard to employee benefits, and increases in fuel prices and costs impacted by increases in fuel prices, such as freight and transportation costs.

        We purchase a substantial portion of our inventory from foreign suppliers whose costs are affected by the fluctuation of their local currency against the dollar or who price their merchandise in currencies other than the dollar. Fluctuations in the Euro-U.S. dollar exchange rate affect us most significantly; however, we source goods from numerous countries and thus are affected by changes in numerous currencies and, generally, by fluctuations in the U.S. dollar relative to such currencies. Accordingly, changes in the value of the dollar relative to foreign currencies may increase the retail prices of goods offered for sale and/or increase our cost of goods sold. If our customers reduce their levels of spending in response to increases in retail prices and/or we are unable to pass such cost increases to our customers, our revenues, gross margins, and ultimately our earnings, could decrease. Foreign currency fluctuations could have a material adverse effect on our business, financial condition and results of operations in the future.

Liquidity and Capital Resources

        Our cash requirements consist principally of:

  •
  the funding of our merchandise purchases;

  •
  debt service requirements;

  •
  capital expenditures for expansion and growth strategies, including new store construction, store renovations and upgrades of our management information systems;

  •
  income tax payments; and

  •
  obligations related to our defined benefit pension plan ("Pension Plan").

        Our primary sources of short-term liquidity are comprised of cash on hand, availability under the Asset-Based Revolving Credit Facility and vendor payment terms. The amounts of cash on hand and borrowings under the Asset-Based Revolving Credit Facility are influenced by a number of factors, including revenues, working capital levels, vendor terms, the level of capital expenditures, cash requirements related to financing instruments and debt service obligations, Pension Plan funding obligations and tax payment obligations, among others.

        Our working capital requirements fluctuate during the fiscal year, increasing substantially during the first and second quarters of each fiscal year as a result of higher seasonal levels of inventories. We have typically financed our cash requirements with available cash balances, cash flows from operations and, if necessary, with cash provided from borrowings under our credit facilities. We made a net $80.0 million repayment of outstanding borrowings under our Asset-Based Revolving Credit Facility in year-to-date fiscal 2013 and have outstanding borrowings of $20.0 million at April 27, 2013.

        We believe that operating cash flows, cash balances, available vendor payment terms and amounts available pursuant to the Asset-Based Revolving Credit Facility will be sufficient to fund our cash requirements through the remainder of fiscal year 2013, including merchandise purchases, anticipated capital expenditure requirements, debt service requirements, income tax payments and obligations related to our Pension Plan.

        Cash and cash equivalents were $68.6 million at April 27, 2013, $49.3 million at July 28, 2012 and $64.7 million at April 28, 2012. Net cash provided by our operating activities was $233.3 million in year-to-date fiscal 2013 compared to $206.0 million in year-to-date fiscal 2012. Cash provided by operating activities increased primarily due to higher earnings and operational cash flows partially offset by higher working capital requirements. Net cash provided by our operating activities was $259.8 million in fiscal year 2012 compared to $272.4 million in fiscal year 2011.

        Net cash used for investing activities, primarily representing capital expenditures, was $113.6 million in year-to-date fiscal 2013 compared to $138.0 million in year-to-date fiscal 2012, and $152.8 million in fiscal year 2012 compared to $94.2 million in fiscal year 2011. We incurred capital expenditures in both year-to-date fiscal 2013 and fiscal 2012 related to remodels of our Bergdorf Goodman and Bal Harbour stores and information technology enhancements. During year-to-date fiscal 2013, we also incurred capital expenditures for the renovation of our Michigan Avenue Neiman Marcus store (Chicago, Illinois) as well as for the construction of a distribution facility in Pittston, Pennsylvania. Currently, we project gross capital expenditures for fiscal year 2013 to be approximately $140 to $150 million. Net of developer contributions, capital expenditures for fiscal year 2013 are projected to be approximately $135 to $145 million.

        Net cash used for financing activities was $100.4 million in year-to-date fiscal 2013 compared to a net cash used of $324.9 million in year-to-date fiscal 2012. Net cash used for financing activities was $349.9 million in fiscal year 2012 compared to $277.6 million in fiscal year 2011. Net cash used for financing activities in year-to-date fiscal 2013 reflects the impact of the Refinancing Transactions executed during the second quarter of fiscal year 2013. In connection with the Refinancing Transactions, we incurred incremental borrowings under the Senior Secured Term Loan Facility, as amended, of approximately $500.0 million. These proceeds, along with cash on hand, were used to repurchase or redeem the principal amount of the 10.375% Senior Subordinated Notes due 2015 (the "Senior Subordinated Notes"). Our payments to holders of the Senior Subordinated Notes in the tender offer and redemption (including transaction costs), taken together, aggregated approximately $510.7 million. In addition, we incurred debt issuance costs of approximately $9.8 million in connection with the Refinancing Transactions and the repricing amendment with respect to the Senior Secured Term Loan Facility. Net cash used for financing activities in year-to-date fiscal 2013 also included a net $80.0 million repayment of outstanding borrowings under our Asset-Based Revolving Credit Facility. Net cash used for financing activities in year-to-date fiscal 2012 and fiscal year 2012 reflects the net impact of the 2012 Dividend payment of $449.3 million in the third quarter of fiscal year 2012.

Financing Structure at April 27, 2013

        Our major sources of funds have been comprised of vendor payment terms, a $700.0 million Asset-Based Revolving Credit Facility, $2,560.0 million Senior Secured Term Loan Facility, $125.0 million 2028 Debentures and operating leases.

        In the second quarter of fiscal year 2013, we executed the following transactions, collectively referred to as the "Refinancing Transactions":

  •
  amended the Senior Secured Term Loan Facility to provide for the incurrence of an incremental term loan, increasing the principal amount of that facility to $2,560.0 million;

  •
  repurchased or redeemed $500.0 million principal amount of Senior Subordinated Notes; and

  •
  amended the Senior Secured Asset-Based Revolving Credit Facility to allow these transactions.

        The purpose of the Refinancing Transactions was to lower our interest expense going forward by taking advantage of current market conditions and to extend the maturity of our indebtedness.

        Senior Secured Asset-Based Revolving Credit Facility.    At April 27, 2013, we had a Senior Secured Asset-Based Revolving Credit Facility providing for a maximum committed borrowing capacity of $700.0 million (the "Asset-Based Revolving Credit Facility"). The Asset-Based Revolving Credit Facility matures on May 17, 2016 (or, if earlier, the date that is 45 days prior to the scheduled maturity of our Senior Secured Term Loan Facility, or any indebtedness refinancing it, unless refinanced as of that date). On April 27, 2013, we had $20.0 million of borrowings outstanding under this facility, no outstanding letters of credit and $610.0 million of unused borrowing availability.

        Availability under the Asset-Based Revolving Credit Facility is subject to a borrowing base. The Asset-Based Revolving Credit Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice. The borrowing base is equal to at any time the sum of (a) 90% of the net orderly liquidation value of eligible inventory, net of certain reserves, plus (b) 85% of the amounts owed by credit card processors in respect of eligible credit card accounts constituting proceeds from the sale or disposition of inventory, less certain reserves. NMG must at all times maintain excess availability of at least the greater of (a) 10% of the lesser of 1) the aggregate revolving commitments and 2) the borrowing base and (b) $50 million, but NMG is not required to maintain a fixed charge coverage ratio.

        See "Description of Certain Indebtedness" for a further description of the terms of the Asset-Based Revolving Credit Facility.

        Senior Secured Term Loan Facility.    In October 2005, we entered into a credit agreement and related security and other agreements for a $1,975.0 million Senior Secured Term Loan Facility (the "Senior Secured Term Loan Facility"). In May 2011, we entered into an amendment and restatement (the "TLF Amendment") of the Senior Secured Term Loan Facility. The TLF Amendment increased the amount of borrowings to $2,060.0 million and extended the maturity of the loans to May 16, 2018. Loans that were not extended under the TLF Amendment were refinanced. The proceeds of the incremental borrowings under the term loan facility, along with cash on hand, were used to repurchase or redeem the $752.4 million principal amount outstanding of Senior Notes. The TLF Amendment also provided for an uncommitted incremental facility to request lenders to provide additional term loans, upon certain conditions, including that NMG's secured leverage ratio (as defined in the TLF Amendment) is less than or equal to 4.50 to 1.00 on a pro forma basis after giving effect to the incremental loans and the use of proceeds thereof.

        In November 2012, we entered into a further amendment to the Senior Secured Term Loan Facility in order to provide for the incurrence of an incremental term loan, increasing the principal amount of that facility to $2,560.0 million. The incremental term loan under the Senior Secured Term Loan Facility bears interest under the same terms as the previously existing Senior Secured Term Loan Facility and has the same maturity. The proceeds of the incremental borrowing, along with cash on hand, were used to repurchase or redeem the $500.0 million principal amount outstanding of Senior Subordinated Notes.

        At April 27, 2013, the outstanding balance under the Senior Secured Term Loan Facility was $2,560.0 million. The principal amount of the loans outstanding is due and payable in full on May 16, 2018.

        Depending on its leverage ratio as defined in the credit agreement governing the Senior Secured Term Loan Facility, NMG could be required to prepay outstanding term loans from a certain portion of its annual excess cash flow, as defined in the credit agreement. The calculation of excess cash flow under the credit agreement includes net income, adjusted for non-cash charges, decreases in working capital and long-term accounts receivable and other adjustments, less the sum of the amount of non-cash credits included in computing net income, capital expenditures, debt principal repayments and other adjustments. The leverage ratio under the credit agreement is computed as a ratio of total indebtedness to EBITDA, as such terms are defined in the credit agreement, for the period of the most recently ended four full consecutive fiscal quarters. Required excess cash flow payments commence at 50% of NMG's annual excess cash flow (which percentage will be reduced to 25% if NMG's leverage ratio is equal to or less than 5.0 to 1.0 but greater than 4.5 to 1.0 and will be reduced to 0% if NMG's leverage ratio is equal to or less than 4.5 to 1.0). NMG also must offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales under certain circumstances.

        See "Description of Certain Indebtedness" for a further description of the terms of the Senior Secured Term Loan Facility.

        2028 Debentures.    We have outstanding $125.0 million aggregate principal amount of 7.125% 2028 Debentures. Our 2028 Debentures mature on June 1, 2028 (the "2028 Debentures").

        See "Description of Certain Indebtedness" for a further description of the terms of the 2028 Debentures.

        Interest Rate Caps.    At April 27, 2013, we had outstanding floating rate debt obligations of $2,580.0 million. We have entered into interest rate cap agreements which cap LIBOR at 2.50% for an aggregate notional amount of $1,000.0 million from December 2012 through December 2014 in order to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. In the event LIBOR is less than 2.50%, we will pay interest at the lower LIBOR rate. In the event LIBOR is higher than 2.50%, we will pay interest at the capped rate of 2.50%.

Contractual Obligations and Commitments

        The following table summarizes our estimated significant contractual cash obligations at July 28, 2012:

	Payments Due by Period
(in thousands)	Total	Fiscal Year 2013	Fiscal Years 2014 - 2015	Fiscal Years 2016 - 2017	Fiscal Year 2018 and Beyond
Contractual obligations:
Senior Secured Asset-Based Revolving Credit Facility	$100,000	$—	$—	$100,000	$—
Senior Secured Term Loan Facility(1)	2,060,000	—	—	—	2,060,000
Senior Subordinated Notes	500,000	—	—	500,000	—
2028 Debentures	125,000	—	—	—	125,000
Interest requirements(2)	908,400	160,700	321,800	234,900	191,000
Lease obligations	811,600	57,300	101,800	87,700	564,800
Minimum pension funding obligation(3)	95,700	—	8,600	32,200	54,900
Other long-term liabilities(4)	74,500	6,300	13,600	14,600	40,000
Construction and purchase commitments(5)	1,369,100	1,308,400	60,700	—	—

	$6,044,300	$1,532,700	$506,500	$969,400	$3,035,700

(1)
The above table does not reflect future excess cash flow prepayments, if any, that may be required under the Senior Secured Term Loan Facility.

(2)
The cash obligations for interest requirements reflect 1) interest requirements on our fixed-rate debt obligations at their contractual rates and 2) interest requirements on floating rate debt obligations at rates in effect at July 28, 2012 (including the impact, if any, of our current interest rate cap agreements). Borrowings pursuant to the Senior Secured Term Loan Facility bear interest at floating rates, primarily based on LIBOR, but in no event less than a floor rate of 1.25%, plus applicable margins. As a consequence of the LIBOR floor rate, we estimate that a 1% increase in LIBOR would not significantly impact our annual interest requirements during fiscal year 2013.

(3)
At July 28, 2012 (the most recent measurement date), our actuarially calculated projected benefit obligation for our Pension Plan was $565.9 million and the fair value of the assets was $389.9 million resulting in a net liability of $176.0 million, which is included in other long-term liabilities at July 28, 2012. Our policy is to fund the Pension Plan at or above the minimum amount required by law. We made voluntary contributions to our Pension Plan of $29.3 million in fiscal year 2012 and $30.0 million in fiscal year 2011. As of July 28, 2012, we do not believe we will be required to make contributions to the Pension Plan for fiscal year 2013.

(4)
Included in other long-term liabilities at July 28, 2012 are our liabilities for our SERP and Postretirement Plans aggregating $128.7 million. Our scheduled obligations with respect to our SERP and Postretirement Plan liabilities consist of expected benefit payments through 2022, as currently estimated using information provided by our actuaries. Also included in other long-term liabilities at July 28, 2012 are our liabilities related to 1) uncertain tax positions (including related accruals for interest and penalties) of $8.7 million and 2) other obligations aggregating $31.4 million, primarily for employee benefits. Future cash obligations related to these liabilities are not currently estimable.

(5)
Construction commitments relate primarily to obligations pursuant to contracts for the construction of new stores and the renovation of existing stores expected as of July 28, 2012. These amounts represent the gross construction costs and exclude developer contributions of approximately $53.3 million, which we expect to receive pursuant to the terms of the construction contracts.

          In the normal course of our business, we issue purchase orders to vendors/suppliers for merchandise. Our purchase orders are not unconditional commitments but, rather represent executory contracts requiring performance by the vendors/suppliers, including the delivery of the merchandise prior to a specified cancellation date and the compliance with product specifications, quality standards and other requirements. In the event of the vendor's failure to meet the agreed upon terms and conditions, we may cancel the order.

          The following table summarizes the expiration of our other significant commercial commitments outstanding at July 28, 2012:

	Amount of Commitment by Expiration Period
(in thousands)	Total	Fiscal Year 2013	Fiscal Years 2014 - 2015	Fiscal Years 2016 - 2017	Fiscal Year 2018 and Beyond
Other commercial commitments:
Senior Secured Asset-Based Revolving Credit Facility(1)	$700,000	$—	$—	$700,000	$—
Surety bonds	5,034	5,034	—	—	—

	$705,034	$5,034	$—	$700,000	$—

(1)
As of July 28, 2012, we had $100.0 million of borrowings outstanding under our Senior Secured Asset-Based Revolving Credit Facility, $0.3 million of outstanding letters of credit and $529.7 million of unused borrowing availability. Our working capital requirements are greatest in the first and second fiscal quarters as a result of higher seasonal requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Structure at July 28, 2012—Senior Secured Asset-Based Revolving Credit Facility" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Seasonality."

        In addition to the items presented above, our other principal commercial commitments are comprised of common area maintenance costs, tax and insurance obligations and contingent rent payments.

        We had no off-balance sheet arrangements, other than operating leases entered into in the normal course of business, during fiscal year 2012.

Critical Accounting Policies

        The preparation of Consolidated Financial Statements and Condensed Consolidated Financial Statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions about future events. These estimates and assumptions affect amounts of assets, liabilities, revenues and expenses and the disclosure of gain and loss contingencies at the date of the accompanying Consolidated Financial Statements and Condensed Consolidated Financial Statements. Our current estimates are subject to change if different assumptions as to the outcome of future events were made. We evaluate our estimates and judgments on an ongoing basis and predicate those estimates and judgments on historical experience and on various other factors that we believe are reasonable under the circumstances. We make adjustments to our assumptions and judgments when facts and circumstances dictate. Since future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates we used in preparing the accompanying Consolidated Financial Statements and Condensed Consolidated Financial Statements.

        We believe the following critical accounting policies encompass the more significant judgments and estimates used in the preparation of our Consolidated Financial Statements and Condensed Consolidated Financial Statements.

        Revenues.    Revenues include sales of merchandise and services and delivery and processing revenues related to merchandise sold. Revenues are recognized at the later of the point of sale or the delivery of goods to the customer. Revenues associated with gift cards are recognized at the time of redemption by the customer. Revenues exclude sales taxes collected from our customers.

        Revenues are reduced when customers return goods previously purchased. We maintain reserves for anticipated sales returns primarily based on our historical trends related to returns by our customers. Our reserves for anticipated sales returns aggregated $51.2 million at April 27, 2013, $48.9 million at April 28, 2012, $34.0 million at July 28, 2012 and $28.6 million at July 30, 2011. As the vast majority of merchandise returns are made in less than 30 days after the sales transaction, we believe the risk that differences between our estimated and actual returns is minimal and will not have a material impact on our Consolidated Financial Statements or Condensed Consolidated Financial Statements.

        Merchandise Inventories and Cost of Goods Sold.    We utilize the retail inventory method of accounting. Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are determined by applying a calculated cost-to-retail ratio, for various groupings of similar items, to the retail value of our inventories. The cost of the inventory reflected on the Consolidated Balance Sheets and Condensed Consolidated Balance Sheets is decreased by charges to cost of goods sold at average cost and the retail value of the inventory is lowered through the use of markdowns. Earnings are negatively impacted when merchandise is marked down. As we adjust the retail value of our inventories through the use of markdowns to reflect market conditions, our merchandise inventories are stated at the lower of cost or market.

        The areas requiring significant management judgment related to the valuation of our inventories include 1) setting the original retail value for the merchandise held for sale, 2) recognizing merchandise for which the customer's perception of value has declined and appropriately marking the retail value of the merchandise down to the perceived value and 3) estimating the shrinkage that has occurred between physical inventory counts. These judgments and estimates, coupled with the averaging processes within the retail method can, under certain circumstances, produce varying financial results. Factors that can lead to different financial results include 1) determination of original retail values for merchandise held for sale, 2) identification of declines in perceived value of inventories and processing the appropriate retail value markdowns and 3) overly optimistic or conservative estimation of shrinkage. In prior years, we have not made material changes to our estimates of shrinkage or markdown requirements on inventories held as of the end of our fiscal years. We do not believe that changes in the assumptions and estimates, if any, used in the valuation of our inventories at July 28, 2012 will have a material effect on our future operating performance.

        Consistent with industry business practice, we receive allowances from certain of our vendors in support of the merchandise we purchase for resale. Certain allowances are received to reimburse us for markdowns taken or to support the gross margins that we earn in connection with the sales of the vendor's merchandise. These allowances result in an increase to gross margin when we earn the allowances and they are approved by the vendor. Other allowances we receive represent reductions to the amounts we pay to acquire the merchandise. These allowances reduce the cost of the acquired merchandise and are recognized at the time the goods are sold. We received vendor allowances of $52.8 million, or 1.5% of revenues in year-to-date fiscal 2013 and $53.0 million, or 1.6% of revenues in year-to-date fiscal 2012. We received vendor allowances of $92.5 million, or 2.1% of revenues, in fiscal year 2012, $87.5 million, or 2.2% of revenues, in fiscal year 2011 and $81.2 million, or 2.2% of revenues, in fiscal year 2010. The amounts of vendor allowances we receive fluctuate based on the level of markdowns taken and did not have a significant impact on the year-over-year change in gross margin during any of the periods presented.

        Long-lived Assets.    Property and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, we compute depreciation principally using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over five to 30 years while fixtures and equipment are depreciated over three to 15 years. Leasehold improvements are amortized over the shorter of the asset life or the lease term (which may include renewal periods when exercise of the renewal option is at our discretion and exercise of the renewal option is considered reasonably assured). Costs incurred for the development of internal computer software are capitalized and amortized using the straight-line method over three to ten years.

        We assess the recoverability of the carrying values of our store assets, consisting of property and equipment, customer lists and favorable lease commitments, annually and upon the occurrence of certain events. The recoverability assessment requires judgment and estimates of future store generated cash flows. The underlying estimates of cash flows include estimates for future revenues, gross margin rates and store expenses. To the extent our estimates for revenue growth and gross margin improvement are not realized, future annual assessments could result in impairment charges.

        Indefinite-Lived Intangible Assets and Goodwill.    Indefinite-lived intangible assets, such as tradenames and goodwill, are not subject to amortization. Rather, we assess the recoverability of indefinite-lived intangible assets and goodwill in the fourth quarter of each fiscal year and upon the occurrence of certain events.

        The recoverability assessment with respect to each of our indefinite-lived intangible assets requires us to estimate the fair value of the asset as of the assessment date. Such determination is made using discounted cash flow techniques. Significant inputs to the valuation model include:

  •
  future revenue, cash flow and/or profitability projections;

  •
  growth assumptions for future revenues as well as future gross margin rates, expense rates, capital expenditures and other estimates;

  •
  estimated market royalty rates that could be derived from the licensing of our tradenames to third parties in order to establish the cash flows accruing to the benefit of the Company as a result of our ownership of our tradenames; and

  •
  rates, based on our estimated weighted average cost of capital, used to discount the estimated cash flow projections to their present value (or estimated fair value).

        If the recorded carrying value of the tradename exceeds its estimated fair value, an impairment charge is recorded to write the tradename down to its estimated fair value. We currently estimate that the fair value of our tradenames decreases by approximately $302 million for each 0.5% decrease in market royalty rates and by approximately $125 million for each 0.5% increase in the weighted average cost of capital.

        The assessment of the recoverability of the goodwill associated with our Neiman Marcus stores, Bergdorf Goodman stores and Online reporting units involves a two-step process. The first step requires the comparison of the estimated enterprise fair value of each of our reporting units to its recorded carrying value. We estimate the enterprise fair value based on discounted cash flow techniques. If the recorded carrying value of a reporting unit exceeds its estimated enterprise fair value in the first step, a second step is performed in which we allocate the enterprise fair value to the fair value of the reporting unit's net assets. The second step of the impairment testing process requires, among other things, the estimation of the fair values of substantially all of our tangible and intangible assets. Any enterprise fair value in excess of amounts allocated to such net assets represents the implied fair value of goodwill for that reporting unit. If the recorded goodwill balance for a reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded to write goodwill down to its fair value. We currently estimate that a 5% decrease in the estimated fair value of the net assets of each of our reporting units as compared to the values used in the preparation of these financial statements would decrease the excess of fair value over the carrying value by approximately

$260 million. In addition, we currently estimate that the fair value of our goodwill decreases by approximately $380 million for each 0.5% increase in the discount rate used to estimate fair value.

        The impairment testing process related to our indefinite-lived intangible assets is subject to inherent uncertainties and subjectivity. The use of different assumptions, estimates or judgments with respect to the estimation of the projected future cash flows and the determination of the discount rate used to reduce such projected future cash flows to their net present value could materially increase or decrease any related impairment charge. We believe our estimates are appropriate based upon current market conditions and the best information available at the assessment date. However, future impairment charges could be required if we do not achieve our current revenue and profitability projections or the weighted average cost of capital increases.

        At July 28, 2012, the estimated fair values of each of our indefinite-lived intangible assets exceeded their recorded values by over 20%.

        Leases.    We lease certain retail stores and office facilities. Stores we own are often subject to ground leases. The terms of our real estate leases, including renewal options, range from six to 121 years. Most leases provide for monthly fixed minimum rentals or contingent rentals based upon sales in excess of stated amounts and normally require us to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs. For leases that contain predetermined, fixed calculations of minimum rentals, we recognize rent expense on a straight-line basis over the lease term. We recognize contingent rent expenses when it is probable that the sales thresholds will be reached during the year.

        Benefit Plans.    We sponsor a defined benefit Pension Plan, an unfunded supplemental executive retirement plan ("SERP Plan") which provides certain employees additional pension benefits and a postretirement plan providing eligible employees limited postretirement health care benefits ("Postretirement Plan"). In calculating our obligations and related expense, we make various assumptions and estimates, after consulting with outside actuaries and advisors. The annual determination of expense involves calculating the estimated total benefits ultimately payable to plan participants. We use the projected unit credit method in recognizing pension liabilities. The Pension Plan, SERP Plan and Postretirement Plan are valued annually as of the end of each fiscal year. As of the third quarter of fiscal year 2010, benefits offered to all employees under our Pension Plan and SERP Plan have been frozen.

        Significant assumptions related to the calculation of our obligations include the discount rates used to calculate the present value of benefit obligations to be paid in the future, the expected long-term rate of return on assets held by our Pension Plan and the health care cost trend rate for the Postretirement Plan. We review these assumptions annually based upon currently available information, including information provided by our actuaries.

        Significant assumptions utilized in the calculation of our projected benefit obligations as of July 28, 2012 and future expense requirements for our Pension Plan, SERP Plan and Postretirement Plan, and sensitivity analysis related to changes in these assumptions, are as follows:

			Using Sensitivity Rate
	Actual Rate	Sensitivity Rate Increase/(Decrease)	(Decrease)/ Increase in Liability (in millions)	(Decrease)/ Increase in Expense (in millions)
Pension Plan:
Discount rate	3.80%	0.25%	$(20.2)	$(0.1)
Expected long-term rate of return on plan assets	7.00%	(0.50)%	N/A	$1.8
SERP Plan:
Discount rate	3.60%	0.25%	$(3.4)	$—
Postretirement Plan:
Discount rate	3.80%	0.25%	$(0.7)	$—
Ultimate health care cost trend rate	8.00%	1.00%	$3.8	$0.2

        Stock Compensation.    At the date of grant, the stock option exercise price equals or exceeds the fair market value of our common stock. Because we are privately held and there is no public market for our common stock, the fair market value of our common stock is determined by our Compensation Committee at the time option grants are awarded. In determining the fair value of our common stock, the Compensation Committee considers such factors as our actual and projected financial results, the principal amount of our indebtedness, valuations performed by third parties, utilizing both discounted cash flow and market-based valuation techniques, and other factors it believes are material to the valuation process.

        In fiscal year 2013, we granted options for 2,200 shares in September 2012, 8,000 shares in November 2012 and 2,200 shares in February 2013. In connection with the determination of the fair value of our equity as of these award dates, management and our Compensation Committee considered:

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  the results of contemporaneous valuations of our equity as of March 30, 2012 and September 30, 2012 utilizing the work of an unrelated valuation specialist;

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  our operating performance from the valuation dates to each of the award dates;

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  our expectations as to our future operating performance as of each of the award dates; and

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  economic and competitive conditions, as well as our expectations, of future conditions as of each of the award dates.

        As to the contemporaneous valuations of our equity by an unrelated valuation specialist, such valuations utilized 1) discounted cash flow analysis based upon our long-term operating plan and expectations and 2) an assessment of market conditions and market valuations of comparable companies. In our estimation of fair value, primary weight was given to our discounted cash flow analysis.

        Significant inputs to the discounted cash flow analysis as of the valuation dates included our expectations as to future revenues, margin and expense rates, operating income, capital and working capital requirements. Additional significant inputs included the weighted average cost of capital to be used in the determination of the net present value of our future cash inflows and the appropriate liquidity discount in light of the lack of a public market for our equity.

        Recent Accounting Pronouncements.    In June 2011, the Financial Accounting Standards Board (FASB) issued guidance to improve the presentation and prominence of comprehensive earnings and its components as a result of convergence with International Financial Reporting Standards. We retroactively adopted this guidance in connection with the preparation of our consolidated financial statements for fiscal year 2012. The adoption of this guidance did not have a material impact on our consolidated financial statements.

        In September 2011, the FASB issued guidance to reduce the complexity and costs associated with interim and annual goodwill impairment tests, by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. While we adopted this guidance during the first quarter of fiscal year 2013, no impairment tests have been required in year-to-date fiscal 2013. We will perform our annual impairment tests in the fourth quarter of fiscal year 2013 and do not expect this guidance to have a material impact on our consolidated financial statements.

        In July 2012, the FASB issued guidance to reduce the complexity and costs associated with interim and annual indefinite-lived intangible assets impairment tests, by allowing an entity the option to make a qualitative evaluation about the likelihood of impairment to determine whether it should calculate the fair value of the indefinite-lived intangible assets. This guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, which is effective for us as of the first quarter of fiscal year 2014. We do not expect that the implementation of this standard will have a material impact on our consolidated financial statements.

        In February 2013, the FASB issued guidance to improve the reporting of reclassifications out of accumulated other comprehensive earnings depending on the significance of the reclassifications and whether they are required by U.S. generally accepted accounting principles (GAAP). This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2012, which is effective for us as of the first quarter of fiscal year 2014. We do not expect that the implementation of this standard will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        The market risk inherent in our financial instruments represents the potential loss arising from adverse changes in interest rates. We do not enter into derivative financial instruments for trading purposes. We seek to manage exposure to adverse interest rate changes through our normal operating and financing activities. We are exposed to interest rate risk through our borrowing activities, which are described in Note 5 of the Notes to Consolidated Financial Statements and Note 3 of the Notes to Condensed Consolidated Financial Statements.

        At April 27, 2013, we had outstanding floating rate debt obligations of $2,580.0 million consisting of outstanding borrowings under our Senior Secured Term Loan Facility and Senior Secured Asset-Based Revolving Credit Facility. Borrowings pursuant to the Senior Secured Term Loan Facility bear interest at floating rates, primarily based on LIBOR, but in no event less than a floor rate of 1.00%, plus applicable margins. The interest rate on the outstanding borrowings pursuant to the Asset-Based Revolving Credit Facility was 2.00% at April 27, 2013. We are required to pay interest on borrowings pursuant to a specified formula, as well as a commitment fee in respect to unused commitments, as set forth in Note 5 of the Notes to Consolidated Financial Statements and Note 3 of the Notes to Condensed Consolidated Financial Statements, which contain a further description of the terms of the Asset-Based Revolving Credit Facility.

        We have entered into interest rate cap agreements for an aggregate notional amount of $1,000.0 million in order to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. The interest rate cap agreements cap LIBOR at 2.50% from December 2012 through December 2014 with respect to the $1,000.0 million notional amount of such agreements. In the event LIBOR is less than 2.50%, we will pay interest at the lower LIBOR rate. In the event LIBOR is higher than 2.50%, we will pay interest at the capped rate of 2.50%. As of April 27, 2013, three-month LIBOR was 0.28%. As a consequence of the LIBOR floor rate described above, we estimate that a 1% increase in LIBOR would not significantly impact our annual interest requirements during fiscal year 2013.

        The effects of changes in the U.S. equity and bond markets serve to increase or decrease the value of pension plan assets, resulting in increased or decreased cash funding by us. We seek to manage exposure to adverse equity and bond returns by maintaining diversified investment portfolios and utilizing professional investment managers.

 BUSINESS

Business Overview

        We are one of the largest luxury, multi-branded, omni-channel fashion retailers in the world. We offer distinctive merchandise to a highly loyal and affluent customer base. With a history of 100+ years in retailing, the Neiman Marcus and Bergdorf Goodman brands are recognized as synonymous with fashion, luxury and style. We have established ourselves as a leading fashion authority among luxury consumers and are a premier retail partner for many of the world's most exclusive designers. During the twelve month period ended April 27, 2013, we generated revenues of $4.5 billion, which was an increase of 6.5% from the twelve month period ended April 28, 2012, operating earnings of $428 million, or 9.4% of revenues, and Adjusted EBITDA of $623 million, or 13.7% of revenues. During the thirty-nine week period ended April 27, 2013, we generated revenues of $3,529.2 million, which was an increase of 5.7% from the thirty-nine week period ended April 28, 2012, operating earnings of $402.5 million, or 11.4% of revenues, and Adjusted EBITDA of $547.7 million, or 15.5% of revenues.

        In our omni-channel retailing model, we operate in both the in-store and online retail channels to provide our customers with the ability to shop "anytime, anywhere, any device." We believe this omni-channel model maximizes the recognition of our brands and strengthens our customer relationships. We are investing and plan to continue to invest resources to further enhance the customer's seamless shopping experience across channels, which is consistent with our customers' expectations as well as our core value of exceptional customer service. We report our store operations as our Specialty Retail Stores segment and our direct-to-consumer operations as our Online segment.

        We currently operate 41 Neiman Marcus full-line stores in marquee retail locations in major U.S. markets, including U.S. gateway cities that draw customers from all over the world. In addition, we operate two Bergdorf Goodman stores in landmark locations on Fifth Avenue in New York City. Neiman Marcus and Bergdorf Goodman cater to a highly affluent customer, offering distinctive luxury women's and men's apparel and accessories, handbags, cosmetics, shoes and designer and precious jewelry. In addition, we operate 35 off-price, smaller format stores under the brand Last Call® catering to an aspirational, price-sensitive yet fashion-minded customer. We also operate six smaller format stores under the brand CUSP® catering to a younger customer focused on contemporary fashion.

        We complement our in-store operations with direct-to-consumer sales through our Online business, which currently generates annual sales of just over $1 billion, primarily through our e-commerce websites under the brands Neiman Marcus®, Bergdorf Goodman®, Last Call®, CUSP® and Horchow®. In addition, we have taken recent steps to globalize our Neiman Marcus brand. In 2012, we launched international shipping to over 100 countries, including Canada, Japan, Australia, Russia and several countries in the Middle East. In addition, we launched a full-price, Mandarin language e-commerce website for the Neiman Marcus brand to cater to the growing affluent population in China. Our well-established, online operation expands the reach of our brands internationally and beyond the trading area of our U.S. retail stores. Almost 40% of our online Neiman Marcus customers for fiscal year 2012 were located outside of the trade areas of our existing full-line store locations. We also use our Online operations as selling and marketing tools to increase the visibility and exposure of our brands and generate customer traffic within our retail stores.

Our Market Opportunity

        We operate in the growing luxury apparel and accessories segment of the retail industry and market and sell merchandise, both in-store and online. Our luxury-branded fashion vendors include, among others, Chanel, Gucci, Prada, David Yurman, Giorgio Armani, Akris, Brioni, Ermenegildo Zegna, Christian Louboutin, Van Cleef & Arpels and Tom Ford. Luxury and fashion brands intentionally maintain limited distribution of their merchandise to maximize brand exclusivity and to facilitate the sale of their goods at premium prices. Our omni-channel model offers our designers a distinctive distribution channel that adheres to their standards with respect to brand image and customer service. As a result, we believe we are the largest worldwide partner to many luxury brands. Additionally, we often work with less mature brands that are emerging in the fashion and luxury industry. We have a long history of identifying, developing and nurturing these emerging brands. This combination of established and new designers distinguishes our merchandise assortment and customer shopping experience.

        We believe that the global luxury goods industry is a very attractive segment of the overall apparel and accessories market. The global luxury goods industry has experienced strong growth since 2005 with this growth expected to continue. According to Euromonitor, the global luxury goods industry has grown at a compounded annual growth rate of 4.2% since 2005. The global luxury goods industry is expected to grow from $302 billion in 2012 to $427 billion in 2017, representing a compounded annual growth rate of 7.2%. The North American luxury goods industry is expected to grow from $83 billion to $114 billion over the same time period, representing a compounded annual growth rate of 6.6%. The online luxury goods industry represents approximately 6% of the total market. Since 2005, the global online luxury goods industry grew at a compounded annual growth rate of 8.6%. We believe growth in the online distribution channel for global luxury goods will continue to outpace the growth in the broader market.

        According to Wealth-X, over the next five years the number of worldwide ultra high net worth individuals is expected to grow at a compounded annual growth rate of 3.9%. In addition, over the next five years the wealth attributable to ultra high net worth individuals is expected to grow at a rate exceeding the growth in the total number of high net worth individuals, with an expected compounded annual growth rate of 5.5%.

        We believe that we are well-positioned to benefit from these trends, given that our core customer is affluent, well-educated and wired.

Our Competitive Strengths

        We believe the following strengths differentiate us from our competitors and position us well for future growth:

One of the largest luxury, multi-branded, omni-channel retailers enabling us to reach the wealthiest consumers worldwide

        We are one of the largest luxury, multi-branded, omni-channel fashion retailers in the world with what we believe to be two of the most globally recognized and reputable luxury brands—Neiman Marcus and Bergdorf Goodman. With a history of 100+ years in retailing, our iconic brands are recognized as synonymous with fashion, luxury and style. With approximately $4.5 billion in sales for the twelve month period ended April 27, 2013 and approximately $3.5 billion in sales for the thirty-nine week period ended April 27, 2013, we are significantly larger than other North American and European luxury, multi-branded retailers. We have an extensive omni-channel platform across our brands. Our significant investments in our omni-channel model enable our customers to shop "anytime, anywhere, any device." Our stores are located in marquee locations in metropolitan markets, including U.S. gateway cities that draw customers from around the world such as New York City, Miami, Los Angeles, San Francisco and Las Vegas. Our online operation enables us to reach the world's wealthiest consumers, which is critical to addressing the needs of our evolving global, fashion-conscious luxury consumers. We believe that our size, our reach, our reputation and our long-term relationships with designers allow us to obtain a better brand selection and a higher allocation of top merchandise.

Highly productive store base offering our customers a differentiated and personalized shopping experience

        We have a highly profitable and productive store base in many of the country's most prestigious locations. The combined store productivity of our Neiman Marcus and Bergdorf Goodman stores,

which was $545 per square foot for the twelve month period ended April 27, 2013, has consistently outperformed other luxury and premium multi-branded retailers over the last 10 years. Our shopping experience is highly differentiated. We offer our customers a curated selection of merchandise tailored to local aesthetics. Each of our stores is individually designed by market and provides a sumptuous shopping environment with high-end finishings, artwork and, in most cases, in-store restaurants. When combined with our strong selling culture, our stores provide our customers with a luxurious and enjoyable shopping experience.

Iconic Bergdorf Goodman brand with worldwide recognition and best-in-class productivity

        Through Bergdorf Goodman, we believe we are the premier luxury multi-branded retailer in New York City, providing our customers with a shopping experience that we believe to be unlike any other. Located in landmark Fifth Avenue locations near Central Park and The Plaza Hotel, we believe Bergdorf Goodman represents an iconic shopping destination in Manhattan for both U.S. and international customers. The stores offer ultra-luxury merchandise and provide a desirable showcase for both established and emerging fashion brands. With sales per square foot of almost 3.5x that of our combined figure, the Bergdorf Goodman stores are the most productive in our store base.

Exceptional real estate locations with favorable terms for full-line stores

        We believe our full-line stores have the highest quality locations across the United States, a footprint that would be challenging to replicate. Our full-line stores are situated among the highest-end luxury boutiques and upscale retailers in the most prestigious shopping centers, malls and other metropolitan shopping destinations that are frequented by the wealthiest of customers. We believe that our brand, reputation and strength in the luxury market have allowed us to obtain our premier locations on favorable terms. Approximately 90% of our full-line store real estate leases have maturities over 28 years, including renewal options, providing us with substantial operating stability for our store base. Our real estate strategy with respect to our full-line stores allows us to obtain favorable pricing, resulting in an attractive rent structure.

Leader in luxury online retailing with the largest assortment of luxury brands

        We believe that we were one of the first major luxury fashion online retailers in the world, which positions us well as a leader in this evolving channel. Our Online operation currently accounts for annual sales of just over $1 billion, which we believe makes it one of the largest luxury, multi-branded online platforms. This represents a compounded annual growth rate of approximately 14% since fiscal year 2010. We believe that our scale and success allow us to provide our customers with an assortment of luxury merchandise online that is unmatched by other U.S. luxury and premium multi-branded retailers. Furthermore, our online data analytics capabilities allow us to tailor our marketing and provide our customers with a highly personalized shopping experience. In fiscal year 2012, we had approximately six million unique visitors to neimanmarcus.com per month and over one million unique visitors to bergdorfgoodman.com per month. At approximately 22% of our total revenues in the twelve month period ended April 27, 2013 and approximately 22% of our total revenues in the thirty-nine week period ended April 27, 2013, our online retailing operation represents a critical element of our omni-channel strategy. We estimate that over 70% of our Neiman Marcus customers research online before shopping in our retail stores and our omni-channel customers spend over 3.5x as much as our single-channel customers.

Leading portfolio of established and emerging luxury and fashion brands

        As a leading fashion authority among luxury consumers, we carry many of the world's most exclusive designers. We have highly skilled merchandising teams for each of our brands, which enable us to optimize each channel and offer curated assortments that are customized at the store level based on our extensive local market knowledge and online data analytics. As a result, we offer a broad selection of highly differentiated and distinctive luxury merchandise to fully address our customers' lifestyle needs. We have long-standing, 25+ year relationships with most of our largest vendors. In addition, we also have a long history of identifying, developing and nurturing emerging design talent. We believe that these relationships with both established and emerging designers allow us to obtain a better brand selection, including in some instances merchandise and brands that are exclusive to us, and superior allocation of merchandise, providing our customers with a distinctive shopping experience.

Customer service led organization fosters strong customer relationships and loyalty and drives sales

        We maintain superior customer service initiatives that enable us to engage with our customers and cultivate long-term relationships and customer loyalty to increase sales.

        InCircle® Loyalty Program:    We believe we were among the first retailers to adopt a customer loyalty program, and we believe that our InCircle loyalty program helps drive incremental sales as our InCircle members visit our stores more frequently and spend significantly more than other customers. Approximately 40% of our total revenues in fiscal 2012 was generated by 144,000 InCircle members who achieved reward status. In addition, these members spend, on average, approximately 17x more annually than non-loyalty members. Our InCircle program focuses on our most active customers to drive engagement, resulting in an increased number of transactions and sales by offering attractive member benefits such as private in-store events, special exclusive offers, as well as the ability to earn gift cards.

        Our Sales Associates:    Our sales associates provide exceptional and differentiated customer service, instilling and reinforcing our culture of relationship-based service recognized by our customers. Our commission-based sales associates have an average tenure of over seven years and are highly productive. As a result of our focus on long-term relationship building, over 30% of our sales associates each sold over $750,000 worth of merchandise in fiscal year 2012. We have empowered our sales force with technology by rolling out to them approximately 7,000 smart phones and tablets, which further enhances customer communication and engagement. Our emphasis is on building long-term customer relationships rather than transactional-based results, which has led to consistently strong customer service scores.

Exceptional management team with world-class execution skills

        Our senior leadership team has deep experience across a broad range of disciplines in the retail industry including sales, marketing, merchandising, operations, logistics, information technology, e-commerce, real estate and finance. Karen Katz, our Director, President and Chief Executive Officer, joined Neiman Marcus in 1985 and has been in charge of a variety of our business units, including leading both the Neiman Marcus Stores and Neiman Marcus Direct businesses during her tenure. Ms. Katz's strong and consistent leadership is complemented by a deep bench of executives with an average of 22 years of experience in the retail industry, and an average of 11 years with us. James Skinner, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, brings over twenty years of retail experience to Neiman Marcus and has held multiple senior leadership positions with us since joining in 2000. James Gold, our President of Specialty Retail, joined us in 1991 and, prior to assuming his current role, was the Chief Executive Officer of Bergdorf Goodman from May 2004 to October 2010. While many of our executives have deep rooted experience at Neiman Marcus in a variety of management positions, we have also hired executives who bring fresh, outside perspectives and expertise to our organization. In June 2011, we hired John Koryl as the President of Neiman Marcus Direct. Mr. Koryl brings six years of e-commerce experience at Williams-Sonoma and eBay. In May 2011, we hired Joshua Schulman as the President of Bergdorf Goodman. Mr. Schulman was the Chief Executive Officer of Jimmy Choo for five years and held various senior executive roles at Kenneth Cole, Gap and Gucci. Our management team has demonstrated a successful track record of delivering strong growth and increased profitability. As a result, we believe that we are well-positioned to execute our growth strategies and continue to deliver superior financial results.

Superior financial performance provides momentum for future growth

        Our business model has allowed us to achieve strong financial results. Over the past three years, we have increased sales from $3.9 billion to $4.5 billion as of the twelve month period ended April 27, 2013. During the same time period, we have consistently achieved positive quarterly comparable revenue growth with an average quarterly increase in excess of 7%. During this period, we increased our operating earnings from $317 million to $428 million and our Adjusted EBITDA from $527 million to $623 million. These strong results and our efficient management of our working capital have allowed us to invest in high-return capital projects and pay down debt. Our business generated strong cash flow from operations of $272 million in fiscal year 2011, $260 million in fiscal year 2012 and $233 million in year-to-date fiscal 2013. Our strong cash flow has allowed us to make approximately $1.2 billion in net long-term debt principal repayments and dividend payments since October 2005. Our superior return on invested capital metrics has outperformed other luxury and premium multi-branded U.S. retailers over the last five years. For fiscal years 2011 and 2012, our returns on invested capital were 19.8% and 20.0%, respectively.

Our Growth Strategy

        Our goal is to leverage our competitive strengths and to continue to increase our sales productivity and earnings growth to sustain our leadership position.

Continue to expand omni-channel capabilities

        We believe we are on the forefront of omni-channel retailing, and we intend to continue to invest in and expand our omni-channel capabilities in order to drive sales and provide a seamless customer experience across channels. We are focused on offering additional capabilities to enhance our customers' ability to shop "anytime, anywhere, any device." These include improving our inventory visibility and delivery across our in-store and online channels, migrating all brands and channels to a single merchandising platform and increasing the personalized shopping experience, both in-store and online, to better track and adapt to our customers' needs. Providing our customers with access to inventory across channels enables us to realize more efficient purchasing, improved inventory turns and higher customer satisfaction.

Continue to grow online business aggressively in the United States and abroad

        We have experienced double-digit annual revenue growth for our Online segment over the three year period ended April 27, 2013. We intend to maintain our leadership position in online luxury retailing. As a global leader, we plan to grow our online business by highly personalizing the shopping experience through customer recognition and delivering a highly individualized "MyNM" experience, improving sales conversion through sophisticated web analytics and expanding our global online capabilities. Our international online business represents a significant opportunity, which we intend to exploit by implementing focused marketing programs to build global brand awareness and by focusing on key geographies with strong affluent customer demographics.

Continue investment to drive comparable store sales momentum

        We have experienced positive quarterly comparable store sales growth for the three year period ended April 27, 2013. We expect to continue to increase our comparable store sales by making focused, high-return capital investments to drive traffic, increase our selling opportunities and enhance customer service. Such investments, among others, include continued reinvestment in:

  •
  the store base, with significant ongoing remodeling projects to generate excitement and renewed customer interest;

  •
  our designer shops located within our stores to deepen our relationships with our designers and increase the visibility of select fashion brands; and

  •
  technology to support our omni-channel efforts and improve the overall in-store customer experience.

Further expand small format retail stores

        We intend to leverage our company's expertise in omni-channel retailing to further expand our small format concepts, Last Call and CUSP, both through store expansion and increased online penetration.

        Last Call:    Currently there are 35 existing Last Call locations. We believe Last Call represents a meaningful growth opportunity relative to the number of the off-price retail locations of other luxury and premium multi-branded U.S. retailers. Over the next five years, we believe there is an opportunity to approximately double our Last Call store count. Combined with lastcall.com, we believe there is an opportunity to enhance our existing, nationwide, omni-channel experience for the aspirational, price-sensitive yet fashion-minded customer.

        CUSP:    Currently there are six existing standalone CUSP locations. Combined with our 41 CUSP departments located in our Neiman Marcus stores and our established CUSP.com online business, we believe there is an opportunity to further leverage the brand. Over the next five years, we believe there is an opportunity to significantly increase the footprint of our CUSP stores. We believe this expansion will enable us to enhance our omni-channel experience for the younger customer focused on contemporary fashion while also taking advantage of the attractive market trends in the U.S. women's contemporary apparel market, which we estimate to be approximately $10 billion in size.

Increase distinctive proprietary merchandise offering

        We intend to grow our proprietary merchandise by expanding our existing offering and adding additional merchandise categories. Our current proprietary merchandise represents less than 2% of our revenues, which we believe to be significantly below most other U.S. multi-branded apparel retailers. Proprietary merchandise offers high-quality luxury items to customers at a more accessible price point. We believe that a higher penetration of proprietary merchandise will further enhance our image by reinforcing our brand's targeted message, while also providing for greater control over our merchandise and enhancing our gross margin. In addition, we believe our proprietary merchandise will be an entry point for customers to our other luxury offerings.

Components of Our Omni-channel Retailing Model

        A description of the components of our integrated, omni-channel retailing model follows:

        Specialty Retail Stores.    Our specialty retail store operations ("Specialty Retail Stores") consist primarily of our 41 Neiman Marcus stores and two Bergdorf Goodman stores. Specialty Retail Stores accounted for 78.1% of our total revenues in year-to-date fiscal 2013 and 80.0% of our total revenues in year-to-date fiscal 2012. Specialty Retail Stores accounted for 79.8% of our total revenues in fiscal year 2012, 81.1% in fiscal year 2011 and 81.5% in fiscal year 2010.

  •
  Neiman Marcus Stores.  Neiman Marcus stores offer distinctive luxury merchandise, including women's couture and designer apparel, contemporary sportswear, handbags, fashion accessories, shoes, cosmetics, men's clothing and furnishings, precious and designer jewelry, decorative home accessories, fine china, crystal and silver, children's apparel and gift items. We locate our Neiman Marcus stores at carefully selected venues in major metropolitan markets across the United States. We design our stores to provide a feeling of residential luxury by blending art and architectural details from the communities in which our stores are located.

  •
  Bergdorf Goodman Stores.  Bergdorf Goodman is a premier luxury retailer in New York City well known for its high luxury merchandise, sumptuous shopping environment and landmark Fifth

    Avenue locations. Like Neiman Marcus, Bergdorf Goodman features high-end apparel, handbags, fashion accessories, shoes, precious and designer jewelry, cosmetics, gift items and decorative home accessories.

  •
  Small Format Stores.  Also included in our Specialty Retail Stores segment are small format stores we operate under the Last Call and CUSP brands. We operate 35 off-price stores under the Last Call brand. These stores offer off-price goods purchased directly for resale as well as end-of-season clearance goods from our Neiman Marcus stores, Bergdorf Goodman stores and Online operation. In addition, we operate six stores under the CUSP name. CUSP is a smaller store format (6,000 to 11,000 square feet) that targets a younger, fashion savvy customer with a contemporary point of view. Sales from our Neiman Marcus Last Call and CUSP stores account for less than 10% of our total revenues.

        Online.    To complement the operations of our retail stores, our upscale direct-to-consumer retailing operation ("Online") conducts online sales of fashion apparel, handbags, shoes, accessories and home furnishings through the Neiman Marcus and Bergdorf Goodman brands and online sales of home furnishings and accessories through the Horchow brand. Additionally, we operate a website under the Last Call brand that features off-price fashion goods and augments and complements the operations of our Last Call stores. We also run an established online business for the CUSP brand which caters to a younger customer focused on contemporary fashion. Online generated 21.9% of our total revenues in year-to-date fiscal 2013 compared to 20.0% of our total revenues in year-to-date year fiscal 2012, and 20.2% of our total revenues in fiscal year 2012, 18.9% in fiscal year 2011 and 18.5% in fiscal year 2010.

        We regularly send e-mails to approximately 4.6 million e-mail addresses, alerting our customers to our newest merchandise and the latest fashion trends. In addition to our activities in the United States, we recently launched international shipping to over 100 countries. For certain vendors, we operate their online commercial operations and fulfill customer demand from the vendors' website from either our owned inventory or inventory consigned from the vendors.

        We also conduct catalog sales through the Neiman Marcus and Horchow brands. Over 1.2 million customers made a purchase through one of our websites or catalogs in fiscal year 2012. Our catalog business circulated approximately 44 million catalogs in fiscal year 2012, a decrease of approximately 2.4% from the prior year. With the growth of internet revenues, we have reduced catalog circulation in recent years and would expect flat to declining catalog circulation in the foreseeable future.

        Investment in Foreign E-commerce Retailer.    In the third quarter of fiscal year 2012, we made a $29.4 million strategic investment in Glamour Sales Holding Limited, a privately held e-commerce company based in Hong Kong with leading off-price flash sales websites in Asia. In February 2013, we made an additional $10.0 million investment in Glamour Sales increasing our ownership interest to 44%. In the second quarter of fiscal year 2013, Glamour Sales expanded its operations to launch a full-price, Mandarin language e-commerce website in China under the Neiman Marcus brand. Currently, the China Neiman Marcus website offers in-season merchandise and we fulfill these orders from our distribution facility in China. We are currently discussing with Glamour Sales the transition of the China Neiman Marcus website from Glamour Sales to our Online operation in the United States. In fiscal year 2014, we intend to fulfill orders from customers in China directly from the United States.

Customer Service and Marketing

        We believe that excellent customer service contributes to increased loyalty and purchases by our customers. We are committed to providing our customers with a premier shopping experience whether in-store or online. Our customer service model is supported by:

  •
  omni-channel marketing programs designed to promote customer awareness of our offerings of the latest fashion trends;

  •
  our InCircle loyalty program designed to cultivate long-term relationships with our customers;

  •
  knowledgeable, professional and well-trained sales associates;

  •
  customer-friendly websites; and

  •
  a proprietary credit card program facilitating the extension of credit to our customers.

        We believe we offer our customers fair and liberal return policies consistent with the practices of other luxury and specialty retailers. We believe these policies help to cultivate long-term relationships with our customers.

        Marketing Programs.    We conduct a wide variety of omni-channel marketing programs that allow us to engage with our customers in multiple ways. We use our marketing programs to develop and maintain relationships with customers, communicate fashion trends and information and generate excitement about our brands. The programs include in-store and online events, social promotions and targeted communications leveraging digital and traditional media.

        We maintain an active calendar of events to promote our sales efforts. The activities include integrated in-store and online promotions of the merchandise of selected designers or merchandise categories. Many of these events are connected to our loyalty program, InCircle®. In addition, events include seasonal in-store and online trunk shows by leading designers featuring the newest fashions from the designer and participation in charitable functions and partnerships in each of our markets. Trunk shows and in-store promotions at our Neiman Marcus and Bergdorf Goodman stores feature a variety of national and international vendors such as Chanel, Prada, Giorgio Armani, Lanvin, Oscar de la Renta and Christian Louboutin.

        Neiman Marcus and Bergdorf Goodman's social media platforms include blogs, Twitter feeds and Facebook pages. Social content includes insider fashion news, designer profiles, product promotion, customer service and event support. Posts and replies to customers are updated multiple times per day. Each platform is designed to reinforce our position as a fashion leader as well as to highlight the expertise and insider knowledge of our fashion directors and merchants.

        Through our print media programs, we mail various publications to our customers communicating upcoming in-store events, new merchandise offerings and fashion trends. In connection with these programs, Neiman Marcus produces The Book® approximately eight times each year. The Book is a high-quality publication featuring the latest fashion trends that is mailed on a targeted basis to our customers and has a yearly printing of almost two million. Our other print publications include the Bergdorf Goodman Magazine and specific designer mailers.

        In addition to print publications, we leverage our websites and online advertising through banner ads and paid searches, among other things, to communicate and connect with customers looking for fashion information and products online. We believe that the online and print catalog operations offer the customer an omni-channel shopping experience allowing our customers to choose the channel that best fits their needs at any given time.

        Loyalty Program.    We maintain a loyalty program under the InCircle® brand name designed to cultivate long-term relationships with our customers. Our loyalty program focuses on our most active customers. This program includes marketing features, including private in-store events, as well as the ability to accumulate points for qualifying purchases. Increased points are periodically offered in connection with promotional and other events. Upon attaining specified point levels, points are automatically redeemed for gift cards. Approximately 40% of our total revenues during each of calendar years 2011 and 2012 was generated by our InCircle loyalty program members who achieved reward status.

        Sales Associates.    Our sales associates instill and reinforce a culture of relationship-based service recognized by our customers. We compensate our sales associates primarily on a commission basis and provide them with training in the areas of customer service, selling skills and product knowledge. Our sales associates participate in active clienteling programs, utilizing both print and digital media, designed to maintain contact with our customers between store visits and to ensure that our customers are aware of the latest merchandise offerings and fashion trends. We have equipped our sales force with technology by rolling out to them approximately 7,000 smart phones and tablets, which further enhances our customer communication and engagement. We empower our sales associates to act as personal shoppers and, in many cases, as the personal style advisor to our customers. In our Online operations, customers may interact with knowledgeable sales associates using online chat capabilities offered on our websites or by dialing a toll-free telephone number.

        Customer-friendly Websites.    We believe that we offer a high level of service to customers shopping online through easy-to-use site navigation, site speed and functionality and many customer-friendly features such as runway videos of apparel, detailed product descriptions, sizing information, interviews with designers and multiple angle shots of merchandise. In addition, we place high importance on quick, accurate product delivery and an efficient and friendly call center.

        Proprietary Credit Card Program.    Pursuant to an agreement with Capital One, which we refer to as the Program Agreement, Capital One offers proprietary credit card accounts to our customers under both the "Neiman Marcus" and "Bergdorf Goodman" brand names. Our Program Agreement currently extends to July 2020 (renewable thereafter for three-year terms), subject to early termination provisions.

        Under the terms of the Program Agreement, Capital One currently offers credit cards and non-card payment plans. We receive payments from Capital One based on sales transacted on our proprietary credit cards. We may receive additional payments based on the profitability of the portfolio as determined under the Program Agreement depending on a number of factors including credit losses. In addition, we receive payments from Capital One for marketing and servicing activities we provide to Capital One.

        In connection with the Program Agreement, we have changed and may continue to change the terms of credit offered to our customers. In addition, Capital One has discretion over certain policies and arrangements with credit card customers and may change these policies and arrangements in ways that affect our relationships with these customers. Any such changes in our credit card arrangements may adversely affect our credit card program and ultimately, our business.

        Historically, our customers holding a proprietary credit card have tended to shop more frequently and have a higher level of spending than customers paying with cash or third-party credit cards. In fiscal years 2012 and 2011, approximately 45% of our revenues were transacted through our proprietary credit cards.

        We utilize data captured through our proprietary credit card program in connection with promotional events and customer relationship programs to target specific customers based upon their past spending patterns for certain brands, merchandise categories and store locations.

Merchandise

        We carry a broad selection of highly differentiated and distinctive luxury merchandise carefully curated by our highly-skilled merchandising group. We believe our merchandising experience and in-depth knowledge of our customers and the markets within which we operate, allow us to select an appropriate merchandise assortment that is tailored to fully address our customers' lifestyle needs.

        Our percentages of revenues by major merchandise category are as follows:

	Thirty-nine Weeks Ended		Fiscal Years Ended
	April 27, 2013	April 28, 2012	July 28, 2012	July 30, 2011	July 31, 2010
Women's Apparel	31%	32%	34%	35%	36%
Women's Shoes, Handbags and Accessories	27	26	25	24	22
Men's Apparel and Shoes	12	11	12	12	11
Designer and Precious Jewelry	11	12	11	11	11
Cosmetics and Fragrances	11	11	11	10	11
Home Furnishings and Décor	6	6	6	6	7
Other	2	2	1	2	2

	100%	100%	100%	100%	100%

        Substantially all of our merchandise is delivered to us by our vendors as finished goods and is manufactured in numerous locations, including Europe and the United States and, to a lesser extent, China, Mexico and South America.

        Our major merchandise categories are as follows:

        Women's Apparel:    Women's apparel consists of dresses, eveningwear, suits, coats and sportswear separates—skirts, pants, blouses, jackets and sweaters. We work with women's apparel vendors to present the merchandise and highlight the best of the vendor's product. Our primary women's apparel vendors include Chanel, Gucci, Prada, Giorgio Armani, St. John, Akris and Escada.

        Women's Shoes, Handbags and Accessories:    Women's accessories include belts, gloves, scarves, hats and sunglasses and complement our shoes and handbags assortments. Our primary vendors in this category include Christian Louboutin, Chanel, Manolo Blahnik, Prada, Gucci, Jimmy Choo and Tory Burch in ladies shoes and Chanel, Prada, Gucci, Tory Burch and Balenciaga in handbags.

        Men's Apparel and Shoes:    Men's apparel and shoes include suits, dress shirts and ties, sport coats, jackets, trousers, casual wear and eveningwear as well as business and casual footwear. Bergdorf Goodman has a fully dedicated men's store on Fifth Avenue in New York. Our primary vendors in this category include Ermenegildo Zegna, Brioni, Giorgio Armani, Tom Ford, Prada and Loro Piana in men's clothing and sportswear and Ermenegildo Zegna, Brioni, Prada, Ferragamo, Gucci and Stefano Ricci in men's furnishings and shoes.

        Designer and Precious Jewelry:    Our designer and precious jewelry offering includes women's necklaces, bracelets, rings, earrings and watches that are selected to complement our apparel merchandise offering. Our primary vendors in this category include David Yurman, John Hardy and Ippolita in designer jewelry and Roberto Coin and Van Cleef & Arpels in precious jewelry. We often sell precious jewelry that has been consigned to us from the vendor.

        Cosmetics and Fragrances:    Cosmetics and fragrances include facial and skin cosmetics, skin therapy and lotions, soaps, fragrances, candles and beauty accessories. Our primary vendors of cosmetics and beauty products include La Mer, Chanel, Sisley, Bobbi Brown, La Prairie, Estee Lauder and Laura Mercier.

        Home Furnishings and Décor:    Home furnishings and décor include linens, tabletop, kitchen accessories, furniture, rugs, decorative items (frames, candlesticks, vases and sculptures) as well as collectables. Merchandise for the home complements our apparel offering in terms of quality and design. Our primary vendors in this category include Jay Strongwater, MacKenzie-Childs and Lalique.

Vendor Relationships

        Our merchandise assortment consists of a broad selection of highly differentiated and distinctive luxury goods purchased from both well-known luxury-branded fashion vendors as well as new and emerging designers. We communicate with our vendors frequently, providing feedback on current demand for their products, suggesting changes to specific product categories or items and gaining insight into their future fashion direction. Certain designers sell their merchandise, or certain of their design collections, exclusively to us and other designers sell to us pursuant to their limited distribution policies. Our relationships and purchasing power with designers allow us to obtain a broad selection of quality merchandise. Our women's and men's apparel and fashion accessories businesses are especially dependent upon our relationships with these designer resources. We monitor and evaluate the sales and profitability performance of each vendor and adjust our future purchasing decisions from time to time based upon the results of this analysis. We have no guaranteed supply arrangements with our principal merchandising sources. In addition, our vendor base is diverse, with only one vendor representing more than 5% of the cost of our total purchases in fiscal year 2012. This vendor represented 6.7% of our total purchases in fiscal year 2012. The breadth of our sourcing helps mitigate risks associated with a single brand or designer.

        Consistent with industry business practice, we receive allowances from certain of our vendors in support of the merchandise we purchase for resale. We also receive advertising allowances from certain of our merchandise vendors, substantially all of which represent reimbursements of direct, specified and incremental costs we incur to promote the vendors' merchandise. In addition, we receive allowances from certain merchandise vendors in conjunction with compensation allowances for employees who sell the vendors' merchandise. For more information related to allowances received from vendors, see Note 1 of the Notes to Consolidated Financial Statements.

        In order to expand our product assortment, we offer certain merchandise, primarily precious jewelry, which has been consigned to us from the vendor. As of April 27, 2013 and April 28, 2012, we held consigned inventories with a cost basis of approximately $364.3 million and $351.6 million, respectively. As of July 28, 2012 and July 30, 2011, we held consigned inventories with a cost basis of approximately $328.6 million and $287.7 million, respectively. Consigned inventories are not reflected in our Consolidated Balance Sheets or Condensed Consolidated Balance Sheets as we do not take title to consigned merchandise.

Inventory Management

        Our merchandising functions are responsible for the determination of the merchandise assortment and quantities to be purchased for each of our channels and, in the case of Neiman Marcus and Last Call stores, for the allocation of merchandise to each store. We currently have approximately 400 merchandise buyers and merchandise planners.

        The majority of the merchandise we purchase is initially received at one of our centralized distribution facilities. To support our Specialty Retail Stores, we utilize distribution facilities in Longview, Texas, and Pittston, Pennsylvania and three regional service centers. We also operate two distribution facilities in the Dallas-Fort Worth area to support our Online operation.

        Our distribution facilities are linked electronically to our various merchandising staffs to facilitate the distribution of goods to our stores. We utilize electronic data interchange (EDI) technology with certain of our vendors, which is designed to move merchandise onto the selling floor quickly and cost-effectively by allowing vendors to deliver floor-ready merchandise to the distribution facilities. In addition, we utilize high-speed automated conveyor systems capable of scanning the bar-coded labels on incoming cartons of merchandise and directing the cartons to the proper processing areas. Many types of merchandise are processed in the receiving area and immediately "cross docked" to the shipping dock for delivery to the stores. Certain processing areas are staffed with personnel equipped with hand-held radio frequency terminals that can scan a vendor's bar code and transmit the necessary information to a computer to record merchandise on hand. We utilize third-party carriers to distribute our merchandise to individual stores.

        With respect to the Specialty Retail Stores, the majority of the merchandise is held in our retail stores. We primarily operate on a pre-distribution model through which we allocate merchandise on our initial purchase orders to each store. This merchandise is shipped from our vendors to our distribution facilities for delivery to designated stores. We closely monitor the inventory levels and assortments in our retail stores to facilitate reorder and replenishment decisions, satisfy customer demand and maximize sales. Transfers of goods between stores are made primarily at the direction of merchandising personnel and, to a lesser extent, by store management primarily to fulfill customer requests.

        We also maintain inventories at the Longview and Pittston distribution facilities. The goods held at these distribution facilities consist primarily of goods held in limited assortment or quantity by our stores and replenishment goods available to stores achieving high initial sales levels. With our "locker stock" inventory management program, we maintain a portion of our most in-demand and high fashion merchandise at our distribution facility. For products stored in locker stock, we can ship replenishment merchandise to the stores that demonstrate the highest customer demand. In addition, our sales associates can use the program to ship items directly to our customers, thereby improving customer service and increasing productivity. This program also helps us to restock inventory at individual stores more efficiently, to maximize the opportunity for full-price selling and to minimize the potential risks related to excess inventories.

        The two distribution centers supporting our Online operations facilitate the receipt and storage of inventories from vendors, fulfill customer orders on a timely and efficient basis and receive, research and resolve customer returns.

        In connection with our omni-channel approach to retailing, we implemented technologies and processes in fiscal year 2012 whereby certain inventories were made available to both our in-store and online channels. For these merchandise categories, our sales associates are able to fulfill customer demand originating in-stores from the inventories held in their assigned store, other stores or the distribution and warehouse facilities supporting both our store and online channels. Conversely, website orders can be fulfilled from our distribution and warehouse facilities as well as from our retail stores. We are expanding and will continue to expand our capabilities to share inventories across our store and online channels in fiscal year 2013 and beyond.

Capital Investments

        We make capital investments annually to support our long-term business goals and objectives. We invest capital in new and existing stores, e-commerce websites, distribution and support facilities as well as information technology. We have gradually increased the number of our stores over the past ten years, growing our full-line Neiman Marcus and Bergdorf Goodman store base from 34 stores at the beginning of fiscal year 2002 to our current 43 stores.

        We invest capital in the development and construction of new stores in both existing and new markets. We are focused on operating only in attractive markets that can profitably support our stores as well as maintaining the quality of our stores and, consequently, our brand. We conduct extensive demographic, marketing and lifestyle research to identify attractive retail markets with a high concentration of our target customers prior to our decision to construct a new store. In addition to the construction of new stores, we also invest in the on-going maintenance of our stores to ensure an elegant shopping experience for our customers. Capital expenditures for existing stores include

1) expenditures to maintain the ambiance and luxurious shopping experience within our stores, 2) designer shops within our stores to deepen our relationships with our designers and increase the visibility of select fashion brands, 3) ongoing investments in technology to support our omni-channel efforts and improve the overall in-store customer experience, 4) minor renovations of certain areas within the store, including in-store "shop in shops", and 5) major remodels and renovations and store expansions. With respect to our major remodels, we only expand after extensive analysis of our projected returns on capital. We generally experience an increase in total revenues at stores that undergo a remodel or expansion.

        We also believe capital investments for information technology in our stores, websites, distribution facilities and support functions are necessary to support our business strategies. As a result, we are continually upgrading our information systems to improve efficiency and productivity.

        In the past three fiscal years, we have made capital expenditures aggregating $305.7 million related primarily to:

  •
  the construction of new stores in Bellevue, Washington (suburban Seattle) and Walnut Creek, California;

  •
  e-commerce and technology investments;

  •
  enhancements to merchandising and store systems; and

  •
  the renovation and expansion of our main Bergdorf Goodman store on Fifth Avenue in New York City and Neiman Marcus store in Bal Harbour.

        Currently, we project gross capital expenditures for fiscal year 2013 to be approximately $140 to $150 million. Net of developer contributions, capital expenditures for fiscal year 2013 are projected to be approximately $135 to $145 million.

        We receive allowances from developers related to the construction of our stores thereby reducing our cash investment in these stores. We received construction allowances aggregating $4.5 million in year-to-date fiscal 2013, $5.7 million in year-to-date fiscal 2012, $10.6 million in fiscal year 2012 and $10.5 million in fiscal year 2011.

Competition

        The specialty retail industry is highly competitive and fragmented. We compete for customers with specialty retailers, luxury and premium multi-branded retailers, national apparel chains, vendor-owned proprietary boutiques, individual specialty apparel stores and direct-to-consumer marketing firms. We compete for customers principally on the basis of quality and fashion, customer service, value, assortment and presentation of merchandise, marketing and customer loyalty programs and, in the case of Neiman Marcus and Bergdorf Goodman, store ambiance. Retailers that compete with us for distribution of luxury fashion brands include Saks Fifth Avenue, Nordstrom, Bloomingdale's, Barneys New York, Net-a-Porter, vendor boutiques and other national, regional and local retailers.

        We believe we differ from other national retailers by our approach to omni-channel retailing, distinctive merchandise assortments, which we believe is more upscale than other luxury and premium multi-branded retailers, excellent customer service, marquee real estate locations, premier online websites and elegant shopping environments. We believe we differentiate ourselves from regional and local luxury and premium retailers through our omni-channel approach to business, strong national brand, diverse product selection, loyalty program, customer service, marquee shopping locations and strong vendor relationships that allow us to offer the top merchandise from each vendor. Vendor owned proprietary boutiques and specialty stores carry a much smaller selection of brands and merchandise, lack the overall shopping experience we provide and have a limited number of retail locations.

Employees

        As of April 27, 2013, we had approximately 15,500 employees. Our staffing requirements fluctuate during the year as a result of the seasonality of the retail industry. We hire additional temporary associates and increase the hours of part-time employees during seasonal peak selling periods. Except for certain employees of Bergdorf Goodman representing less than 1% of our total employees, none of our employees are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

Seasonality

        Our business, like that of most retailers, is affected by seasonal fluctuations in customer demand, product offerings and working capital expenditures. For additional information on seasonality, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Seasonality."

Intellectual Property

        We own certain tradenames and service marks, including the "Neiman Marcus" and "Bergdorf Goodman" marks, that are important to our overall business strategy. These marks are valuable assets that consumers associate with luxury goods.

Legal Proceedings

        On April 30, 2010, a Class Action Complaint for Injunction and Equitable Relief was filed in the United States District Court for the Central District of California by Sheila Monjazeb, individually and on behalf of other members of the general public similarly situated, against the Company, Newton Holding, LLC, TPG Capital, L.P. and Warburg Pincus LLC. On July 12, 2010, all defendants except for the Company were dismissed without prejudice, and on August 20, 2010, this case was refiled in the Superior Court of California for San Francisco County. This complaint, along with a similar class action lawsuit originally filed by Bernadette Tanguilig in 2007, alleges that the Company has engaged in various violations of the California Labor Code and Business and Professions Code, including without limitation 1) asking employees to work "off the clock," 2) failing to provide meal and rest breaks to its employees, 3) improperly calculating deductions on paychecks delivered to its employees and 4) failing to provide a chair or allow employees to sit during shifts. On October 24, 2011, the court granted the Company's motion to compel Ms. Monjazeb and a co-plaintiff to participate in the Company's Mandatory Arbitration Agreement, foreclosing a class action in that case. The court then determined that Ms. Tanguilig could not represent employees who are subject to our Mandatory Arbitration Agreement, thereby limiting the putative class action to those associates who were employed between December 2004 and July 15, 2007 (the effective date of our Mandatory Arbitration Agreement). Ms. Monjazeb filed a demand for arbitration as a class action, which is prohibited under the Mandatory Arbitration Agreement. In response to Ms. Monjazeb's demand for arbitration as a class action, the American Arbitration Association (AAA) referred the resolution of such request back to the arbitrator. We filed a motion to stay the decision of the AAA pending a ruling by the trial court; the trial court determined that the arbitration agreement was unenforceable due to a recent California case. We asserted that the trial court does not have jurisdiction to change its earlier determination of the enforceability of the arbitration agreement and have appealed the court's decision. In addition, the National Labor Relations Board (NLRB) has issued a complaint alleging that the Mandatory Arbitration Agreement's class action prohibition violates employees' rights to engage in concerted activity, which was last set for hearing in Los Angeles on July 15, 2013 but has been rescheduled to September 10, 2013. We will continue to vigorously defend our interests in these matters. Currently, we cannot reasonably estimate the amount of loss, if any, arising from these matters. We will continue to evaluate these matters based on subsequent events, new information and future circumstances.

        We are currently involved in various other legal actions and proceedings that arose in the ordinary course of business. With respect to the matter described above as well as all other current outstanding litigation involving the Company, we believe that any liability arising as a result of such litigation will not have a material adverse effect on our financial position, results of operations or cash flows.

Regulation

        The credit card operations that are conducted under our arrangements with Capital One are subject to numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider. In addition to our proprietary credit cards, credit to our customers is also provided primarily through third parties. Any regulation or change in the regulation of credit arrangements that would materially limit the availability of credit to our customer base could adversely affect our results of operations or financial condition.

        Our practices, as well as those of our competitors, are subject to review in the ordinary course of business by the Federal Trade Commission and are subject to numerous federal and state laws. Additionally, we are subject to certain customs, anti-corruption laws, truth-in-advertising and other laws, including consumer protection regulations that regulate retailers generally and/or govern the importation, promotion and sale of merchandise. We undertake to monitor changes in these laws and believe that we are in material compliance with all applicable state and federal regulations with respect to such practices.

 PROPERTIES

        Our corporate headquarters are located at the Downtown Neiman Marcus store location in Dallas, Texas. Other operating headquarters are located as follows:

Neiman Marcus Stores	Dallas, Texas
Bergdorf Goodman Stores	New York, New York
Last Call	Dallas, Texas
Online	Irving, Texas

        Properties that we use in our operations include Neiman Marcus stores, Bergdorf Goodman stores, Last Call stores and distribution, support and office facilities. As of April 27, 2013, the approximate aggregate square footage of the properties used in our operations was as follows:

	Owned	Owned Subject to Ground Lease	Leased	Total
Neiman Marcus Stores	854,000	2,363,000	2,315,000	5,532,000
Bergdorf Goodman Stores	—	—	316,000	316,000
Last Call Stores and Other	—	—	952,000	952,000
Distribution, Support and Office Facilities	1,330,000	150,000	1,336,000	2,816,000

        Neiman Marcus Stores.    As of April 27, 2013, we operated 41 Neiman Marcus stores, with an aggregate total property size of approximately 5,532,000 square feet. The following table sets forth certain details regarding each Neiman Marcus store:

Neiman Marcus Stores

Locations	Fiscal Year Operations Began	Gross Store Sq. Feet	Locations	Fiscal Year Operations Began	Gross Store Sq. Feet
Dallas, Texas (Downtown)(1)	1908	129,000	Denver, Colorado(3)*	1991	90,000
Dallas, Texas (NorthPark)(2)*	1965	218,000	Scottsdale, Arizona(2)*	1992	114,000
Houston, Texas (Galleria)(3)*	1969	224,000	Troy, Michigan(3)*	1993	157,000
Bal Harbour, Florida(2)	1971	97,000	Short Hills, New Jersey(3)*	1996	137,000
Atlanta, Georgia(2)*	1973	206,000	King of Prussia, Pennsylvania(3)*	1996	145,000
St. Louis, Missouri(2)	1975	145,000	Paramus, New Jersey(3)*	1997	141,000
Northbrook, Illinois(3)	1976	144,000	Honolulu, Hawaii(3)	1999	181,000
Fort Worth, Texas(2)	1977	119,000	Palm Beach, Florida(2)	2001	53,000
Washington, D.C.(2)*	1978	130,000	Plano, Texas (Willow Bend)(4)*	2002	156,000
Newport Beach, California(3)*	1978	153,000	Tampa, Florida(3)*	2002	96,000
Beverly Hills, California(1)*	1979	185,000	Coral Gables, Florida(2)*	2003	136,000
Westchester, New York(2)*	1981	138,000	Orlando, Florida(4)*	2003	95,000
Las Vegas, Nevada(2)	1981	174,000	San Antonio, Texas(4)*	2006	120,000
Oak Brook, Illinois(2)	1982	119,000	Boca Raton, Florida(2)	2006	136,000
San Diego, California(2)	1982	106,000	Charlotte, North Carolina(3)	2007	80,000
Fort Lauderdale, Florida(3)*	1983	92,000	Austin, Texas(3)	2007	80,000
San Francisco, California(4)*	1983	252,000	Natick, Massachusetts(4)*	2008	102,000
Chicago, Illinois (Michigan Ave.)(2)	1984	188,000	Topanga, California(3)*	2009	120,000
Boston, Massachusetts(2)	1984	111,000	Bellevue, Washington(2)	2010	125,000
Palo Alto, California(3)*	1986	120,000	Walnut Creek, California(3)	2012	88,000
McLean, Virginia(4)*	1990	130,000

(1)
Owned subject to partial ground lease.

(2)
Leased.

(3)
Owned buildings on leased land.

(4)
Owned.

*
Mortgaged to secure our senior secured credit facilities and the 2028 Debentures.

        Bergdorf Goodman Stores.    We operate two Bergdorf Goodman stores, both of which are located in Manhattan at 58th Street and Fifth Avenue. The following table sets forth certain details regarding these stores:

Bergdorf Goodman Stores

Locations	Fiscal Year Operations Began	Gross Store Sq. Feet
New York City (Main)(1)	1901	250,000
New York City (Men's)(1)*	1991	66,000

(1)
Leased.

*
Mortgaged to secure our senior secured credit facilities and the 2028 Debentures.

        Last Call Stores.    As of April 27, 2013, we operated 35 Last Call stores that average approximately 28,000 square feet each in size.

        Distribution, Support and Office Facilities.    We own approximately 41 acres of land in Longview, Texas, where our primary distribution facility is located. The Longview facility is the principal merchandise processing and distribution facility for Neiman Marcus stores. We lease four regional service centers in New York, Florida, Texas and California. We also own approximately 50 acres of land in Irving, Texas, where our Online operating headquarters and distribution facility is located. In addition, we currently utilize another regional distribution facility in Dallas, Texas to support our Online operation.

        In the spring of 2013, we opened a new 198,000 square feet distribution facility in Pittston, Pennsylvania to support the future growth and initiatives of the Company. The new facility in Pittston replaced the distribution facility we previously utilized in Dayton, New Jersey.

        Lease Terms.    We lease a significant percentage of our stores and, in certain cases, the land upon which our stores are located. The terms of these leases, assuming all outstanding renewal options are exercised, range from six to 121 years. The lease on the Bergdorf Goodman Main Store expires in 2050, with no renewal options, and the lease on the Bergdorf Goodman Men's Store expires in 2020, with a 10-year renewal option. Most leases provide for monthly fixed rentals or contingent rentals based upon revenues in excess of stated amounts and normally require us to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs.

        For further information on our properties and lease obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 16 of the Notes to Consolidated Financial Statements.

 MANAGEMENT

Directors and Executive Officers

        Our current Board of Directors consists of ten members, who have been elected pursuant to a limited liability company operating agreement of our parent, Holding, as described in "Certain Relationships and Related Party Transactions—Newton Holding, LLC Limited Liability Company Operating Agreement." The names of our current directors and executive officers, along with their present positions and qualifications, their principal occupations and directorships held during the past five years, their ages as of August 3, 2013 and the year they were first elected as a director or executive officer of the Company are set forth below.

Name	Age	Position with Company
Karen W. Katz	56	Director, President and Chief Executive Officer
James E. Skinner	59	Executive Vice President, Chief Operating Officer, and Chief Financial Officer
James J. Gold	49	President of Specialty Retail
John E. Koryl	43	President of Neiman Marcus Direct
Joshua Schulman	41	President of Bergdorf Goodman
Wanda Gierhart	49	Senior Vice President, Chief Marketing Officer
Wayne A. Hussey	62	Senior Vice President, Properties and Store Development
Michael R. Kingston	46	Senior Vice President and Chief Information Officer
Thomas J. Lind	57	Senior Vice President, Program Management
Tracy M. Preston	47	Senior Vice President and General Counsel
Stacie R. Shirley	44	Senior Vice President, Finance and Treasurer
T. Dale Stapleton	55	Senior Vice President and Chief Accounting Officer
Joseph Weber	46	Senior Vice President, Chief Human Resources Officer
David A. Barr	49	Director
Jonathan J. Coslet	48	Director
James G. Coulter	53	Director
John G. Danhakl	57	Director
Sidney Lapidus	75	Director
Kewsong Lee	47	Director
Susan C. Schnabel	51	Director
Carrie Wheeler	41	Director
Burton M. Tansky	75	Director

        Karen W. Katz.    Ms. Katz has served as our Director, President and Chief Executive Officer since October 6, 2010. Ms. Katz served as Executive Vice President and as a member of the Office of the Chairman from October 2007 until October 6, 2010. From December 2002 to October 6, 2010, she served as President and Chief Executive Officer of Neiman Marcus Stores. Ms. Katz served as President and Chief Executive Officer of Neiman Marcus Direct from May 2000 to December 2002. Ms. Katz formerly served on the board of directors of Pier 1 Imports, Inc. She is a member of our Executive Committee. Since joining us in 1985, Ms. Katz has been in charge of a variety of our business units and has demonstrated strong and consistent leadership. She has an extensive understanding of our customers and the retail industry that enables her to promote a unified direction for both the Board of Directors and management.

        James E. Skinner.    Mr. Skinner serves as our Executive Vice President, Chief Operating Officer, and Chief Financial Officer. In 2007 he was appointed a member of the Office of the Chairman and elected Chief Operating Officer and Executive Vice President in 2010. From October 2005 to October 2007, he served as Senior Vice President and Chief Financial Officer. From October 2001 to October

2005, he served as Senior Vice President and Chief Financial Officer of The Neiman Marcus Group, Inc. From August 2000 through December 2000, Mr. Skinner served as Senior Vice President and Chief Financial Officer of Caprock Communications Corp. and from 1994 until 2000, he served as Executive Vice President, Chief Financial Officer and Treasurer for CompUSA Inc. Mr. Skinner serves on the board of directors of Fossil, Inc.

        James J. Gold.    Mr. Gold was elected President of Specialty Retail in October 2010. His prior service includes President and Chief Executive Officer of Bergdorf Goodman from May 2004 to October 2010. Mr. Gold served as Senior Vice President, General Merchandise Manager of Neiman Marcus Stores from December 2002 to May 2004, as Division Merchandise Manager from June 2000 to December 2002, and as Vice President of the Last Call Clearance Division from March 1997 to June 2000.

        John E. Koryl.    Mr. Koryl joined us as President of Neiman Marcus Direct in June 2011. From August 2009 until June 2011, he held the position of Senior Vice President, e-commerce Marketing & Analytics at Williams-Sonoma, Inc., a premier specialty retailer of home furnishings. From September 2006 until August 2009 he was Senior Director, Marketing Solutions with eBay, Inc., an online auction and shopping website, and held various other managerial positions with eBay, Inc. since June 2005.

        Joshua Schulman.    Mr. Schulman joined us as President of Bergdorf Goodman on May 7, 2012. From 2007 until February 2012, Mr. Schulman was Chief Executive Officer of Jimmy Choo, Ltd, a fashion designer and retailer. From 2005 until 2007, he served as President of Kenneth Cole New York and in senior executive roles at Gap, Inc. as Managing Director/International Strategic Alliances and Senior Vice President/International Merchandising and Product Development, both fashion design and retailing companies. Previously he served in senior executive roles at Gucci Group NV, a fashion designer and retailer, from 1997 to 2005.

        Wanda Gierhart.    Ms. Gierhart joined us in August 2009 as Senior Vice President, Chief Marketing Officer. From 2007 to 2009, she served as President and Chief Executive Officer of TravelSmith Outfitters, Inc., a travel apparel and accessory retailer, and from 2004 to 2006 she served as Executive Vice President, Chief Marketing and Merchandising Officer of Design Within Reach, Inc., a multichannel furniture retailer.

        Wayne A. Hussey.    Mr. Hussey has served as our Senior Vice President, Properties and Store Development since October 22, 2007. From May 1999 to October 2007, he served as Senior Vice President, Properties and Store Development of Neiman Marcus Stores.

        Michael R. Kingston.    Mr. Kingston is Senior Vice President and Chief Information Officer. Prior to joining us on April 23, 2012, he served as Executive Vice President, Enterprise Transformation and Technology for Ann Inc., the parent company of Ann Taylor Stores Corp., a women's apparel retailer, since May 2006. From February 2003 until May 2006, he served as Vice President, Applications for Coach, Inc., a designer and maker of luxury handbags and accessories.

        Thomas J. Lind.    Mr. Lind has served as Senior Vice President, Program Management since 2010. Since joining us in 1983, he has served in various executive positions including Senior Vice President, Managing Director, Last Call from 2009 until 2010; Senior Vice President, Director of Stores and Store Operations from 2006 until 2009; and Senior Vice President, Director of Stores from 2000 until 2006.

        Tracy M. Preston.    Ms. Preston joined us as our Senior Vice President and General Counsel in February 2013. From January 2002 until February 2013, she held various positions, including Chief Compliance Officer and Chief Counsel for global supply chain, global human resources and litigation, at Levi Strauss & Co. Previously she was a partner with the law firm of Orrick, Herrington & Sutcliffe LLP.

        Stacie R. Shirley.    Ms. Shirley was elected Senior Vice President, Finance and Treasurer in September 2010. From December 2001 until September 2010, she served as Vice President, Finance and Treasurer. Ms. Shirley served as Vice President, Finance at CompUSA Inc. from 2000 to 2001.

        T. Dale Stapleton.    In September 2010, Mr. Stapleton was elected Senior Vice President and Chief Accounting Officer. From August 2001 to September 2010, he served as Vice President, Controller. Mr. Stapleton served as Vice President and Controller at CompUSA Inc. from 1999 to 2000.

        Joseph Weber.    In September 2012, Mr. Weber joined us as Senior Vice President, Chief Human Resources Officer. Prior to joining us, he held various positions, most recently Head, Human Resources Europe, Middle East, Africa, Latin America and Canada, at Bank of America Corporation. Previously he was with Dell, Inc. and General Electric Company.

        David A. Barr.    Mr. Barr has been a Managing Director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co, a leading global private equity investment firm, since January 2001. Mr. Barr currently serves on the board of directors of Builders FirstSource, Inc., Scotsman Industries, Inc., and Total Safety USA. Formerly a director of Eagle Family Foods, Inc., Polypore International Inc., TransDigm Group Incorporated, and Wellman, Inc. We believe Mr. Barr's qualifications to serve on our Board of Directors include his financial expertise and years of experience providing strategic advisory services to complex organizations.

        Jonathan J. Coslet.    Mr. Coslet is a Senior Partner and the Chief Investment Officer of TPG. He is Chairman of the firm's Investment Committee and member of the firm's Management Committees. He has been with TPG since 1993. Mr. Coslet also serves on the board of directors of Biomet, Inc., Quintiles Transnational Corp., IASIS Healthcare Corp., and Petco Animal Supplies, Inc. Formerly a director of Burger King, Fidelity National Information Services, Endurance Specialty, J.Crew Group, Oxford Health Plans, and several others. Mr. Coslet also serves on the Board of Directors of Lucille Packard Children's Hospital at Stanford, the Advisory Board for the Stanford Institute for Economic Policy Research, and the Advisory Council of the Hamilton Project. Mr. Coslet's executive leadership, knowledge of capital markets, and financial expertise are valuable assets to our Board of Directors.

        James G. Coulter.    Mr. Coulter was a co-founder of TPG in 1992 and is a Senior Partner of TPG. Mr. Coulter also serves on the board of directors of Creative Artists Agency, J. Crew Group, Inc. and the Vincraft Group. Formerly a director of Alltel Corporation, IMS Health Incorporated, Lenovo Group Limited, Seagate Technology, and Zhone Technologies, Inc. Mr. Coulter is also Co-Chair of the Leading Education by Advancing Digital (LEAD) Commission and on the Dartmouth College Board of Trustees and the Stanford University Board of Trustees. As a TPG co-founder, Mr. Coulter has extensive knowledge of the capital markets and brings an entrepreneurial spirit and keen sense of business acumen to our Board of Directors.

        John G. Danhakl.    Mr. Danhakl is a Managing Partner of Leonard Green & Partners, L.P., a private equity firm specializing in leveraged buyout transactions, with which he has been a partner since 1995. He serves on the board of directors of Air Lease Corp., Animal Health International, Inc., Arden Group, Inc., J. Crew Group, Inc., Leslie's Poolmart, Inc., Petco Animal Supplies, Inc., Savers, Inc., and The Tire Rack, Inc. He previously served on the board of directors of AsianMedia Group LLC, Big 5 Sporting Goods Corporation, Communications and Power Industries, Inc., Diamond Triumph Auto Glass, Inc., HITS, Inc., Liberty Group Publishing, Inc., MEMC Electronic Materials, Inc., Phoenix Scientific, Inc., Rite Aid Corporation, Sagittarius Brands, and VCA Antech, Inc. Mr. Danhakl is a member of our Compensation Committee. Mr. Danhakl brings substantial knowledge from both private equity and public company exposure. His extensive experience serving on the boards of directors of numerous companies brings to our Board of Directors valuable direction in dealing with the complex issues facing boards of directors today.

        Sidney Lapidus.    Mr. Lapidus is a retired partner of Warburg Pincus LLC. Mr. Lapidus was employed at Warburg Pincus LLC from 1967 to December 31, 2007. He presently serves as a director of Knoll, Inc. and Lennar Corporation. He serves on the board of directors of a number of non-profit organizations including the American Antiquarian Society, the New York Historical Society and New York University Langone Medical Center. Mr. Lapidus is the Chairman of our Audit Committee and serves as our Audit Committee financial expert. During his long tenure in the private equity field, Mr. Lapidus developed extensive business, financial, and management skills. We believe this extensive experience has given him a broad understanding of the operational, financial and strategic issues facing public and private companies today. We also believe that his experience overseeing and assessing the performance of companies and the evaluation of financial statements gives him the experience and expertise needed to act as our financial expert and to chair our Audit Committee.

        Kewsong Lee.    Mr. Lee has been a Managing Director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. Mr. Lee is currently a member of Warburg Pincus LLC's Executive Management Group. He also serves on the board of directors of Aramark Corporation, Arch Capital Group, Aeolus Re, Consolidated Precision Products, MBIA Inc., and Total Safety USA. Formerly a director of Eagle Family Foods, Knoll, Inc., Tradecard, Inc., and TransDigm Group, Inc., Mr. Lee is a member of our Executive and Compensation Committees. Mr. Lee's qualifications to serve on our Board of Directors include his broad-based knowledge in the areas of management, corporate strategy development, and finance.

        Susan C. Schnabel.    Ms. Schnabel is a Managing Director of Credit Suisse, a leading international investment bank, in the Asset Management Division and Co-Head of DLJ Merchant Banking Partners, a private equity investment firm focused on leveraged buyout transactions. Ms. Schnabel joined Credit Suisse First Boston in 2000 through the merger with Donaldson, Lufkin & Jenrette, where she was a Managing Director. Previously Ms. Schnabel served as Chief Financial Officer of Petsmart. She is also a director of Deffenbaugh Industries, Inc., Enduring Resources, Laramie Energy, Luxury Optical Holdings, Merrill Corp., Specialized Technology Resources Inc., Summit Gas Resources, Inc., and Visant Corp. Ms. Schnabel is a member of our Audit Committee. Ms. Schnabel's long tenure in the banking industry as well as her service on numerous other boards of directors has provided her with substantial finance, accounting, and corporate governance expertise.

        Carrie Wheeler.    Ms. Wheeler is a Partner of TPG and responsible for TPG's investments in the retail and consumer sectors. She has been with TPG since 1996. She also serves on the board of directors of J. Crew Group, Inc., Petco Animal Supplies, Inc. and Savers, Inc. Formerly a director of Denbury Resources Inc. and Belden and Blake Corporation. Ms. Wheeler is a member of our Audit Committee. Ms. Wheeler's experience as a director of other retail-oriented companies plus her financial expertise makes her a valuable asset to our Board of Directors.

        Burton M. Tansky.    Mr. Tansky has served as our Chairman of the Board of Directors since October 6, 2005. From October 6, 2005 until October 5, 2010, he served as our President and Chief Executive Officer. He also served as a director and President and Chief Executive Officer of NMG since May 2001 and as President and Chief Operating Officer from December 1998 until May 2001. He also serves on the board of directors of Donald Pliner Shoes and The Howard Hughes Corporation. Mr. Tansky formerly served on the board of directors of International Flavors and Fragrances Inc. Mr. Tansky's years of experience in the luxury retail industry plus a deep understanding of our customers and our products provide him with intimate knowledge of our operations.

        See "Certain Relationships and Related Party Transactions" below for a discussion of certain arrangements and understandings regarding the nomination and selection of certain of our directors.

Code of Ethics

        The Board of Directors has adopted a Code of Ethics and Conduct, which is applicable to all our directors, officers and employees. A Code of Ethics for Financial Professionals has also been adopted that applies to all financial employees including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. Both the Code of Ethics and Conduct and the Code of Ethics for Financial Professionals may be accessed through our website at www.neimanmarcusgroup.com under the "Investor Information—Corporate Governance—Governance Documents" section.

        We have established a means for employees, customers, suppliers, or other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Code of Conduct relating, among other things, to:

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  accounting practices, internal accounting controls, or auditing matters and procedures;

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  theft or fraud of any amount;

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  performance and execution of contracts;

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  conflicts of interest;

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  violations of securities and antitrust laws; and

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  violations of the Foreign Corrupt Practices Act.

        Any employee or other interested party may call 1-866-384-4277 toll-free to submit a report. This number is operational 24 hours a day, seven days a week.

Controlled Company

        We intend to apply to list the shares offered in this offering on the                . Following completion of this offering, the Principal Stockholders will control more than 50% of the combined voting power of our common stock, so under current listing standards, we would qualify as a "controlled company" and accordingly, will be exempt from requirements to have a majority of independent directors, a fully independent nominating and corporate governance committee and a fully independent compensation committee.

Director Independence

        Because we will be a "controlled company" under the national securities exchange rules, our Board of Directors will not be required to have a majority of "independent directors" as such term is defined by the applicable rules and regulations of the national securities exchange on which we plan to apply to be listed. No family relationships exist between any of our officers or directors.

Committees of the Board of Directors

        Our Board of Directors has established an Audit Committee, a Compensation Committee, and an Executive Committee. Members of our Audit Committee are Sidney Lapidus, Chairman and financial expert, Carrie Wheeler and Susan Schnabel. The Audit Committee recommends the annual appointment of auditors with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The members of our Executive Committee are Jonathan Coslet, Karen W. Katz, and Kewsong Lee. The Executive Committee manages the affairs of the Company as necessary between meetings of our Board of Directors and acts on matters that must be dealt with prior to the next scheduled meeting of the Board of Directors. The members of our Compensation Committee are Jonathan Coslet, John Danhakl, and Kewsong Lee. The Compensation Committee reviews and approves the compensation and benefits of our employees and directors, administers our employee benefit plans, authorizes and ratifies stock option grants and other incentive arrangements, and authorizes employment and related agreements. Prior to the consummation of this offering, the Board of Directors intends to establish a Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will monitor our quality, compliance management processes and regulatory compliance, establish and maintain effective corporate governance policies and practices, oversee and assist the Board of Directors in reviewing and recommending nominees for election as directors and assess the performance of the members of our Board of Directors.

        Each of the Principal Stockholders has the right to have at least one of its directors sit on each committee of the Board of Directors, to the extent permitted by applicable laws and regulations. See "Certain Relationships and Related Party Transactions" below for a discussion of certain arrangements and understandings regarding the nomination and selection of certain of our directors.

        Upon completion of our initial public offering, we intend to have a fully independent Audit Committee. Each director appointed to the Audit Committee will be determined to be financially literate by our Board of Directors and one director will serve as our audit committee financial expert. Because we will be a "controlled company" under the                rules, our Compensation Committee and Nominating and Corporate Governance Committee will not be required to be fully independent.

Compensation Committee Interlocks and Insider Participation

        In fiscal year 2012, Jonathan Coslet, John Danhakl, and Kewsong Lee served as members of our Compensation Committee. See "Certain Relationships and Related Party Transactions" below for further discussion regarding certain matters relating to such members. No officer or employee served on the Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Audit Committee Financial Expert

        The Board of Directors has determined that Sidney Lapidus, Chairman of the Audit Committee, meets the criteria set forth in the rules and regulations of the SEC for an "audit committee financial expert."

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis is designed to provide an understanding of our compensation philosophy, core principles and arrangements that are applicable to the executive officers identified in the Summary Compensation Table beginning on page 101 (referred to as the named executive officers).

Compensation Philosophy and Objectives

        We are a premier luxury retailer that has been in business for over a century. Our continued success depends on the skills of talented executives who are dedicated to achieving solid financial performance, providing outstanding service to our customers, and managing our assets wisely. Our compensation program, comprised of base salary, annual bonus, long-term incentives and benefits, is designed to meet the following objectives in order to recruit, retain and reward our executive team:

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  Recruit and retain executives who possess exceptional ability, experience, and vision to sustain and promote our preeminence in the marketplace.

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  Motivate and reward the achievement of our short- and long-term goals and operating plans.

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  Align the interests of our executives with the financial and strategic objectives of our stockholders.

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  Provide total compensation opportunities that meet the expectations of a highly skilled executive team, are aligned and consistent with our underlying performance and are competitive with the compensation practices and levels offered by companies with whom we compete for executive talent.

Individual Compensation Components

        Base Salary.    Base salary is intended to provide a base level of compensation commensurate with an executive's job title, role, tenure, and experience. We utilize base salary as a building block of our compensation program, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to recruit and retain skilled executives. Specifically, base salary levels of the named executive officers are determined based on a combination of factors, including our compensation philosophy, market compensation data, competition for key executive talent, the named executive officer's experience, leadership, achievement of specified business objectives, individual performance, our overall budget for merit increases, and attainment of our financial goals. Salaries are reviewed before the end of each fiscal year as part of our performance and compensation review process as well as at other times to recognize a promotion or change in job responsibilities. Merit increases are usually awarded to the named executive officers in the same percentage range as all employees and are based on overall performance and competitive market data except in those situations where individual performance and other factors justify awarding increases above or below this range. Merit increases typically range between two and eight percent.

        In addition, Ms. Katz and Messrs. Skinner and Gold have employment agreements, described in more detail beginning on page 115, that set a minimum salary upon execution of the agreement.

        Annual Incentive Bonus.    Annual bonus incentives keyed to short-term objectives form the second building block of our compensation program and are designed to provide incentives to achieve certain financial goals of the Company and individual performance objectives. Financial goals, which are used to determine annual bonus incentives for all employees, emphasize profitability and asset management. The Compensation Committee believes that a significant portion of annual cash compensation for the named executive officers should be at risk and tied to our operational and financial results. "Pay for performance" for the named executive officers has been significantly enhanced in recent years by putting a larger percentage of their potential compensation at risk as part of the annual bonus incentive program.

        All named executive officers are eligible to be considered for annual bonus incentives. Threshold, target, and maximum annual performance incentives, stated as a percentage of base salary, are established for each of the named executive officers at the beginning of each fiscal year. The objectives set for Ms. Katz and other senior officers with broad corporate responsibilities are based on our overall financial results as well as individual performance objectives. When an employee has responsibility for a particular business unit or division, the performance goals are heavily weighted toward the operational performance of that unit or division. Actual awards earned by the named executive officers are determined based on an assessment of our overall performance, a review of each named executive officer's contribution to our overall performance, and an assessment of the individual performance by each named executive officer. Other components may also be considered from time to time at the discretion of the Compensation Committee.

        The employment agreements of Ms. Katz and Messrs. Skinner and Gold contain provisions regarding target levels and the payment of annual incentives and are described in more detail beginning on page 115.

        Long-Term Incentives.    Long-term incentives in the form of stock options are intended to promote sustained high performance and to align our executives' interests with those of our equity investors. The Compensation Committee believes that stock options create value for the executives if the value of our company increases. This creates a direct correlation between the interests of our executives and the interests of our equity investors.

        Equity awards become effective on the date of grant, which typically coincides with the date of approval by the Compensation Committee or the date of a new hire or a promotion.

        We made initial stock option grants in fiscal year 2006 under the Neiman Marcus, Inc. Management Equity Incentive Plan (referred to as the "Management Incentive Plan") to all eligible officers, including all of the named executive officers except Mr. Koryl who joined us in fiscal year 2011. The initial stock option grants were not tied to performance objectives and were made following the consummation of the Acquisition in order to retain the senior management team and enable them to share in our growth along with our equity investors. The initial stock option grants were awarded at an exercise price equal to the fair market value of our common stock at the time of the grant. The exercise prices of certain of our options, which represent approximately one-third of all outstanding options, increase at a 10% compound rate per year (referred to as "Accreting Options") until the earlier of 1) exercise, 2) a defined anniversary of the date of grant (four to five years) or 3) the occurrence of a change of control (as defined in the Management Incentive Plan). However, if the Principal Stockholders sell shares of the Company held by them, including if the Principal Stockholders were to sell shares in this offering, the exercise price of the Accreting Options will cease to accrete at the time of the sale in the same proportion as the proportion of shares the Principal Stockholders sell. Currently, the Principal Stockholders intend to sell           shares in the offering. The exercise price with respect to all other options ("Fixed Price Options") is fixed at the grant date.

        Stock options typically vest and become exercisable twenty or twenty-five percent on the first anniversary of the date of the grant and thereafter in thirty-six (36) or forty-eight (48) equal monthly installments over the following thirty-six (36) or forty-eight (48) months, beginning one month after the first anniversary of the date of grant until 100% of the option is fully vested and exercisable provided that the participant is still employed by the Company at such time.

        On October 1, 2011, we awarded stock options pursuant to the Management Incentive Plan to each of the named executive officers, except Mr. Maxwell, and to 24 other senior officers. The number of stock options awarded to each individual was based on the job responsibility of each individual. The options granted to each individual were 65% Fixed Price Options and 35% Accreting Options, have an initial exercise price of $1,850 per share, vest over a five-year period, and expire seven years from the date of grant. The exercise price of the Accreting Options will increase at a 10% compound rate per year through the fifth anniversary of the grant date.

        On March 28, 2012, we commenced a tender offer soliciting the consent of the holders of all outstanding options under the Management Incentive Plan to amend and restate the Management Incentive Plan to allow the Board of Directors to make adjustments in the number and kind of shares or other securities subject to options in the event of the declaration of a dividend. Prior to the amendment, the Management Incentive Plan provided that if we paid an extraordinary cash dividend with respect to outstanding stock options, we would have had to pay to the holders of stock options a cash bonus equal to the full amount of such dividend, subject to certain tax-related reductions in the amount of the cash bonus in case of unvested stock options. The proposed amendment was intended to better align our employee retention goals with interests of other stakeholders. All option holders consented, the Management Incentive Plan was amended and the 2012 Dividend was declared on March 28, 2012 payable at the rate of $435 per share on all outstanding shares of common stock of the Company. Pursuant to the amendment, the Board of Directors approved the payment of a cash bonus to all holders of vested options equal to 50% of $435 multiplied by the number of shares of common stock underlying such holder's vested options (2012 Dividend bonus). The Board of Directors also approved the adjustment of the exercise prices of all vested and unvested stock options pursuant to the amendment. The exercise prices of the unvested Fixed Price Options and unvested Accreting Options were reduced by the amount of the 2012 Dividend, or by $435 per share. The exercise prices of the vested Fixed Price Options and vested Accreting Options were reduced by 50% of the 2012 Dividend, or by $217.50 per share. The exercise prices of the Accreting Options will continue to accrete in accordance with the terms of the Management Incentive Plan based on the adjusted exercise price.

        In addition, following the consummation of the Acquisition, the Neiman Marcus, Inc. Cash Incentive Plan (referred to as the "Cash Incentive Plan") was adopted in fiscal year 2006 to aid in the retention of certain key executives, including our named executive officers, except Mr. Koryl. Under the Cash Incentive Plan, a $14 million cash bonus pool was created to be shared by participating members of senior management, including the named executive officers, except Mr. Koryl. In the event of a change of control, or an initial public offering, as defined in the Cash Incentive Plan, and if the internal rate of return to the Principal Stockholders is positive, each participant in the Cash Incentive Plan, subject generally to continued employment, will be entitled to a cash bonus based upon the number of options that were granted to the participant in October 2005 and for Mr. Lind, certain additional options granted in October 2009, and for Mr. Koryl, certain options granted in connection with his hire in June 2011, under the Management Incentive Plan relative to the other participants in the Cash Incentive Plan. Pursuant to the terms of Mr. Tansky's original employment agreement (as supplemented by his Director Services Agreement) described beginning on page 123, his cash bonus under the Cash Incentive Plan has been fixed in the amount of $3,080,911. Mr. Tansky is subject to the same payment terms as all other participants. Effective upon Mr. Maxwell's retirement on April 27, 2012, he was no longer eligible for payments under the Cash Incentive Plan. If the internal rate of return to the Principal Stockholders is not positive following a change of control or an initial public offering, no amounts will be paid to those participating in the Cash Incentive Plan. No amounts have been paid to date to any of the participants under the Cash Incentive Plan, including to Mr. Tansky, and none are anticipated until a change of control or an initial public offering occurs. The specific amounts payable to participants under the Cash Incentive Plan in connection with this offering, if any, are not quantifiable at this time.

        In fiscal year 2011, the Compensation Committee approved a Cash EBITDA Incentive Plan (referred to as the "EBITDA Incentive Plan") for certain of our officers, including Mr. Lind. Ms. Katz and Messrs. Skinner, Gold, Koryl, and Maxwell are not participants in the EBITDA Incentive Plan. The objective of the EBITDA Incentive Plan is to focus all participants on the achievement of a three-year cumulative and fiscal year 2013 EBITDA objective. Minimum annual and cumulative EBITDA targets must be met before cash payouts are made. Based upon experience in prior years, these targets, individually and cumulatively, will be challenging for us to achieve. The definition of EBITDA is explained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 55. If the performance metrics are met, a cash payout will be made within sixty (60) days of the end of fiscal year 2013. Potential cash payouts will be structured in five incentive tiers with a fixed dollar payout for each tier equal to approximately thirty percent (30%) of the participant's base salary in effect in fiscal year 2013. However, we do not expect any cash payments to be made in connection with the EBITDA Incentive Plan. The EBITDA Incentive Plan is more fully described on page 118.

Risk Assessment of Compensation Policies and Programs

        We have reviewed our compensation policies and programs for all employees, including the named executive officers, and we do not believe that these policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The three major components of our overall compensation program were reviewed and the following conclusions were made:

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  Base salaries are determined by an industry peer group analysis and on the overall experience of each individual. Merit increases are based on financial as well as individual performance and are generally kept within a specified percentage range for all employees, including the named executive officers.

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  Because of our non-public status, long-term incentive awards in the form of stock option grants can be exercised but the shares must be held until such time as a public market exists for our common stock, thereby aligning the interests of participants with those of our equity investors.

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  Annual incentive bonus awards are based on our sales, Adjusted EBITDA and return on invested capital (ROIC). For Specialty Retail, annual incentive bonus awards are based on sales, EBITDA, and inventory turnover and for Neiman Marcus Direct, the bonus awards are based on sales, EBITDA, conversion, and traffic. The annual incentive bonus awards are all set at the beginning of each fiscal year based on the achievement of goals that the Compensation Committee believes will be challenging. Maximum target payouts are capped at a pre-established percentage of base salary.

        The Compensation Committee has discretionary authority to adjust incentive plan payouts and the granting of stock option awards, which further reduces any business risk associated with such plan payouts and stock option grants. The Compensation Committee also monitors compensation policies and programs to determine whether risk management objectives are being met.

Executive Officer Compensation

Process for Evaluating Executive Officer Performance

        Role of the Compensation Committee.    The Compensation Committee is responsible for determining the compensation of our named executive officers and for establishing, implementing and monitoring adherence to our executive compensation philosophy. The Compensation Committee charter authorizes the committee to retain and terminate compensation consultants to provide advice with respect to compensation of the named executive officers. The Compensation Committee is further authorized to approve the fees and terms of engagement of any consultant it may retain.

        The Compensation Committee considers input from our CEO and compensation consultants in making determinations regarding our executive compensation program and the individual contribution of each of our named executive officers. The CEO does not play a role in decisions affecting her own compensation other than discussing her individual performance objectives. The CEO's performance and compensation are reviewed and determined solely by the Compensation Committee.

        In developing and reviewing the executive incentive programs, the Compensation Committee considers the business risks inherent in program designs to ensure that they do not incentivize executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. The Committee ensures that the plan designs are conservative in this respect and that the compensation components provide appropriate checks and balances to ensure executive incentives are consistent with the interests of the Principal Stockholders. The Compensation Committee believes that the mix of compensation components used in the determination of our named executive officers' total compensation does not encourage our named executive officers to take undesirable risks relating to the business. For further information, see "Risk Assessment of Compensation Policies and Programs" above.

        Role of Management.    As part of our annual planning process, the CEO, with assistance from external consultants, develops and recommends a compensation program for all executive officers. Based on performance assessments, the CEO attends a meeting of the Compensation Committee held for the purpose of considering the individual executives' annual compensation and recommends the base salary and any incentive bonus awards or long-term incentive awards, if applicable, for each of the executive officers, including the named executive officers. The CEO does not participate in the portion of the Compensation Committee meeting during which her own compensation is discussed and does not provide recommendations with respect to her own compensation package.

        Role of the Compensation Consultants.    The Compensation Committee generally retains services of compensation consultants only for limited purposes. Management retains an independent compensation consultant, Haigh & Company, to provide comparative market data regarding executive compensation to assist the Compensation Committee in establishing reference points for the base salary, annual incentive, and long-term incentive components of our compensation package. They also provide information regarding general market trends in compensation, compensation practices of other retail companies, and regulatory and compliance developments. The fees paid to Haigh & Company for their services in fiscal year 2012 did not exceed $120,000. Haigh & Company has no other affiliations with, and provides no other services to, us.

2012 Executive Officer Compensation

        Ultimately, our named executive officers' total compensation is based on the level of performance of the Company, and/or the Company's business unit or division, and their individual target performance goals. The Compensation Committee uses its discretion in making decisions on the overall compensation packages of our executive officers based on current market conditions, business trends, and overall Company performance.

        We have identified an industry peer group that includes the 14 companies listed below for purposes of benchmarking the compensation of our named executive officers. These companies are intended to represent our competitors for business and talent. Their executive compensation programs are compared to ours, as well as the compensation of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The comparison data is generally used to ensure that the compensation of our named executive officers, both individually and as a whole, is appropriately competitive relative to our performance. We believe that this practice is appropriate in light of the high level of commitment, job demands, and the expected performance contribution required from each of our executive officers. We generally target our direct compensation to be positioned between the 50th and 75th percentile levels of the compensation packages received by executives in our peer group of industry related companies. In the fourth quarter of fiscal year 2012, Haigh & Company conducted a benchmarking review of the compensation of all of our officers, including that of the named executive officers. The review has been completed and no changes in design or levels of executive compensation have been made in fiscal year 2013 as a result of the review.

Abercrombie & Fitch	Limited Brands
Ann Taylor	Liz Claiborne
Coach	Nordstrom
Macy's	Polo Ralph Lauren
The Gap	Saks
Jones Apparel	Tiffany & Co.
Kohl's	Williams-Sonoma

        In addition to the select companies above, we also review various third party compensation survey reports.

        Base Salary.    The table below shows the salaries for fiscal years 2011 and 2012, including the percentage increase, for each of the named executive officers except Mr. Maxwell, whose fiscal year 2012 salary was not increased due to his retirement. Salary increases of our named executive officers in fiscal year 2012 were based on individual contributions to our overall performance, economic and market conditions, general movement of salaries in the marketplace, and operating results.

	2011 Base Salary ($)	2012 Base Salary ($)	Percent Increase (%)
Karen W. Katz	1,050,000	1,070,000	1.9
James E. Skinner	700,000	720,000	2.9
James J. Gold	750,000	770,000	2.7
John E. Koryl(1)	N/A	500,000	N/A
Thomas J. Lind(2)	410,000	425,000	3.7
Phillip L. Maxwell	412,000	412,000	—

(1)
Mr. Koryl's 2012 base salary represents the amount of his salary at the time his employment began on June 20, 2011.

(2)
Following Mr. Lind's promotion effective May 27, 2012, his salary was increased to $475,000.

        Amounts actually earned by each of the named executive officers in fiscal years 2010, 2011 and 2012 are listed in the Summary Compensation Table on page 101.

        Annual Incentive Bonus.    In determining annual incentive bonus amounts for the named executive officers, the Compensation Committee considers their performance relative to the pre-established goals, as well as personal objectives, that are set at the beginning of the year. For fiscal year 2012, the annual financial goals were based on Adjusted EBITDA, sales, ROIC, inventory turnover, and for Mr. Koryl, certain other metrics related to the online business, as described more fully below. The Compensation Committee set the threshold, target, and maximum performance targets at levels they believed were challenging based on historical company performance and industry and market conditions. Goals were established at the division and business unit levels where appropriate for each of the named executive officers. As it relates to our annual incentive compensation program, this performance assessment is a key variable in determining the amount of total compensation paid to our named executive officers.

Fiscal year 2012 target annual incentives and relative performance weights for the named executive officers were as follows:

		Relative Performance Weights
	Target Bonus As Percent of Base Salary
Name		Company	Division	Personal
Karen W. Katz	100%	75%	—	25%
James E. Skinner	75%	75%	—	25%
James J. Gold	75%	20%	60%	20%
John E. Koryl	60%	20%	60%	20%
Thomas J. Lind	40%	60%	—	40%
Phillip L. Maxwell	40%	60%	—	40%

        Relative performance weights for Company performance goals for Ms. Katz and Mr. Skinner were 60% Adjusted EBITDA, 20% sales and 20% ROIC. Messrs. Gold, Koryl, Lind and Maxwell had relative performance weights for Company performance goals that were 100% based on Adjusted EBITDA. Mr. Gold's relative division performance weights for Specialty Retail Stores performance goals were 65% Adjusted EBITDA, 20% inventory turnover and 15% sales. Mr. Koryl's relative division performance weights for Neiman Marcus Direct performance goals were 65% Adjusted EBITDA, 15% sales, 10% number of visitors and 10% sales conversion. Personal objectives varied among our named executive officers but were generally intended to incentivize the furtherance of our key strategic initiatives, such as strengthening the e-commerce channel, continuing to enhance the customer service experience, expanding into new markets and continuing to improve the value relationship at our stores. The Compensation Committee, with input from Ms. Katz, evaluated each named executive officer's individual performance relative to his or her personal goals and determined that each named executive officer achieved his or her personal goals. Ms. Katz did not consult with the Compensation Committee in the determination of her own bonus.

        Ms. Katz, the individual with the greatest overall responsibility for company performance, was granted the largest incentive opportunity in comparison to her base salary in order to weight her annual cash compensation mix more heavily towards performance-based compensation. Since Mr. Gold and Mr. Koryl each have responsibility over a particular division, performance goals are more heavily weighted toward the operational performance of their respective division.

        Corporate Performance Targets.    At the end of the fiscal year, the Compensation Committee evaluates the Company's performance against the financial and strategic performance targets set at the beginning of the fiscal year. For fiscal year 2012, the bonus metrics for Ms. Katz and Mr. Skinner were based on consolidated Adjusted EBITDA, sales and ROIC and for Messrs. Lind and Maxwell were based on consolidated Adjusted EBITDA. In addition, the bonus metrics for Mr. Gold were based on EBITDA, sales and inventory turnover at Neiman Marcus Stores and Bergdorf Goodman and for Mr. Koryl, EBITDA, sales, conversion, and traffic/number of website visitors at Neiman Marcus Direct. A portion of the bonuses for Messrs. Gold and Koryl was also based on consolidated Adjusted EBITDA. Metrics used for each executive, as well as the relative weights assigned to the metrics, are based on strategic business drivers of the particular business unit or division that the executive manages. The bonus metrics related to threshold, target and maximum annual incentive bonus payouts for fiscal year 2012, as well as actual amounts achieved and actual payout percentages for fiscal year 2012 are as follows:

	Threshold	Target	Maximum	Achieved	Payout As Percent of Target
Neiman Marcus Group
Sales (in millions)	$4,222	$4,326	$4,501	$4,345	111.2%
Adjusted EBITDA (in millions)	$543	$575	$620	$592	136.4%
ROIC	31.13%	33.13%	36.63%	36.70%	200.0%
Specialty Retail
Sales (in millions)	$3,148	$3,224	$3,339	$3,242	115.2%
EBITDA (in millions)	$453	$477	$510	$488	134.2%
Inventory Turnover	2.394%	2.455%	2.559%	2.395%	26.2%
Neiman Marcus Direct
Sales (in millions)	$824	$846	$896	$853	112.4%
EBITDA (in millions)	$142	$149	$166	$149	102.9%
Conversion	3.30	3.38	3.48	3.14	0.0%
Traffic/Visitors (in millions)	58.5	60.0	63.0	69.7	200.0%

        The definition of EBITDA is explained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 55. In calculating Adjusted EBITDA for purposes of evaluating performance and annual incentive compensation, the Compensation Committee adjusts EBITDA upwards or downwards, as applicable, for events and circumstances that 1) were not anticipated at the time performance targets were set and 2) were not impacted by or under the control of the named executives. This adjustment is performed by the Compensation Committee at the end of each fiscal year, based upon any such events and circumstances during such year. The upwards adjustments that were made by the Compensation Committee to EBITDA in order to calculate Adjusted EBITDA for purposes of evaluating performance and annual incentive compensation for certain named executive officers and other senior officers for fiscal year 2012 aggregated $7.7 million, consisting of the costs incurred in connection with certain corporate business initiatives. All such costs added back for the determination of Adjusted EBITDA were not anticipated at the time performance targets for fiscal year 2012 were set by the Compensation Committee.

        For purposes of evaluating performance and annual incentive compensation, the ROIC metric is calculated by dividing 1) earnings before interest and taxes by 2) average invested capital excluding cash, accrued interest, deferred taxes and amounts related to financial derivatives and is used to assess our efficiency at turning capital into profitable investments. Inventory turnover is calculated by dividing the cost of retail sales by the average inventory cost. Conversion is the percentage of visitors to the site who make a purchase.

        2012 Annual Incentive Bonus.    As actual operating performance for fiscal year 2012 exceeded the performance targets set at the beginning of the year (as shown in the table above), annual incentive amounts are to be paid to each of the named executive officers based upon the actual target percentages. The Compensation Committee did not exercise their discretion to adjust the actual payout amounts. Actual amounts paid are listed in the Summary Compensation Table under the heading "Non-Equity Incentive Plan Compensation" on page 101.

        Stock Options.    On October 1, 2011, stock options were awarded to each of the named executive officers, except Mr. Maxwell, and to 24 other senior officers. The options granted to each individual were 65% Fixed Price Options and 35% Accreting Options, have an initial exercise price of $1,850 per share, vest over a five-year period, and expire seven years from the date of grant. The exercise price of the Accreting Options will increase at a 10% compound rate per year through the fifth anniversary of the grant date.

        On March 28, 2012, the Company commenced a tender offer soliciting the consent of the holders of all outstanding options under the Management Incentive Plan to amend and restate the Management Incentive Plan to allow the Board of Directors to make adjustments in the number and kind of shares or other securities subject to options in the event of the declaration of a dividend. Prior to the amendment, the Management Incentive Plan provided that if the Company pays an extraordinary cash dividend with respect to outstanding stock options, the Company will pay to the holders of stock options a cash bonus equal to the full amount of such dividend, subject to certain tax-related reductions in the amount of the cash bonus in case of unvested stock options. The proposed amendment was intended to better align the Company's employee retention goals with interests of other stakeholders. All option holders consented, the Management Incentive Plan was amended and the 2012 Dividend was declared on March 28, 2012 payable at the rate of $435 per share on all outstanding shares of common stock of the Company. Pursuant to the amendment, the Board of Directors approved the payment of a cash bonus to all holders of vested options equal to 50% of $435 multiplied by the number of shares of common stock underlying such holder's vested options. The Board of Directors also approved the adjustment of the exercise prices of all vested and unvested stock options pursuant to the amendment. The exercise prices of the unvested Fixed Price Options and unvested Accreting Options were reduced by the amount of the 2012 Dividend, or by $435 per share. The exercise prices of the vested Fixed Price Options and vested Accreting Options were reduced by 50% of the 2012 Dividend, or by $217.50 per share. The exercise prices of the Accreting Options will continue to accrete in accordance with the terms of the Management Incentive Plan based on the adjusted exercise price. The number of vested options and cash bonus amounts paid to each of the named executive officers as a result of the 2012 Dividend declaration are as follows:

Name	Total Vested Options on March 28, 2012	Total Vested Options Payout
Karen W. Katz	8,867.02	$1,928,576
James E. Skinner	4,450.93	968,079
James J. Gold	4,450.93	968,079
John E. Koryl	—	—
Thomas J. Lind	1,219.46	265,233
Phillip L. Maxwell	1,358.79	295,537

        The vested options payout amounts are included in the "All Other Compensation" column in the Summary Compensation Table on page 101.

Other Compensation Components

        We maintain the following compensation components in order to provide a competitive total rewards package that supports retention of key executives.

        Health and Welfare Benefits.    Executive officers are eligible to participate under the same plans as all other eligible employees for medical, dental, vision, disability, and life insurance. These benefits are intended to be competitive with benefits offered in the retail industry.

        Retirement Plan.    Prior to 2008, most non-union employees over age 21 who had completed one year of service with 1,000 or more hours participated in our Retirement Plan (referred to as the "Retirement Plan"), which paid benefits upon retirement or termination of employment. The Retirement Plan is a "career-accumulation" plan, under which a participant earns each year a retirement annuity equal to one percent of his or her compensation for the year up to the Social Security wage base and 1.5 percent of his or her compensation for the year in excess of such wage base. A participant becomes fully vested after five years of service with us. Effective as of December 31, 2007, eligibility and benefit accruals under the Retirement Plan were frozen for all participants except for those "Rule of 65" employees who elected to continue participation in the Retirement Plan. "Rule of 65" employees included only those active employees who had completed at least 10 years of service and whose combined years of service and age equaled at least 65 as of December 31, 2007. Ms. Katz and Mr. Lind were "Rule of 65" employees as of December 31, 2007, and elected to continue participation in the Retirement Plan. For Messrs. Skinner and Gold, benefits and accruals under the Retirement Plan were frozen effective as of December 31, 2007. Effective August 1, 2010, all benefits and accruals under the Retirement Plan were frozen and all remaining participants, including Mr. Lind, were moved into our Retirement Savings Plan. Ms. Katz's benefits and accruals under the Retirement Plan were moved into the RSP effective December 31, 2010.

        Savings Plans.    Effective January 1, 2008, a new enhanced 401(k) plan, our Retirement Savings Plan (referred to as the "RSP") was established and offered to all employees, including the named executive officers, as the primary retirement plan. Benefits and accruals under a previous 401(k) plan, our Employee Savings Plan (referred to as the "ESP"), were frozen as well as benefits and accruals under the Retirement Plan. All future and current employees who were not already enrolled in the ESP were automatically enrolled in the RSP. "Rule of 65" employees, as described above, were given a choice to either continue participation in the Retirement Plan and the ESP or freeze what was earned under those plans through December 31, 2007 and participate in the RSP. The RSP is a tax-qualified defined contribution 401(k) plan that allows participants to contribute up to the limit prescribed by the Internal Revenue Service on a pre-tax basis. The Company matches 100% of the first 3% and 50% of the next 3% of pay that is contributed to the RSP after the first year of employment. All employee contributions to the RSP are fully vested upon contribution. Company matching contributions vest after two years of service. The Company matched 100% of the first 2% and 25% of the next 4% of pay that was contributed to the ESP. All employee contributions to the ESP were fully vested upon contribution. Company matching contributions vested after three years of service. Effective August 1, 2010, benefits and accruals under the ESP were frozen for the remaining "Rule of 65" active employees and such participants were moved into the RSP.

        Supplemental Retirement Plan and Key Employee Deferred Compensation Plan.    U.S. tax laws limit the amount of benefits that we can provide under our tax-qualified plans. We maintain our Supplemental Executive Retirement Plan (referred to as the "SERP") and our Key Employee Deferred Compensation Plan (referred to as the "KEDC Plan"), which are unfunded, nonqualified arrangements intended to provide named executive officers and certain other key employees with additional benefits, including the benefits that they would have received under the RSP if the tax law limitations did not apply and if certain other components of compensation could be included in calculation of benefits under our tax-qualified plans. Prior to 2008, executive, administrative and professional employees (other than those employed as salespersons) with an annual base salary at least equal to a minimum established by the Company were eligible to participate in the SERP. Similar to the Retirement Plan, effective December 31, 2007, eligibility and benefit accruals under the SERP were frozen for all participants not meeting the "Rule of 65" and such participants were moved into our Defined Contribution Supplemental Executive Retirement Plan ("DC SERP"). Effective August 1, 2010, all benefits and accruals under the SERP for "Rule of 65" employees were frozen and such participants will be moved into the DC SERP. SERP related benefits are more fully described under "Pension Benefits" beginning on page 112.

        Participation in the KEDC Plan is limited to employees whose base salary is in excess of $300,000 and meet other stated criteria. Amounts in excess of those benefits provided under the 401(k) plans are credited to the account balances of each KEDC Plan participant. KEDC Plan benefits are more fully described under "Nonqualified Deferred Compensation" beginning on page 114.

        Matching Gift Program.    All employees, including the named executive officers except Mr. Maxwell, may participate in our matching gift program. Under the program, we will match charitable contributions by employees up to a maximum of $2,000 per qualifying organization on a two-for-one basis in each calendar year. For any contribution made to a qualifying organization in which the employee has an active involvement (as evidenced by service on the organization's governing body or in one of its working committees), the basis of our matching contribution may, upon application by the employee, be increased to a level greater than two-for-one.

        Perquisites.    We provide perquisites and other personal benefits that we believe are reasonable and consistent with the nature of individual responsibilities in order to provide a competitive level of total compensation to our executives. We believe the level of perquisites is within an acceptable range of what is offered by a group of industry related companies. The Compensation Committee believes that these benefits are aligned with the Company's desire to attract and retain highly skilled management talent for the benefit of all stockholders. The value of these benefits to the named executive officers is set forth in the Summary Compensation Table under the column "All Other Compensation" and details about each benefit are set forth in a table following the Summary Compensation Table.

Compensation Following Employment Termination or Change of Control

        Employment Agreements.    In order to support the continuity of senior leadership, we have employment agreements with Ms. Katz and Messrs. Skinner and Gold which provide, among other things, for payments to the executive following a termination of employment by the executive for "good reason" or a termination of the executive's employment by us without "cause." The triggering events constituting "good reason" and "cause" were negotiated to provide protection to us for unwarranted termination of employment that could cause harm to us as well as to provide protection to the executive. The employment agreements also provide for certain payments to the executives upon death or "disability." For a detailed description of the terms of the employment agreements, see "Employment and Other Compensation Agreements" beginning on page 115.

        Confidentiality, Non-Competition and Termination Benefits Agreements.    Each of Messrs. Koryl and Lind is a party to a confidentiality, non-competition and termination benefits agreement with us. The confidentiality, non-competition and termination benefits agreements provide for severance benefits if the employment of the affected individual is terminated other than for death, "disability", or for "cause." These agreements provide for a severance payment equal to one and one-half annual base salary of the named executive officer, payable over an eighteen month period, and reimbursement for COBRA premiums for the same period. The employment agreements of Ms. Katz and Messrs. Skinner and Gold contain similar provisions as described beginning on page 115.

        Other.    We have change of control provisions in our Management Incentive Plan that may provide for accelerated vesting and/or distributions in certain circumstances and these provisions apply equally to all participants in the plans, including the named executive officers, except to the extent an executive is party to an individual agreement that provides otherwise.

Consideration of Tax and Accounting Treatment of Compensation

        Internal Revenue Code §409A.    The American Jobs Creation Act of 2004 added a new Section 409A to the Internal Revenue Code, as amended (the "Code"), which applies to compensation deferred under a nonqualified deferred compensation plan after December 31, 2004. Compliance with the new Section 409A became fully effective on January 1, 2009. Section 409A imposes restrictions on funding, distributions, and election to participate in the affected plans. We believe our executive compensation plans and arrangements comply with Section 409A.

        Accounting for Stock-Based Compensation.    We began accounting for stock-based payments in accordance with the provisions of ASC Topic 718, "Compensation—Stock Compensation" on July 31, 2005. When setting equity compensation, the Compensation Committee considers the estimated cost for financial reporting purposes of any equity compensation it is considering. However, the accounting impact does not have a material impact on the design of our equity compensation plan.

Summary Compensation Table

        The following table sets forth the annual compensation for the President and Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2012, and one additional individual who was not serving as an executive officer at the end of the fiscal year (referred to as the named executive officers).

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Karen W. Katz	2012	1,070,000	—	3,877,404	1,503,992	1,248,121	2,076,088	9,775,605
President and Chief	2011	1,050,000	50,000	3,430,308	1,315,913	363,000	133,238	6,342,459
Executive Officer	2010	897,600	35,904	531,615	851,598	752,000	52,237	3,120,954
James E. Skinner	2012	720,000	—	2,095,894	759,024	182,384	1,027,624	4,784,926
Executive Vice President,	2011	700,000	—	1,755,041	650,081	38,000	70,978	3,214,100
Chief Operating Officer, and	2010	628,800	25,152	265,838	640,464	84,000	40,812	1,685,066
Chief Financial Officer
James J. Gold	2012	770,000	—	2,095,894	669,958	278,000	1,088,650	4,902,502
President and Chief Executive	2011	750,000	—	1,755,041	826,200	42,000	664,592	4,037,833
Officer, Specialty Retail	2010	499,200	19,968	265,838	534,194	106,000	195,094	1,620,294
John E. Koryl	2012	500,000	—	3,439,457	334,581	—	325,523	4,599,561
President, Neiman Marcus	2011	—	—	—	—	—	—	—
Direct	2010	—	—	—	—	—	—	—
Thomas J. Lind	2012	432,404	—	576,375	231,608	369,323	337,174	1,946,884
Senior Vice President,	2011	409,808	—	—	130,003	74,000	37,009	650,820
Program Management	2010	393,415	16,000	407,923	201,360	219,000	24,137	1,261,835
Phillip L. Maxwell	2012	313,378	333,333	—	123,600	128,000	316,096	1,214,407
Former Senior Vice President	2011	412,000	333,333	—	172,381	33,000	23,012	973,726
and Chief Information Officer	2010	403,200	349,461	98,354	248,403	69,000	23,951	1,192,369

(1)
Mr. Maxwell retired effective April 27, 2012; consequently the table reflects the compensation paid to him through the date of his retirement.

(2)
The amount shown for Ms. Katz for fiscal year 2011 represents a one-time bonus payable in connection with the terms of her employment contract. The amounts for Mr. Maxwell for fiscal years 2011 and 2012 represent installment payments paid pursuant to a retention bonus payable in three annual installments in 2010, 2011, and 2012. The amount for Mr. Maxwell in fiscal year 2010 includes the retention bonus installment of $333,333 plus $16,128 for a discretionary bonus. For fiscal year 2010, the amounts shown represent discretionary bonuses awarded by the Compensation Committee.

(3)
For option awards in fiscal years 2011 and 2012, the amounts reflect the aggregate grant date fair value for the awards computed in accordance with ASC Topic 718. The amounts for the fiscal year 2010 stock option awards, which were made in connection with a tender offer, reflect the incremental aggregate grant date fair value of the modified awards over the grant date fair value of the original awards. The amount for Mr. Lind in fiscal year 2010 also reflects the aggregate grant date fair value of an award granted to him which was computed in accordance with ASC Topic 718. Assumptions used in calculating the fiscal year 2012 amounts are described under the caption Stock-Based Compensation in Note 11 of the Notes to Consolidated Financial Statements beginning on page F-37. These amounts reflect the grant date fair value and do not represent the actual value that may be realized by the named executive officers.

(4)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the actual amounts earned under the performance-based annual cash incentive compensation plan described in the "Executive Compensation" section beginning on page 90.

(5)
The amounts in this column represent the change in the actuarial value of the named executive officers' benefits under our retirement and supplemental executive retirement plans from July 30, 2011 to July 28, 2012. This "change in the actuarial value" is the difference between the fiscal year 2011 and fiscal year 2012 present value of the pension benefits accumulated as of year-end by the named executive officers, assuming that benefit is not paid until age 65. The totals reflect Mr. Maxwell's retirement as of April 27, 2012. These amounts were computed using the same assumptions used for financial statement reporting purposes under ASC Subtopic 715-30, "Defined Benefit Plans—Pension" as described in Note 9 of the Notes to Consolidated Financial Statements beginning on page F-30.

Also included are earnings of Ms. Katz and Messrs. Skinner and Lind in the Key Employee Deferred Compensation Plan that were in excess of the federal long term rate of 120% for the periods January 1, 2012 through March 31, 2012 and July 1, 2012 through July 31, 2012.

(6)
Includes all items listed in the following table entitled "All Other Compensation." In the interest of transparency, the value of perquisites and other personal benefits is provided in this column and in the footnotes below even if the amount is less than the reporting threshold established by the SEC.

        The table below sets forth all other compensation for each of the named executive officers.

All Other Compensation	Karen W. Katz ($)	James. E. Skinner ($)	James J. Gold ($)	John E. Koryl ($)	Thomas J. Lind ($)	Phillip L. Maxwell ($)
401(k) plan contributions paid by us	$11,250	$11,179	$7,996	$—	$12,068	$11,250
Deferred compensation plan match	66,227	32,760	—	—	7,699	—
Group term life insurance	2,547	3,419	1,295	816	2,857	5,171
Financial counseling/tax preparation	1,950	4,451	5,000	—	3,000	3,000
Long-term disability	1,480	1,480	1,480	854	1,480	1,138
Moving expenses	—	—	64,400	323,853	36,538	—
Transition benefit(1)	7,350	—	—	—	7,350	—
2012 Dividend bonus(2)	1,928,576	968,079	968,079	—	265,233	295,537
New York travel reimbursement(3)	23,533	—	—	—	—	—
Gross ups for New York non-resident taxes(4)	33,175	6,256	40,400	—	949	—

TOTALS	$2,076,088	$1,027,624	$1,088,650	$325,523	$337,174	$316,096

(1)
Transition benefit paid to highly compensated and grandfathered employees or "Rule of 65" employees as a result of the freeze of the Retirement Plan, more fully described on page 98.

(2)
Payments on vested stock options made in connection with the declaration of the 2012 Dividend of $435 per share on all outstanding shares of our common stock on March 28, 2012 (the "2012 Dividend record date"). The payment amounts were based on the number of outstanding vested options held by each of the named executive officers on the 2012 Dividend record date and an amount equal to 50% of the 2012 Dividend amount, or $217.50, as described more fully on page 91 under "Long-Term Incentives" and on page 97 under "Stock Options."

(3)
Includes an annual payment of $15,000 in lieu of reimbursement for New York accommodations paid pursuant to the amendment to Ms. Katz's employment contract, more fully described beginning on page 115. The amendment also includes a gross-up provision for the payment of income taxes incurred pursuant to such annual payment.

(4)
The amounts shown represent gross-up payments made in connection with New York non-resident taxes.

Grants of Plan-Based Awards

        The following table sets forth the non-equity incentive plan awards to our named executive officers for fiscal year 2012 that could have been payable pursuant to our annual cash incentive plan and equity awards granted pursuant to our long-term equity plans.

					All Other Option Awards
								Grant Date Fair Value of Stock and Option Awards ($)(5)
		Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise Or Base Price of Option Awards ($)(4)
					Number of Securities Underlying Options (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Katz, Karen W.	10-27-11	535,000	1,070,000	2,140,000	—		—	—
	10-01-11	—	—	—	1,578.26	(2)	1,415	1,123,556
	10-01-11	—	—	—	2,931.06	(3)	1,415	2,753,848
Skinner, James E.	10-27-11	270,000	540,000	1,080,000	—		—	—
	10-01-11	—	—	—	853.11	(2)	1,415	607,324
	10-01-11	—	—	—	1,584.36	(3)	1,415	1,488,570
Gold, James J.	10-27-11	288,750	577,500	1,155,000	—		—	—
	10-01-11	—	—	—	853.11	(2)	1,415	607,324
	10-01-11	—	—	—	1,584.36	(3)	1,415	1,488,570
Koryl, John E.	10-27-11	75,000	300,000	600,000	—		—	—
	10-01-11	—	—	—	1,400.00	(2)	1,415	996,653
	10-01-11	—	—	—	2,600.00	(3)	1,415	2,442,804
Lind, Thomas J.	10-27-11	42,500	170,000	340,000	—		—	—
	10-01-11	—	—	—	234.61	(2)	1,415	167,017
	10-01-11	—	—	—	435.70	(3)	1,415	409,358
Maxwell, Phillip L.	10-27-11	41,200	164,800	329,600	—		—	—

(1)
Non-equity incentive plan awards represent the threshold, target and maximum opportunities under our performance-based annual cash incentive compensation plan for fiscal year 2012. The actual amounts earned under this plan are disclosed in the Summary Compensation Table on page 101. For a detailed discussion of the annual incentive awards for fiscal year 2012, see "Executive Compensation" beginning on page 90.

(2)
Represents Accreting Options awarded to each of the named executive officers, except Mr. Maxwell, in fiscal year 2012. The exercise price of the Accreting Options increases at a 10% compound rate on the first through the fifth anniversary dates of the grant. The exercise price of the awards was adjusted from the original grant date price following the declaration of the 2012 Dividend on March 28, 2012. For a detailed discussion, see "Long-Term Incentives" on page 91 and "Stock Options" on page 97. The Accreting Options vest 20% on the first anniversary date of the grant with the remaining portion becoming exercisable in forty-eight monthly installments over the forty-eight months following October 1, 2012, beginning on November 1, 2012, until October 1, 2016 when the options become fully exercisable and expire on October 1, 2018.

(3)
Represents Fixed Price Options awarded to each of the named executive officers, except Mr. Maxwell, in fiscal year 2012. The exercise price of the Fixed Price Options is fixed at the grant date. The exercise price of the awards was adjusted from the original grant date price following the declaration of the 2012 Dividend on March 28, 2012. For a detailed discussion, see "Long-Term Incentives" on page 91 and "Stock Options" on page 97. The Fixed Price Options vest 20% on the first anniversary date of the grant with the remaining portion becoming exercisable in forty-eight monthly installments over the forty-eight months following October 1, 2012, beginning on November 1, 2012, until October 1, 2016 when the options become fully exercisable and expire on October 1, 2018. For a detailed discussion, see "Long-Term Incentives" on page 91 and "Stock Options" on page 97.

(4)
Because we are privately held and there is no public market for our common stock, the fair market value of our common stock is determined by our Compensation Committee at the time option grants are awarded. In determining the fair market value of our common stock, the Compensation Committee considers such factors as the Company's actual and projected financial results, the principal amount of the Company's indebtedness, valuations of the Company performed by third parties and other factors it believes are material to the valuation process.

(5)
For new option awards in fiscal year 2012, these amounts reflect the aggregate grant date fair value for the awards computed in accordance with ASC Topic 718. The assumptions used in calculating these amounts are described under the caption Stock-Based Compensation in Note 11 of the Notes to Consolidated Financial Statements beginning on page F-37.

Equity Plan Adopted in Connection with our Initial Public Offering

        Prior to the completion of the offering, we intend to adopt the 2013 Omnibus Incentive Compensation Plan (the "Plan"), which will enable us to offer selected employees, consultants and non-employee directors equity- and cash-based awards. The purpose of the Plan is to promote our interests by providing for the grant of equity- and cash-based awards. We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under the Plan. The following is a summary of the material terms and provisions of the Plan and certain tax effects of participation in the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached hereto as Exhibit 10.49 and incorporated herein. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern.

Description of the Plan

        Plan Administration.    The Plan will be administered by the Board of Directors or the compensation committee of the Board (we will refer to the entity administering the Plan throughout this discussion as the "Committee"). The Committee will have full discretion and authority to administer the Plan, including but not limited to, interpreting and construing its provisions, promulgating, amending and rescinding rules for administering the Plan, designating individuals who shall be granted Incentive Awards (as defined below) under the Plan, and determining the amount, type and other terms and conditions of such Incentive Awards. The Committee may accelerate or waive vesting conditions, extend the term of any Incentive Award, and provide for the payment of dividends or dividend equivalents with respect to any Incentive Award, except to the extent it would cause any tax to become due under Section 409A of the Code. In addition, the Committee may delegate its authority to a sub-committee or one or more officers of the Company to the extent permitted by the terms of the Plan and applicable law.

        Participants.    Persons eligible to receive an Incentive Award under the Plan will include those employees, consultants, independent contractors and non-employee directors selected by the Committee from time to time. The Company anticipates that approximately            persons will initially be eligible to participate in the Plan. Any person who receives an Incentive Award under the Plan will be referred to in this discussion as a Participant.

        Shares Available for Grant.    Up to            shares of our common stock may be issued under the Plan. Shares of common stock to be issued under the Plan may be authorized but unissued shares of our common stock or previously-issued shares acquired by us, or both. Any shares underlying Incentive Awards (as defined below) that are forfeited, canceled or returned to us, that are tendered by a Participant in payment of any obligation in connection with an Incentive Award, including as a result of net settlement of the Incentive Award or as a result of the Incentive Award being settled in cash, or that are granted in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will be made available for grant under the Plan, unless the shares are surrendered after the termination of the Plan. Upon adoption of the Plan, outstanding awards issued under the Management Incentive Plan will continue to be subject to the terms of the Management Incentive Plan, and any shares remaining available for grant under the Management Incentive Plan shall instead become available for grant under the Plan. Shares available under the Plan are subject to adjustment to reflect certain transactions and events specified in the Plan, as described below.

        Plan Limits.    The maximum number of shares that may be covered by incentive stock options is            shares. The maximum number of shares that may be granted under the Plan to any employee covered by Section 162(m) of the Code in any calendar year will be            shares. The maximum amount payable to any person covered by Section 162(m) of the Code in any calendar year under Cash Incentive Awards (as defined below) that are intended to be Performance-Based Awards (as defined below) shall be            . The maximum number of shares that may be granted under the Plan to any non-employee director will be            shares. The maximum amount payable to any non-employee director in any calendar year shall be            . In all cases, outstanding Incentive Awards shall only be counted for purposes of the foregoing share limits when, and only to the extent that, shares underlying the Incentive Awards are issued.

        Awards.    The Plan provides that the Committee may grant or issue Options, Other Stock-Based Awards, Cash Incentive Awards, Performance-Based Awards (each, as defined below) or any combination thereof, as described more fully below (collectively, the "Incentive Awards"). Each Incentive Award will be evidenced by a grant agreement that will indicate the type, and terms and conditions of the Incentive Award.

  •
  Options.  Options granted under the Plan are intended to either qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or not qualify as incentive stock options ("Nonqualified Stock Option" together with incentive stock options, the "Options"). Options will have a maximum term of ten years from the date of grant. The exercise price for each share subject to an Option will be not less than the average of the high and low sales prices reported on the date of determination on the principal securities exchange on which shares are listed or admitted to trading or if not so reported, the average volume-weighted trading price as reported on NASDAQ on the date of determination; and if not so reported, the fair market value shall be determined by the Committee in its discretion (such applicable price, the "Fair Market Value").

  •
  Other Stock-Based Awards.  The Committee may, from time to time, grant Incentive Awards other than Options that consist of, are denominated in, or are otherwise related to shares (the "Other Stock-Based Awards") that may include, among other things, restricted stock, restricted stock units (or RSUs), stock appreciation rights (or SARs), phantom stock, performance shares, deferred share units or share-denominated performance units. Other Stock-Based Awards shall be denominated in, or shall have a value determined by reference to, a number of shares that is specified at the time of grant. The Committee has broad discretion to determine any other terms and conditions that will apply to Other Stock-Based Awards under the Plan.

  •
  Cash Incentive Awards.  The Committee may, from time to time, grant cash incentive awards (the "Cash Incentive Awards") on terms and conditions that it shall determine. Cash Incentive Awards may be settled in cash or other property, including shares.

  •
  Performance-Based Awards.  The Committee may, from time to time, grant Incentive Awards that are intended to qualify as exempt from the limitations on deductibility as "performance-based compensation" under Code Section 162(m) (and shall not be Options or Stock Appreciation Rights) ("Performance-Based Awards"). Incentive Awards intended to be Performance-Based Awards are subject to one or more performance goals over a performance period. Performance-Based Awards may be stock-based or cash-based. The Committee may, in its discretion, reduce or eliminate the amount of such Performance-Based Compensation that becomes payable.

        The performance goals may relate to one or more of the following performance measures (the "Performance Measures"): market price of a share, earnings per share, income, net income or profit (before or after taxes), economic profit, operating income, operating margin, profit margin, gross margins, return on equity or stockholder equity, total shareholder return, market capitalization, enterprise value, cash flow (including but not limited to operating cash flow and free cash flow), cash position, return on assets or net assets, return on capital, return on invested capital, return on sales, stockholder returns, economic value added, cash value added, earnings or net earnings (before or after interest, taxes, depreciation and/or amortization), earnings from continuing operations, operating earnings, controllable profits, sales or revenues, sales growth, new orders, capital or investment, ratio of debt to debt plus equity, ratio of operating earnings to capital spending, new product innovation, product release schedules or ship targets, market share, cost reduction goals, inventory or supply chain management initiatives, budget comparisons, implementation or completion of specified projects or processes, objective measures of customer satisfaction, productivity, expense, margins, operating efficiency, working capital, the formation of joint ventures, research or development collaborations, or the completion of other transactions.

        A Performance Measure (i) may relate to the performance of the Participant, the Company, a subsidiary, any business group, business unit or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate. Unless otherwise determined by the Committee, when the Performance Measures for an Incentive Award are determined, the measurement of any Performance Measure shall exclude the adverse impact of unusual, nonrecurring or extraordinary items or expenses; items relating to financing activities; charges for restructurings or other non-operating items; discontinued operations; items related to the disposal of a business or segment of a business; the cumulative effect of changes in accounting treatment; items related to a change in accounting principle; items related to changes in applicable laws or business conditions; any impact of changes in foreign exchange rates and other changes in currency; any impact of impairment of tangible or intangible assets; any impact of the issuance or repurchase of equity securities or other changes in the number of outstanding shares of any class of the Company's equity securities; any gain, loss, income or expense attributable to acquisitions or dispositions of stock or assets; items attributable to the business operations of any entity acquired by the Company during a Performance Period; stock based compensation expense; in-process research and development expense; gain or loss from all or certain claims and/or litigation and insurance recoveries; items that are outside the scope of the Company's core, ongoing business activities; and any other items, each determined by the Committee according to paragraph (d) hereunder in accordance with generally accepted accounting principles and as identified in the Company's audited financial statements, including the notes thereto.

        Transfer.    Incentive Awards may not be transferred by a Participant other than by will or the laws of descent and distribution, except that the Committee may permit Options that are not incentive stock options to be transferred subject to conditions and limitations as determined by the Committee.

        Adjustments.    The maximum number of shares available for issuance under the Plan, the individual and aggregate limits described above, the number of shares underlying outstanding Incentive Awards and the exercise price applicable to outstanding Incentive Awards shall be equitably adjusted upon certain events effecting the capitalization of the Company such as a recapitalization or stock split. In the event of a merger, consolidation or similar transaction where holders of shares receive only securities of the surviving corporation in such transaction, the Committee shall, in its discretion, adjust each outstanding Incentive Award so that it pertains to such Incentive Award as the Participant would have received in the merger or consolidation. Upon the occurrence of certain other extraordinary corporate transactions, such as a dissolution, sale, or merger of the Company in which holders of shares receive securities and/or property, including cash, other than shares of the surviving corporation, the Committee has discretion to cancel each Incentive Award in exchange for an amount in cash or to provide for the exchange of each Incentive Award for an Incentive Award with respect to either some or all of the property which a holder of the number of shares subject to such Incentive Award would have received in the transaction or securities of the acquirer or surviving entity, as equitably adjusted. In the event of any change in the Company's capitalization other than as described above, the Committee may, in its discretion, adjust the number and class of shares subject to an outstanding Incentive Award. Shares issued as substitution awards in connection with our merger with or acquisition of a company will not decrease the number of shares available for grant under the Plan, but shares subject to substitution awards will not be available for further Incentive Awards under the Plan if the substitution awards are forfeited, expire or are settled in cash.

        Change in Control.    The Committee has discretion to provide for acceleration of vesting and/or payment of Incentive Awards upon a Change in Control.

        Amendment and Termination.    The Board has authority at any time to suspend or terminate the Plan or to revise it in any respect, subject to shareholder approval as required by any applicable law, tax requirement or stock exchange listing standards and provided that no tax would become due under Section 409A of the Code or that any Performance-Based Award would cease to qualify under Section 162(m) of the Code, unless the Board affirmatively determines that it intends for such Performance-Based Award to cease to so qualify. If the Board's action materially adversely affects a Participant's rights under an outstanding Incentive Award, Participant's consent would be required. The Plan shall automatically terminate on the tenth anniversary of the Effective Date, if the Board has not terminated the Plan earlier, and the Board shall not be permitted to issue any new Incentive Awards after the termination of the Plan. Any previously issued Incentive Awards that are outstanding as of the termination of the Plan shall remain outstanding in accordance with their terms.

  Summary of Federal Income Tax Consequences of Awards

        The following is a brief summary of the principal United States federal income tax consequences of Incentive Awards and transactions under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

        Nonqualified Stock Options and Stock Appreciation Rights (SARs).    A Participant will not recognize any income at the time a Nonqualified Stock Option or SAR is granted, nor will we be entitled to a deduction at that time. When a Nonqualified Stock Option or SAR is exercised, the Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the shares received as of the date of exercise over the exercise price or base price, as applicable. Payroll taxes are required to be withheld from the Participant on the amount of ordinary income recognized by the

Participant. We will be entitled to a tax deduction with respect to a Nonqualified Stock Option or SARs in the same amount as the Participant recognizes income.

        Incentive Stock Options.    No income generally will be recognized by a Participant upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares are issued to the Participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such Participant within two years after the date of grant or within one year after the transfer of such shares to the Participant, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the Participant as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the Participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the Fair Market Value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the Participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

        Restricted Stock.    A Participant will not recognize any income at the time a share of restricted stock is granted, nor will we be entitled to a deduction at that time. In the year in which shares of restricted stock are no longer subject to a substantial risk of forfeiture (i.e., in the year that the shares vest), the Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the shares on the date of vesting over the amount, if any, the Participant paid for the shares. A Participant may, however, elect within 30 days after receiving restricted stock to recognize ordinary income in the year of receipt instead of the year of vesting. If an election is made, the amount of income recognized by the Participant will be equal to the excess of the Fair Market Value of the shares on the date of receipt over the amount, if any, the Participant paid for the shares. Payroll taxes are required to be withheld from the Participant on the amount of ordinary income recognized by the Participant. We will be entitled to a tax deduction in the same amount as the Participant recognizes income.

        Restricted Stock Units (RSUs).    A Participant will not recognize any income at the time a RSU is granted, nor will we be entitled to a deduction at that time. When an RSU is redeemed, the Participant will recognize ordinary income in an amount equal to the Fair Market Value of the shares received or, if the RSU is paid in cash, the amount payable. Payroll taxes are required to be withheld from the Participant on the amount of ordinary income recognized by the Participant. We will be entitled to a tax deduction in the same amount as the Participant recognizes income.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth certain information regarding the total number and aggregate value of stock options held by each of our named executive officers at July 28, 2012.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)		Option Expiration Date
Karen W. Katz	5,341	—	(2)	1,227.50	(2)	12-15-2017
	2,003	—	(3)	992.50	(3)	12-15-2017
	297	1,261	(3)	775.00	(3)	12-15-2017
	1,523	—	(4)	1,358.50	(4)	09-30-2017
	358	2,419	(4)	1,141.00	(4)	09-30-2017
	—	1,578	(5)	1,415.00	(5)	10-01-2018
	—	2,931	(6)	1,415.00	(6)	10-01-2018
James E. Skinner	2,671	—	(2)	1,227.50	(2)	12-15-2017
	1,001	—	(3)	992.50	(3)	12-15-2017
	148	631	(3)	775.00	(3)	12-15-2017
	779	—	(4)	1,358.50	(4)	09-30-2017
	183	1,238	(4)	1,141.00	(4)	09-30-2017
	—	853	(5)	1,415.00	(5)	10-01-2018
	—	1,584	(6)	1,415.00	(6)	10-01-2018
James J. Gold	2,671	—	(2)	1,227.50	(2)	12-15-2017
	1,001	—	(3)	992.50	(3)	12-15-2017
	148	631	(3)	775.00	(3)	12-15-2017
	779	—	(4)	1,358.50	(4)	09-30-2017
	183	1,238	(4)	1,141.00	(4)	09-30-2017
	—	853	(5)	1,415.00	(5)	10-01-2018
	—	1,584	(6)	1,415.00	(6)	10-01-2018
John E. Koryl	—	1,400	(5)	1,415.00	(5)	10-01-2018
	—	2,600	(6)	1,415.00	(6)	10-01-2018
Thomas J. Lind	641	—	(2)	1,227.50	(2)	12-15-2017
	240	—	(3)	992.50	(3)	12-15-2017
	36	151	(3)	775.00	(3)	12-15-2017
	169	—	(7)	782.50	(7)	10-05-2017
	23	158	(7)	565.00	(7)	10-05-2017
	169	—	(8)	992.50	(8)	10-05-2017
	23	158	(8)	775.00	(8)	10-05-2017
	—	235	(5)	1,415.00	(5)	10-01-2018
	—	436	(6)	1,415.00	(6)	10-01-2018
Phillip L. Maxwell	988	—	(2)	1,227.50	(2)	4-27-2013
	371	—	(3)	992.50	(3)	4-27-2013
	14	—	(3)	775.00	(3)	4-27-2013

(1)
The exercise prices of all outstanding stock options granted under the Management Incentive Plan were adjusted following the declaration of the 2012 Dividend declared on March 28, 2012. The exercise prices of the unvested Fixed Price Options and unvested Accreting Options were reduced by the amount of the 2012 Dividend, or by $435. The exercise prices of the vested Fixed Price Options and vested Accreting Options were reduced by 50% of the 2012 Dividend, or by $217.50. The exercise prices of the vested and unvested Accreting Options will continue to accrete in accordance with the terms of the Management Incentive Plan based on the adjusted exercise prices. For a detailed discussion, see "Long-Term Incentives" on page 91 and "Stock Options" on page 97.

(2)
Nonqualified stock options designated as Fixed Price Options granted on November 29, 2005 at the initial exercise price of $1,445 per share, adjusted to $1,227.50 following the 2012 Dividend declaration on March 28, 2012, which vest 20% on the first anniversary of October 6, 2005 and thereafter in forty-eight equal monthly installments over the forty-eight months following the first anniversary of October 6, 2005, beginning on the one-month anniversary of such first anniversary and became fully vested on October 6, 2010, subject to earlier vesting in certain circumstances following a change of control (as defined in the Management Incentive Plan).

(3)
Nonqualified stock options designated as Accreting Options exchanged in a tender offer for underwater options at the ratio of 1.5 to 1 on December 15, 2009 which vest 25% on the first anniversary of December 15, 2009 and thereafter in thirty-six equal monthly installments over the thirty-six months following the first anniversary of December 15, 2009, beginning on January 15, 2011 and becoming fully vested on December 15, 2013. The options were granted at the initial exercise price of $1,000 per share which will increase at a 10% compound rate on each anniversary of December 15, 2009 until the earlier to occur of 1) the exercise of the option, 2) December 15, 2013, or 3) the occurrence of a change of control, or in the event the equity investors sell a portion of their investment, with respect to a portion of the options bearing the same ratio as the portion of the equity investor's equity sold. On March 28, 2012, the date of the 2012 Dividend declaration, the exercise price of the vested portion of the grant had accreted to $1,210 and was adjusted to $992.50. The exercise price of the unvested portion of the grant on March 28, 2012 was adjusted to $775.00 per share from $1,210 per share. On December 15, 2012, the exercise price of the Accreting Options that were vested on March 28, 2012 will increase to $1,091.75 per share and the exercise price of the Accreting Options that were unvested on March 28, 2012 will increase to $852.50 per 10% compound rate annual increase as described above in this footnote.

(4)
Nonqualified stock options designated as Fixed Price Options granted on September 30, 2010 at the initial exercise price of $1,576 per share which vest 25% on the first anniversary of September 30, 2010 and thereafter in thirty-six equal monthly installments over the thirty-six months following the first anniversary of September 30, 2010, beginning on October 30, 2011 and becoming fully vested on September 30, 2014, subject to earlier vesting in certain circumstances following a change of control. Following the 2012 Dividend declaration on March 28, 2012, the exercise price of the vested Fixed Price Options was adjusted to $1,358.50 and the exercise price of the unvested Fixed Price Options was adjusted to $1,141.00. These grants were made to Ms. Katz and Messrs. Skinner and Gold pursuant to their entering into new employment contracts effective October 6, 2010. See "Employment and Other Compensation Agreements" beginning on page 115.

(5)
Nonqualified stock options designated as Accreting Options granted on October 1, 2011 which vest 20% on the first anniversary of October 1, 2011 and thereafter in forty-eight equal monthly installments over the forty-eight months following the first anniversary of October 1, 2011, beginning on November 1, 2012 and becoming fully vested on October 1, 2016. The options were granted at the initial exercise price of $1,850 per share, adjusted to $1,415.00 following the 2012 Dividend declaration on March 28, 2012, which will increase at a 10% compound rate on each anniversary of October 1, 2011 until the earlier to occur of 1) the exercise of the option, 2) October 1, 2016, or 3) the occurrence of a change of control, or in the event the equity investors sell a portion of their investment, with respect to a portion of the options bearing the same ratio as the portion of the equity investor's equity sold. On October 1, 2012, the option price of the Accreting Options will increase to $1,556.50 per share per 10% compound rate annual increase as described above in this footnote.

(6)
Nonqualified stock options designated as Fixed Price Options granted on October 1, 2011 at the initial exercise price of $1,850 per share, adjusted to $1,415.00 following the 2012 Dividend declaration on March 28, 2012, which vest 20% on the first anniversary of October 1, 2011 and thereafter in forty-eight equal monthly installments over the forty-eight months following the first anniversary of October 1, 2011, beginning on the one-month anniversary of such first anniversary and becoming fully vested on October 1, 2016, subject to earlier vesting in certain circumstances following a change of control.

(7)
Nonqualified stock option designated as Fixed Price Options granted on October 5, 2009 at the initial exercise price of $1,000 per share, adjusted to $782.50, following the 2012 Dividend declaration on March 28, 2012, which vest 20% on the first anniversary of October 5, 2009 and thereafter in forty-eight equal monthly installments over the forty-eight months following the first anniversary of October 5, 2009, beginning on the one-month anniversary of such first anniversary and becoming fully vested on October 5, 2014, subject to earlier vesting in certain circumstances following a change of control.

(8)
Nonqualified stock options designated as Accreting Options granted on October 5, 2009 which vest 20% on the first anniversary of October 5, 2009 and thereafter in forty-eight equal monthly installments over the forty-eight months following the first anniversary of October 5, 2009, beginning on November 5, 2010 and becoming fully vested on October 5, 2014. The options were granted at the initial exercise price of $1,000 per share which will increase at a 10% compound rate on each anniversary of October 5, 2009 until the earlier to occur of 1) the exercise of the option, 2) October 5, 2014, or 3) the occurrence of a change of control, or in the event the equity investors sell a portion of their investment, with respect to a portion of the options bearing the same ratio as the portion of the equity investor's equity sold. On March 28, 2012, the date of the 2012 Dividend declaration, the exercise price of the vested portion of the grant had accreted to $1,210 and was adjusted to $992.50. The exercise price of the unvested portion of the grant on March 28, 2012 was adjusted to $775.00 per share from $1,210 per share. On October 5, 2012, the exercise price of the Accreting Options that were vested on March 28, 2012 will increase to $1,091.75 per share and the exercise price of the Accreting Options that were unvested on March 28, 2012 will increase to $852.50 per share per 10% compound rate annual increase as described above in this footnote.

Pension Benefits

        The following table sets forth certain information with respect to retirement payments and benefits under the Retirement Plan and the SERP for each of our named executive officers.

Name	Plan Name	Number of Years Credited Service (#)(1)		Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Karen W. Katz	Retirement Plan	25	(3)	482,000	—
	SERP	26	(3)	4,100,000	—
James E. Skinner	Retirement Plan	7	(4)	181,000	—
	SERP	7	(4)	585,000	—
James J. Gold	Retirement Plan	17	(4)	211,000	—
	SERP	17	(4)	608,000	—
John E. Koryl	Retirement Plan	—		—	—
	SERP	—		—	—
Thomas J. Lind	Retirement Plan	31	(5)	344,000	—
	SERP	31	(5)	1,091,000	—
Phillip L. Maxwell	Retirement Plan	8	(4)	256,000	—
	SERP	8	(4)	460,000	—

(1)
Computed as of July 28, 2012, which is the same pension measurement date used for financial statement reporting purposes with respect to our Consolidated Financial Statements and notes thereto.

(2)
For purposes of calculating the amounts in this column, retirement age was assumed to be the normal retirement age of the later of age 65 or the fifth anniversary of the individual's date of hire, as defined in the Retirement Plan. A description of the valuation method and all material assumptions applied in quantifying the present value of accumulated benefit is set forth in Note 9 of the Notes to Consolidated Financial Statements beginning on page F-30.

(3)
Pursuant to the terms of Ms. Katz's employment agreement, she will be entitled to an additional one year of credit for each full year of service after she has reached the 25-year maximum set forth in the SERP with all service frozen as of December 31, 2010. In addition, if her employment is terminated by us for any reason other than death, "disability" "cause" or for non-renewal of her employment term, or if she terminates her employment with us for "good reason" and she has not yet reached 65, her SERP benefit will not be reduced solely by reason of her failure to reach 65 as of the termination date. Ms. Katz's employment agreement also provides that the amount credited to her under the DC SERP shall not be less than the present value of the additional benefits she would have accrued under the DC SERP after December 31, 2010 had the DC SERP remained in effect through the end of her employment term. The value of Ms. Katz's benefit with all service is $4,100,000. The value with 25 years of service under the DC SERP is $3,930,000; therefore, the value of the additional years of service in excess of her actual service is $170,000.

(4)
Effective December 31, 2007, benefit accruals for Messrs. Skinner, Gold and Maxwell under the Retirement Plan and the SERP were frozen, as further described below.

(5)
Effective August 1, 2010, benefit accruals for Mr. Lind under the Retirement Plan and the SERP were frozen, as described further below.

        The Retirement Plan is a funded, tax-qualified pension plan. Prior to 2008, most non-union employees over age 21 who had completed one year of service with 1,000 or more hours were eligible to participate in the Retirement Plan, which paid benefits upon retirement or termination of employment. Effective as of December 31, 2007, eligibility and benefit accruals under the Retirement Plan were frozen for all participants except for those "Rule of 65" employees who elected to continue participating in the Retirement Plan. The Retirement Plan is a "career-accumulation" plan, under which a participant earns each year a retirement annuity equal to one percent of his or her compensation for the year up to the Social Security wage base and 1.5 percent of his or her compensation for the year in excess of such wage base. "Compensation" for this purpose generally includes salary, bonuses, commissions and overtime but not in excess of the limits imposed upon annual compensation under the Code Section 401(a)(17) (the "IRS Limit"). The IRS limit for 2012 is $250,000, increased from $245,000 for 2011 and is adjusted annually for cost-of-living increases. Benefits under the Retirement Plan become fully vested after five years of service with us. Effective August 1, 2010, benefit accruals were frozen for the remaining "Rule of 65" employees and such participants were given the opportunity to participate in the RSP.

        The SERP is an unfunded, nonqualified plan under which benefits are paid from our general assets to supplement Retirement Plan benefits and Social Security. Prior to 2008, executive, administrative and professional employees (other than those employed as salespersons) with an annual base salary at least equal to a minimum established by the Company were eligible to participate. Similar to the Retirement Plan, effective December 31, 2007, eligibility and benefit accruals under the SERP were frozen for all participants except for those "Rule of 65" employees who elected to continue participating in the Retirement Plan. At normal retirement age (the later of age 65 and the fifth anniversary of the participant's date of hire), an eligible participant with 25 or more years of service is entitled to full benefits in the form of monthly payments under the SERP computed as a straight life annuity, equal to 50 percent of the participant's average monthly compensation for the highest consecutive 60 months preceding retirement less 60 percent of his or her estimated annual primary Social Security benefit, offset by the benefit accrued by the participant under the Retirement Plan. The amount is then adjusted actuarially to determine the actual monthly payments based on the time and form of payment. For this purpose, "compensation" includes salary but does not include bonuses. If the participant has fewer than 25 years of service, the combined benefit is proportionately reduced. Benefits under the SERP become fully vested after five years of service. The SERP is designed to comply with the requirements of Section 409A of the Code. Along with the Retirement Plan and the ESP, benefit accruals under the SERP were frozen for the remaining "Rule of 65" employees effective August 1, 2010 and those remaining participants were given the opportunity to participate in the DC SERP.

Nonqualified Deferred Compensation

        The amounts reported in the table below represent deferrals and Company matching contributions credited pursuant to the KEDC Plan and Company contributions credited pursuant to the DC SERP (the "Executive Contribution").

Name		Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Karen W. Katz	KEDC	274,069	66,227	47,636	—	1,734,228
	DC SERP	—	468,833	9,790	—	534,753
James E. Skinner	KEDC	80,520	32,760	16,288	—	597,660
	DC SERP	—	174,594	13,503	—	520,259
James J. Gold	KEDC	—	—	—	—	—
	DC SERP	—	190,849	14,902	—	570,156
John E. Koryl	KEDC	—	—	—	—	—
	DC SERP	—	—	—	—	—
Thomas J. Lind	KEDC	81,621	7,699	13,667	—	506,841
	DC SERP	—	49,005	2,704	—	108,347
Phillip L. Maxwell	KEDC	—	—	—	—	—
	DC SERP	—	115,602	8,902	70,510	304,176

(1)
The amounts reported as Executive Contributions in Last Fiscal Year are also included as Salary in the Summary Compensation Table beginning on page 101.

        The KEDC Plan allows eligible employees to elect to defer up to 15% of base pay and up to 15% of annual performance bonus each year. Eligible employees generally are those employees who have completed one year of service with us, have annual base pay of at least $300,000 and are otherwise designated as eligible by our employee benefits committee; provided, however, that effective January 1, 2008, only those persons who were eligible for the KEDC as of January 1, 2007 are permitted to continue participating in the KEDC. No new participants will be added. We also credit a matching contribution each pay period equal to (A) the sum of 1) 100% of the sum of the employee's KEDC Plan deferrals and the maximum RSP deferral that the employee could have made under such plan for such pay period, to the extent that such sum does not exceed 2% of the employee's compensation for such pay period, and 2) 25% of the sum of the employee's KEDC Plan deferrals and the maximum RSP, as applicable, deferral that the employee could have made under such plan for such pay period, to the extent that such sum does not exceed the next 4% of the employee's compensation for such pay period, minus (B) the maximum possible match the employee could have received under the RSP, as applicable, for such pay period. Such amounts are credited to a bookkeeping account for the employee and are fully vested with respect to matching contributions made for calendar years prior to 2008. Amounts attributable to matching contributions, plus interest thereon, for calendar years on and after 2008 are subject to forfeiture in the event the employee is terminated for cause. Accounts are credited monthly with interest at an annual rate equal to the prime interest rate published in The Wall Street Journal on the last business day of the preceding calendar quarter. Amounts credited to an employee's account become payable to the employee upon separation from service, death, unforeseeable emergency, or change of control of us. In the event of separation of service, payment is made in a lump sum in the calendar quarter following the calendar quarter in which the separation occurs although if the employee is eligible for retirement upon such separation, payment may be deferred until the following year or the nine subsequent years, and may be made in a lump sum or in installments over a period of up to ten years, depending upon the distribution form elected by the employee. There is no separate funding for the amounts payable under the KEDC Plan, rather we make payment from its general assets. The KEDC Plan is designed to comply with the requirements of Section 409A of the Code.

        The DC SERP is an unfunded, nonqualified deferred compensation plan under which benefits are paid from our general assets to provide eligible employees with the opportunity to receive employer contributions on the portion of their eligible compensation that exceeds the IRS Limit. Eligible employees generally are those employees who have completed one year of service with the Company, who have annual base pay of at least 80% of the IRS Limit (or were eligible to participate in the SERP as of December 31, 2007 and ceased to be eligible to participate in the SERP as of January 1, 2008), and who are otherwise designated as eligible by our employee benefits committee. We will make transitional and non-transitional credits to the accounts of eligible participants each pay period. Transitional credits apply only to participants who were eligible to participate in the SERP as of December 31, 2007 but ceased participating in the SERP as of that date and became a participant in the DC SERP on January 1, 2008. The amount of a transitional credit is the product of a participant's eligible compensation in excess of the IRS Limit and an applicable percentage ranging from 0% to 6% depending upon the age of the participant. Non-transitional credits apply to all eligible participants. The amount of a non-transitional credit is the product of a participant's eligible compensation in excess of the IRS Limit and 10.5%. All transitional and non-transitional credits are credited to a bookkeeping account and vest upon the earlier of 1) an eligible employee's attainment of five years of service, 2) an eligible employee's attainment of age 65, 3) an eligible employee's death, 4) an eligible employee's disability, and 5) a change of control (as defined in the DC SERP) while in our employ. Notwithstanding the preceding, amounts credited to an account are subject to forfeiture in the event the employee is terminated for cause. Accounts are credited monthly with interest at an annual rate equal to the prime interest rate published in The Wall Street Journal on the last business day of the preceding calendar quarter. Vested amounts credited to an employee's account become payable in the form of five annual installments beginning upon the later of the employee's separation from service and age 55, or such later age as the employee may elect. Upon the employee's death or "disability" or upon a change of control of us, vested amounts credited to an employee's account will be paid in a single lump sum. The DC SERP is designed to comply with the requirements of Section 409A of the Code.

Employment and Other Compensation Agreements

        As discussed in "Executive Compensation," we have entered into employment agreements with Karen W. Katz, James E. Skinner, and James J. Gold. Each of Messrs. Lind and Koryl is a party to a confidentiality, non-competition and termination benefits agreement, discussed below.

Employment Agreement with Ms. Katz

        In connection with Mr. Tansky's retirement in October 2010, we entered into an employment agreement with Ms. Katz wherein she succeeded Mr. Tansky as President and Chief Executive Officer. The employment agreement became effective on October 6, 2010 and will extend until the fourth anniversary and thereafter be subject to automatic one-year renewals of the term if neither party submits a notice of termination at least three months prior to the end of the then-current term. The agreement may be terminated by either party on three months' notice, subject to severance obligations in the event of termination under certain circumstances described herein. Pursuant to the agreement, her base salary will not be less than $1,050,000 unless the reduction is pursuant to action taken by our reducing the annual salaries of all senior executives by substantially equal amounts or percentages. The agreement also provided for an initial bonus of $50,000 payable upon the commencement of her new duties and the grant of a non-qualified stock option under our Management Equity Incentive Plan with respect to 4,300 shares of our common stock with an exercise price equal to the fair market value of the common stock at the time of grant. The stock option will expire no later than the seventh anniversary of the grant date.

        Ms. Katz's agreement also provides that she will participate in our annual incentive bonus plan. The actual amounts will be determined according to the terms of the annual incentive bonus program and will be payable at the discretion of the Compensation Committee. However, Ms. Katz's agreement provides that her target bonus may not be reduced below 100% of her base salary. In addition, the agreement provides that during the employment term before December 31, 2010, Ms. Katz shall continue to accrue benefits under the SERP, provided that 1) the SERP shall not be amended or terminated in any way that adversely affects her, and 2) after she has reached the 25-year maximum set forth in the SERP, she shall be entitled to an additional one year of credit for each full year of service thereafter. In addition, if 1) during the term, her employment is terminated by the Company for any reason other than death, "disability," or "cause" (as defined in the employment agreement), 2) during the term, she terminates her employment for "good reason" (as defined in the employment agreement), or 3) her employment terminates upon expiration of the term following the provision by us of a notice of non-renewal, and, in any such case, on the date of such termination she has not yet reached age 65, her SERP benefit shall not be reduced according to the terms of the SERP solely by reason of her failure to reach age 65 as of the termination date. During the employment term following December 31, 2010, she will accrue benefits under DC SERP provided that the amounts credited to her account as of the last day of her employment term shall not be less than the present value of the additional benefits she would have accrued under the SERP had it remained in effect.

        If we terminate Ms. Katz's employment without "cause" or if she resigns for "good reason" or following her receipt of a notice of non-renewal from us relating to the employment term, she will receive 1) an amount of annual incentive pay equal to a prorated portion of her target bonus amount for the year in which the employment termination date occurs, and 2) a lump sum equal to (A) 18 times the monthly COBRA premium applicable to Ms. Katz plus (B) two times the sum of her base salary and target bonus, at the level in effect as of the employment termination date; provided, however, that Ms. Katz shall be required to repay this payment if she violates certain restrictive covenants in her agreement or if she is found to have engaged in certain acts of wrongdoing, all as further described in the agreement. Ms. Katz is also entitled to continuation of certain benefits for a two-year period following a termination of her employment for any reason as set forth more fully in her employment agreement.

        If Ms. Katz's employment terminates before the end of the term due to her death or "disability" we will pay her or her estate, as applicable, 1) any unpaid salary through the date of termination and any bonus payable for the preceding fiscal year that has otherwise not already been paid, 2) any accrued but unused vacation days, 3) any reimbursement for business travel and other expenses to which she is entitled, and 4) an amount of annual incentive pay equal to a prorated portion of her target bonus amount for the year in which the employment termination date occurs.

        Ms. Katz's agreement also contains obligations on her part regarding non-competition and non-solicitation of employees following the termination of her employment for any reason, confidential information and non-disparagement of us and our business. The non-competition agreement generally prohibits Ms. Katz during employment and for a period of two years after termination from becoming a director, officer, employee or consultant for any competing business that owns or operates a luxury specialty retail store located in the geographic areas of our operations. The agreement also requires that she disclose and assign to us any trademarks or inventions developed by her which relate to her employment by us or to our business.

        Effective December 31, 2010, Ms. Katz's employment agreement was amended with respect to reimbursement for hotel or other lodging expenses while on business trips to New York. Under the amendment, Ms. Katz will receive a lump sum cash payment during each year of the employment term in the amount of $15,000 in lieu of any reimbursement of hotel or other lodging expenses incurred in connection with business trips to New York, plus an amount necessary to gross-up such payment for income tax purposes. The amendment also provides for reimbursement of liability for any New York state and city taxes, on an after-tax basis.

Employment Agreements with Mr. Skinner and Mr. Gold

        On July 22, 2010, we entered into new employment agreements with James E. Skinner, Executive Vice President, Chief Operating Officer, and Chief Financial Officer, and James J. Gold, President and Chief Executive Officer, Specialty Retail, the terms of which became effective on October 6, 2010. Each of the employment agreements is for a four-year term with automatic extensions of one year unless either party provides three months' written notice of non-renewal. The agreement with Mr. Skinner provides that he will act as Executive Vice President, Chief Operating Officer and Chief Financial Officer for a beginning annual base salary of $700,000 and participation in an annual incentive program with a target bonus opportunity of 75% of annual base salary and a maximum bonus of 150% of annual base salary. In addition, as part of the agreement, effective September 30, 2010, he received a non-qualified stock option grant under the Management Equity Incentive Plan with respect to 2,200 shares of our common stock with an exercise price equal to the fair market value of the common stock at the time of grant. The stock option will expire no later than the seventh anniversary of the grant date.

        The agreement with Mr. Gold provides that he will act as President and Chief Executive Officer, Specialty Retail for a beginning annual base salary of $750,000 and participation in an annual incentive program with a target bonus opportunity of 75% of annual base salary and a maximum bonus of 150% of annual base salary. In addition, as part of the agreement, effective September 30, 2010, he received a non-qualified stock option grant under the Management Equity Incentive Plan with respect to 2,200 shares of our common stock with an exercise price equal to the fair market value of the common stock on the date of grant. The stock option will expire no later than the seventh anniversary of the grant date.

        The employment agreements may be terminated by either party. In certain termination circumstances, Mr. Skinner and Mr. Gold each will receive, subject to their execution of a waiver and release agreement, severance pay consisting of no more than a prorated portion of the target bonus for the year of termination, an amount representing the monthly premium cost of certain continued medical benefits for eighteen months, 1.5 times annual base salary, and 1.5 times annual target bonus. The agreements contain an eighteen-month noncompetition agreement along with related confidentiality, nondisparagement, and intellectual property provisions and conditions receipt of the severance pay just described on compliance with those provisions.

Confidentiality, Non-Competition and Termination Benefits Agreements

        Messrs. Koryl and Lind are each a party to a confidentiality, non-competition and termination benefits agreement that will provide for severance benefits if the employment of the affected individual is terminated by the Company other than in the event of death, "disability" or termination for "cause." These agreements provide for a severance payment equal to one and one-half annual base salary payable over an eighteen-month period, and reimbursement for COBRA premiums for the same period. Each confidentiality, non-competition and termination benefits agreement contains restrictive covenants as a condition to receipt of any payments payable thereunder.

Cash Incentive Plan

        Following the consummation of the Acquisition, the Neiman Marcus, Inc. Cash Incentive Plan (referred to as the "Cash Incentive Plan") was adopted to aid in the retention of certain key executives, including the named executive officers. The Cash Incentive Plan provides for the creation of a $14 million cash bonus pool to be shared by the participants based on the number of eligible stock options, as determined by the Compensation Committee, granted to each such participant pursuant to the Management Equity Incentive Plan. Each participant in the Cash Incentive Plan will be entitled to a cash bonus upon the earlier to occur of a change of control or an initial public offering, provided that, in each case, the internal rate of return to certain of our investors is positive. If the internal rate of return to certain of our investors is not positive, no amounts will be paid under the Cash Incentive Plan. The Cash Incentive Plan was adopted in connection with the acquisition of NMG by the Principal Stockholders, and was intended to align the interests of certain key executives with those of the Principal Stockholders. Furthermore, it has been our experience that it often takes a long period of time to consummate a change of control transaction with a large retail company. As a result, it was our view and the view of the Principal Stockholders that a "single trigger" payment upon an "initial public offering" or "change of control" of us (as those terms are defined under the Cash Incentive Plan) correctly aligns the interests of management, on the one hand, and us and our stockholders, on the other hand, and also provides us with an effective and durable retention mechanism that incentivizes each named executive officer to remain with us prior to the consummation of such an event.

        Currently, each of the named executive officers except Messrs. Koryl and Maxwell would be entitled to receive the following percentages of the $14 million cash bonus pool on July 28, 2012, assuming there was a "change of control" or an "initial public offering" on that date, and the rate of return to the Principal Stockholders was positive:

Name	Percentage of Cash Bonus Pool
Karen W. Katz	20.35%
James E. Skinner	10.18
James J. Gold	10.18
John E. Koryl	—
Thomas J. Lind	2.44
Phillip L. Maxwell	—

        All required federal, state, or local government tax will be withheld from all payments made to participants under the Cash Incentive Plan. No payments have been made or are currently anticipated under the Cash Incentive Plan.

Cash EBITDA Incentive Plan

        In fiscal year 2011, the Compensation Committee approved the Cash EBITDA Incentive Plan (referred to as the "EBITDA Incentive Plan") for certain of our officers, including Mr. Lind. Ms. Katz and Messrs. Skinner, Gold, and Koryl are not participants in the EBITDA Incentive Plan. The objective of the EBITDA Incentive Plan is to focus all participants on the achievement of a three-year cumulative and fiscal year 2013 EBITDA objective. Minimum annual and cumulative EBITDA targets must be met before cash payouts are made. Based upon experience in prior years, these targets, individually and cumulatively, will be challenging for us to achieve. If the performance metrics are met, a cash payout will be made within sixty (60) days of the end of fiscal year 2013. Potential cash payouts will be structured in five incentive tiers with a fixed dollar payout for each tier equal to approximately thirty percent (30%) of the participant's base salary in effect in fiscal year 2013. The tier groups and potential payouts are listed in the following table:

Tier Group	Potential Payout if Goals are Met
Tier 1	$125,000
Tier 2	100,000
Tier 3	85,000
Tier 4	65,000
Tier 5	50,000

        If the minimum cumulative EBITDA goals are met, a participant must be actively employed and in good standing through the end of fiscal year 2013 in order to receive payment. However, we do not expect any cash payouts to be made in connection with the EBITDA Incentive Plan.

Potential Payments Upon Termination or Change-in-Control

        Mr. Maxwell retired effective April 27, 2012. He received a payment from the DC SERP in the amount of $70,510 but otherwise is not currently receiving any other payouts under our retirement plans. He is entitled to receive $304,176 remaining in the DC SERP and amounts earned under the RSP. The balance in his RSP account at the end of fiscal year 2012 was $278,461.

        The tables below show certain potential payments that would have been made to the other named executive officers if his or her employment had terminated on July 28, 2012 under various scenarios, including a change of control. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer's termination of employment can only be determined at the time of an executive's separation from us.

Karen W. Katz

Executive Benefits and Payments Upon Separation	Retirement ($)(1)	Termination due to death ($)(2)	Termination due to disability ($)(3)	Termination without cause or for good reason ($)(4)	Change in Control ($)(5)
Compensation:
Severance	$—	$—	$—	$3,210,000	$—
Bonus	—	1,070,000	1,070,000	2,140,000	—
Benefits & Perquisites:
Retirement Plan Enhancement	170,000	—	—	—	—
Retirement Plan	534,753	534,753	534,753	534,753	534,753
Deferred Compensation Plan	1,734,228	1,734,228	1,734,228	1,734,228	1,734,228
Cash Incentive Plan Payment	—	—	—	—	2,849,069
Long-Term Disability	—	—	240,000	—	—
Health and Welfare Benefits	—	—	—	69,864	—
Life Insurance Benefits	—	1,000,000	—	5,856	—

Total	$2,438,981	$4,338,981	$3,578,981	$7,694,701	$5,118,050

(1)
Represents the SERP enhancement provided in Ms. Katz's employment agreement and a lump sum payout under the deferred compensation plans. See "Nonqualified Deferred Compensation" beginning on page 114.

(2)
Represents Ms. Katz's target bonus, a lump sum payout under the deferred compensation plan and defined contribution plan, and a lump sum basic life insurance benefit payment of $1,000,000 payable by the Company's life insurance provider to Ms. Katz's beneficiaries upon her death.

(3)
Represents Ms. Katz's target bonus, lump sum payout under the deferred compensation plan and defined contribution plan, and long-term disability payments of $20,000 per month for twelve months payable from the Company's long-term disability insurance provider.

(4)
Represents a lump sum payment of the target bonus and two times base salary, two times target bonus and a lump sum payout under the deferred compensation plan and defined contribution plan. The amount included for health and welfare benefits represents a continuation of COBRA benefits for a period of two years. Calculations were based on COBRA rates currently in effect. The amount included for life insurance represents coverage for a period of two years at the same benefit level in effect at the time of termination. See "Employment and Other Compensation Agreements" beginning on page 115.

(5)
Represents a lump sum payout under the deferred compensation plan and defined contribution plan and a lump sum amount payable under the Cash Incentive Plan, more fully described beginning on page 117.

James E. Skinner

Executive Benefits and Payments Upon Separation	Retirement ($)(1)	Termination due to death ($)(2)	Termination due to disability ($)(3)	Termination without cause or for good reason ($)(4)	Change in Control ($)(5)
Compensation:
Severance	$—	$—	$—	$2,419,726	$—
Bonus	—	540,000	540,000	540,000	—
Benefits & Perquisites:
Retirement Plans	520,259	520,259	520,259	520,259	520,259
Deferred Compensation Plan	597,660	597,660	597,660	597,660	597,660
Cash Incentive Plan Payment	—	—	—	—	1,424,534
Long-Term Disability	—	—	240,000	—	—
Health and Welfare Benefits	—	—	—	—	—
Life Insurance Benefits	—	1,000,000	—	—	—

Total	$1,117,919	$2,657,919	$1,897,919	$4,077,645	$2,542,453

(1)
Represents a lump sum payout under the deferred compensation plans. See "Nonqualified Deferred Compensation" beginning on page 114.

(2)
Represents Mr. Skinner's target bonus, a lump sum payout under the deferred compensation plan and defined contribution plan, and a lump sum basic life insurance benefit payment of $1,000,000 payable by the Company's life insurance provider to Mr. Skinner's beneficiaries upon his death.

(3)
Represents Mr. Skinner's target bonus, lump sum payout under the deferred compensation plan and defined contribution plan, and long-term disability payments of $20,000 per month for twelve months payable from the Company's long-term disability insurance provider.

(4)
Represents 1.5 times Mr. Skinner's base salary payable over an eighteenth month period, a lump sum payment of target bonus, 1.5 times target bonus, the portion of the salary payment that is exempt from 409A of the Code, a lump sum payout under the deferred compensation and defined contribution plans, and eighteen months of COBRA premiums. Calculations were based on COBRA rates currently in effect. See "Employment and Other Compensation Agreements" beginning on page 115.

(5)
Represents a lump sum payout under the deferred compensation plan and defined contribution plan and a lump sum amount payable under the Cash Incentive Plan, more fully described beginning on page 117.

James J. Gold

Executive Benefits and Payments Upon Separation	Retirement ($)(1)	Termination due to death ($)(2)	Termination due to disability ($)(3)	Termination without cause or for good reason ($)(4)	Change in Control ($)(5)
Compensation:
Severance	$—	$—	$—	$2,561,164	$—
Bonus	—	577,500	577,500	577,500	—
Benefits & Perquisites:
Retirement Plans	570,156	570,156	570,156	570,156	570,156
Deferred Compensation Plan	—	—	—	—	—
Cash Incentive Plan Payment	—	—	—	—	1,424,534
Long-Term Disability	—	—	240,000	—	—
Health and Welfare Benefits	—	—	—	—	—
Life Insurance Benefits	—	1,000,000	—	—	—

Total	$570,156	$2,147,656	$1,387,656	$3,708,820	$1,994,690

(1)
Represents a lump sum payout under the deferred compensation plan. See "Nonqualified Deferred Compensation" beginning on page 114.

(2)
Represents Mr. Gold's target bonus, a lump sum payout under the defined contribution plan and a lump sum basic life insurance benefit payment of $1,000,000 payable by the Company's life insurance provider to Mr. Gold's beneficiaries upon his death.

(3)
Represents Mr. Gold's target bonus, lump sum payout under the defined contribution plan, and long-term disability payments of $20,000 per month for twelve months payable from the Company's long-term disability insurance provider.

(4)
Represents 1.5 times Mr. Gold's base salary payable over an eighteen month period, a lump sum payment of target bonus, 1.5 times target bonus, the portion of the salary payment that is exempt from 409A of the Code, a lump sum payout under the defined contribution plan, and eighteen months of COBRA premiums. Calculations were based on COBRA rates currently in effect. See "Employment and Other Compensation Agreements" beginning on page 115.

(5)
Represents a lump sum payout under the defined contribution plan and a lump sum amount payable under the Cash Incentive Plan, more fully described beginning on page 117.

Executive Benefits and Payments Upon Separation	Retirement ($)(1)	Termination due to death ($)(1)(2)	Termination due to disability ($)(1)(3)	Termination without cause or for good reason ($)(1)(4)	Change in Control ($)(1)(5)
John E. Koryl
Compensation:
Severance	$—	$—	$—	$750,000	$—
Benefits & Perquisites:
Retirement Plans	—	—	—	—	—
Deferred Compensation Plan	—	—	—	—	—
Cash Incentive Plan Payment	—	—	—	—	—
Long-Term Disability	—	—	240,000	—	—
Health and Welfare Benefits	—	—	—	49,914	—
Life Insurance Benefits	—	1,000,000	—	—	—

Total	$—	$1,000,000	$240,000	$799,914	$—

Thomas J. Lind
Compensation:
Severance	$—	$—	$—	$712,500	$—
Benefits & Perquisites:
Retirement Plan	108,347	108,347	108,347	108,347	108,347
Deferred Compensation Plan	506,841	506,841	506,841	506,841	506,841
Cash Incentive Plan Payment	—	—	—	—	341,898
Long-Term Disability	—	—	240,000	—	—
Health and Welfare Benefits	—	—	—	39,726	—
Life Insurance Benefits	—	1,000,000	—	—	—

Total	$615,188	$1,615,188	$855,188	$1,367,414	$957,086

(1)
Represents a lump sum payout under the deferred compensation plans. See "Nonqualified Deferred Compensation" beginning on page 114.

(2)
Represents a lump sum basic life insurance benefit payment of $1,000,000 payable by the Company's life insurance provider to each of Messrs. Koryl and Lind upon their death.

(3)
Represents long-term disability payments of $20,000 per month for twelve months payable from the Company's long-term disability insurance provider.

(4)
Represents a lump sum payment of one and one-half times base salary for each of Messrs. Koryl and Lind. The amount included for health and welfare benefits represents a continuation of COBRA benefits for a period of eighteen months. Calculations were based on COBRA rates currently in effect. See "Employment and Other Compensation Agreements" beginning on page 115.

(5)
Represents a lump sum payment payable to Mr. Lind under the Cash Incentive Plan more fully described beginning on page 117.

Director Compensation

        None of our directors, except Mr. Tansky, receive compensation for their service as a member of our Board of Directors. They are reimbursed for any expenses incurred as a result of their service. Pursuant to the terms and conditions of his Director Services Agreement, described below, Mr. Tansky will serve as non-executive Chairman of the Board of Directors for a term beginning on October 6,

2010 through December 31, 2012. As an employee director, Ms. Katz receives no compensation for her service as a member of our Board of Directors.

        In connection with the Acquisition, affiliates of the Principal Stockholders receive an annual management fee equal to the lesser of 1) 0.25% of consolidated annual revenue, and 2) $10 million for consulting and management advisory services they provide to us. See "Certain Relationships and Related Party Transactions" on page 126.

        Mr. Tansky, as the only paid member of our Board of Directors, received $37,500 for each meeting attended. For the year ended July 28, 2012, director compensation was as follows:

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Burton M. Tansky	150,000	—	—	—	—	1,683,824	(1)	1,833,824

(1)
In connection with the declaration of the 2012 Dividend on March 28, 2012, the Board of Directors approved the payment of a cash bonus to all holders of vested options equal to 50% of $435 multiplied by the number of shares of common stock underlying such holder's vested options. The Board of Directors also approved the adjustment of the exercise prices of all vested and unvested stock options. The exercise prices of the unvested Fixed Price Options and unvested Accreting Options were reduced by the amount of the 2012 Dividend, or by $435. The exercise prices of the vested Fixed Price Options and vested Accreting Options were reduced by 50% of the 2012 Dividend, or by $217.50. The exercise price of the Accreting Options will continue to accrete in accordance with the terms of the Management Incentive Plan based on the adjusted exercise price. At the time the 2012 Dividend was declared, Mr. Tansky held 7,742 shares of stock options that were vested and 2,479 shares of stock options that were unvested. For a detailed discussion, please see "Long-Term Incentives" on page 91 and "Stock Options" on page 97.

        Following Mr. Tansky's retirement as President and Chief Executive Officer on October 5, 2010, the Company entered into a director services agreement wherein he agreed to act as non-executive Chairman of the Board of Directors for an initial term beginning October 6, 2010 through December 31, 2011 (the "Director Services Agreement"). In fiscal year 2012, the Director Services Agreement with Mr. Tansky was amended to extend the term to December 31, 2012. He is compensated in this new role at the rate of $37,500 for each meeting of the Board of Directors up to four meetings in any twelve-month period. The Director Services Agreement will expire at the end of the term unless extended by agreement of both parties. In addition, Mr. Tansky will be provided with office space and appropriate staff assistance at Bergdorf Goodman in New York and reimbursement for travel and other expenses incurred in the fulfillment of his responsibilities as non-executive Chairman of the Board of Directors. The agreement provides that Mr. Tansky shall be subject to removal pursuant to the standards and requirements of the Company's bylaws and applicable law. Also, the director services agreement continues certain provisions of Mr. Tansky's employment agreement that expired on the date of his retirement. He will be entitled to a tax gross-up whereby if, in the event of a change of control following the existence of a public market for the Company's stock, he incurs any excise tax by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Code, he will receive a gross-up payment in an amount that would place him in the same after-tax position that he would have been in if no excise tax had applied. However, under certain conditions, rather than receive a gross-up payment, the payments payable to him will be reduced so that no excise tax is imposed. He also continues to be entitled to indemnification on the same terms as indemnification is made available to our senior executives. The

Director Services Agreement also continues Mr. Tansky's obligations regarding non-competition and non-solicitation of employees, confidential information and non-disparagement of the Company and its business. He is generally prohibited, for a period of three years from his retirement, from becoming a director, officer, employee or consultant for any competing business that owns or operates a luxury specialty retail store located in the geographic areas of our operations. He is also required to disclose and assign to us any trademarks or inventions developed by him which relate to our business. The Director Services Agreement also continues Mr. Tansky's obligation to furnish his assistance in any litigation in which we or any of our affiliates is a party subject to receiving reasonable out-of-pocket expenses incurred in rendering such assistance.

        In addition to the foregoing, Mr. Tansky's Director Services Agreement provides that, upon the occurrence of the earlier of a change of control or an initial public offering, he will be entitled to a cash bonus equal to $3,080,911, which represents his portion of the cash incentive pool pursuant to the Cash Incentive Plan (more fully described beginning on page 117).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Our Board of Directors has adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of "related-person transactions." For purposes of our policy only, a "related-person transaction" is any transaction, including any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which we and any "related person" are, were or will be participants involving an amount that exceeds $120,000. Certain transactions, including transactions involving compensation for services provided to us as an employee, director or consultant by a related person and transactions in which rates or charges are determined by competitive bid, are not covered by this policy. A related person is any executive officer, director or nominee for director, or stockholders beneficially owning more than 5% of our outstanding common stock, including any of their immediate family members, and any entity owned or controlled by such persons.

        The Board of Directors has determined that the Audit Committee is best suited to review and approve any related-person transaction and any material amendments thereto, although the Board of Directors may instead determine that a particular transaction (or amendment thereto) should be reviewed and approved by a majority of directors disinterested from the transaction. In the event a member of the Audit Committee has an interest in the proposed transaction, the relevant member must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee satisfy itself that it has been fully informed as to the related person's relationship and interest in the transaction (or amendment thereto) and the material facts thereof, and must determine, in light of known circumstances, whether the transaction is, or is not, consistent with our best interests and that of the Principal Stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

        Typically, in considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to 1) the risks, costs and benefits to us, 2) the terms of the transaction, 3) the availability of other sources for comparable services or products and 4) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

Newton Holding, LLC Limited Liability Company Operating Agreement

        The investment funds associated with or designated by a Principal Stockholder ("Principal Stockholder Funds") and certain investors who agreed to co-invest with the Principal Stockholder Funds or through a vehicle jointly controlled by the Principal Stockholders to provide equity financing for the Acquisition ("Co-Investors") entered into a limited liability company operating agreement in respect of our parent company, Newton Holding, LLC (the "LLC Agreement"). The LLC Agreement contains agreements among the parties with respect to the election of our directors and the directors of our parent companies, restrictions on the issuance or transfer of interests in us, including tag-along rights and drag-along rights, and other corporate governance provisions (including the right to approve various corporate actions).

        Pursuant to the LLC Agreement, each of the Principal Stockholders has the right, which is freely assignable to other members or indirect members, to designate four directors, and the Principal Stockholders are entitled to jointly designate additional directors. In the event another member or indirect member does not have the right to appoint one of a Principal Stockholder's designated directors, such Principal Stockholder will only have the right to designate three directors. The rights of the Principal Stockholders to designate three directors are subject to their ownership percentages in Holding being at least 30% of their initial ownership percentages, and their rights to designate two directors are subject to their ownership percentages in Holding being at least 10% of their initial ownership percentages. The Principal Stockholders must have some ownership percentage in Holding to be entitled to designate a director for appointment to the Board of Directors. Each of the Principal Stockholders has the right to have at least one of its directors sit on each committee of the Board of Directors, to the extent permitted by applicable laws and regulations.

        The Principal Stockholders have assigned the right to appoint one of our directors to investment funds that are affiliates of Credit Suisse Securities (USA) LLC and the right to appoint one of our directors to investment funds associated with Leonard Green & Partners L.P.

        For purposes of any action of the Board of Directors, each director designated by a Principal Stockholder has three votes and each of the other directors (including any jointly designated directors and the directors designated by investment funds that are affiliates of Credit Suisse Securities (USA) LLC and Leonard Green & Partners L.P.) has one vote. Certain major decisions or actions of the board of directors of Holding require the approval of each of the Principal Stockholders, including but not limited to, 1) the appointment or termination of certain members of management, 2) the disposal of all or substantially all assets, 3) the declaration of a dividend, 4) an initial public offering, 5) the grant of future registration rights and 6) any liquidation, bankruptcy, reorganization or similar transaction. Other decisions of the board of directors of Holding require the approval of at least two directors appointed by each of the Principal Stockholders. In both cases, these requirements are subject to the Principal Stockholders' respective ownership percentage in Holding being at least 30% of their initial ownership interests.

Registration Rights Agreement

        The Principal Stockholder Funds and the Co-Investors entered into a registration rights agreement with us upon completion of the Acquisition. Pursuant to this agreement, the Principal Stockholder Funds can cause us to register their interests in us under the Securities Act and to maintain a shelf registration statement effective with respect to such interests. The Principal Stockholder Funds and the Co-Investors are also entitled to participate on a pro rata basis in any registration of our equity interests under the Securities Act that we may undertake. Under the registration rights agreement, we have agreed to indemnify the Principal Stockholders, each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner, each of their respective affiliates, officers, directors, stockholders, employees, advisors, and agents, controlling persons and each of their respective representatives against any losses or damages arising out of any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which we sell shares of our common stock, unless such liability arose from such indemnified party's misstatement or omission, and the Principal Stockholders have agreed to indemnify us against all losses caused by their misstatements or omissions.

Management Services Agreement

        In connection with the Acquisition, we entered into a management services agreement with affiliates of the Principal Stockholders pursuant to which affiliates of one of the Principal Stockholders received on the closing date of the Acquisition a transaction fee of $25 million in cash in connection with the Acquisition. Affiliates of the other Principal Stockholder waived any cash transaction fee in connection with the Acquisition. In addition, pursuant to such agreement, and in exchange for consulting and management advisory services provided to us by the Principal Stockholders and their affiliates, affiliates of the Principal Stockholders receive an aggregate annual management fee equal to the lesser of 1) 0.25% of consolidated annual revenue and 2) $10 million. We paid management fees of $10.0 million in fiscal year 2012, $10.0 million in fiscal year 2011 and $9.2 million in fiscal year 2010, in each case split equally between the two Principal Stockholders. We will no longer pay the management fees to the Principal Stockholders after the consummation of this offering. Also, affiliates of the Principal Stockholders are entitled to receive reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with the provision of services pursuant to the agreement. The management services agreement also provides that affiliates of the Principal Stockholders may receive fees in connection with certain subsequent financing and acquisition or disposition transactions, including this offering. Upon completion of this offering, we expect to pay a one-time fee to the Principal Stockholders in the amount of $            , which we expect to fund through cash on hand, borrowings under our Senior Secured Asset-Based Revolving Credit Facility or a combination of the two. The management services agreement includes customary exculpation and indemnification provisions in favor of the Principal Stockholders and their affiliates. See Note 14 of the Notes to Consolidated Financial Statements and Note 10 of the Notes to Condensed Consolidated Financial Statements for a further description of the management services agreement.

Certain Charter and Bylaws Provisions

        Our Certificate of Incorporation and our amended and restated bylaws contain provisions limiting directors' obligations in respect of corporate opportunities. In addition, our Certificate of Incorporation provides that Section 203 of the Delaware General Corporation Law will not apply to us. Section 203 restricts "business combinations" between a corporation and "interested stockholders," generally defined as stockholders owning 15% or more of the voting stock of a corporation. See "Description of Capital Stock—Anti-Takeover Effects of our Certificate of Incorporation, our By-Laws and Delaware Law."

Management Stockholders' Agreement

        Subject to the management stockholders' agreement, certain members of management, including Burton M. Tansky, Karen W. Katz, James E. Skinner, James J. Gold, and Thomas J. Lind along with 21 other current or former members of management, elected to invest in us by contributing cash or equity interests in NMG, or a combination of both, to us prior to the merger and receiving equity interests in the Company in exchange thereof immediately after completion of the merger pursuant to rollover agreements with NMG and we entered into prior to the effectiveness of the merger. The aggregate amount of this investment was approximately $25.6 million. The management stockholders' agreement creates certain rights and restrictions on these equity interests, including transfer restrictions and tag-along, drag-along, put, call, and registration rights in certain circumstances.

Relationship Between one of our Directors and Other Interested Parties

        Susan C. Schnabel, one of our directors, is a Managing Director of Credit Suisse Securities (USA) LLC. She serves as the Co-Head of DLJ Merchant Banking Partners, a private equity investment firm focused on leveraged buyout transactions, which conducts its activities through certain Private Banking & Wealth Management Division affiliates of Credit Suisse Securities (USA) LLC. DLJ Merchant Banking Partners funds hold 69,204 shares of our common stock. Credit Suisse Securities (USA) LLC, through its Investment Banking Division, is the underwriter in our initial public offering, and its affiliate, Credit Suisse AG, is the administrative agent and collateral agent for our Senior Secured Term Loan Facility. Ms. Schnabel receives compensation as an employee of Credit Suisse Securities (USA) LLC, which is not directly related to the underwriting fees earned by such entity and may be deemed to benefit indirectly from Credit Suisse Securities (USA) LLC's and DLJ Merchant Banking Partners' participation in this offering.

 PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information as of            , 2013 regarding the beneficial ownership of our common stock by:

  •
  each person or group known to us to own or beneficially own more than 5% of our outstanding shares of common stock;

  •
  each selling stockholder;

  •
  each of our named executive officers listed in the Summary Compensation Table;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        For further information regarding material transactions between us and certain of our stockholders, see "Certain Relationships and Related Party Transactions."

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

        The percentage of beneficial ownership is based on       shares of common stock outstanding prior to this offering, and       shares of common stock to be outstanding after the completion of this offering.

	Prior to This Offering					After This Offering
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Common Stock)	Options Currently Exercisable or Exercisable within 60 days	Total Stock and Stock Based Holdings	Percent of Class(1)	Shares Being Sold	Amount and Nature of Beneficial Ownership (Common Stock)	Options Currently Exercisable or Exercisable within 60 days	Total Stock and Stock Based Holdings	Percent of Class(1)
Newton Holding, LLC	1,000,000	—	1,000,000	98.07%
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
TPG Funds (Total)(2)(3)	1,000,000	—	1,000,000	98.07%
TPG FOF IV, L.P. TPG Partners IV, L.P. TPG Newton III, LLC TPG Newton Co-Invest I, LLC
Affiliates of Warburg Pincus, LLC (Total)(4)(5)	1,000,000	—	1,000,000	98.07%
Warburg Pincus Private Equity VIII, L. P.
Warburg Pincus Netherlands Private Equity VIII, C.V.I.
Warburg Pincus Germany Private Equity VIII K.G.
Warburg Pincus Private Equity IX, L.P.
Newton Co-Invest I, LLC(3)(6)	1,000,000		1,000,000	98.07%
Newton Co-Invest II, LLC(3)(7)	1,000,000		1,000,000	98.07%
DLJ Funds (Total)(8)	69,204		69,204	6.79%

	Prior to This Offering					After This Offering
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Common Stock)	Options Currently Exercisable or Exercisable within 60 days	Total Stock and Stock Based Holdings	Percent of Class(1)	Shares Being Sold	Amount and Nature of Beneficial Ownership (Common Stock)	Options Currently Exercisable or Exercisable within 60 days	Total Stock and Stock Based Holdings	Percent of Class(1)

DLJ Merchant Banking Partners III, L.P.
DLJ Offshore Partners III, C.V.
DLJ Offshore Partners III-1, C.V.
DLJ Offshore Partners 111-2, C.V.
DLJ MB Partners II GmbH & Co. KG
Millennium Partners II, L.P.
MBP III Plan Investors, L.P.

David A. Barr(4)(5)(9)	1,000,000	—	1,000,000	98.07%
James Coulter(2)	1,000,000	—	1,000,000	98.07%
Sidney Lapidus(4)(5)	1,000,000	—	1,000,000	98.07%
Kewsong Lee(4)(5)(9)	1,000,000	—	1,000,000	98.07%
Burton M. Tansky(10)(11)	7,270	8,450	15,720	1.53%
Karen W. Katz(11)(12)	4,027	14,238	18,265	1.77%
James E. Skinner(11)	2,107	6,965	9,072	*
James J. Gold(11)	902	6,965	7,867	*
John E. Koryl(11)	0	1,600	1,600	*
Thomas J. Lind(11)	67	1,857	1,924	*
Jonathan Coslet(3)(13)	—	—	—	*
John G. Danhakl(2)(14)	—	—	—	*
11111 Santa Monica
Boulevard
Los Angeles, CA 90025
Carrie Wheeler(3)(13)	—	—	—	*
Susan C. Schnabel(4)(8)	—	—	—	*
2121 Avenue of the Stars
Los Angeles, CA 90067
All current and former executive officers and directors as a group (20 persons)	1,014,191	36,819	1,051,010	99.48%

*
Represents less than 1% of the class.

(1)
Percentage of class beneficially owned is based on 1,019,728 common shares outstanding as of August 3, 2013, together with the applicable options to purchase common shares for each stockholder exercisable on August 3, 2013 or within 60 days thereafter. Shares issuable upon the exercise of options currently exercisable or exercisable 60 days after August 3, 2013 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has voting or investment power.

(2)
Includes the 1,000,000 common shares owned by Holding (which is a Delaware limited liability company) that are attributed to the TPG Funds (as defined below), which hold an aggregate of 41.5225% of membership units of Holding (the "TPG Units"). The TPG Units that are attributed to TPG Partners IV, L.P., a Delaware limited partnership ("Partners"), TPG FOF IV, L.P., a Delaware limited partnership ("FOF IV"), TPG Newton III, LLC, a Delaware limited liability company ("Newton III") and TPG Newton Co-Invest I LLC, a Delaware limited liability company ("Newton Co-Invest" and, together with Partners, FOF IV and Newton III, collectively, the "TPG Funds") and their affiliates represent direct holdings of membership units of Holding by the following entities (i) 27.5836% by Partners, (ii) .0981% by FOF IV, (iii) 6.9204% by Newton III and (iv) 6.9204% by Newton Co-Invest.

The general partner of each of Partners and FOF IV and managing member of Newton Co-Invest is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation ("Group Advisors"). The managing member of Newton III is TPG GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Advisors III, Inc., a Delaware corporation ("Advisors III").

Pursuant to the Holding limited liability company operating agreement, the TPG Funds (collectively) and WP VIII and WP IX (collectively) each have the separate right to designate four directors to the Board of Directors of Holding, or assign the right to designate one of their four director designees, to another direct or indirect member of Holding. Messrs. Coulter, Coslet and Ms. Wheeler are the initial directors appointed by the TPG Funds, and Mr. Donhakl is a director assignee of Leonard Green & Partners, L.P. ("LGP"), as such designation right has been assigned by the TPG Funds.

Because of these relationships, Group Advisors and Advisors III may be deemed to be the beneficial owners of the common shares directly held by Holding. Messrs. Bonderman and Coulter are officers and sole stockholders of Group Advisors and Advisors III and may therefore also be deemed to be the beneficial owners of the common shares directly held by Holding. Messrs. Bonderman and Coulter disclaim beneficial ownership of the common shares directly held by Holding except to the extent of their pecuniary interest therein. The mailing address for each of Group Advisors, Advisors III and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(3)
Mailing address: c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(4)
Includes the 1,000,000 shares owned by Holding over which Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII, C.V. I, Warburg Pincus Germany Private Equity VIII K. G. (collectively, "WP VIII") and Warburg Pincus Private Equity IX, L.P. ("WP IX") may be deemed, as a result of their ownership of 43.2526% of membership units of Holding and certain provisions under the Holding operating agreement, to have shared voting or dispositive power. Warburg Pincus Partners, LLC, a direct subsidiary of Warburg Pincus & Co. ("WP"), is the general partner of WP VIII. Warburg Pincus IX, LLC, an indirect subsidiary of WP, is the general partner of WP IX. Warburg Pincus LLC ("WP LLC") is the manager of each of WP VIII and WP IX. WP and WP LLC may be deemed to beneficially own all of the shares of common stock owned by WP VIII and WP IX. Messrs. Barr, Lapidus, and Lee disclaim beneficial ownership of all of the shares of common stock owned by the Warburg Pincus entities. Messrs. Bar, Lapidus, and Lee are the initial directors appointed by the Warburg Pincus entities, and Ms. Schnabel is a director assignee of DLJ Merchant Banking Partners, Credit Suisse, as such designation right has been assigned by the Warburg Pincus entities.

(5)
Mailing address: 450 Lexington Avenue, New York, NY 10017.

(6)
Includes the 1,000,000 common shares owned by Holding that are attributed to the TPG Funds and affiliates of Warburg Pincus LLC as a result of certain provisions under the Holding operating agreement. TPG GenPar IV, L.P. and Warburg Pincus Partners LLC are the sole members of the managing member of Newton Co-Invest I, LLC, which in turn owns 7.1143% of Holding's membership units.

(7)
Includes the 1,000,000 common shares owned by Holding that are attributed to the TPG Funds and affiliates of Warburg Pincus LLC as a result of certain provisions under the Holding operating agreement. TPG GenPar IV, L.P. and Warburg Pincus Partners LLC are the sole members of the managing member of Newton Co-Invest II, LLC, which in turn owns 1.1902% of Holding's membership units.

(8)
Represents ownership of 6.9204% of Holding's membership units. Ms. Schnabel is a director assignee of DLJ Merchant Banking Partners, Credit Suisse, as such designation right has been assigned by the Warburg Pincus entities. As a result, and by virtue of her relationship to the DLJ Funds, Ms. Schnabel may be deemed to share beneficial ownership of the shares owned by the DLJ Funds, but Ms. Schnabel expressly disclaims any such beneficial ownership. The DLJ Funds are affiliates of Credit Suisse Securities (USA) LLC, one of the representatives of the underwriters of this Offering. See "Underwriting (Conflict of Interest)." The address of each of the DLJ Funds is 11 Madison Avenue, New York, NY 10010.

(9)
Messrs. Barr and Lee, as partners of WP and managing directors and members of WP LLC, may be deemed to beneficially own all of the shares of common stock beneficially owned by the Warburg Pincus entities. Messrs. Barr and Lee disclaim any beneficial ownership of these shares of common stock.

(10)
Includes 5,625 shares held for the benefit of a family trust of which Mr. Tansky disclaims beneficial ownership.

(11)
Mailing address: 1618 Main Street, Dallas, TX 75201.

(12)
Includes 4,027 shares held for the benefit of a family trust of which Ms. Katz disclaims beneficial ownership.

(13)
Mr. Coslet and Ms. Wheeler are each directors of Holding and TPG Partners. Mr. Coslet and Ms. Wheeler each have no voting or investment power over and each disclaim beneficial ownership of any common shares held directly by Holding.

(14)
Mr. Danhakl is a Managing Partner of LGP and a director assignee of LGP, as such designation right has been assigned by the TPG Funds. LGP is a member of Newton Co-Invest, one of the TPG Funds, the managing member of which is TPG GenPar IV, L.P. As a result, and by virtue of his relationship to LGP, Mr. Danhakl may be deemed to share beneficial ownership of the shares owned by Newton Co-Invest, but Mr. Danhakl expressly disclaims any such beneficial ownership.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The significant components of our long-term debt are as follows:

  •
  a Senior Secured Asset-Based Revolving Credit Facility providing for a maximum committed borrowing capacity of $700 million, of which $20 million was outstanding at April 27, 2013; borrowings under this facility bear interest at a variable rate;

  •
  a Senior Secured Term Loan Facility with a principal amount of $2,560 million outstanding at April 27, 2013; borrowings under this facility bear interest at a variable rate; and

  •
  7.125% 2028 Debentures in an aggregate principal amount of $125 million outstanding at April 27, 2013.

        Senior Secured Asset-Based Revolving Credit Facility.    At April 27, 2013, we had a Senior Secured Asset-Based Revolving Credit Facility providing for a maximum committed borrowing capacity of $700 million. The Asset-Based Revolving Credit Facility matures on May 17, 2016 (or, if earlier, the date that is 45 days prior to the scheduled maturity of our Senior Secured Term Loan Facility or any indebtedness refinancing it, unless refinanced as of that date). On April 27, 2013, we had $20 million of borrowings outstanding under this facility, no outstanding letters of credit and $610 million of unused borrowing availability.

        Availability under the Asset-Based Revolving Credit Facility is subject to a borrowing base. The Asset-Based Revolving Credit Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice. The borrowing base is equal to at any time the sum of (a) 90% of the net orderly liquidation value of eligible inventory, net of certain reserves, plus (b) 85% of the amounts owed by credit card processors in respect of eligible credit card accounts constituting proceeds from the sale or disposition of inventory, less certain reserves. NMG must at all times maintain excess availability of at least the greater of (a) 10% of the lesser of 1) the aggregate revolving commitments and 2) the borrowing base and (b) $50 million, but NMG is not required to maintain a fixed charge coverage ratio.

        The Asset-Based Revolving Credit Facility provides that we have the right at any time to request up to $300 million of additional revolving facility commitments and/or incremental term loans, provided that the aggregate amount of loan commitments under the Asset-Based Revolving Credit Facility may not exceed $1,000 million. However, the lenders are under no obligation to provide any such additional commitments or loans, and any increase in commitments or incremental term loans will be subject to customary conditions precedent. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the size of the Asset-Based Revolving Credit Facility could be increased to up to $1,000 million, but our ability to borrow would still be limited by the amount of the borrowing base. The cash proceeds of any incremental term loans may be used for working capital and general corporate purposes.

        At April 27, 2013, borrowings under the Asset-Based Revolving Credit Facility bore interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of 1) a defined prime rate, 2) the federal funds effective rate plus 1/2 of 1.00% or 3) a one-month LIBOR rate plus 1.00% or (b) a LIBOR rate, subject to certain adjustments, in each case plus an applicable margin. The applicable margin is up to 1.25% with respect to base rate borrowings and up to 2.25% with respect to LIBOR borrowings. The applicable margin is subject to adjustment based on the historical excess availability under the Asset-Based Revolving Credit Facility. The interest rate on the outstanding borrowings pursuant to the Asset-Based Revolving Credit Facility was 2.00% at April 27, 2013. In addition, we are required to pay a commitment fee in respect of unused commitments of (a) 0.375% per annum during any applicable period in which the average revolving loan utilization is 40% or more or (b) 0.50% per annum during any applicable period in which the average revolving loan utilization is less than 40%. We must also pay customary letter of credit fees and agency fees.

        If at any time the aggregate amount of outstanding revolving loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Asset-Based Revolving Credit Facility exceeds the lesser of (a) the commitment amount and (b) the borrowing base (including as a result of reductions to the borrowing base that would result from certain non-ordinary course sales of inventory with a value in excess of $25 million, if applicable), we will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. In addition, at any time when incremental term loans are outstanding, if the aggregate amount outstanding under the Asset-Based Revolving Credit Facility exceeds the reported value of inventory owned by the borrowers and guarantors, we will be required to eliminate such excess within a limited period of time. If the amount available under the Asset-Based Revolving Credit Facility is less than the greater of 1) 12.5% of the lesser of (a) the aggregate revolving commitments and (b) the borrowing base and 2) $60 million, we will be required to repay outstanding loans and, if an event of default has occurred, cash collateralize letters of credit. We would then be required to deposit daily in a collection account maintained with the agent under the Asset-Based Revolving Credit Facility.

        We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. There is no scheduled amortization under the Asset-Based Revolving Credit Facility; the principal amount of the revolving loans outstanding thereunder will be due and payable in full on May 17, 2016, unless extended, or if earlier, the maturity date of the Senior Secured Term Loan Facility (subject to certain exceptions).

        All obligations under the Asset-Based Revolving Credit Facility are guaranteed by the Company and certain of NMG's existing and future domestic subsidiaries (principally, Bergdorf Goodman, Inc., through which NMG conducts the operations of its Bergdorf Goodman stores, and NM Nevada Trust, which holds legal title to certain real property and intangible assets used by NMG in conducting its operations). Currently, NMG conducts no material operations through subsidiaries that do not guarantee the Asset-Based Revolving Credit Facility. All obligations under our Asset-Based Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain significant exceptions, by substantially all of the assets of the Company, NMG and the subsidiaries that have guaranteed the Asset-Based Revolving Credit Facility (subsidiary guarantors), including:

  •
  a first-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by NMG or the subsidiary guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by NMG and the subsidiary guarantors, certain related assets and proceeds of the foregoing;

  •
  a second-priority pledge of 100% of NMG's capital stock and certain of the capital stock held by NMG, the Company or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary); and

  •
  a second-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of NMG, the Company and each subsidiary guarantor, including a significant portion of NMG's owned and leased real property (which currently consists of approximately half of NMG's full-line retail stores) and equipment.

        Capital stock and other securities of a subsidiary of NMG that are owned by NMG or any subsidiary guarantor will not constitute collateral under our Asset-Based Revolving Credit Facility to the extent that such securities cannot secure our 2028 Debentures or other secured public debt obligations without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable Securities and Exchange Commission's (SEC) rules. As a result, the collateral under our Asset-Based Revolving Credit Facility will include shares of capital stock or other securities of subsidiaries of NMG or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of our 2028 Debentures or other secured public debt obligations. The Asset-Based Revolving Credit Facility contains a number of covenants that, among other things and subject to certain significant exceptions, restrict our ability and the ability of our subsidiaries to:

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  incur additional indebtedness;

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  pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness;

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  make investments, loans, advances and acquisitions;

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  create restrictions on the payment of dividends or other amounts to us from our subsidiaries that are not guarantors;

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  engage in transactions with affiliates;

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  sell assets, including capital stock of our subsidiaries;

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  consolidate or merge;

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  create liens; and

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  enter into sale and lease back transactions.

        We and our subsidiaries are prohibited under the Asset-Based Revolving Credit Facility from making restricted payments, including cash dividends on common stock, unless such restricted payment falls under a permitted exception. The Asset-Based Revolving Credit Facility permits us to make a cash dividend if, among other things, (i) certain payment conditions, as described below, are satisfied, (ii) the dividend is made with the proceeds of certain issuances of debt or (iii) the dividend is in an amount that does not exceed $30.0 million less the amount of certain investments and debt payments made prior to such dividend.

        The facility contains covenants limiting dividends and other restricted payments, investments, loans, advances and acquisitions, and prepayments or redemptions of other indebtedness. These covenants permit such restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that NMG must have pro forma excess availability under the Asset-Based Revolving Credit Facility equal to at least 15% of the lesser of (a) the revolving commitments under the facility and (b) the borrowing base, and NMG's delivering projections demonstrating that projected excess availability for the next six months will be equal to such thresholds and that NMG has a pro forma ratio of consolidated EBITDA to consolidated Fixed Charges (as such terms are defined in the credit agreement) of at least 1.0 to 1.0 (or 1.1 to 1.0 for dividends or other distributions with respect to any equity interests in NMG, its parent or any subsidiary). The Asset-Based Revolving Credit Facility also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50 million.

        In November 2012, we entered into an amendment to our Asset-Based Revolving Credit Facility to permit the ITL Amendment (described below) and the repurchase of our Senior Subordinated Notes.

        Senior Secured Term Loan Facility.    In October 2005, we entered into a credit agreement and related security and other agreements for a $1,975 million Senior Secured Term Loan Facility. In May 2011, we entered into an amendment and restatement (the "TLF Amendment") of the Senior Secured Term Loan Facility. The TLF Amendment increased the amount of borrowings to $2,060 million and extended the maturity of the loans to May 16, 2018. Loans that were not extended under the TLF Amendment were refinanced. The proceeds of the incremental borrowings under the term loan facility, along with cash on hand, were used to repurchase or redeem the $752.4 million principal amount outstanding of our Senior Notes. The TLF Amendment also provided for an uncommitted incremental facility to request lenders to provide additional term loans, upon certain conditions, including that NMG's secured leverage ratio (as defined in the TLF Amendment) is less than or equal to 4.50 to 1.00 on a pro forma basis after giving effect to the incremental loans and the use of proceeds thereof.

        In November 2012, we entered into a further amendment to the Senior Secured Term Loan Facility in order to provide for the incurrence of an incremental term loan, increasing the principal amount of that facility to $2,560 million (the "ITL Amendment"). The incremental term loan under the Senior Secured Term Loan Facility bears interest under the same terms as the previously existing Senior Secured Term Loan Facility and has the same maturity. The proceeds of the incremental borrowing, along with cash on hand, were used to repurchase or redeem the $500 million principal amount outstanding of our Senior Subordinated Notes.

        On February 8, 2013, we entered into a repricing amendment with respect to the Senior Secured Term Loan Facility. The amendment provided for (a) an immediate reduction in the interest rate margin applicable to the loans outstanding under the Senior Secured Term Loan Facility from 1) 3.50% to 3.00% for LIBOR borrowings and 2) 2.50% to 2.00% for base rate borrowings, (b) an immediate lowering of the LIBOR floor for loans outstanding under the Senior Secured Term Loan Facility from 1.25% to 1.00% and (c) the borrowing of incremental term loans, the proceeds of which were used to repay the outstanding loans of lenders that did not consent to the repricing amendment (the "Non-Consenting Lenders") in an aggregate principal amount of approximately $99.6 million, which is the amount of loans held by such Non-Consenting Lenders on February 8, 2013.

        At April 27, 2013, the outstanding balance under the Senior Secured Term Loan Facility was $2,560 million. The principal amount of the loans outstanding is due and payable in full on May 16, 2018.

        At April 27, 2013, borrowings under the Senior Secured Term Loan Facility bore interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the higher of 1) the prime rate of Credit Suisse AG (the administrative agent), 2) the federal funds effective rate plus 1/2 of 1.00% and 3) the adjusted one-month LIBOR rate plus 1.00% or (b) an adjusted LIBOR rate (for a period equal to the relevant interest period, and in any event, never less than 1.00%), subject to certain adjustments, in each case plus an applicable margin. The "applicable margin" with respect to outstanding LIBOR borrowings was 3.00% at April 27, 2013. The interest rate on the outstanding borrowings pursuant to the Senior Secured Term Loan Facility was 4.00% at April 27, 2013.

        Depending on its leverage ratio as defined by the credit agreement governing the Senior Secured Term Loan Facility, NMG could be required to prepay outstanding term loans from a certain portion of its annual excess cash flow, as defined in the credit agreement. Such required payments commence at 50% of NMG's annual excess cash flow (which percentage will be reduced to 25% if NMG's total leverage ratio is less than a specified ratio and will be reduced to 0% if NMG's total leverage ratio is less than a specified ratio). For fiscal year 2010, NMG was required to prepay $92.6 million of outstanding term loans pursuant to the annual excess cash flow requirements. Of such amount, NMG paid $85 million in the fourth quarter of fiscal year 2010 and $7.6 million in the first quarter of fiscal year 2011. For fiscal years 2012 and 2011, NMG was not required to prepay any outstanding term loans pursuant to the annual excess cash flow requirements. NMG also must offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales under certain circumstances.

        We may voluntarily prepay outstanding loans under the Senior Secured Term Loan Facility at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. There is no scheduled amortization under the Senior Secured Term Loan Facility.

        All obligations under the Senior Secured Term Loan Facility are unconditionally guaranteed by the Company and each direct and indirect domestic subsidiary of NMG that guarantees the obligations of NMG under its Asset-Based Revolving Credit Facility. Currently, NMG conducts no material operations through subsidiaries that do not guarantee the Senior Secured Term Loan Facility. All obligations under the Senior Secured Term Loan Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of the Company, NMG and the subsidiary guarantors, including:

  •
  a first-priority pledge of 100% of NMG's capital stock and certain of the capital stock held by NMG, the Company or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary);

  •
  a first-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of NMG, the Company and each subsidiary guarantor, including a significant portion of NMG's owned and leased real property (which currently consists of approximately half of NMG's full-line retail stores) and equipment, but excluding, among other things, the collateral described in the following bullet point; and

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  a second-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by NMG or the subsidiary guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by NMG and the subsidiary guarantors, certain related assets and proceeds of the foregoing.

        Capital stock and other securities of a subsidiary of NMG that are owned by NMG or any subsidiary guarantor will not constitute collateral under our Senior Secured Term Loan Facility to the extent that such securities cannot secure the 2028 Debentures or other secured public debt obligations without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable SEC rules. As a result, the collateral under our Senior Secured Term Loan Facility will include shares of capital stock or other securities of subsidiaries of NMG or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of our 2028 Debentures or other secured public debt obligations.

        The credit agreement governing the Senior Secured Term Loan Facility contains a number of negative covenants and covenants related to the security arrangements for the Senior Secured Term Loan Facility. The credit agreement also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50 million.

        2028 Debentures.    We have outstanding $125 million aggregate principal amount of 7.125% 2028 Debentures. We equally and ratably secure our 2028 Debentures by a first lien security interest on certain collateral subject to liens granted under our senior secured credit facilities constituting (a) 1) 100% of the capital stock of certain of NMG's existing and future domestic subsidiaries and 2) 100% of the non-voting stock and 65% of the voting stock of certain of NMG's existing and future foreign subsidiaries and (b) certain of NMG's principal properties that include approximately half of NMG's full-line stores, in each case, to the extent required by the terms of the indenture governing the 2028 Debentures. The 2028 Debentures contain covenants that restrict NMG's ability to create liens and enter into sale and lease back transactions. The collateral securing the 2028 Debentures will be released upon the release of liens on such collateral under our senior secured credit facilities and any other debt (other than the 2028 Debentures) secured by such collateral. Capital stock and other securities of a subsidiary of NMG that are owned by NMG or any subsidiary will not constitute collateral under the 2028 Debentures to the extent such property does not constitute collateral under our senior secured credit facilities as described above. The 2028 Debentures are guaranteed on an unsecured, senior basis by the Company. The guarantee by the Company is full and unconditional. The Company's guarantee of the 2028 Debentures is subject to automatic release if the requirements for legal defeasance or covenant defeasance of the 2028 Debentures are satisfied, or if NMG's obligations under the indenture governing the 2028 Debentures are discharged. Currently, the Company's non-guarantor subsidiaries consist principally of Bergdorf Goodman, Inc., through which NMG conducts the operations of its Bergdorf Goodman stores, and NM Nevada Trust, which holds legal title to certain real property and intangible assets used by NMG in conducting its operations. The 2028 Debentures include certain restrictive covenants and a cross-acceleration provision in respect of any other indebtedness that has an aggregate principal amount exceeding $15 million. Our 2028 Debentures mature on June 1, 2028.

        Retirement of Previously Outstanding Senior Notes and Senior Subordinated Notes.    We previously had outstanding $752.4 million aggregate principal amount of Senior Notes and $500 million aggregate principal amount of Senior Subordinated Notes, both of which we incurred in connection with the acquisition of NMG in 2005. In May 2011, in connection with the TLF Amendment, we repurchased and cancelled $689.2 million principal amount of the Senior Notes through a tender offer and redeemed the remaining $63.2 million principal amount of Senior Notes on June 15, 2011 (after which no Senior Notes remained outstanding). In November 2012, in connection with the ITL Amendment, we repurchased and cancelled $294.2 million principal amount of Senior Subordinated Notes through a tender offer and redeemed the remaining $205.8 million principal amount of Senior Subordinated Notes on December 31, 2012 (after which no Senior Subordinated Notes remained outstanding). The purpose of these transactions was to lower our interest expense going forward by taking advantage of current market conditions and to extend the maturity of the relevant obligation.

        Interest Rate Caps.    At April 27, 2013, we had outstanding floating rate debt obligations of $2,580 million. We have entered into interest rate cap agreements which cap LIBOR at 2.50% for an aggregate notional amount of $1,000 million from December 2012 through December 2014 in order to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. In the event LIBOR is less than 2.50%, we will pay interest at the lower LIBOR rate. In the event LIBOR is higher than 2.50%, we will pay interest at the capped rate of 2.50%.

 DESCRIPTION OF CAPITAL STOCK

        The following descriptions are summaries of the material terms of our Certificate of Incorporation and our By-laws. These descriptions contain all information which we consider to be material, but may not contain all of the information that is important to you. To understand them fully, you should read our Certificate of Incorporation and our By-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The summary below is qualified in its entirety by reference to our Certificate of Incorporation and our By-laws. The terms of these securities may also be affected by the Delaware General Corporation Law ("DGCL").

        Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references in this prospectus to any "stockholder" or "holder" of those shares means only the depositary or its nominee. Persons who hold beneficial interests in our shares through a depositary will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

Authorized Capitalization

        Our capital structure consists of four million authorized shares of common stock, par value $0.01 per share, and one million authorized shares of preferred stock, par value $0.01 per share. Upon completion of this offering, there will be outstanding shares of common stock, assuming no exercise of the underwriters' overallotment option, and no outstanding shares of preferred stock.

Common Stock

        There is no established public trading market for our common stock. As of April 27, 2013, there were approximately 32 holders of record of our common stock.

        The holders of our common stock are entitled to such dividends as our Board of Directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, subject to the restrictions described below under the caption "—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our By-laws and Delaware Law."

        Our Certificate of Incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. We are not offering any shares of common stock in this offering.

Preferred Stock

        No shares of our preferred stock are currently outstanding. Under our Certificate of Incorporation, our Board of Directors, without further action by our stockholders, is authorized to issue shares of preferred stock in one or more classes or series. The Board of Directors may fix or alter the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

Stockholders' Agreement

        For a description of the Stockholders' Agreement that we have entered into with the Principal Stockholders, see "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

Registration Rights Agreement

        For a description of the registration rights agreement that we have entered into with the Principal Stockholders, see "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our By-laws and Delaware Law

        Our Certificate of Incorporation and By-Laws will contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control. These provisions include:

        We have opted out of the provisions of Section 203 of the DGCL, which regulates corporate takeovers until such time as the Principal Stockholders and, subject to certain exceptions, their direct and indirect transferees and their respective affiliates and successors, as well as any group (within the meaning of Rule 13d-5 of the Exchange Act) that includes any of the foregoing persons or entities, do not beneficially own at least 15% of our common stock. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on a stock exchange, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

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  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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  on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

        Certificate of Incorporation and By-Laws Provisions.    Our Certificate of Incorporation and By-Laws will be amended before the initial public offering. Our Certificate of Incorporation and By-Laws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

        Action by Written Consent; Special Meetings of Stockholders.    Our Certificate of Incorporation will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting once the Principal Stockholders cease to beneficially own more than 50% of our outstanding shares. Our Certificate of Incorporation and By-laws will also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman or vice-chairman of the Board of Directors, the Chief Executive Officer, or pursuant to a resolution adopted by a majority of the Board of Directors or, until the date that the Principal Stockholders cease to beneficially own more than 50% of our outstanding shares, at the request of holders of 50% or more of our outstanding shares. Except as described above, stockholders will not be permitted to call a special meeting or to require the Board of Directors to call a special meeting.

        Advance Notice Procedures.    Our By-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws will not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

        Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

        Undesignated Preferred Stock.    Our Certificate of Incorporation will authorize undesignated preferred stock, which will make it possible for our Board of Directors to issue preferred stock with voting rights or other rights or preferences that could impede the success of any attempt to change the control of the Company. This may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Indemnification of Directors and Officers.

        All of our directors and officers are covered by insurance policies maintained and held in effect by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person's status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the DGCL.

        Our Certificate of Incorporation provides that the company shall, to the full extent permitted by the DGCL, indemnify all persons whom it may indemnify pursuant thereto.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is                .

Listing

        We intend to apply to list our common stock on the                under the symbol "          ".

SHARES ELIGIBLE FOR FUTURE SALE

        No public market currently exists for our common stock, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

        Upon completion of this offering, we will have         shares of common stock issued and outstanding. All of the             shares of our common stock offered by the selling stockholders pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, approximately        % of our outstanding common stock will be held by the Principal Stockholders, or        %, if the underwriter's overallotment option is fully exercised. These shares will be "restricted securities" as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale as set forth below. Upon completion of this offering, investors holding an aggregate of         shares of common stock, assuming exercise in full of the underwriters' overallotment option, have registration rights.

Lock-Up Agreements

        In connection with this offering, we and certain stockholders, including each of our executive officers, directors and selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock, file or cause to be filed a registration statement covering shares of common stock or any securities that are convertible into, exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to do any of the foregoing, during the period from the date of this prospectus continuing through the date         days after the date of this prospectus, except with the prior written consent of            . For additional information, including regarding certain exceptions to which this agreement is subject, see "Underwriting (Conflicts of Interest)."

Rule 144

        In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then-outstanding, which will equal approximately          shares immediately after this offering; and

  •
  the average weekly trading volume in our common stock during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Registration Rights Agreement

        For a description of the registration rights agreement that we have entered into with the Principal Stockholders, see "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

 MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO
NON-U.S. HOLDERS

        The following discussion is a summary of material U.S. federal income and estate tax considerations generally applicable to the purchase, ownership and disposition of our common stock by Non-U.S. Holders. A "Non-U.S. Holder" means:

  •
  a nonresident alien individual,

  •
  a foreign corporation, or

  •
  a person that is otherwise not subject to U.S. federal income tax on a net income basis in respect of such common stock.

        This discussion deals only with common stock held as capital assets by Non-U.S. Holders who purchased common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including persons that will hold shares of our common stock in connection with a U.S. trade or business or a U.S. permanent establishment, hold more than 5% of our common stock, certain former citizens or residents of the United States, are a "controlled foreign corporation," a "passive foreign investment company" or a partnership or other pass-through entity for U.S. federal income tax purposes, or are otherwise subject to special treatment under the Code. This section does not address any other U.S. federal tax considerations (such as gift tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of our common stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

        Furthermore, this summary is based on the tax laws of the United States, including the Internal Revenue Code, existing and proposed regulations, administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Dividends

        As discussed in "Dividend Policy," we do not currently expect to pay dividends. In the event that we do make a distribution of cash or property with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of your investment, up to your tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "—Sale, Exchange or Other Taxable Disposition of Common Stock."

        Dividends paid to you generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if you are eligible for a lower treaty rate, we and other payers will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless:

  •
  you have furnished to us or such other payer a valid IRS Form W-8BEN or other documentary evidence establishing your entitlement to the lower treaty rate with respect to such payments and neither we nor our paying agent (or other payer) have actual knowledge or reason to know to the contrary, and

  •
  in the case of actual or constructive dividends paid on or after January 1, 2014, if required by the Foreign Account Tax Compliance Act ("FATCA") or any intergovernmental agreement enacted pursuant to that law, you or any entity through which you receive such dividends, if required, have provided the withholding agent with certain information with respect to your or the entity's direct and indirect U.S. owners, and if you hold the common stock through a foreign financial institution, such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) and you have provided any required information to such institution.

        If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the common stock.

        Dividends that are "effectively connected" with your conduct of a trade or business within the United States (and, if required by an applicable treaty, with a permanent establishment you maintain in the United States) will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis. We and other payers generally are not required to withhold tax from "effectively connected" dividends, provided that you have furnished to us or another payer a valid IRS Form W-8ECI (or an acceptable substitute form) upon which you represent, under penalties of perjury, that you are a non-U.S. person and that the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. If you are a corporate Non-U.S. Holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange or Other Taxable Disposition of Common Stock

        You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

  •
  the gain is effectively connected with your trade or business in the United States (as discussed under "—Dividends" above),

  •
  in the case of an individual who holds the common stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met, or

  •
  we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of the disposition, more than 5% of our common stock.

        In the case of the sale or disposition of common stock on or after January 1, 2017, you may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the requirements described in the last bullet point under "—Dividends" above, regarding FATCA, are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the common stock and the potential for a refund or credit in the case of any withholding tax.

        We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        You may be subject to backup withholding for dividends paid to you unless you certify under penalty of perjury that you are a Non-U.S. Holder or otherwise establish an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

        Shares of our common stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING (CONFLICTS OF INTEREST)

        Credit Suisse Securities (USA) LLC and            are acting as representatives of the underwriters named below. The selling stockholders and the representatives, on behalf of the underwriters, have entered into an underwriting agreement dated                    , 2013. Under the terms and subject to the conditions contained in the underwriting agreement, each underwriter named below has agreed to purchase, and the selling stockholders have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite the underwriter's name:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Barclays Capital Inc.
Wells Fargo Securities, LLC

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in this offering if they purchase any shares, other than those shares covered by the overallotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The selling stockholders identified in this prospectus have granted the underwriters the right to purchase up to      additional shares of our common stock at the initial public offering price, less the underwriting discount, for the purpose of covering overallotments, if any. The underwriters can exercise this right at any time and from time to time, in whole or in part, within 30 days after the offering. To the extent this option is exercised for a number of shares of our common stock less than the full amount of the overallotment option, the selling stockholders who will provide shares to be sold pursuant to this option will provide such shares proportionately. The option may be exercised only to cover overallotments of our common stock, if any, in connection with this offering. If any shares are purchased with this option, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        The underwriters propose to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus and to selling group members at the initial public offering price less a selling concession of up to $        per share. After the initial public offering, the representatives may change the public offering price and selling concession.

        The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without overallotment	With overallotment	Without overallotment	With overallotment
Expenses paid by us	$	$	$	$
Expenses paid by the selling stockholders	$	$	$	$
Underwriting Discounts and Commissions paid by the selling stockholders	$	$	$	$

        The representatives have informed us and the selling stockholders that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of our common stock being offered by them.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives, for a period of       days after the date of this prospectus. However, in the event that either 1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or 2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension. The representatives in their sole discretion may release any of the securities subject to these "lock-up" agreements at any time without prior notice.

        Our directors and officers, the Principal Stockholders (including the selling stockholders) and substantially all our other stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of        days after the date of this prospectus. However, in the event that either 1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or 2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension. The representatives in their sole discretion may release any of the securities subject to these "lock-up" agreements at any time without prior notice.

        We and the selling stockholders have agreed to indemnify the underwriters and                              , in its capacity as qualified independent underwriter, against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We will apply to list the shares of our common stock on                    under the symbol "        ".

        Prior to this offering, there has been no public market for common stock. Consequently, the initial public offering price for the shares will be determined by negotiations among us, the selling stockholders and the representatives and will not necessarily reflect the market price of our common stock following this offering. The principal factors that will be considered in determining the initial public offering price will include:

  •
  the information presented in this prospectus and otherwise available to the underwriters;

  •
  the history of, the economic conditions in and the prospects for, the industry in which we compete;

  •
  as assessment of the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development, our results of operations and our current financial condition;

  •
  our markets;

  •
  the prevailing general condition of the equity securities markets at the time of this offering;

  •
  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we, the selling stockholders nor the underwriters can assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

        In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Overallotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. If the underwriters sell more shares than could be covered by the overallotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

        These stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids, as well as other purchases by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market in the absence of these transactions. These transactions may be effected on a national securities exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships and Conflicts of Interest

        Certain of the underwriters and their respective affiliates have performed, and may in the future perform, various investment banking, financial advisory and other services for us, our affiliates and our officers in the ordinary course of business, for which they received and may receive customary fees and reimbursement of expenses. In particular, Credit Suisse Securities (USA) LLC's affiliate, Credit Suisse AG, is the Administrative Agent and Collateral Agent for our Senior Secured Term Loan Facility, and each of the Underwriters (or an affiliate thereof), are Joint Bookrunners and Joint Lead Arrangers thereunder. Bank of America, N.A., an affiliate of Merrill, Lynch, Pierce, Fenner & Smith Incorporated, is the Administrative Agent and Co-Collateral Agent for the Senior Secured Asset-Based Revolving Credit Facility. Wells Fargo Bank National Association, an affiliate of Wells Fargo Securities, LLC, is Co-Collateral Agent for the Senior Secured Asset-Based Revolving Credit Facility. Merrill, Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, are Joint Lead Arrangers, Joint Bookrunners, and/or Co-Syndication Agents for the Senior Secured Asset-Based Revolving Credit Facility. Affiliates of each of the Underwriters are lenders under the Senior Secured Asset-Based Revolving Credit Facility.

        Furthermore, Susan C. Schnabel, one of our directors, is a Managing Director of Credit Suisse Securities (USA) LLC. She serves as the Co-Head of DLJ Merchant Banking Partners, a private equity investment firm focused on leveraged buyout transactions, which conducts its activities through certain Private Banking & Wealth Management Division affiliates of Credit Suisse Securities (USA) LLC. DLJ Merchant Banking Partners funds hold 69,204 shares of our common stock. Credit Suisse Securities (USA) LLC, through its Investment Banking Division, is the underwriter in our initial public offering, and its affiliate, Credit Suisse AG, is the administrative agent and collateral agent for our Senior Secured Term Loan Facility. Ms. Schnabel receives compensation as an employee of Credit Suisse Securities (USA) LLC, which is not directly related to the underwriting fees earned by such entity and may be deemed to benefit indirectly from Credit Suisse Securities (USA) LLC's and DLJ Merchant Banking Partners' participation in this offering.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        This offering is being made in compliance with the requirements of FINRA Rule 5121. Credit Suisse Securities (USA) LLC, as an underwriter for this offering, may be deemed to have a conflict of interest within the meaning of Rule 5121 of FINRA. The rule requires that a "qualified independent underwriter" meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto is assuming the responsibilities of acting as the qualified independent underwriter within the meaning of Rule 5121 in connection with this offering. Accordingly,        is assuming the responsibilities of acting as the qualified independent underwriter in preparing this prospectus, pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock is no higher than the price recommended by        .         will not receive any additional compensation for serving as a qualified independent underwriter in connection with this offering. To comply with Rule 5121, Credit Suisse

Securities (USA) LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

Foreign Selling Restrictions

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also 1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or 2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Neiman Marcus, Inc. as of July 28, 2012 and July 30, 2011 and for each of the fiscal years in the three year period ended July 28, 2012 (including the financial statement schedule) appearing in this prospectus and registration statement and the effectiveness of Neiman Marcus, Inc.'s internal control over financial reporting as of July 28, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of shares of our common stock. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules hereto. For further information with respect to us, our common stock and this offering, reference is made to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

        We file reports and other information with the SEC. The registration statement, such reports and other information can be read and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        We are responsible for the integrity and objectivity of the financial and operating information contained in this Registration Statement, including the consolidated financial statements covered by the Report of Independent Registered Public Accounting Firm. These statements were prepared in conformity with generally accepted accounting principles and include amounts that are based on our best estimates and judgment.

        We maintain a system of internal controls, which provides management with reasonable assurance that transactions are recorded and executed in accordance with its authorizations, assets are properly safeguarded and accounted for, and records are maintained so as to permit preparation of financial statements in accordance with generally accepted accounting principles. This system includes written policies and procedures, an organizational structure that segregates duties, financial reviews and a comprehensive program of periodic audits by the internal auditors. We have also instituted policies and guidelines, which require employees to maintain a high level of ethical standards.

        In addition, the Audit Committee of the Board of Directors meets periodically with management, the internal auditors and the independent registered public accounting firm to review internal accounting controls, audit results and accounting principles and practices and annually recommends to the Board of Directors the selection of the independent registered public accounting firm.

        We are responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. Under our supervision and with the participation of other key members of our management, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that our internal control over financial reporting was effective as of July 28, 2012. During its assessment, management did not identify any material weaknesses in our internal control over financial reporting.

        Ernst & Young LLP, the independent registered public accounting firm that audited our consolidated financial statements included in this Registration Statement on Form S-1, has issued an unqualified attestation report on the effectiveness of our internal controls over financial reporting as of July 28, 2012.

KAREN W. KATZ
President and Chief Executive Officer

JAMES E. SKINNER
Executive Vice President, Chief Operating Officer and Chief Financial Officer

T. DALE STAPLETON
Senior Vice President and Chief Accounting Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Neiman Marcus, Inc.

        We have audited the accompanying consolidated balance sheets of Neiman Marcus, Inc. as of July 28, 2012 and July 30, 2011, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and stockholders' equity for each of the three years in the period ended July 28, 2012. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Neiman Marcus, Inc. at July 28, 2012 and July 30, 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 28, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Neiman Marcus, Inc.'s internal control over financial reporting as of July 28, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 18, 2012 expressed an unqualified opinion thereon.

/S/ ERNST & YOUNG LLP

Dallas, Texas
September 18, 2012, except for Note 12, as to which the date is August 7, 2013

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Neiman Marcus, Inc.

        We have audited Neiman Marcus, Inc.'s internal control over financial reporting as of July 28, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Neiman Marcus, Inc.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, Neiman Marcus, Inc. maintained, in all material respects, effective internal control over financial reporting as of July 28, 2012, based on the COSO criteria.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Neiman Marcus, Inc. as of July 28, 2012 and July 30, 2011, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and stockholders' equity for each of the three years in the period ended July 28, 2012 of Neiman Marcus, Inc. and our report dated September 18, 2012, except for Note 12, as to which the date is August 7, 2013, expressed an unqualified opinion thereon.

/S/ ERNST & YOUNG LLP

Dallas, Texas
September 18, 2012

NEIMAN MARCUS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)	July 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$49,253	$321,591
Merchandise inventories	939,817	839,334
Deferred income taxes	22,484	20,445
Other current assets	132,181	121,371

Total current assets	1,143,735	1,302,741

Property and equipment, net	894,478	873,199
Customer lists, net	239,694	270,829
Favorable lease commitments, net	357,930	375,808
Tradenames	1,231,960	1,233,070
Goodwill	1,263,433	1,263,433
Other assets	70,625	45,689

Total assets	$5,201,855	$5,364,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$331,408	$291,311
Accrued liabilities	393,821	370,889

Total current liabilities	725,229	662,200

Long-term liabilities:
Long-term debt	2,781,882	2,681,687
Deferred income taxes	626,605	683,908
Deferred real estate credits	107,787	99,991
Other long-term liabilities	344,809	242,686

Total long-term liabilities	3,861,083	3,708,272

Common stock (par value $0.01 per share, 4,000,000 shares authorized and 1,017,502 shares issued and outstanding at July 28, 2012 and 1,014,915 shares issued and outstanding at July 30, 2011)	10	10
Additional paid-in capital	995,300	1,438,393
Accumulated other comprehensive loss	(148,792)	(73,045)
Accumulated deficit	(230,975)	(371,061)

Total stockholders' equity	615,543	994,297

Total liabilities and stockholders' equity	$5,201,855	$5,364,769

See Notes to Consolidated Financial Statements.

NEIMAN MARCUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal year ended
(in thousands, except per share data)	July 28, 2012	July 30, 2011	July 31, 2010
Revenues	$4,345,374	$4,002,272	$3,692,768
Cost of goods sold including buying and occupancy costs (excluding depreciation)	2,794,713	2,589,294	2,417,613
Selling, general and administrative expenses (excluding depreciation)	1,016,902	934,302	887,338
Income from credit card program	(51,571)	(46,022)	(59,076)
Depreciation expense	130,119	132,433	141,839
Amortization of intangible assets	32,245	44,670	55,381
Amortization of favorable lease commitments	17,878	17,878	17,878
Equity in loss of foreign e-commerce retailer	1,514	—	—

Operating earnings	403,574	329,717	231,795
Interest expense, net	175,237	280,453	237,108

Earnings (loss) before income taxes	228,337	49,264	(5,313)
Income tax expense (benefit)	88,251	17,641	(3,475)

Net earnings (loss)	$140,086	$31,623	$(1,838)

Earnings (loss) per share:
Basic	$137.75	$31.17	$(1.81)
Diluted	$135.37	$30.66	$(1.81)
Weighted-average shares outstanding:
Basic	1,017	1,015	1,013
Diluted	1,035	1,031	1,013
Cash dividends per share	$435	$—	$—

See Notes to Consolidated Financial Statements.

NEIMAN MARCUS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

	Fiscal year ended
(in thousands)	July 28, 2012	July 30, 2011	July 31, 2010
Net earnings (loss)	$140,086	$31,623	$(1,838)
Other comprehensive (loss) earnings:
Change in unrealized loss on financial instruments, net of tax of ($2,457), ($541) and ($6,074)	(3,779)	(830)	(9,343)
Reclassification of realized loss on financial instruments to earnings, net of tax of $1,307, $9,289 and $17,925	2,011	14,287	27,570
Change in unrealized (loss) gain on unfunded benefit obligations, net of tax of ($48,099), $12,857 and ($12,992)	(73,979)	19,772	(19,982)
Other	—	—	68

Total other comprehensive (loss) earnings	(75,747)	33,229	(1,687)

Total comprehensive earnings (loss)	$64,339	$64,852	$(3,525)

See Notes to Consolidated Financial Statements

NEIMAN MARCUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal year ended
(in thousands)	July 28, 2012	July 30, 2011	July 31, 2010
CASH FLOWS—OPERATING ACTIVITIES
Net earnings (loss)	$140,086	$31,623	$(1,838)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expense	188,699	209,642	233,795
Loss on equity in foreign e-commerce retailer	1,514	—	—
Loss on debt extinguishment	—	70,388	—
Paid-in-kind interest	—	—	14,362
Deferred income taxes	(10,094)	3,967	(39,643)
Other	7,004	7,082	7,160

	327,209	322,702	213,836
Changes in operating assets and liabilities:
Merchandise inventories	(100,483)	(48,818)	(23,684)
Other current assets	(10,810)	(3,527)	7,216
Other assets	(4,495)	79	8,518
Accounts payable and accrued liabilities	62,611	21,520	86,221
Deferred real estate credits	15,059	10,428	5,931
Funding of defined benefit pension plan	(29,281)	(30,000)	(30,000)

Net cash provided by operating activities	259,810	272,384	268,038

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	(152,838)	(94,181)	(58,693)
Investment in foreign e-commerce retailer	(29,421)	—	—

Net cash used for investing activities	(182,259)	(94,181)	(58,693)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under senior secured asset-based revolving credit facility	175,000	—	—
Borrowings under senior secured term loan facility	—	554,265	—
Repayment of borrowings	(75,000)	(797,937)	(111,763)
Distributions to stockholders	(449,295)	—	—
Debt issuance costs paid	(594)	(33,947)	—

Net cash used for financing activities	(349,889)	(277,619)	(111,763)

CASH AND CASH EQUIVALENTS
(Decrease) increase during the year	(272,338)	(99,416)	97,582
Beginning balance	321,591	421,007	323,425

Ending balance	$49,253	$321,591	$421,007

Supplemental Schedule of Cash Flow Information:
Cash paid during the year for:
Interest	$164,700	$195,543	$200,676
Income taxes	$78,854	$22,458	$15,930

See Notes to Consolidated Financial Statements.

NEIMAN MARCUS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)	Common stock	Additional paid-in capital	Accumulated other comprehensive (loss) earnings	Retained earnings (deficit)	Total stockholders' equity
BALANCE AT AUGUST 1, 2009	$10	$1,424,258	$(104,587)	$(400,846)	$918,835
Stock based compensation expense	—	10,063	—	—	10,063
Comprehensive loss:
Net loss	—	—	—	(1,838)	(1,838)
Adjustments for fluctuations in fair market value of financial instruments, net of tax of ($6,074)	—	—	(9,343)	—	(9,343)
Reclassification to earnings, net of tax of $17,925	—	—	27,570	—	27,570
Change in unfunded benefit obligations, net of tax of ($12,992)	—	—	(19,982)	—	(19,982)
Other	—	—	68	—	68

Total comprehensive loss					(3,525)

BALANCE AT JULY 31, 2010	10	1,434,321	(106,274)	(402,684)	925,373

Stock based compensation expense	—	3,943	—	—	3,943
Issuance of common stock	—	129	—	—	129
Comprehensive earnings:
Net earnings	—	—	—	31,623	31,623
Adjustments for fluctuations in fair market value of financial instruments, net of tax of ($541)	—	—	(830)	—	(830)
Reclassification to earnings, net of tax of $9,289	—	—	14,287	—	14,287
Change in unfunded benefit obligations, net of tax of $12,857	—	—	19,772	—	19,772

Total comprehensive earnings					64,852

BALANCE AT JULY 30, 2011	10	1,438,393	(73,045)	(371,061)	994,297

Stock based compensation expense	—	6,914	—	—	6,914
Stock option exercises and other	—	(712)	—	—	(712)
Distributions to stockholders	—	(449,295)	—	—	(449,295)
Comprehensive earnings:
Net earnings	—	—	—	140,086	140,086
Adjustments for fluctuations in fair market value of financial instruments, net of tax of ($2,457)	—	—	(3,779)	—	(3,779)
Reclassification to earnings, net of tax of $1,307	—	—	2,011	—	2,011
Change in unfunded benefit obligations, net of tax of ($48,099)	—	—	(73,979)	—	(73,979)

Total comprehensive earnings					64,339

BALANCE AT JULY 28, 2012	$10	$995,300	$(148,792)	$(230,975)	$615,543

See Notes to Consolidated Financial Statements.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        The Company is a luxury retailer conducting integrated store and online operations principally under the Neiman Marcus and Bergdorf Goodman brand names. References to "we," "our" and "us" are used to refer to the Company or to the Company and its subsidiaries, as appropriate to the context. We report our store operations as our Specialty Retail Stores segment and our online operations as our Online segment.

        The Company is a subsidiary of Newton Holding, LLC (Holding), which is controlled by investment funds affiliated with TPG Global, LLC (together with its affiliates, TPG) (formerly Texas Pacific Group) and Warburg Pincus LLC (collectively, the Sponsors). The Company's operations are conducted through its wholly-owned subsidiary, The Neiman Marcus Group, Inc. (NMG). The Sponsors acquired NMG in a leveraged transaction in October 2005 (the Acquisition).

        Our fiscal year ends on the Saturday closest to July 31. Like many other retailers, we follow a 4-5-4 reporting calendar. All references to fiscal year 2012 relate to the fifty-two weeks ended July 28, 2012, all references to fiscal year 2011 relate to the fifty-two weeks ended July 30, 2011 and all references to fiscal year 2010 relate to the fifty-two weeks ended July 31, 2010.

        The accompanying Consolidated Financial Statements include the amounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

        Certain prior period balances have been reclassified to conform to the current period presentation.

ESTIMATES AND CRITICAL ACCOUNTING POLICIES

        We are required to make estimates and assumptions about future events in preparing our financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the amounts of assets, liabilities, revenues and expenses and the disclosure of gain and loss contingencies at the date of the Consolidated Financial Statements.

        While we believe that our past estimates and assumptions have been materially accurate, the amounts currently estimated are subject to change if different assumptions as to the outcome of future events were made. We evaluate our estimates and judgments on an ongoing basis and predicate those estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. We make adjustments to our assumptions and judgments when facts and circumstances dictate. Since future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates used in preparing the accompanying Consolidated Financial Statements.

        Fair Value Measurements.    Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. Assets and liabilities are classified using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value as follows:

  •
  Level 1—Unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2—Observable market-based inputs or unobservable inputs corroborated by market data.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  Level 3—Unobservable inputs reflecting management's estimates and assumptions.

        We measure or disclose, on a recurring basis, the fair values of our financial assets and liabilities utilizing the fair value hierarchy as follows:

  •
  We record our derivative financial instruments at fair value as more fully described in Note 6;

  •
  We disclose the fair value of our long-term debt obligations as more fully described in Note 5; and

  •
  As to our other financial assets and liabilities, the recorded carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the short-term nature of these instruments.

        We also measure certain non-financial assets at fair value on a non-recurring basis, primarily long-lived assets, intangible assets and goodwill, in connection with our evaluations of such assets for impairment as more fully described below.

        Cash and Cash Equivalents.    Cash and cash equivalents primarily consist of cash on hand in our stores, deposits with banks and overnight investments with banks and financial institutions. Cash equivalents are stated at cost, which approximates fair value. Our cash management system provides for the reimbursement of all major bank disbursement accounts on a daily basis. Accounts payable includes outstanding checks not yet presented for payment of $48.6 million at July 28, 2012 and $41.8 million at July 30, 2011.

        Merchandise Inventories and Cost of Goods Sold.    We utilize the retail inventory method of accounting. Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are determined by applying a calculated cost-to-retail ratio, for various groupings of similar items, to the retail value of our inventories. The cost of the inventory reflected on the Consolidated Balance Sheets is decreased by charges to cost of goods sold at average cost and the retail value of the inventory is lowered through the use of markdowns. Earnings are negatively impacted when merchandise is marked down. As we adjust the retail value of our inventories through the use of markdowns to reflect market conditions, our merchandise inventories are stated at the lower of cost or market.

        The areas requiring significant management judgment related to the valuation of our inventories include 1) setting the original retail value for the merchandise held for sale, 2) recognizing merchandise for which the customer's perception of value has declined and appropriately marking the retail value of the merchandise down to the perceived value and 3) estimating the shrinkage that has occurred between physical inventory counts. These judgments and estimates, coupled with the averaging processes within the retail method can, under certain circumstances, produce varying financial results. Factors that can lead to different financial results include 1) determination of original retail values for merchandise held for sale, 2) identification of declines in perceived value of inventories and processing the appropriate retail value markdowns and 3) overly optimistic or conservative estimation of shrinkage. In prior years, we have not made material changes to our estimates of shrinkage or markdown requirements on inventories held as of the end of our fiscal years.

        Consistent with industry business practice, we receive allowances from certain of our vendors in support of the merchandise we purchase for resale. Certain allowances are received to reimburse us for

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

markdowns taken or to support the gross margins that we earn in connection with the sales of the vendor's merchandise. These allowances result in an increase to gross margin when we earn the allowances and they are approved by the vendor. Other allowances we receive represent reductions to the amounts we pay to acquire the merchandise. These allowances reduce the cost of the acquired merchandise and are recognized at the time the goods are sold. The amounts of vendor allowances we receive fluctuate based on the level of markdowns taken and did not have a significant impact on the year-over-year change in gross margin during fiscal years 2012, 2011 or 2010. We received vendor allowances of $92.5 million, or 2.1% of revenues, in fiscal year 2012, $87.5 million, or 2.2% of revenues, in fiscal year 2011 and $81.2 million, or 2.2% of revenues, in fiscal year 2010.

        We obtain certain merchandise, primarily precious jewelry, on a consignment basis in order to expand our product assortment. Consignment merchandise held by us with a cost basis of $328.6 million at July 28, 2012 and $287.7 million at July 30, 2011 is not reflected in our Consolidated Balance Sheets.

        Cost of goods sold also includes delivery charges we pay to third-party carriers and other costs related to the fulfillment of customer orders not delivered at the point-of-sale.

        Long-lived Assets.    Property and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, we compute depreciation principally using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over five to 30 years while fixtures and equipment are depreciated over three to 15 years. Leasehold improvements are amortized over the shorter of the asset life or the lease term (which may include renewal periods when exercise of the renewal option is at our discretion and exercise of the renewal option is considered reasonably assured). Costs incurred for the development of internal computer software are capitalized and amortized using the straight-line method over three to ten years.

        We assess the recoverability of the carrying values of our store assets, consisting of property and equipment, customer lists and favorable lease commitments, annually and upon the occurrence of certain events. The recoverability assessment requires judgment and estimates of future store generated cash flows.

        Intangible Assets Subject to Amortization.    Customer lists and amortizable tradenames are amortized using the straight-line method over their estimated useful lives, ranging from four to 24 years (weighted average life of 13 years from the Acquisition). Favorable lease commitments are amortized straight-line over the remaining lives of the leases, ranging from nine to 49 years (weighted average life of 33 years from the Acquisition). Total estimated amortization of all Acquisition-related intangible assets for the next five fiscal years is currently estimated as follows (in thousands):

2013	$47,436
2014	46,881
2015	46,615
2016	45,867
2017	44,576

        Indefinite-Lived Intangible Assets and Goodwill.    Indefinite-lived intangible assets, such as tradenames and goodwill, are not subject to amortization. Rather, we assess the recoverability of

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

indefinite-lived intangible assets and goodwill in the fourth quarter of each fiscal year and upon the occurrence of certain events.

        The recoverability assessment with respect to each of our indefinite-lived intangible assets requires us to estimate the fair value of the asset as of the assessment date. Such determination is made using discounted cash flow techniques (Level 3 determination of fair value). Significant inputs to the valuation model include:

  •
  future revenue, cash flow and/or profitability projections;

  •
  growth assumptions for future revenues as well as future gross margin rates, expense rates, capital expenditures and other estimates;

  •
  estimated market royalty rates that could be derived from the licensing of our tradenames to third parties in order to establish the cash flows accruing to the benefit of the Company as a result of our ownership of our tradenames; and

  •
  rates, based on our estimated weighted average cost of capital, used to discount the estimated cash flow projections to their present value (or estimated fair value).

        If the recorded carrying value of the tradename exceeds its estimated fair value, an impairment charge is recorded to write the tradename down to its estimated fair value.

        The assessment of the recoverability of the goodwill associated with our Neiman Marcus stores, Bergdorf Goodman stores and Online reporting units involves a two-step process. The first step requires the comparison of the estimated enterprise fair value of each of our reporting units to its recorded carrying value. We estimate the enterprise fair value based on discounted cash flow techniques (Level 3 determination of fair value). If the recorded carrying value of a reporting unit exceeds its estimated enterprise fair value in the first step, a second step is performed in which we allocate the enterprise fair value to the fair value of the reporting unit's net assets. The second step of the impairment testing process requires, among other things, the estimation of the fair values of substantially all of our tangible and intangible assets. Any enterprise fair value in excess of amounts allocated to such net assets represents the implied fair value of goodwill for that reporting unit. If the recorded goodwill balance for a reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded to write goodwill down to its fair value.

        The impairment testing process related to our indefinite-lived intangible assets is subject to inherent uncertainties and subjectivity. The use of different assumptions, estimates or judgments with respect to the estimation of the projected future cash flows and the determination of the discount rate used to reduce such projected future cash flows to their net present value could materially increase or decrease any related impairment charge. We believe our estimates are appropriate based upon current market conditions and the best information available at the assessment date. However, future impairment charges could be required if we do not achieve our current revenue and profitability projections or the weighted average cost of capital increases.

        No impairment charges related to our tradenames and goodwill were recorded in fiscal years 2012, 2011 or 2010. At July 28, 2012, the estimated fair values of each of our indefinite-lived intangible assets exceeded their recorded values by over 20%.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Leases.    We lease certain retail stores and office facilities. Stores we own are often subject to ground leases. The terms of our real estate leases, including renewal options, range from six to 121 years. Most leases provide for monthly fixed minimum rentals or contingent rentals based upon sales in excess of stated amounts and normally require us to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs. For leases that contain predetermined, fixed calculations of minimum rentals, we recognize rent expense on a straight-line basis over the lease term. We recognize contingent rent expenses when it is probable that the sales thresholds will be reached during the year.

        We receive allowances from developers related to the construction of our stores. We record these allowances as deferred real estate credits, which we recognize as a reduction of rent expense on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased asset. We received construction allowances aggregating $10.6 million in fiscal year 2012, $10.5 million in fiscal year 2011 and $14.4 million in fiscal year 2010.

        Benefit Plans.    We sponsor a defined benefit pension plan (Pension Plan), an unfunded supplemental executive retirement plan (SERP Plan) which provides certain employees additional pension benefits and a postretirement plan providing eligible employees limited postretirement health care benefits (Postretirement Plan). In calculating our obligations and related expense, we make various assumptions and estimates, after consulting with outside actuaries and advisors. The annual determination of expense involves calculating the estimated total benefits ultimately payable to plan participants. We use the projected unit credit method in recognizing pension liabilities. The Pension Plan, SERP Plan and Postretirement Plan are valued annually as of the end of each fiscal year. As of the third quarter of fiscal year 2010, benefits offered to all employees under our Pension Plan and SERP Plan have been frozen.

        Significant assumptions related to the calculation of our obligations include the discount rates used to calculate the present value of benefit obligations to be paid in the future, the expected long-term rate of return on assets held by the Pension Plan and the health care cost trend rate for the Postretirement Plan, as more fully described in Note 9 of the Notes to Consolidated Financial Statements. We review these assumptions annually based upon currently available information, including information provided by our actuaries.

        Our obligations related to our employee benefit plans are included in other long-term liabilities.

        Self-insurance and Other Employee Benefit Reserves.    We use estimates in the determination of the required accruals for general liability, workers' compensation and health insurance. We base these estimates upon an examination of historical trends, industry claims experience and independent actuarial estimates. Although we do not expect that we will ultimately pay claims significantly different from our estimates, self-insurance reserves could be affected if future claims experience differs significantly from our historical trends and assumptions.

        Derivative Financial Instruments.    We enter into derivative financial instruments, primarily interest rate cap agreements, to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. The derivative financial instruments are recorded at estimated fair value at each balance sheet date and included in assets or liabilities in our Consolidated Balance Sheets.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenues.    Revenues include sales of merchandise and services and delivery and processing revenues related to merchandise sold. Revenues are recognized at the later of the point of sale or the delivery of goods to the customer. Revenues associated with gift cards are recognized at the time of redemption by the customer. Revenues exclude sales taxes collected from our customers.

        Revenues are reduced when customers return goods previously purchased. We maintain reserves for anticipated sales returns primarily based on our historical trends related to returns by our customers. Our reserves for anticipated sales returns aggregated $34.0 million at July 28, 2012 and $28.6 million at July 30, 2011.

        Buying and Occupancy Costs.    Our buying costs consist primarily of salaries and expenses incurred by our merchandising and buying operations. Occupancy costs primarily include rent, property taxes and operating costs of our retail, distribution and support facilities and exclude depreciation expense.

        Selling, General and Administrative Expenses (excluding depreciation).    Selling, general and administrative expenses are comprised principally of the costs related to employee compensation and benefits in the selling and administrative support areas and advertising and marketing costs.

        We receive allowances from certain merchandise vendors in conjunction with compensation programs for employees who sell the vendors' merchandise. These allowances are netted against the related compensation expense that we incur. Amounts received from vendors related to compensation programs were $65.1 million in fiscal year 2012, $60.3 million in fiscal year 2011 and $61.1 million in fiscal year 2010.

        We incur costs to advertise and promote the merchandise assortment offered through our store and online operations. We expense advertising costs for print media costs and promotional materials mailed to our customers at the time of mailing to the customer. We amortize the costs of print catalogs during the periods we expect to generate revenues from such catalogs, generally three to six months. We expense the costs incurred to produce the photographic content on our websites, as well as website design and web marketing costs, as incurred. Net advertising expenses were $106.5 million in fiscal year 2012, $86.6 million in fiscal year 2011 and $77.4 million in fiscal year 2010.

        Consistent with industry practice, we receive advertising allowances from certain of our merchandise vendors. Substantially all the advertising allowances we receive represent reimbursements of direct, specific and incremental costs that we incur to promote the vendor's merchandise in connection with our various advertising programs, primarily catalogs and other print media. Advertising allowances fluctuate based on the level of advertising expenses incurred and are recorded as a reduction of our advertising costs when earned. Advertising allowances aggregated approximately $53.1 million in fiscal year 2012, $49.3 million in fiscal year 2011 and $46.2 million in fiscal year 2010.

        Preopening expenses primarily consist of payroll and related media costs incurred in connection with store openings and major renovations and are expensed when incurred. We incurred preopening expenses of $5.0 million in fiscal year 2012, $0.8 million in fiscal year 2011 and $2.7 million in fiscal year 2010.

        Income from Credit Card Program.    Pursuant to a marketing and servicing alliance with a third party consumer lender (the Credit Provider), the Credit Provider offers credit cards and non-card payment plans bearing our brands and we receive income from the Credit Provider (Program Income) consisting of 1) ongoing payments based on net credit card sales and 2) compensation for marketing

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and servicing activities. The Program Income is subject to annual adjustments, both increases and decreases, based upon the overall annual profitability and performance of the credit card portfolio. We recognize Program Income when earned. In the future, the Program Income may:

  •
  increase or decrease based upon the level of utilization of our proprietary credit cards by our customers;

  •
  increase or decrease based upon the overall profitability and performance of the credit card portfolio due to the level of bad debts incurred or changes in interest rates, among other factors;

  •
  increase or decrease based upon future changes to our historical credit card program in response to changes in regulatory requirements or other changes related to, among other things, the interest rates applied to unpaid balances and the assessment of late fees; and

  •
  decrease based upon the level of future services we provide to the Credit Provider.

        Gift Cards.    The gift cards sold to our customers have no stated expiration dates and, in some cases, are subject to actual and/or potential escheatment rights in various of the jurisdictions in which we operate. Unredeemed gift cards aggregated $41.8 million at July 28, 2012 and $39.9 million at July 30, 2011.

        We recognized gift card breakage of $2.5 million in fiscal year 2012, $1.6 million in fiscal year 2011 and $1.3 million in fiscal year 2010 as a component of revenues.

        Loyalty Programs.    We maintain customer loyalty programs in which customers accumulate points for qualifying purchases. Upon reaching specified levels, points are redeemed for prizes, primarily gift cards. The estimates of the costs associated with the loyalty programs require us to make assumptions related to customer purchasing levels and redemption rates. At the time the qualifying sales giving rise to the loyalty program points are made, we defer the portion of the revenues on the qualifying sales transactions equal to the estimated retail value of the gift cards to be redeemed upon conversion of the points to gift cards. We record the deferral of revenues related to gift card awards under our loyalty programs as a reduction of revenues.

        Income Taxes.    We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We are routinely under audit by federal, state or local authorities in the area of income taxes. We regularly evaluate the likelihood of realization of tax benefits derived from positions we have taken in various federal and state filings after consideration of all relevant facts, circumstances and available information. If we believe it is more likely than not that our position will be sustained, we recognize the benefit we believe is cumulatively greater than 50% likely to be realized.

        Recent Accounting Pronouncements.    In May 2011, the Financial Accounting Standards Board (FASB) issued guidance related to certain fair value measurements and disclosures. We adopted this guidance during the third quarter of fiscal year 2012. The adoption of this guidance did not have a material impact on our Consolidated Financial Statements.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In June 2011, the FASB issued guidance to improve the presentation and prominence of comprehensive earnings and its components as a result of convergence with International Financial Reporting Standards. We retroactively adopted this guidance in connection with the preparation of our Consolidated Financial Statements for fiscal year 2012. The adoption of this guidance did not have a material impact on our Consolidated Financial Statements.

        In September 2011, the FASB issued guidance to reduce the complexity and costs associated with interim and annual goodwill impairment tests, by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, which is effective for us as of the first quarter of fiscal year 2013. We do not expect that the implementation of this standard will have a material impact on our Consolidated Financial Statements.

        In July 2012, the FASB issued guidance to reduce the complexity and costs associated with interim and annual indefinite-lived intangible assets impairment tests, by allowing an entity the option to make a qualitative evaluation about the likelihood of impairment to determine whether it should calculate the fair value of the indefinite-lived intangible assets. This guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, which is effective for us as of the first quarter of fiscal year 2014. We do not expect that the implementation of this standard will have a material impact on our Consolidated Financial Statements.

NOTE 2. PROPERTY AND EQUIPMENT, NET

        The significant components of our property and equipment, net are as follows:

(in thousands)	July 28, 2012	July 30, 2011
Land, buildings and improvements	$980,331	$915,997
Fixtures and equipment	833,918	718,541
Construction in progress	24,051	52,238

	1,838,300	1,686,776
Less: accumulated depreciation and amortization	943,822	813,577

Property and equipment, net	$894,478	$873,199

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3. GOODWILL AND INTANGIBLE ASSETS, NET

        The significant components of our intangible assets and goodwill, by our reportable operating segments, are as follows:

(in thousands)	Customer Lists	Favorable Lease Commitments	Tradenames	Goodwill
Specialty Retail Stores
Balance at July 31, 2010	$299,518	$393,686	$1,094,195	$959,662
Amortization	(30,820)	(17,878)	—	—

Balance at July 30, 2011	268,698	375,808	1,094,195	959,662
Amortization	(29,004)	(17,878)	—	—

Balance at July 28, 2012	$239,694	$357,930	$1,094,195	$959,662

Online
Balance at July 31, 2010	$14,871	$—	$139,985	$303,771
Amortization	(12,740)	—	(1,110)	—

Balance at July 30, 2011	2,131	—	138,875	303,771
Amortization	(2,131)	—	(1,110)	—

Balance at July 28, 2012	$—	$—	$137,765	$303,771

Total at July 28, 2012	$239,694	$357,930	$1,231,960	$1,263,433

Total accumulated amortization at July 28, 2012	$336,796	$122,050	$3,885

NOTE 4. ACCRUED LIABILITIES

        The significant components of accrued liabilities are as follows:

(in thousands)	July 28, 2012	July 30, 2011
Accrued salaries and related liabilities	$79,517	$69,352
Amounts due customers	115,691	111,263
Self-insurance reserves	36,187	34,969
Interest payable	31,119	31,813
Sales returns reserves	34,015	28,558
Sales taxes	18,976	21,733
Other	78,316	73,201

Total	$393,821	$370,889

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. LONG-TERM DEBT

        The significant components of our long-term debt are as follows:

(in thousands)	Interest Rate	July 28, 2012	July 30, 2011
Senior Secured Asset-Based Revolving Credit Facility	variable	$100,000	$—
Senior Secured Term Loan Facility	variable	2,060,000	2,060,000
2028 Debentures	7.125%	121,882	121,687
Senior Subordinated Notes	10.375%	500,000	500,000

Long-term debt		$2,781,882	$2,681,687

        In the fourth quarter of fiscal year 2011, we executed the following transactions, collectively referred to as the Refinancing Transactions:

  •
  Amended our Senior Secured Asset-Based Revolving Credit Facility;

  •
  Amended our Senior Secured Term Loan Facility; and

  •
  Repurchased or redeemed $752.4 million principal amount of our Senior Notes.

        Senior Secured Asset-Based Revolving Credit Facility.    At July 28, 2012, NMG has a Senior Secured Asset-Based Revolving Credit Facility providing for a maximum committed borrowing capacity of $700.0 million. The Asset-Based Revolving Credit Facility matures on May 17, 2016 (or, if earlier, the date that is 45 days prior to the scheduled maturity of NMG's Senior Secured Term Loan Facility or Senior Subordinated Notes, or any indebtedness refinancing them, unless refinanced as of that date). On July 28, 2012, NMG had $100.0 million of borrowings outstanding under this facility, $0.3 million of outstanding letters of credit and $529.7 million of unused borrowing availability.

        Availability under the Asset-Based Revolving Credit Facility is subject to a borrowing base. The Asset-Based Revolving Credit Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice. The borrowing base is equal to at any time the sum of (a) 90% of the net orderly liquidation value of eligible inventory, net of certain reserves, plus (b) 85% of the amounts owed by credit card processors in respect of eligible credit card accounts constituting proceeds from the sale or disposition of inventory, less certain reserves. NMG must at all times maintain excess availability of at least the greater of (a) 10% of the lesser of 1) the aggregate revolving commitments and 2) the borrowing base and (b) $50 million, but NMG is not required to maintain a fixed charge coverage ratio.

        The Asset-Based Revolving Credit Facility provides that NMG has the right at any time to request up to $300 million of additional revolving facility commitments and/or incremental term loans, provided that the aggregate amount of loan commitments under the Asset-Based Revolving Credit Facility may not exceed $1,000 million. However, the lenders are under no obligation to provide any such additional commitments or loans, and any increase in commitments or incremental term loans will be subject to customary conditions precedent. If NMG were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the Asset-Based Revolving Credit Facility size could be increased to up to $1,000 million, but NMG's ability to borrow would still be limited by the amount of the borrowing base. Incremental term loans may be exchanged by NMG for any of NMG's existing senior subordinated notes, or the cash proceeds of any incremental term

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. LONG-TERM DEBT (Continued)

loans may be used to repurchase any of such notes and may be used for working capital and general corporate purposes.

        At July 28, 2012, borrowings under the Asset-Based Revolving Credit Facility bore interest at a rate per annum equal to, at NMG's option, either (a) a base rate determined by reference to the highest of (i) a defined prime rate, (ii) the federal funds effective rate plus 1/2 of 1.00% or (iii) a one-month LIBOR rate plus 1.00% or (b) a LIBOR rate, subject to certain adjustments, in each case plus an applicable margin. The applicable margin is up to 1.25% with respect to base rate borrowings and up to 2.25% with respect to LIBOR borrowings. The applicable margin is subject to adjustment based on the historical excess availability under the Asset-Based Revolving Credit Facility. The interest rate on the outstanding borrowings pursuant to the Asset-Based Revolving Credit Facility was 2.50% at July 28, 2012. In addition, NMG is required to pay a commitment fee in respect of unused commitments of (a) 0.375% per annum during any applicable period in which the average revolving loan utilization is 40% or more or (b) 0.50% per annum during any applicable period in which the average revolving loan utilization is less than 40%. NMG must also pay customary letter of credit fees and agency fees.

        If at any time the aggregate amount of outstanding revolving loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Asset-Based Revolving Credit Facility exceeds the lesser of (a) the commitment amount and (b) the borrowing base (including as a result of reductions to the borrowing base that would result from certain non-ordinary course sales of inventory with a value in excess of $25 million, if applicable), NMG will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. In addition, at any time when incremental term loans are outstanding, if the aggregate amount outstanding under the Asset-Based Revolving Credit Facility exceeds the reported value of inventory owned by the borrowers and guarantors, NMG will be required to eliminate such excess within a limited period of time. If the amount available under the Asset-Based Revolving Credit Facility is less than the greater of (i) 12.5% of the lesser of (A) the aggregate revolving commitments and (B) the borrowing base and (ii) $60 million, NMG will be required to repay outstanding loans and, if an event of default has occurred, cash collateralize letters of credit. NMG would then be required to deposit daily in a collection account maintained with the agent under the Asset-Based Revolving Credit Facility.

        NMG may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. There is no scheduled amortization under the Asset-Based Revolving Credit Facility; the principal amount of the revolving loans outstanding thereunder will be due and payable in full on May 17, 2016, unless extended, or if earlier, the maturity date of the Senior Secured Term Loan Facility and the Senior Subordinated Notes (subject to certain exceptions).

        All obligations under the Asset-Based Revolving Credit Facility are guaranteed by the Company and certain of NMG's existing and future domestic subsidiaries (principally, Bergdorf Goodman, Inc., through which NMG conducts the operations of its Bergdorf Goodman stores, and NM Nevada Trust which holds legal title to certain real property and intangible assets used by NMG in conducting its operations). Currently, NMG conducts no operations through subsidiaries that do not guarantee the Asset-Based Revolving Credit Facility. All obligations under NMG's Asset-Based Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain significant exceptions,

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. LONG-TERM DEBT (Continued)

by substantially all of the assets of the Company, NMG and the subsidiaries that have guaranteed the Asset-Based Revolving Credit Facility (subsidiary guarantors), including:

  •
  a first-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by NMG or the subsidiary guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by NMG and the subsidiary guarantors, certain related assets and proceeds of the foregoing;

  •
  a second-priority pledge of 100% of NMG's capital stock and certain of the capital stock held by NMG, the Company or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary); and

  •
  a second-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of NMG, the Company and each subsidiary guarantor, including a significant portion of NMG's owned and leased real property (which currently consists of approximately half of NMG's full-line retail stores) and equipment.

        Capital stock and other securities of a subsidiary of NMG that are owned by NMG or any subsidiary guarantor will not constitute collateral under NMG's Asset-Based Revolving Credit Facility to the extent that such securities cannot secure NMG's 2028 Debentures or other secured public debt obligations without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable Securities and Exchange Commission's (SEC) rules. As a result, the collateral under NMG's Asset-Based Revolving Credit Facility will include shares of capital stock or other securities of subsidiaries of NMG or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the 2028 Debentures or other secured public debt obligations of NMG. The Asset-Based Revolving Credit Facility contains a number of covenants that, among other things and subject to certain significant exceptions, restrict our ability and the ability of our subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness;

  •
  make investments, loans, advances and acquisitions;

  •
  create restrictions on the payment of dividends or other amounts to us from our subsidiaries that are not guarantors;

  •
  engage in transactions with affiliates;

  •
  sell assets, including capital stock of our subsidiaries;

  •
  consolidate or merge;

  •
  create liens; and

  •
  enter into sale and lease back transactions.

        We and our subsidiaries are prohibited under the Asset-Based Revolving Credit Facility from making restricted payments, including cash dividends on common stock, unless such restricted payment

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. LONG-TERM DEBT (Continued)

falls under a permitted exception. The Asset-Based Revolving Credit Facility permits us to make a cash dividend if (i) certain payment conditions, as described below, are satisfied, (ii) the dividend is made with the proceeds of certain issuances of debt and (iii) the dividend is in an amount that does not exceed $30.0 million less the amount of certain investments and debt payments made prior to such dividend.

        The facility contains covenants limiting dividends and other restricted payments, investments, loans, advances and acquisitions, and prepayments or redemptions of other indebtedness. These covenants permit such restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that NMG must have pro forma excess availability under the Asset-Based Revolving Credit Facility equal to at least 15% of the lesser of (a) the revolving commitments under the facility and (b) the borrowing base, and NMG's delivering projections demonstrating that projected excess availability for the next six months will be equal to such thresholds and that NMG has a pro forma ratio of consolidated EBITDA to consolidated Fixed Charges (as such terms are defined in the credit agreement) of at least 1.0 to 1.0 (or 1.1 to 1.0 for dividends or other distributions with respect to any equity interests in NMG, its parent or any subsidiary). The Asset-Based Revolving Credit Facility also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50.0 million.

        The recorded value of the outstanding borrowings under the Asset-Based Revolving Credit Facility at July 28, 2012 approximates fair value based on similar rates offered for debt of similar remaining maturities and credit risk (Level 2 determination of fair value).

        Senior Secured Term Loan Facility.    In October 2005, NMG entered into a credit agreement and related security and other agreements for a $1,975.0 million Senior Secured Term Loan Facility. In May 2011, NMG entered into an amendment and restatement (the TLF Amendment) of the Senior Secured Term Loan Facility. The TLF Amendment increased the amount of borrowings to $2,060.0 million and extended the maturity of the loans to May 16, 2018. Loans that were not extended under the TLF Amendment were refinanced. The proceeds of the incremental borrowings under the term loan facility, along with cash on hand, were used to repurchase or redeem the $752.4 million principal amount outstanding of Senior Notes. The TLF Amendment also provided for an uncommitted incremental facility to request lenders to provide additional term loans, upon certain conditions, including that NMG's secured leverage ratio (as defined in the TLF Amendment) is less than or equal to 4.50 to 1.00 on a pro forma basis after giving effect to the incremental loans and the use of proceeds thereof. At July 28, 2012, the outstanding balance under the Senior Secured Term Loan Facility was $2,060.0 million. The principal amount of the loans outstanding is due and payable in full on May 16, 2018.

        At July 28, 2012, borrowings under the Senior Secured Term Loan Facility bore interest at a rate per annum equal to, at NMG's option, either (a) a base rate determined by reference to the higher of 1) the prime rate of Credit Suisse AG (the administrative agent), 2) the federal funds effective rate plus 1/2 of 1.00% and 3) the adjusted one-month LIBOR rate plus 1.00% or (b) an adjusted LIBOR rate (for a period equal to the relevant interest period, and in any event, never less than 1.25%), subject to certain adjustments, in each case plus an applicable margin. In addition to extending the maturity of a portion of the existing term loans under the Senior Secured Term Loan Facility, the TLF Amendment changed the "applicable margin" used in calculating the interest rate under the term loans. The interest rate on the outstanding borrowings pursuant to the Senior Secured Term Loan

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. LONG-TERM DEBT (Continued)

Facility was 4.75% at July 28, 2012. The applicable margin with respect to base rate borrowings was 2.50% and the applicable margin with respect to LIBOR borrowings was 3.50% at July 28, 2012.

        The credit agreement governing the Senior Secured Term Loan Facility requires NMG to prepay outstanding term loans with 50% (which percentage will be reduced to 25% if NMG's total leverage ratio is less than a specified ratio and will be reduced to 0% if NMG's total leverage ratio is less than a specified ratio) of its annual excess cash flow (as defined in the credit agreement). For fiscal year 2010, NMG was required to prepay $92.6 million of outstanding term loans pursuant to the annual excess cash flow requirements. Of such amount, NMG paid $85.0 million in the fourth quarter of fiscal year 2010 and $7.6 million in the first quarter of fiscal year 2011. For fiscal years 2012 and 2011, we were not required to prepay any outstanding term loans pursuant to the annual excess cash flow requirements. NMG also must offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales under certain circumstances.

        NMG may voluntarily prepay outstanding loans under the Senior Secured Term Loan Facility at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. There is no scheduled amortization under the Senior Secured Term Loan Facility.

        All obligations under the Senior Secured Term Loan Facility are unconditionally guaranteed by the Company and each direct and indirect domestic subsidiary of NMG that guarantees the obligations of NMG under its Asset-Based Revolving Credit Facility. Currently, NMG conducts no operations through subsidiaries that do not guarantee the Senior Secured Term Loan Facility. All obligations under the Senior Secured Term Loan Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of the Company, NMG and the subsidiary guarantors, including:

  •
  a first-priority pledge of 100% of NMG's capital stock and certain of the capital stock held by NMG, the Company or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary); and

  •
  a first-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of NMG, the Company and each subsidiary guarantor, including a significant portion of NMG's owned and leased real property (which currently consists of approximately half of NMG's full-line retail stores) and equipment, but excluding, among other things, the collateral described in the following bullet point; and

  •
  a second-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by NMG or the subsidiary guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges for sales of inventory by NMG and the subsidiary guarantors, certain related assets and proceeds of the foregoing.

        Capital stock and other securities of a subsidiary of NMG that are owned by NMG or any subsidiary guarantor will not constitute collateral under NMG's Senior Secured Term Loan Facility to the extent that such securities cannot secure the 2028 Debentures or other secured public debt obligations without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable SEC rules. As a result, the collateral under NMG's Senior

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. LONG-TERM DEBT (Continued)

Secured Term Loan Facility will include shares of capital stock or other securities of subsidiaries of NMG or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the 2028 Debentures or other secured public debt obligations of NMG.

        The credit agreement governing the Senior Secured Term Loan Facility contains a number of negative covenants that are substantially similar to those governing the Senior Subordinated Notes and additional covenants related to the security arrangements for the Senior Secured Term Loan Facility. The credit agreement also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50 million.

        The fair value of the Senior Secured Term Loan Facility was approximately $2,047.1 million at July 28, 2012 and $2,018.8 million at July 30, 2011 based on prevailing market rates (Level 2 determination of fair value).

        2028 Debentures.    NMG has outstanding $125.0 million aggregate principal amount of its 7.125% 2028 Debentures. NMG equally and ratably secures its 2028 Debentures by a first lien security interest on certain collateral subject to liens granted under NMG's senior secured credit facilities constituting (a) (i) 100% of the capital stock of certain of NMG's existing and future domestic subsidiaries, and (ii) 100% of the non-voting stock and 65% of the voting stock of certain of NMG's existing and future foreign subsidiaries and (b) certain of NMG's principal properties that include approximately half of NMG's full-line stores, in each case, to the extent required by the terms of the indenture governing the 2028 Debentures. The 2028 Debentures contain covenants that restrict NMG's ability to create liens and enter into sale and lease back transactions. The collateral securing the 2028 Debentures will be released upon the release of liens on such collateral under NMG's senior secured credit facilities and any other debt (other than the 2028 Debentures) secured by such collateral. Capital stock and other securities of a subsidiary of NMG that are owned by NMG or any subsidiary will not constitute collateral under the 2028 Debentures to the extent such property does not constitute collateral under NMG's senior secured credit facilities as described above. The 2028 Debentures are guaranteed on an unsecured, senior basis by the Company. The guarantee by the Company is full and unconditional. The Company's guarantee of the 2028 Debentures is subject to automatic release if the requirements for legal defeasance or covenant defeasance of the 2028 Debentures are satisfied, or if NMG's obligations under the indenture governing the 2028 Debentures are discharged. Currently, the Company's non-guarantor subsidiaries consist principally of Bergdorf Goodman, Inc., through which NMG conducts the operations of its Bergdorf Goodman stores, and NM Nevada Trust, which holds legal title to certain real property and intangible assets used by NMG in conducting its operations. The 2028 Debentures include a cross-acceleration provision in respect of any other indebtedness that has an aggregate principal amount exceeding $15 million. NMG's 2028 Debentures mature on June 1, 2028.

        The fair value of the 2028 Debentures was approximately $118.1 million at July 28, 2012 and $117.5 million at July 30, 2011 based on quoted market prices (Level 2 determination of fair value).

        Senior Notes.    In May 2011, NMG repurchased and cancelled $689.2 million principal amount of the Senior Notes through a tender offer and redeemed the remaining $63.2 million principal amount of notes on June 15, 2011 (after which no Senior Notes remained outstanding). NMG's payments to

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. LONG-TERM DEBT (Continued)

holders of the Senior Notes in the tender offer and redemption, taken together, aggregated approximately $790 million.

        Senior Subordinated Notes.    NMG has outstanding $500.0 million aggregate principal amount of 10.375% Senior Subordinated Notes under a senior subordinated indenture (Senior Subordinated Indenture). NMG's Senior Subordinated Notes mature on October 15, 2015.

        The Senior Subordinated Notes are fully and unconditionally guaranteed, on an unsecured, senior subordinated basis, by each of NMG's wholly-owned domestic subsidiaries that guarantee NMG's obligations under its senior secured credit facilities and by the Company. The Senior Subordinated Notes and the guarantees thereof are NMG's and the guarantors' unsecured, senior subordinated obligations and rank (i) junior to all of NMG's and the guarantors' existing and future senior indebtedness, including any borrowings under NMG's senior secured credit facilities, and the guarantees thereof and NMG's 2028 Debentures; (ii) equally with any of NMG's and the guarantors' future senior subordinated indebtedness; and (iii) senior to any of NMG's and the guarantors' future subordinated indebtedness. In addition, the Senior Subordinated Notes are structurally subordinated to all existing and future liabilities, including trade payables, of NMG's subsidiaries that are not providing guarantees.

        NMG is not required to make any mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes. The indenture governing the Senior Subordinated Notes contains a number of customary negative covenants and events of defaults, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50 million, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all outstanding Senior Subordinated Notes to be due and payable immediately, subject to certain exceptions.

        From and after October 15, 2010, NMG may redeem the Senior Subordinated Notes, in whole or in part, at a redemption price equal to 105.188% of principal amount, declining annually to 100% of principal amount on October 15, 2013, plus accrued and unpaid interest, and Additional Interest (as defined in the Senior Subordinated Indenture), if any, thereon to the applicable redemption date.

        Upon the occurrence of a change of control (as defined in the Senior Subordinated Indenture), NMG will make an offer to purchase all of the Senior Subordinated Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and Additional Interest, if any, to the date of purchase.

        The fair value of NMG's Senior Subordinated Notes was approximately $516.3 million at July 28, 2012 and $523.8 million at July 30, 2011 based on quoted market prices (Level 2 determination of fair value).

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. LONG-TERM DEBT (Continued)

        Maturities of Long-Term Debt.    At July 28, 2012, annual maturities of long-term debt during the next five fiscal years and thereafter are as follows (in millions):

2013	$—
2014	—
2015	—
2016	600.0
2017	—
Thereafter	2,181.9

        The above table does not reflect future excess cash flow prepayments, if any, that may be required under the Senior Secured Term Loan Facility.

        Loss on Debt Extinguishment.    In connection with the Refinancing Transactions, we incurred a loss on debt extinguishment of $70.4 million which included 1) costs of $37.9 million related to the tender for and redemption of our Senior Notes and 2) the write-off of $32.5 million of debt issuance costs related to the extinguished debt facilities. The total loss on debt extinguishment was recorded as a component of interest expense. In addition, we incurred debt issuance costs in fiscal year 2011, primarily in connection with the Refinancing Transactions, of approximately $33.9 million which are being amortized over the terms of the amended debt facilities.

        Interest expense.    The significant components of interest expense are as follows:

	Fiscal year ended
(in thousands)	July 28, 2012	July 30, 2011	July 31, 2010
Asset-Based Revolving Credit Facility	$1,052	$—	$—
Senior Secured Term Loan Facility	98,989	75,233	83,468
2028 Debentures	8,906	8,881	8,886
Senior Notes	—	53,916	68,315
Senior Subordinated Notes	51,873	51,732	51,732
Amortization of debt issue costs	8,457	14,661	18,697
Other, net	7,040	6,177	6,296
Capitalized interest	(1,080)	(535)	(286)

	$175,237	$210,065	$237,108
Loss on debt extinguishment	—	70,388	—

Interest expense, net	$175,237	$280,453	$237,108

NOTE 6. DERIVATIVE FINANCIAL INSTRUMENTS

        At July 28, 2012, we have outstanding floating rate debt obligations of $2,160.0 million. Effective January 2010, NMG entered into interest rate cap agreements (at a cost of $6.9 million) for an aggregate notional amount of $500.0 million in order to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. The interest rate cap agreements commenced in December 2010 and expire in December 2012. Pursuant to interest rate cap agreements, NMG has capped LIBOR at 2.50% through December 2012 with respect to the $500.0 million notional amount of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

such agreements. In the event LIBOR is less than 2.50%, NMG will pay interest at the lower LIBOR rate. In the event LIBOR is higher than 2.50%, NMG will pay interest at the capped rate of 2.50%.

        Effective August 2011, NMG entered into additional interest rate cap agreements (at a cost of $5.8 million) for an aggregate notional amount of $1,000.0 million in order to hedge the variability of our cash flows related to a portion of our floating rate indebtedness once the current interest rate cap agreements expire in December 2012. The interest rate cap agreements cap LIBOR at 2.50% from December 2012 through December 2014 with respect to the $1,000.0 million notional amount of such agreements.

        Fair Value.    At each balance sheet date, the interest rate caps are recorded at estimated fair value. The fair values of the interest rate caps are estimated using industry standard valuation models using market-based observable inputs, including interest rate curves (Level 2 determination of fair value). A summary of the recorded assets with respect to our derivative financial instruments included in our Consolidated Balance Sheets is as follows:

(in thousands)	July 28, 2012	July 30, 2011
Interest rate caps (included in other long-term assets)	$531	$76
Accumulated other comprehensive loss, net of taxes	$5,592	$3,824

        Gains and losses realized due to the expiration of applicable portions of the interest rate caps are reclassified to interest expense at the time our quarterly interest payments are made. A summary of the recorded amounts related to our interest rate caps reflected in our Consolidated Statements of Operations is as follows:

	Fiscal year ended
(in thousands)	July 28, 2012	July 30, 2011	July 31, 2010
Realized hedging losses—included in interest expense, net	$3,318	$23,576	$45,495

        The amount of losses recorded in other comprehensive loss at July 28, 2012 that is expected to be reclassified into interest expense in the next twelve months, if interest rates remain unchanged, is approximately $3.5 million.

NOTE 7. INVESTMENT IN FOREIGN E-COMMERCE RETAILER

        In the third quarter of fiscal year 2012, we made a $29.4 million strategic investment in Glamour Sales Holding Limited (Glamour Sales), a privately held e-commerce company based in Hong Kong with leading flash sales websites in Asia. Through our investment in Glamour Sales, we intend to launch a full-price e-commerce website in China by the end of fiscal year 2013. This site will feature a mix of full-priced, current season products. Our 37% non-controlling investment in the entity is accounted for under the equity method. The investment is included in other long-term assets within the Consolidated Balance Sheets. During fiscal year 2012, our investment was reduced by $1.5 million for our equity in losses of Glamour Sales.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. INCOME TAXES

        The significant components of income tax expense (benefit) are as follows:

	Fiscal year ended
(in thousands)	July 28, 2012	July 30, 2011	July 31, 2010
Current:
Federal	$84,800	$9,599	$31,596
State	13,545	4,075	4,572

	98,345	13,674	36,168

Deferred:
Federal	(8,307)	6,166	(35,518)
State	(1,787)	(2,199)	(4,125)

	(10,094)	3,967	(39,643)

Income tax expense (benefit)	$88,251	$17,641	$(3,475)

        A reconciliation of income tax expense (benefit) to the amount calculated based on the federal and state statutory rates is as follows:

	Fiscal year ended
(in thousands)	July 28, 2012	July 30, 2011	July 31, 2010
Income tax expense (benefit) at statutory rate	$79,918	$17,242	$(1,860)
State income taxes, net of federal income tax benefit	8,672	874	(1,666)
Difference between U.S. statutory rate and foreign tax rate	530	—	—
Tax (benefit) expense related to tax settlements and other changes in tax liabilities	(1,137)	153	354
Impact of non-taxable income	(18)	(169)	(245)
Impact of non-deductible expenses	1,000	77	73
Other	(714)	(536)	(131)

Total	$88,251	$17,641	$(3,475)

Effective tax rate	38.7%	35.8%	65.4%

        In fiscal year 2012, we generated net income before income taxes of approximately $228.3 million, which resulted in a recorded income tax expense of approximately $88.3 million and an effective tax rate of 38.7%. In fiscal year 2011, we generated net income before income taxes of approximately $49.3 million, which resulted in a recorded income tax expense of approximately $17.6 million and an effective tax rate of 35.8%. The effective tax rates for fiscal year 2012 and fiscal year 2011 exceeded the statutory rate primarily due to state income taxes and settlements with taxing authorities.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. INCOME TAXES (Continued)

        Significant components of our net deferred income tax asset (liability) are as follows:

(in thousands)	July 28, 2012	July 30, 2011
Deferred income tax assets:
Accruals and reserves	$23,596	$21,473
Employee benefits	161,539	119,412
Other	23,260	22,773

Total deferred tax assets	$208,395	$163,658

Deferred income tax liabilities:
Inventory	$(11,809)	$(10,928)
Depreciation and amortization	(72,732)	(73,181)
Intangible assets	(714,743)	(734,485)
Other	(13,232)	(8,527)

Total deferred tax liabilities	(812,516)	(827,121)

Net deferred income tax liability	$(604,121)	$(663,463)

Net deferred income tax asset (liability):
Current	$22,484	$20,445
Non-current	(626,605)	(683,908)

Total	$(604,121)	$(663,463)

        The net deferred tax liability of $604.1 million at July 28, 2012 decreased from $663.5 million at July 30, 2011. This decrease was comprised primarily of 1) $39.1 million increase in deferred tax assets related to the increase in our employee benefit plan liabilities and 2) $19.7 million decrease in deferred tax liabilities related to the amortization of certain intangible assets. We believe it is more likely than not that we will realize the benefits of our recorded deferred tax assets.

        At July 28, 2012 the gross amount of unrecognized tax benefits was $3.6 million, all of which would impact our effective tax rate, if recognized. We classify interest and penalties as a component of income tax expense (benefit) and our liability for accrued interest and penalties was $5.2 million at July 28, 2012 and $6.2 million at July 30, 2011. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(in thousands)	July 28, 2012	July 30, 2011
Balance at beginning of fiscal year	$4,125	$6,401
Gross amount of decreases for prior year tax position	(883)	(373)
Gross amount of increases for current year tax positions	322	306
Gross amount of decreases for settlements with tax authorities	—	(2,209)

Balance at ending of fiscal year	$3,564	$4,125

        We file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. During fiscal year 2011, the Internal Revenue Service (IRS) began examination of our fiscal years 2008 and 2009 federal income tax returns. With respect to state and local jurisdictions, with limited

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. INCOME TAXES (Continued)

exceptions, the Company and its subsidiaries are no longer subject to income tax audits for fiscal years before 2006. We believe our recorded tax liabilities as of July 28, 2012 are sufficient to cover any potential assessments to be made by the IRS or other taxing authorities upon the completion of their examinations and we will continue to review our recorded tax liabilities for potential audit assessments based upon subsequent events, new information and future circumstances. We believe it is reasonably possible that additional adjustments in the amounts of our unrecognized tax benefits could occur within the next twelve months as a result of settlements with tax authorities or expiration of statutes of limitation. At this time, we do not believe such adjustments will have a material impact on our Consolidated Financial Statements.

NOTE 9. EMPLOYEE BENEFIT PLANS

        Description of Benefit Plans.    We currently maintain defined contribution plans consisting of a retirement savings plan (RSP) and a defined contribution supplemental executive retirement plan (Defined Contribution SERP Plan). As of January 1, 2011, employees make contributions to the RSP and we match an employee's contribution up to a maximum of 6% of the employee's compensation subject to statutory limitations for a potential maximum match of 75% of employee contributions. We also sponsor an unfunded key employee deferred compensation plan, which provides certain employees with additional benefits. Our aggregate expense related to these plans was approximately $29.3 million in fiscal year 2012, $28.4 million in fiscal year 2011 and $19.9 million in fiscal year 2010.

        In addition, we sponsor a defined benefit pension plan (Pension Plan) and an unfunded supplemental executive retirement plan (SERP Plan) which provides certain employees additional pension benefits. As of the third quarter of fiscal year 2010, benefits offered to all participants in our Pension Plan and SERP Plan have been frozen. Retirees and active employees hired prior to March 1, 1989 are eligible for certain limited postretirement health care benefits (Postretirement Plan) if they meet certain service and minimum age requirements.

        Obligations for our employee benefit plans, included in other long-term liabilities, are as follows:

(in thousands)	July 28, 2012	July 30, 2011
Pension Plan	$175,953	$98,683
SERP Plan	117,562	99,942
Postretirement Plan	17,466	15,651

	310,981	214,276
Less: current portion	(6,282)	(6,035)

Long-term portion of benefit obligations	$304,699	$208,241

        As of July 28, 2012, we have $143.2 million (net of taxes of $93.1 million) of adjustments to such obligations recorded as increases to accumulated other comprehensive loss.

        Funding Policy and Status.    Our policy is to fund the Pension Plan at or above the minimum required by law. In fiscal years 2012 and 2011, we were not required to make contributions to the Pension Plan; however, we made voluntary contributions to our Pension Plan of $29.3 million in fiscal year 2012 and $30.0 million in fiscal year 2011. As of July 28, 2012, we do not believe we will be

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

required to make contributions to the Pension Plan for fiscal year 2013. We will continue to evaluate voluntary contributions to our Pension Plan based upon the unfunded position of the Pension Plan, our available liquidity and other factors.

        The funded status of our Pension Plan, SERP Plan and Postretirement Plan is as follows:

	Pension Plan		SERP Plan		Postretirement Plan
	Fiscal years		Fiscal years		Fiscal years
(in thousands)	2012	2011	2012	2011	2012	2011
Projected benefit obligation	$565,852	$475,052	$117,562	$99,942	$17,466	$15,651
Fair value of plan assets	389,899	376,369	—	—	—	—

Accrued obligation	$(175,953)	$(98,683)	$(117,562)	$(99,942)	$(17,466)	$(15,651)

        Cost of Benefits.    The components of the expenses we incurred under our Pension Plan, SERP Plan and Postretirement Plan are as follows:

	Fiscal year ended
(in thousands)	July 28, 2012	July 30, 2011	July 31, 2010
Pension Plan:
Service cost	$—	$—	$5,687
Interest cost	24,761	24,215	25,230
Expected return on plan assets	(27,097)	(26,210)	(26,340)
Net amortization of losses	2,616	2,176	752

Pension Plan expense	$280	$181	$5,329

SERP Plan:
Service cost	$—	$—	$680
Interest cost	4,816	4,919	5,399

SERP Plan expense	$4,816	$4,919	$6,079

Postretirement Plan:
Service cost	$35	$61	$72
Interest cost	780	871	1,017
Net amortization of prior service credit	(1,556)	(1,556)	(686)
Net amortization of losses	423	690	358

Postretirement Plan (income) expense	$(318)	$66	$761

        For purposes of determining pension expense, the expected return on plan assets is calculated using the market related value of plan assets. The market related value of plan assets does not immediately recognize realized gains and losses. Rather, these effects of realized gains and losses are deferred initially and amortized over three years in the determination of the market related value of plan assets. At July 28, 2012, the fair value of plan assets exceeded the market related value by $5.0 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

        Benefit Obligations.    Our obligations for the Pension Plan, SERP Plan and Postretirement Plan are valued annually as of the end of each fiscal year. Changes in our obligations pursuant to our Pension Plan, SERP Plan and Postretirement Plan during fiscal years 2012 and 2011 are as follows:

	Pension Plan		SERP Plan		Postretirement Plan
	Fiscal years		Fiscal years		Fiscal years
(in thousands)	2012	2011	2012	2011	2012	2011
Projected benefit obligations:
Beginning of year	$475,052	$476,226	$99,942	$96,406	$15,651	$17,914
Service cost	—	—	—	—	35	61
Interest cost	24,761	24,215	4,816	4,919	780	871
Actuarial loss (gain)	108,311	(10,026)	16,646	2,153	1,746	(2,335)
Benefits paid, net	(42,272)	(15,363)	(3,842)	(3,536)	(746)	(860)

End of year	$565,852	$475,052	$117,562	$99,942	$17,466	$15,651

        In April 2012, the Investment Committee of the Company approved the offer of lump sum distributions or annuity distributions (for balances in excess of $5,000 but less than $14,000) for certain vested terminated participants in our Pension Plan. Distributions to the vested terminated participants were approximately $10.1 million during the fourth quarter of fiscal year 2012. In addition, during the fourth quarter of fiscal year 2012, the Company paid lump sum distributions of $15.4 million to certain vested active participants.

        A summary of expected benefit payments related to our Pension Plan, SERP Plan and Postretirement Plan is as follows:

(in thousands)	Pension Plan	SERP Plan	Postretirement Plan
Fiscal year 2013	$18,602	$5,496	$786
Fiscal year 2014	20,154	5,886	792
Fiscal year 2015	21,667	6,096	806
Fiscal year 2016	23,138	6,264	843
Fiscal year 2017	24,500	6,693	832
Fiscal years 2018-2022	140,976	35,923	4,125

        Pension Plan Assets and Investment Valuations.    Assets held by our Pension Plan aggregated $389.9 million at July 28, 2012 and $376.4 million at July 30, 2011. The Pension Plan's investments are stated at fair value or estimated fair value, as more fully described below. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

        Assets held by our Pension Plan are invested in accordance with the provisions of our approved investment policy. The Pension Plan's strategic asset allocation was structured to reduce volatility through diversification and enhance return to approximate the amounts and timing of the expected

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

benefit payments. The asset allocation for our Pension Plan at the end of fiscal years 2012 and 2011 and the target allocation for fiscal year 2013, by asset category, are as follows:

	Pension Plan
	Allocation at July 31, 2012	Allocation at July 31, 2011	2013 Target Allocation
Equity securities	53%	59%	55%
Fixed income securities	47%	41%	45%

Total	100%	100%	100%

        Changes in the assets held by our Pension Plan in fiscal years 2012 and 2011 are as follows:

	Fiscal years
(in thousands)	2012	2011
Fair value of assets at beginning of year	$376,369	$314,466
Actual return on assets	26,520	47,266
Contribution	29,282	30,000
Benefits paid	(42,272)	(15,363)

Fair value of assets at end of year	$389,899	$376,369

        Pension Plan investments in common corporate stock, preferred corporate stock, mutual funds, certain U.S. government securities and certain other investments are classified as Level 1 investments within the fair value hierarchy. Common and preferred corporate stocks and certain U.S. government securities are stated at fair value as determined by quoted market prices. Investments in mutual funds are valued at fair value based on quoted market prices, which represent the net asset value of the shares held by the Pension Plan at year-end.

        Pension Plan investments in corporate debt securities, common/collective trusts and certain other investments are classified as Level 2 investments within the fair value hierarchy. Common/collective trusts are valued at net asset value based on the underlying investments of such trust as determined by the sponsor of the trust. Common/ collective trusts can be redeemed daily. Other Level 2 investments are valued using updated quotes from market makers or broker-dealers recognized as market participants, information from market sources integrating relative credit information, observed market movements and sector news, all of which is applied to pricing applications and models.

        Pension Plan investments in hedge funds and limited partnership interests are classified as Level 3 investments within the fair value hierarchy. Hedge funds are valued at estimated fair value based on net asset value as determined by the respective fund manager based on the valuation of the underlying securities. Limited partnership interests in venture capital investments are valued at estimated fair value based on net asset value as determined by the respective fund investment manager. The hedge funds and limited partnerships allocate gains, losses and expenses to the Pension Plan as described in the agreements.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

        Hedge funds and limited partnership interests are redeemable at net asset value to the extent provided in the documentation governing the investments. Redemption of these investments may be subject to restrictions including lock-up periods where no redemptions are allowed, restrictions on redemption frequency and advance notice periods for redemptions. As of July 28, 2012 and July 30, 2011, certain of these investments are subject to restrictions on redemption frequency, ranging from monthly to every three years and certain of these investments are subject to advance notice requirements, ranging from 30-day notification to 90-day notification.

        Investment securities, in general, are exposed to various risks such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits. The valuation methods previously described above may produce a fair value calculation that may not be indicative of net realized value or reflective of future fair values.

        The following tables sets forth by level, within the fair value hierarchy, the Pension Plan's assets at fair value as of July 28, 2012 and July 30, 2011.

	July 28, 2012
(in thousands)	Level 1	Level 2	Level 3	Total
Equity securities:
Corporate stock	$7,036	$—	$—	$7,036
Mutual funds	10,387	—	—	10,387
Common/collective trusts	—	57,630	—	57,630
Hedge funds	—	—	109,026	109,026
Limited partnership interests	—	—	23,048	23,048
Fixed income securities:
Corporate debt securities	—	44,149	—	44,149
Mutual funds	126,585	—	—	126,585
U.S. government securities	6,952	—	—	6,952
Other	—	5,086	—	5,086

Total investments	$150,960	$106,865	$132,074	$389,899

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

	July 30, 2011
(in thousands)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$816	$—	$—	$816
Equity securities:
Corporate stock	6,068	—	—	6,068
Mutual funds	11,284	—	—	11,284
Common/collective trusts	—	39,698	—	39,698
Hedge funds	—	—	141,810	141,810
Limited partnership interests	—	—	21,409	21,409
Fixed income securities:
Corporate debt securities	—	33,951	—	33,951
Mutual funds	110,795	—	—	110,795
U.S. government securities	7,038	—	—	7,038
Other	—	3,500	—	3,500

Total investments	$136,001	$77,149	$163,219	$376,369

        The table below sets forth a summary of changes in the fair value of our Pension Plan's Level 3 investment assets for the fiscal years 2012 and 2011.

	Fiscal years
(in thousands)	2012	2011
Balance, beginning of year	$163,219	$124,144
Purchases	32,697	40,367
Sales	(63,431)	(21,590)
Realized gains	5,998	201
Unrealized (losses)/gains relating to investments sold	(9,278)	3,101
Unrealized gains relating to investments still held	2,869	16,996

Balance, end of year	$132,074	$163,219

        Assumptions.    Significant assumptions related to the calculation of our obligations pursuant to our employee benefit plans include the discount rates used to calculate the present value of benefit obligations to be paid in the future, the expected long-term rate of return on assets held by our Pension Plan and the health care cost trend rate for the Postretirement Plan. We review these assumptions annually based upon currently available information. The assumptions we utilized in

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

calculating the projected benefit obligations and periodic expense of our Pension Plan, SERP Plan and Postretirement Plan are as follows:

	July 31, 2012	July 31, 2011	July 31, 2010
Pension Plan:
Discount rate	3.80%	5.30%	5.20%
Expected long-term rate of return on plan assets	7.00%	7.50%	8.00%
SERP Plan:
Discount rate	3.60%	5.00%	5.20%
Postretirement Plan:
Discount rate	3.80%	5.10%	5.10%
Initial health care cost trend rate	8.00%	8.00%	8.00%
Ultimate health care cost trend rate	8.00%	8.00%	8.00%

        Discount rate.    The assumed discount rate utilized is based on a broad sample of Moody's high quality corporate bond yields as of the measurement date. The projected benefit payments are matched with the yields on these bonds to determine an appropriate discount rate for the plan. The discount rate is utilized principally in calculating the present values of our benefit obligations and related expenses.

        Expected long-term rate of return on plan assets.    The assumed expected long-term rate of return on assets is the weighted average rate of earnings expected on the funds invested or to be invested by the Pension Plan to provide for the plan's obligations. At July 28, 2012, we lowered the expected long-term rate of return on plan assets from 7.5% to 7.0%. We estimate the expected average long-term rate of return on assets based on historical returns, our future asset performance expectations using currently available market and other data and the advice of our outside actuaries and advisors. To the extent the actual rate of return on assets realized over the course of a year is greater than the assumed rate, that year's annual pension expense is not affected. Rather this gain reduces future pension expense over a period of approximately 25 years. To the extent the actual rate of return on assets is less than the assumed rate, that year's annual pension expense is likewise not affected. Rather this loss increases pension expense over approximately 25 years.

        Health care cost trend rate.    The assumed health care cost trend rate represents our estimate of the annual rates of change in the costs of the health care benefits currently provided by the Postretirement Plan. The health care cost trend rate implicitly considers estimates of health care inflation, changes in health care utilization and delivery patterns, technological advances and changes in the health status of the plan participants.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

        Significant assumptions utilized in the calculation of our projected benefit obligations as of July 28, 2012 and future expense requirements for our Pension Plan, SERP Plan and Postretirement Plan, and sensitivity analysis related to changes in these assumptions, are as follows:

			Using Sensitivity Rate
	Actual Rate	Sensitivity Rate Increase/(Decrease)	(Decrease)/ Increase in Liability (in millions)	(Decrease)/ Increase in Expense (in millions)
Pension Plan:
Discount rate	3.80%	0.25%	$(20.2)	$(0.1)
Expected long-term rate of return on plan assets	7.00%	(0.50)%	N/A	$1.8
SERP Plan:
Discount rate	3.60%	0.25%	$(3.4)	$—
Postretirement Plan:
Discount rate	3.80%	0.25%	$(0.7)	$—
Ultimate health care cost trend rate	8.00%	1.00%	$3.8	$0.2

NOTE 10. DISTRIBUTIONS TO STOCKHOLDERS

        On March 28, 2012, the Board of Directors of NMG declared a cash dividend (the 2012 Dividend) of $435 per share of its outstanding common stock resulting in total distributions to our stockholders and certain option holders (including related expenses) of $449.3 million. The 2012 Dividend was paid on March 30, 2012 to stockholders of record at the close of business on March 28, 2012.

NOTE 11. STOCK-BASED COMPENSATION

        The Company has approved equity-based management arrangements, which authorize equity awards to be granted to certain management employees for up to 112,992 shares of the common stock of the Company. Options generally vest over four to five years and expire six to eight years from the date of grant.

        The exercise prices of certain of our options escalate at a 10% compound rate per year (Accreting Options) until the earliest to occur of (i) exercise, (ii) a defined anniversary of the date of grant (four to five years) or (iii) the occurrence of a change of control. However, in the event the Sponsors cause the sale of shares of the Company to an unaffiliated entity, the exercise price will cease to accrete at the time of the sale with respect to a pro rata portion of the Accreting Options. The exercise price with respect to all other options (Fixed Price Options) is fixed at the grant date.

        Stock Option Modifications.    In the second quarter of fiscal year 2010, the Compensation Committee approved 1) a tender offer for outstanding Accreting Options to purchase 26,614 shares (Eligible Options), 2) the extension of the option term with respect to Fixed Price Options for 25,236 shares to October 6, 2017 and 3) the modification of additional Fixed Price Options to purchase 1,378 shares. In the third quarter of fiscal year 2010, the Compensation Committee approved 1) the modification of Accreting Options to purchase 8,502 shares and 2) the extension of the option term with respect to Fixed Price Options for 7,269 shares to October 6, 2015. The stock option modifications effected in both the second and third quarters of fiscal year 2010 are collectively referred to as the Modification Transactions. The Modification Transactions were taken in response to declines in capital

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11. STOCK-BASED COMPENSATION (Continued)

markets and general economic conditions that resulted in the exercise prices for the prior options being in excess of the estimated fair value of our common stock.

        In connection with the Modification Transactions, we incurred additional compensation charges aggregating $5.1 million during fiscal year 2010 to recognize the excess of the post-modification fair value of vested options over the pre-modification fair value of such options.

        In connection with the payment of the 2012 Dividend in the third quarter of fiscal year 2012, the Company adjusted the exercise price of 45,812 unvested options outstanding on the payment date by the per share amount of the 2012 Dividend of $435 per share. Holders of 47,055 vested options received a cash payment in respect of their vested options equal to 50% of the per share amount of the 2012 Dividend ($217.50 per share) and a decrease in the exercise price of their vested options for the remaining 50% of the per share amount of the 2012 Dividend. There was no expense to the Company as a result of the stock option modification triggered by the payment of the 2012 Dividend as the post-modification fair values of both vested and unvested options outstanding were less than the pre-modification fair values.

        Outstanding Stock Options.    A summary of the stock option activity for fiscal year 2012 is as follows:

	Fiscal year ended July 28, 2012
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding at beginning of fiscal year	74,287	$1,282
Granted	30,506	1,844
Exercised	(6,504)	696
Forfeited	(2,109)	1,203

Outstanding at end of fiscal year	96,180	$1,214	5.2

Options exercisable at end of fiscal year	50,008	$1,155	4.7

        At July 28, 2012, Accreting Options were outstanding for 32,026 shares and Fixed Price Options were outstanding for 64,154 shares. The total grant date fair value of stock options that vested during the year was $6.4 million in fiscal year 2012, $5.7 million in fiscal year 2011 and $2.6 million in fiscal year 2010. The total intrinsic value of stock options exercised during the year was $7.5 million in fiscal year 2012 and $4.5 million in fiscal year 2011. In fiscal year 2010, there were no stock option exercises.

        Grant Date Fair Value of Stock Options.    At the date of grant, the stock option exercise price equals or exceeds the fair market value of our common stock. Because we are privately held and there is no public market for our common stock, the fair market value of our common stock is determined by our Compensation Committee at the time option grants are awarded (Level 3 determination of fair value). In determining the fair value of our common stock, the Compensation Committee considers such factors as the Company's actual and projected financial results, the principal amount of the Company's indebtedness, valuations of the Company performed by third parties and other factors it believes are material to the valuation process.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11. STOCK-BASED COMPENSATION (Continued)

        We use the Black-Scholes option-pricing model to determine the fair value of our options as of the date of grant. We used the following assumptions to estimate the fair value for stock options at grant date:

	Fiscal year ended
	July 28, 2012		July 30, 2011		July 31, 2010
	Fixed Price Options	Accreting Options	Fixed Price Options	Accreting Options	Fixed Price Options	Accreting Options
Options granted	19,828	10,678	10,000	650	4,773	26,806
Weighted average exercise price	$1,844	$1,844	$1,576	$1,734	$1,128	$1,210
Weighted term in years	7	7	7	8	8	8
Weighted average volatility	49.0%	49.0%	47.6%	47.9%	53.4%	53.8%
Risk-free interest rate	1.5% - 1.6%	1.5% - 1.6%	1.9% - 2.5%	2.5%	3.3%	2.3% - 3.3%
Dividend yield	—	—	—	—	—	—
Weighted average fair value	$940	$714	$807	$720	$519	$442

        Expected volatility is based on a combination of NMG's historical volatility adjusted for our leverage and estimates of implied volatility of our peer group.

        We recognize compensation expense for stock options on a straight-line basis over the vesting period. We recognized non-cash stock compensation expense of $6.9 million in fiscal year 2012, $3.9 million in fiscal year 2011 and $5.0 million in fiscal year 2010 (excluding the compensation charges recorded in connection with the Modification Transactions), which is included in selling, general and administrative expenses. At July 28, 2012, unearned non-cash stock-based compensation that we expect to recognize as expense through fiscal year 2017 aggregates approximately $28.5 million.

NOTE 12. EARNINGS (LOSS) PER SHARE

        Earnings (loss) per basic share is computed using the weighted-average number of common shares outstanding during the year. Earnings (loss) per diluted share uses the weighted-average number of common shares outstanding during the year plus dilutive common stock equivalents.

        The computation of earnings (loss) per share is as follows:

	Fiscal year ended
(in thousands, except per share data)	July 28, 2012	July 30, 2011	July 31, 2010
Net earnings (loss)	$140,086	$31,623	$(1,838)
Basic shares	1,017	1,015	1,013
Dilutive effect of stock options	18	16	—

Diluted shares	1,035	1,031	1,013
Earnings (loss) per basic share	$137.75	$31.17	$(1.81)
Earnings (loss) per diluted share	$135.37	$30.66	$(1.81)
Anti-dilutive stock options	28	8	75

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13. ACCUMULATED OTHER COMPREHENSIVE LOSS

        The following table shows the components of accumulated other comprehensive loss (amounts are recorded net of related income taxes):

(in thousands)	July 28, 2012	July 30, 2011
Unrealized loss on financial instruments	$(5,592)	$(3,824)
Unrealized loss on unfunded benefit obligations	(143,200)	(69,221)

Total accumulated other comprehensive loss	$(148,792)	$(73,045)

NOTE 14. TRANSACTIONS WITH SPONSORS

        Pursuant to a management services agreement with affiliates of the Sponsors, and in exchange for ongoing consulting and management advisory services that are provided to us by the Sponsors and their affiliates, affiliates of the Sponsors receive an aggregate annual management fee equal to the lesser of (i) 0.25% of our consolidated annual revenues or (ii) $10 million. Affiliates of the Sponsors also receive reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with services provided pursuant to the agreement. These management fees are payable quarterly in arrears. We recorded management fees of $10.0 million in fiscal year 2012, $10.0 million in fiscal year 2011 and $9.2 million in fiscal year 2010, which are included in selling, general and administrative expenses in the Consolidated Statements of Operations.

        The management services agreement also provides that affiliates of the Sponsors may receive future fees in connection with certain future financing and acquisition or disposition transactions. The management services agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

NOTE 15. INCOME FROM CREDIT CARD PROGRAM

        We had a marketing and servicing alliance with HSBC Bank Nevada, N.A. and HSBC Private Label Corporation (collectively referred to as HSBC) beginning in July 2005. On May 1, 2012, affiliates of Capital One Financial Corporation (Capital One) purchased HSBC's credit card and private label credit card business in the U.S. (Capital One transaction). In connection with that purchase, HSBC assigned its rights and obligations under our agreement with HSBC to Capital One.

        Pursuant to an agreement with Capital One, which we refer to as the Program Agreement, Capital One offers proprietary credit card accounts to our customers under both the "Neiman Marcus" and "Bergdorf Goodman" brand names. Our Program Agreement currently extends to July 2015 (renewable thereafter for three-year terms), subject to the early termination provisions thereunder, including those referenced below.

        Under the terms of the Program Agreement, Capital One currently offers credit cards and non-card payment plans and bears substantially all credit risk with respect to sales transacted on the cards bearing our brands. We receive payments from Capital One based on sales transacted on our proprietary credit cards. Such payments are subject to annual adjustments, both increases and decreases, based upon the overall annual profitability and performance of the proprietary credit card portfolio. In addition, we receive payments from Capital One for marketing and servicing activities we provide to Capital One.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15. INCOME FROM CREDIT CARD PROGRAM (Continued)

        The Program Agreement with HSBC included a change of control provision that would permit us to terminate such agreement following a change of control of HSBC, which occurred upon closing of the Capital One transaction. As part of our agreement with HSBC and Capital One relating to the transition of the Program Agreement to Capital One, we have the right, beginning October 28, 2012, to exercise this termination right during the six month period ending April 26, 2013. We are currently unable to fully evaluate the impact, if any, on the Company of the transition of our Program Agreement from HSBC to Capital One.

NOTE 16. COMMITMENTS AND CONTINGENCIES

        Leases.    We lease certain property and equipment under various operating leases. The leases provide for monthly fixed rentals and/or contingent rentals based upon sales in excess of stated amounts and normally require us to pay real estate taxes, insurance, common area maintenance costs and other occupancy costs. Generally, the leases have primary terms ranging from three to 99 years and include renewal options ranging from two to 80 years.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

        Rent expense and related occupancy costs under operating leases is as follows:

	Fiscal year ended
(in thousands)	July 28, 2012	July 30, 2011	July 31, 2010
Minimum rent	$58,300	$55,800	$56,100
Contingent rent	25,600	23,900	20,100
Other occupancy costs	14,800	14,400	15,100
Amortization of deferred real estate credits	(6,800)	(6,500)	(6,300)

Total rent expense	$91,900	$87,600	$85,000

        Future minimum rental commitments, excluding renewal options, under non-cancelable leases are as follows: fiscal year 2013—$57.3 million; fiscal year 2014—$53.3 million; fiscal year 2015—$48.5 million; fiscal year 2016—$45.3 million; fiscal year 2017—$42.4 million; all fiscal years thereafter—$564.8 million.

        Long-term Incentive Plan.    We have a long-term incentive plan (Long-term Incentive Plan) that provides for a cash incentive payable to certain employees upon a change of control, as defined, subject to the attainment of certain performance objectives. Performance objectives and targets are based on cumulative EBITDA (as defined in the plan) percentages for rolling three year periods beginning in fiscal year 2006. Earned awards for each completed performance period will be credited to a book account and will earn interest at a contractually defined annual rate until the award is paid. Awards will be paid upon a change of control, as defined, or an initial public offering, as defined, subject to the requirement that, in each case, the internal rate of return to the Sponsors is positive. As of July 28, 2012, the vested participant balance in the Long-term Incentive Plan aggregated $11.8 million.

        Cash Incentive Plan.    We also have a cash incentive plan (Cash Incentive Plan) to aid in the retention of certain key executives. The Cash Incentive Plan provides for the creation of a $14 million cash bonus pool. Each participant in the Cash Incentive Plan will be entitled to a cash bonus upon the earlier to occur of a change of control, as defined, or an initial public offering, as defined, subject to the requirement that, in each case, the internal rate of return to the Sponsors is positive.

        Litigation.    On April 30, 2010, a Class Action Complaint for Injunction and Equitable Relief was filed in the United States District Court for the Central District of California by Sheila Monjazeb, individually and on behalf of other members of the general public similarly situated, against the Company, Newton Holding, LLC, TPG Capital, L.P. and Warburg Pincus, LLC. On July 12, 2010, all defendants except for the Company were dismissed without prejudice, and on August 20, 2010, this case was refiled in the Superior Court of California for San Francisco County. This complaint, along with a similar class action lawsuit originally filed by Bernadette Tanguilig in 2007, alleges that the Company has engaged in various violations of the California Labor Code and Business and Professions Code, including without limitation 1) asking employees to work "off the clock," 2) failing to provide meal and rest breaks to its employees, 3) improperly calculating deductions on paychecks delivered to its employees and 4) failing to provide a chair or allow employees to sit during shifts. On October 24, 2011, the court granted the Company's motion to compel Ms. Monjazeb and a co-plaintiff to participate in the Company's Mandatory Arbitration Agreement, foreclosing a class action in that case. The court then determined that Ms. Tanguilig could not represent employees who are subject to our

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

Mandatory Arbitration Agreement, thereby limiting the putative class action to those associates who were employed between December 2004 and July 15, 2007 (the effective date of our Mandatory Arbitration Agreement). Ms. Monjazeb filed a demand for arbitration as a class action, which is prohibited under the Mandatory Arbitration Agreement. In response to Ms. Monjazeb's demand for arbitration as a class action, the American Arbitration Association (AAA) referred the resolution of such request back to the arbitrator. We filed a motion to stay the decision of the AAA pending a ruling by the trial court; the trial court determined that the arbitration agreement was unenforceable due to a recent California case. We asserted that the trial court does not have jurisdiction to change its earlier determination of the enforceability of the arbitration agreement and plan to appeal the court's decision. We will continue to vigorously defend our interests in these matters. Currently, we cannot reasonably estimate the amount of loss, if any, arising from these matters. We will continue to evaluate these matters based on subsequent events, new information and future circumstances.

        We are currently involved in various other legal actions and proceedings that arose in the ordinary course of business. With respect to the matter described above as well as all other current outstanding litigation involving the Company, we believe that any liability arising as a result of such litigation will not have a material adverse effect on our financial position, results of operations or cash flows.

        Other.    We had approximately $0.3 million of outstanding irrevocable letters of credit relating to purchase commitments and insurance and other liabilities at July 28, 2012. We had approximately $5.0 million in surety bonds at July 28, 2012 relating primarily to merchandise imports and state sales tax and utility requirements.

NOTE 17. SEGMENT REPORTING

        We have identified two reportable segments: Specialty Retail Stores and Online (previously referred to as Direct Marketing). The Specialty Retail Stores segment aggregates the activities of our Neiman Marcus and Bergdorf Goodman retail stores, including Last Call stores. The Online segment conducts online and supplemental print catalog operations under the Neiman Marcus, Bergdorf Goodman, Last Call and Horchow brand names. Both the Specialty Retail Stores and Online segments derive their revenues from the sales of high-end fashion apparel, accessories, cosmetics and fragrances from leading designers, precious and fashion jewelry and decorative home accessories.

        Operating earnings for the segments include 1) revenues, 2) cost of sales, 3) direct selling, general and administrative expenses, 4) other direct operating expenses, 5) income from credit card program and 6) depreciation expense for the respective segment. Items not allocated to our operating segments include those items not considered by management in measuring the assets and profitability of our segments. These amounts include 1) corporate expenses including, but not limited to, treasury, investor relations, legal and finance support services and general corporate management, 2) charges related to the application of purchase accounting adjustments made in connection with the Acquisition including amortization of intangible assets and favorable lease commitments and other non-cash items and 3) interest expense. These items, while often related to the operations of a segment, are not considered by segment operating management, corporate operating management and the chief operating decision maker in assessing segment operating performance. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (except with respect to purchase accounting adjustments not allocated to the operating segments).

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17. SEGMENT REPORTING (Continued)

        The following tables set forth the information for our reportable segments:

	Fiscal year ended
(in thousands)	July 28, 2012	July 30, 2011	July 31, 2010
REVENUES
Specialty Retail Stores	$3,466,628	$3,245,153	$3,010,804
Online	878,746	757,119	681,964

Total	$4,345,374	$4,002,272	$3,692,768

OPERATING EARNINGS
Specialty Retail Stores	$391,197	$344,946	$272,569
Online	132,360	113,033	112,576
Corporate expenses(1)	(68,346)	(65,714)	(80,091)
Equity in loss of foreign e-commerce retailer	(1,514)	—	—
Amortization of intangible assets and favorable lease commitments	(50,123)	(62,548)	(73,259)

Total	$403,574	$329,717	$231,795

CAPITAL EXPENDITURES
Specialty Retail Stores	$126,485	$73,062	$43,585
Online	26,353	21,119	15,108

Total	$152,838	$94,181	$58,693

DEPRECIATION EXPENSE
Specialty Retail Stores	$106,288	$108,192	$119,871
Online	18,660	17,932	14,939
Other	5,171	6,309	7,029

Total	$130,119	$132,433	$141,839

	July 28, 2012	July 30, 2011	July 31, 2010
ASSETS
Tangible assets of Specialty Retail Stores	$1,777,112	$1,640,450	$1,640,063
Tangible assets of Online	200,553	179,792	158,547
Corporate assets:
Intangible assets related to Specialty Retail Stores	2,651,481	2,698,363	2,747,061
Intangible assets related to Online	441,536	444,777	458,627
Other	131,173	401,387	527,984

Total	$5,201,855	$5,364,769	$5,532,282

(1)
For fiscal year 2010, corporate expenses includes $21.9 million of costs (primarily professional fees and severance) incurred in connection with corporate initiatives and cost reductions.

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17. SEGMENT REPORTING (Continued)

        The following table presents our revenues by merchandise category as a percentage of net sales:

	Years Ended
	July 28, 2012	July 30, 2011	July 31, 2010
Women's Apparel	34%	35%	36%
Women's Shoes, Handbags and Accessories	25%	24%	22%
Men's Apparel and Shoes	12%	12%	11%
Designer and Precious Jewelry	11%	11%	11%
Cosmetics and Fragrances	11%	10%	11%
Home Furnishings and Décor	6%	6%	7%
Other	1%	2%	2%

	100%	100%	100%

NOTE 18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        2028 Debentures.    All of NMG's obligations under the 2028 Debentures are guaranteed by the Company. The guarantee by the Company is full and unconditional. The Company's guarantee of the 2028 Debentures is subject to automatic release if the requirements for legal defeasance or covenant defeasance of the 2028 Debentures are satisfied, or if NMG's obligations under the indenture governing the 2028 Debentures are discharged. Currently, the Company's non-guarantor subsidiaries under the 2028 Debentures consist principally of Bergdorf Goodman, Inc., through which NMG conducts the operations of its Bergdorf Goodman stores, and NM Nevada Trust which holds legal title to certain real property and intangible assets used by NMG in conducting its operations.

        The following condensed consolidating financial information represents the financial information of Neiman Marcus, Inc. and its non-guarantor subsidiaries under the 2028 Debentures, prepared on the equity basis of accounting. The information is presented in accordance with the requirements of Rule 3-10 under the SEC's Regulation S-X. The financial information may not necessarily be indicative

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

of results of operations, cash flows or financial position had the non-guarantor subsidiaries operated as independent entities.

	July 28, 2012
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$48,308	$945	$—	$49,253
Merchandise inventories	—	838,837	100,980	—	939,817
Other current assets	—	141,913	12,752	—	154,665

Total current assets	—	1,029,058	114,677	—	1,143,735

Property and equipment, net	—	788,320	106,158	—	894,478
Goodwill	—	1,107,753	155,680	—	1,263,433
Intangible assets, net	—	280,848	1,548,736	—	1,829,584
Other assets	—	41,113	29,512	—	70,625
Investments in subsidiaries	615,543	1,853,889	—	(2,469,432)	—

Total assets	$615,543	$5,100,981	$1,954,763	$(2,469,432)	$5,201,855

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$303,397	$28,011	$—	$331,408
Accrued liabilities	—	322,699	71,122	—	393,821

Total current liabilities	—	626,096	99,133	—	725,229

Long-term liabilities:
Long-term debt	—	2,781,882	—	—	2,781,882
Deferred income taxes	—	626,605	—	—	626,605
Other long-term liabilities	—	450,855	1,741	—	452,596

Total long-term liabilities	—	3,859,342	1,741	—	3,861,083

Total stockholders' equity	615,543	615,543	1,853,889	(2,469,432)	615,543

Total liabilities and stockholders' equity	$615,543	$5,100,981	$1,954,763	$(2,469,432)	$5,201,855

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	July 30, 2011
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$320,865	$726	$—	$321,591
Merchandise inventories	—	747,653	91,681	—	839,334
Other current assets	—	131,179	10,637	—	141,816

Total current assets	—	1,199,697	103,044	—	1,302,741

Property and equipment, net	—	768,581	104,618	—	873,199
Goodwill	—	1,107,753	155,680	—	1,263,433
Intangible assets, net	—	318,072	1,561,635	—	1,879,707
Other assets	—	44,001	1,688	—	45,689
Investments in subsidiaries	994,297	1,819,641	—	(2,813,938)	—

Total assets	$994,297	$5,257,745	$1,926,665	$(2,813,938)	$5,364,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$260,626	$30,685	$—	$291,311
Accrued liabilities	—	296,255	74,634	—	370,889

Total current liabilities	—	556,881	105,319	—	662,200

Long-term liabilities:
Long-term debt	—	2,681,687	—	—	2,681,687
Deferred income taxes	—	683,908	—	—	683,908
Other long-term liabilities	—	340,972	1,705	—	342,677

Total long-term liabilities	—	3,706,567	1,705	—	3,708,272

Total stockholders' equity	994,297	994,297	1,819,641	(2,813,938)	994,297

Total liabilities and stockholders' equity	$994,297	$5,257,745	$1,926,665	$(2,813,938)	$5,364,769

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Fiscal year ended July 28, 2012
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,607,190	$738,184	$—	$4,345,374
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	2,319,516	475,197	—	2,794,713
Selling, general and administrative expenses (excluding depreciation)	—	890,677	126,225	—	1,016,902
Income from credit card program	—	(46,957)	(4,614)	—	(51,571)
Depreciation expense	—	116,142	13,977	—	130,119
Amortization of intangible assets and favorable lease commitments	—	37,224	12,899	—	50,123
Equity in loss of foreign e-commerce retailer	—	—	1,514	—	1,514

Operating earnings	—	290,588	112,986	—	403,574
Interest expense, net	—	175,232	5	—	175,237
Intercompany royalty charges (income)	—	204,181	(204,181)	—	—
Equity in (earnings) loss of subsidiaries	(140,086)	(317,162)	—	457,248	—

Earnings (loss) before income taxes	140,086	228,337	317,162	(457,248)	228,337
Income tax expense	—	88,251	—	—	88,251

Net earnings (loss)	$140,086	$140,086	$317,162	$(457,248)	$140,086

Total other comprehensive (loss) earnings, net of tax	(75,747)	(75,747)	—	75,747	(75,747)

Total comprehensive earnings (loss)	$64,339	$64,339	$317,162	$(381,501)	$64,339

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Fiscal year ended July 30, 2011
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,309,567	$692,705	$—	$4,002,272
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	2,148,421	440,873	—	2,589,294
Selling, general and administrative expenses (excluding depreciation)	—	812,825	121,477	—	934,302
Income from credit card program	—	(42,622)	(3,400)	—	(46,022)
Depreciation expense	—	118,328	14,105	—	132,433
Amortization of intangible assets and favorable lease commitments	—	49,649	12,899	—	62,548

Operating earnings	—	222,966	106,751	—	329,717
Interest expense, net	—	280,448	5	—	280,453
Intercompany royalty charges (income)	—	194,556	(194,556)	—	—
Equity in (earnings) loss of subsidiaries	(31,623)	(301,302)	—	332,925	—

Earnings (loss) before income taxes	31,623	49,264	301,302	(332,925)	49,264
Income tax expense	—	17,641	—	—	17,641

Net earnings (loss)	$31,623	$31,623	$301,302	$(332,925)	$31,623

Total other comprehensive earnings (loss), net of tax	33,229	33,229	—	(33,229)	33,229

Total comprehensive earnings (loss)	$64,852	$64,852	$301,302	$(366,154)	$64,852

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Fiscal year ended July 31, 2010
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,068,503	$624,265	$—	$3,692,768
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	2,020,233	397,380	—	2,417,613
Selling, general and administrative expenses (excluding depreciation)	—	774,388	112,950	—	887,338
Income from credit card program	—	(54,400)	(4,676)	—	(59,076)
Depreciation expense	—	125,955	15,884	—	141,839
Amortization of intangible assets and favorable lease commitments	—	60,359	12,900	—	73,259

Operating earnings	—	141,968	89,827	—	231,795
Interest expense, net	—	237,105	3	—	237,108
Intercompany royalty charges (income)	—	182,910	(182,910)	—	—
Equity in loss (earnings) of subsidiaries	1,838	(272,734)	—	270,896	—

(Loss) earnings before income taxes	(1,838)	(5,313)	272,734	(270,896)	(5,313)
Income tax benefit	—	(3,475)	—	—	(3,475)

Net (loss) earnings	$(1,838)	$(1,838)	$272,734	$(270,896)	$(1,838)

Total other comprehensive (loss) earnings, net of tax	(1,687)	(1,687)	—	1,687	(1,687)

Total comprehensive (loss) earnings	$(3,525)	$(3,525)	$272,734	$(269,209)	$(3,525)

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Fiscal year ended July 28, 2012
(in thousands)	Company	NMG	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net earnings (loss)	$140,086	$140,086	$317,162	$(457,248)	$140,086
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expense	—	161,823	26,876	—	188,699
Loss on equity in foreign e-commerce retailer	—	—	1,514	—	1,514
Deferred income taxes	—	(10,094)	—	—	(10,094)
Other	—	6,884	120	—	7,004
Intercompany royalty income payable (receivable)	—	204,181	(204,181)	—	—
Equity in (earnings) loss of subsidiaries	(140,086)	(317,162)	—	457,248	—
Changes in operating assets and liabilities, net	—	29,830	(97,229)	—	(67,399)

Net cash provided by operating activities	—	215,548	44,262	—	259,810

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(138,216)	(14,622)	—	(152,838)
Investment in foreign e-commerce retailer	—	—	(29,421)	—	(29,421)

Net cash used for investing activities	—	(138,216)	(44,043)	—	(182,259)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Senior Secured Asset-Based Revolving Credit Facility	—	175,000	—	—	175,000
Repayment of borrowings	—	(75,000)	—	—	(75,000)
Distributions to stockholders	—	(449,295)	—	—	(449,295)
Debt issuance costs paid	—	(594)	—	—	(594)

Net cash used for financing activities	—	(349,889)	—	—	(349,889)

CASH AND CASH EQUIVALENTS
(Decrease) increase during the period	—	(272,557)	219	—	(272,338)
Beginning balance	—	320,865	726	—	321,591

Ending balance	$—	$48,308	$945	$—	$49,253

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Fiscal year ended July 30, 2011
(in thousands)	Company	NMG	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net earnings (loss)	$31,623	$31,623	$301,302	$(332,925)	$31,623
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expense	—	182,638	27,004	—	209,642
Loss on debt extinguishment	—	70,388	—	—	70,388
Deferred income taxes	—	3,967	—	—	3,967
Other	—	6,819	263	—	7,082
Intercompany royalty income payable (receivable)	—	194,556	(194,556)	—	—
Equity in (earnings) loss of subsidiaries	(31,623)	(301,302)	—	332,925	—
Changes in operating assets and liabilities, net	—	75,471	(125,789)	—	(50,318)

Net cash provided by operating activities	—	264,160	8,224	—	272,384

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(85,839)	(8,342)	—	(94,181)

Net cash used for investing activities	—	(85,839)	(8,342)	—	(94,181)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Senior Secured Term Loan Facility	—	554,265	—	—	554,265
Repayment of borrowings	—	(797,937)	—	—	(797,937)
Debt issuance costs paid	—	(33,947)	—	—	(33,947)

Net cash used for financing activities	—	(277,619)	—	—	(277,619)

CASH AND CASH EQUIVALENTS
Decrease during the period	—	(99,298)	(118)	—	(99,416)
Beginning balance	—	420,163	844	—	421,007

Ending balance	$—	$320,865	$726	$—	$321,591

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Fiscal year ended July 31, 2010
(in thousands)	Company	NMG	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net (loss) earnings	$(1,838)	$(1,838)	$272,734	$(270,896)	$(1,838)
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization expense	—	205,011	28,784	—	233,795
Paid-in-kind interest	—	14,362	—	—	14,362
Deferred income taxes	—	(39,643)	—	—	(39,643)
Other	—	6,973	187	—	7,160
Intercompany royalty income payable (receivable)	—	182,910	(182,910)	—	—
Equity in loss (earnings) of subsidiaries	1,838	(272,734)	—	270,896	—
Changes in operating assets and liabilities, net	—	169,410	(115,208)	—	54,202

Net cash provided by operating activities	—	264,451	3,587	—	268,038

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(55,291)	(3,402)	—	(58,693)

Net cash used for investing activities	—	(55,291)	(3,402)	—	(58,693)

CASH FLOWS—FINANCING ACTIVITIES
Repayment of borrowings	—	(111,763)	—	—	(111,763)

Net cash used for financing activities	—	(111,763)	—	—	(111,763)

CASH AND CASH EQUIVALENTS
Increase during the period	—	97,397	185	—	97,582
Beginning balance	—	322,766	659	—	323,425

Ending balance	$—	$420,163	$844	$—	$421,007

NEIMAN MARCUS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Fiscal year 2012
(in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenues	$1,003.1	$1,279.1	$1,057.7	$1,005.5	$4,345.4

Gross profit(1)	$395.7	$419.8	$429.7	$305.5	$1,550.7

Net earnings (loss)	$48.4	$40.1	$62.6	$(11.0)	$140.1

Earnings (loss) per basic share	$47.68	$39.41	$61.56	$(10.87)	$137.75

Earnings (loss) per diluted share	$46.84	$38.81	$60.56	$(10.87)	$135.37

Cash dividends per share	$—	$—	$435	$—	$435

	Fiscal year 2011
Revenues	$927.2	$1,171.6	$983.8	$919.7	$4,002.3

Gross profit(1)	$364.6	$377.9	$390.3	$280.2	$1,413.0

Net earnings (loss)(2)	$25.7	$21.0	$46.2	$(61.3)	$31.6

Earnings (loss) per basic share	$25.39	$20.72	$45.56	$(60.48)	$31.17

Earnings (loss) per diluted share	$24.97	$20.40	$44.88	$(60.48)	$30.66

(1)
Gross profit includes revenues less cost of goods sold including buying and occupancy costs (excluding depreciation).

(2)
For fiscal year 2011, net earnings (loss) include a $70.4 million pretax charge related to a loss on debt extinguishment recorded in the fourth quarter.

SCHEDULE II

Neiman Marcus, Inc.

Valuation and Qualifying Accounts and Reserves

(in thousands)

Three years ended July 28, 2012

Column A	Column B	Column C		Column D		Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions		Balance at End of Period
Reserve for estimated sales returns
Year ended July 28, 2012	$28,558	$694,632	$—	$(689,175)	(A)	$34,015
Year ended July 30, 2011	$25,167	$590,143	$—	$(586,752)	(A)	$28,558
Year ended July 31, 2010	$22,874	$523,025	$—	$(520,732)	(A)	$25,167
Reserves for self-insurance
Year ended July 28, 2012	$34,969	$64,532	$—	$(63,314)	(B)	$36,187
Year ended July 30, 2011	$36,041	$60,971	$—	$(62,043)	(B)	$34,969
Year ended July 31, 2010	$35,510	$63,391	$—	$(62,860)	(B)	$36,041

(A)
Gross margin on actual sales returns, net of commissions.

(B)
Claims and expenses paid, net of employee contributions.

NEIMAN MARCUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except shares)	April 27, 2013	July 28, 2012	April 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$68,559	$49,253	$64,696
Merchandise inventories	995,395	939,817	945,792
Deferred income taxes	24,561	22,484	24,059
Other current assets	97,281	132,181	96,351

Total current assets	1,185,796	1,143,735	1,130,898

Property and equipment, net	897,401	894,478	887,916
Goodwill	1,263,433	1,263,433	1,263,433
Intangible assets, net	1,794,121	1,829,584	1,841,582
Other assets	73,768	70,625	76,187

Total assets	$5,214,519	$5,201,855	$5,200,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$251,237	$331,408	$246,511
Accrued liabilities	437,992	393,821	452,707

Total current liabilities	689,229	725,229	699,218

Long-term liabilities:
Long-term debt	2,702,028	2,781,882	2,806,833
Deferred income taxes	617,713	626,605	665,126
Deferred real estate credits	104,688	107,787	105,817
Other long-term liabilities	309,649	344,809	223,330

Total long-term liabilities	3,734,078	3,861,083	3,801,106

Common stock (par value $0.01 per share, 4,000,000 shares authorized and 1,019,728 shares issued and outstanding at April 27, 2013, 1,017,502 shares issued and outstanding at July 28, 2012 and April 28, 2012)	10	10	10
Additional paid-in capital	1,003,529	995,300	993,491
Accumulated other comprehensive loss	(142,168)	(148,792)	(73,892)
Accumulated deficit	(70,159)	(230,975)	(219,917)

Total stockholders' equity	791,212	615,543	699,692

Total liabilities and stockholders' equity	$5,214,519	$5,201,855	$5,200,016

See Notes to Condensed Consolidated Financial Statements.

NEIMAN MARCUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

	Thirty-nine weeks ended
(in thousands, except per share data)	April 27, 2013	April 28, 2012
Revenues	$3,529,169	$3,340,016
Cost of goods sold including buying and occupancy costs (excluding depreciation)	2,230,446	2,094,808
Selling, general and administrative expenses (excluding depreciation)	790,469	771,714
Income from credit card program	(39,529)	(38,393)
Depreciation expense	100,947	95,713
Amortization of intangible assets	22,308	24,717
Amortization of favorable lease commitments	13,155	13,408
Equity in loss of foreign e-commerce retailer	8,858	—

Operating earnings	402,515	378,049
Interest expense, net	134,765	130,533

Earnings before income taxes	267,750	247,516
Income tax expense	106,934	96,372

Net earnings	$160,816	$151,144

Earnings per share:
Basic	$157.80	$148.66
Diluted	$154.48	$146.21
Weighted-average shares outstanding:
Basic	1,019	1,017
Diluted	1,041	1,034
Cash dividends per share	$—	$435

See Notes to Condensed Consolidated Financial Statements.

NEIMAN MARCUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

(UNAUDITED)

	Thirty-nine weeks ended
(in thousands)	April 27, 2013	April 28, 2012
Net earnings	$160,816	$151,144
Other comprehensive earnings (loss), net of tax:
Change in unrealized loss on financial instruments	(168)	(2,987)
Reclassification of realized loss on financial instruments to earnings	1,959	1,296
Change in unrealized gain on unfunded benefit obligations	4,833	844

Total other comprehensive earnings (loss), net of tax	6,624	(847)

Total comprehensive earnings	$167,440	$150,297

See Notes to Condensed Consolidated Financial Statements.

NEIMAN MARCUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Thirty-nine weeks ended
(in thousands)	April 27, 2013	April 28, 2012
CASH FLOWS—OPERATING ACTIVITIES
Net earnings	$160,816	$151,144
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expense	142,686	140,188
Loss on debt extinguishment	15,597	—
Equity in loss of foreign e-commerce retailer	8,858	—
Deferred income taxes	(15,501)	(21,845)
Other	4,265	422

	316,721	269,909
Changes in operating assets and liabilities:
Merchandise inventories	(55,578)	(106,458)
Other current assets	34,900	25,020
Other assets	1,789	(5,300)
Accounts payable and accrued liabilities	(42,230)	36,934
Deferred real estate credits	2,698	10,975
Funding of defined benefit pension plan	(25,000)	(25,100)

Net cash provided by operating activities	233,300	205,980

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	(103,563)	(108,565)
Investment in foreign e-commerce retailer	(10,000)	(29,421)

Net cash used for investing activities	(113,563)	(137,986)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under senior secured term loan facility	500,000	—
Repayment of borrowings under senior subordinated notes	(510,668)	—
Borrowings under senior secured asset-based revolving credit facility	100,000	150,000
Repayment of borrowings under senior secured asset-based revolving credit facility	(180,000)	(25,000)
Distributions to stockholders	—	(449,295)
Debt issuance costs paid	(9,763)	(594)

Net cash used for financing activities	(100,431)	(324,889)

CASH AND CASH EQUIVALENTS
Increase (decrease) during the period	19,306	(256,895)
Beginning balance	49,253	321,591

Ending balance	$68,559	$64,696

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$121,600	$133,688
Income taxes	$75,524	$47,318

See Notes to Condensed Consolidated Financial Statements.

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Basis of Presentation

        Neiman Marcus, Inc. (the Company) is a luxury retailer conducting integrated store and online operations principally under the Neiman Marcus and Bergdorf Goodman brand names. References to "we," "our" and "us" are used to refer to the Company or to the Company and its subsidiaries, as appropriate to the context. We report our store operations as our Specialty Retail Stores segment and our online operations as our Online segment.

        We have prepared the accompanying unaudited Condensed Consolidated Financial Statements in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these financial statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended July 28, 2012. In our opinion, the accompanying unaudited Condensed Consolidated Financial Statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly our financial position, results of operations and cash flows for the applicable interim periods.

        The specialty retail industry is seasonal in nature, with a higher level of sales typically generated in the fall and holiday selling seasons. Due to seasonal and other factors, the results of operations for year-to-date fiscal year 2013 are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year as a whole.

        The Company is a subsidiary of Newton Holding, LLC (Holding), which is controlled by investment funds affiliated with TPG Global, LLC (together with its affiliates, TPG) and Warburg Pincus LLC (collectively, the Sponsors). The Company's operations are conducted through its wholly-owned subsidiary, The Neiman Marcus Group, Inc. (NMG). The Sponsors acquired NMG in a leveraged transaction in October 2005 (the Acquisition). The accompanying unaudited Condensed Consolidated Financial Statements include the amounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

        Our fiscal year ends on the Saturday closest to July 31. Like many other retailers, we follow a 4-5-4 reporting calendar. All references to year-to-date fiscal 2013 relate to the thirty-nine weeks ended April 27, 2013. All references to year-to-date fiscal 2012 relate to the thirty-nine weeks ended April 28, 2012.

        A detailed description of our critical accounting policies is included in our Annual Report on Form 10-K for the fiscal year ended July 28, 2012.

        Certain prior period balances have been reclassified to conform to the current period presentation.

        Use of Estimates.    We are required to make estimates and assumptions about future events in preparing our financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the amounts of assets, liabilities, revenues and expenses and the disclosure of gain and loss contingencies at the date of the unaudited Condensed Consolidated Financial Statements.

        While we believe that our past estimates and assumptions have been materially accurate, the amounts currently estimated are subject to change if different assumptions as to the outcome of future events were made. We evaluate our estimates and judgments on an ongoing basis and predicate those

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. Basis of Presentation (Continued)

estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. We make adjustments to our assumptions and judgments when facts and circumstances dictate. Since future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates used in preparing the accompanying unaudited Condensed Consolidated Financial Statements.

        We believe the following critical accounting policies, among others, encompass the more significant judgments and estimates used in the preparation of our unaudited Condensed Consolidated Financial Statements:

  •
  recognition of revenues;

  •
  valuation of merchandise inventories, including determination of original retail values, recognition of markdowns and vendor allowances, estimation of inventory shrinkage, and determination of cost of goods sold;

  •
  determination of impairment of long-lived assets;

  •
  recognition of advertising costs;

  •
  measurement of liabilities related to our loyalty programs;

  •
  recognition of income taxes; and

  •
  measurement of accruals for general liability, workers' compensation and health insurance claims and pension and postretirement health care benefits.

        Fair Value Measurements.    Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. Assets and liabilities are classified using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value as follows:

  •
  Level 1—Unadjusted quoted prices for identical instruments traded in active markets.

  •
  Level 2—Observable market-based inputs or unobservable inputs corroborated by market data.

  •
  Level 3—Unobservable inputs reflecting management's estimates and assumptions.

        We measure or disclose, on a recurring basis, the fair values of our financial assets and liabilities utilizing the fair value hierarchy as follows:

  •
  we record our derivative financial instruments at fair value as more fully described in Note 4;

  •
  we disclose the fair value of our long-term debt obligations as more fully described in Note 3; and

  •
  as to our other financial assets and liabilities, the recorded carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the short-term nature of these instruments.

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. Basis of Presentation (Continued)

        We also measure certain non-financial assets at fair value on a non-recurring basis, primarily long-lived assets, intangible assets and goodwill, in connection with our evaluations of such assets for impairment.

        Recent Accounting Pronouncements.    In June 2011, the Financial Accounting Standards Board (FASB) issued guidance to improve the presentation and prominence of comprehensive earnings and its components as a result of convergence with International Financial Reporting Standards. We retroactively adopted this guidance in connection with the preparation of our Consolidated Financial Statements for fiscal year 2012. The adoption of this guidance did not have a material impact on our Condensed Consolidated Financial Statements.

        In September 2011, the FASB issued guidance to reduce the complexity and costs associated with interim and annual goodwill impairment tests, by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. While we adopted this guidance during the first quarter of fiscal year 2013, no impairment tests have been required in year-to-date fiscal 2013. We will perform our annual impairment tests in the fourth quarter of fiscal year 2013 and do not expect this guidance to have a material impact on our Condensed Consolidated Financial Statements.

        In July 2012, the FASB issued guidance to reduce the complexity and costs associated with interim and annual indefinite-lived intangible assets impairment tests, by allowing an entity the option to make a qualitative evaluation about the likelihood of impairment to determine whether it should calculate the fair value of the indefinite-lived intangible assets. This guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, which is effective for us as of the first quarter of fiscal year 2014. We do not expect that the implementation of this standard will have a material impact on our Condensed Consolidated Financial Statements.

        In February 2013, the FASB issued guidance to improve the reporting of reclassifications out of accumulated other comprehensive earnings depending on the significance of the reclassifications and whether they are required by U.S. generally accepted accounting principles (GAAP). This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2012, which is effective for us as of the first quarter of fiscal year 2014. We do not expect that the implementation of this standard will have a material impact on our Condensed Consolidated Financial Statements.

2. Goodwill and Intangible Assets, Net

(in thousands)	April 27, 2013	July 28, 2012	April 28, 2012
Goodwill	$1,263,433	$1,263,433	$1,263,433

Tradenames	$1,231,405	$1,231,960	$1,232,237
Customer lists, net	217,941	239,694	246,945
Favorable lease commitments, net	344,775	357,930	362,400

Intangible assets, net	$1,794,121	$1,829,584	$1,841,582

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. Goodwill and Intangible Assets, Net (Continued)

        Indefinite-Lived Intangible Assets and Goodwill.    Indefinite-lived intangible assets, such as tradenames and goodwill, are not subject to amortization. Rather, we assess the recoverability of indefinite-lived intangible assets and goodwill in the fourth quarter of each fiscal year and upon the occurrence of certain events.

        Intangible Assets Subject to Amortization.    Customer lists and amortizable tradenames are amortized using the straight-line method over their estimated useful lives, ranging from four to 24 years (weighted average life of 13 years from the Acquisition). Favorable lease commitments are amortized straight-line over the remaining lives of the leases, ranging from nine to 49 years (weighted average life of 33 years from the Acquisition). Total estimated amortization of all Acquisition-related intangible assets for the next five fiscal years is currently estimated as follows (in thousands):

2014	$46,881
2015	46,615
2016	45,867
2017	44,576
2018	42,789

3. Long-term Debt

        The significant components of our long-term debt are as follows:

(in thousands)	Interest Rate	April 27, 2013	July 28, 2012	April 28, 2012
Senior Secured Asset-Based Revolving Credit Facility	variable	$20,000	$100,000	$125,000
Senior Secured Term Loan Facility	variable	2,560,000	2,060,000	2,060,000
2028 Debentures	7.125%	122,028	121,882	121,833
Senior Subordinated Notes	10.375%	—	500,000	500,000

Long-term debt		$2,702,028	$2,781,882	$2,806,833

        In the second quarter of fiscal year 2013, we executed the following transactions, collectively referred to as the Refinancing Transactions:

  •
  amended the Senior Secured Term Loan Facility to provide for the incurrence of an incremental term loan, increasing the principal amount of that facility to $2,560.0 million;

  •
  repurchased or redeemed $500.0 million principal amount of Senior Subordinated Notes; and

  •
  amended the Senior Secured Asset-Based Revolving Credit Facility to allow these transactions.

        The purpose of the Refinancing Transactions was to lower NMG's future interest expense by taking advantage of current market conditions and to extend the maturity of the relevant obligation.

        Senior Secured Asset-Based Revolving Credit Facility.    At April 27, 2013, NMG had a Senior Secured Asset-Based Revolving Credit Facility providing for a maximum committed borrowing capacity of $700.0 million. The Asset-Based Revolving Credit Facility matures on May 17, 2016 (or, if earlier, the date that is 45 days prior to the scheduled maturity of NMG's Senior Secured Term Loan Facility, or

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Long-term Debt (Continued)

any indebtedness refinancing it, unless refinanced as of that date). On April 27, 2013, NMG had $20.0 million of borrowings outstanding under this facility, no outstanding letters of credit and $610.0 million of unused borrowing availability.

        Availability under the Asset-Based Revolving Credit Facility is subject to a borrowing base. The Asset-Based Revolving Credit Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice. The borrowing base is equal to at any time the sum of (a) 90% of the net orderly liquidation value of eligible inventory, net of certain reserves, plus (b) 85% of the amounts owed by credit card processors in respect of eligible credit card accounts constituting proceeds from the sale or disposition of inventory, less certain reserves. NMG must at all times maintain excess availability of at least the greater of (a) 10% of the lesser of 1) the aggregate revolving commitments and 2) the borrowing base and (b) $50 million, but NMG is not required to maintain a fixed charge coverage ratio.

        The Asset-Based Revolving Credit Facility provides that NMG has the right at any time to request up to $300 million of additional revolving facility commitments and/or incremental term loans, provided that the aggregate amount of loan commitments under the Asset-Based Revolving Credit Facility may not exceed $1,000 million. However, the lenders are under no obligation to provide any such additional commitments or loans, and any increase in commitments or incremental term loans will be subject to customary conditions precedent. If NMG were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the Asset-Based Revolving Credit Facility size could be increased to up to $1,000 million, but NMG's ability to borrow would still be limited by the amount of the borrowing base. The cash proceeds of any incremental term loans may be used for working capital and general corporate purposes.

        At April 27, 2013, borrowings under the Asset-Based Revolving Credit Facility bore interest at a rate per annum equal to, at NMG's option, either (a) a base rate determined by reference to the highest of (i) a defined prime rate, (ii) the federal funds effective rate plus 1/2 of 1.00% or (iii) a one-month LIBOR rate plus 1.00% or (b) a LIBOR rate, subject to certain adjustments, in each case plus an applicable margin. The applicable margin is up to 1.25% with respect to base rate borrowings and up to 2.25% with respect to LIBOR borrowings. The applicable margin is subject to adjustment based on the historical excess availability under the Asset-Based Revolving Credit Facility. The interest rate on the outstanding borrowings pursuant to the Asset-Based Revolving Credit Facility was 2.00% at April 27, 2013. In addition, NMG is required to pay a commitment fee in respect of unused commitments of (a) 0.375% per annum during any applicable period in which the average revolving loan utilization is 40% or more or (b) 0.50% per annum during any applicable period in which the average revolving loan utilization is less than 40%. NMG must also pay customary letter of credit fees and agency fees.

        If at any time the aggregate amount of outstanding revolving loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Asset-Based Revolving Credit Facility exceeds the lesser of (a) the commitment amount and (b) the borrowing base (including as a result of reductions to the borrowing base that would result from certain non-ordinary course sales of inventory with a value in excess of $25 million, if applicable), NMG will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. In addition, at any time when incremental term loans are outstanding, if the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Long-term Debt (Continued)

aggregate amount outstanding under the Asset-Based Revolving Credit Facility exceeds the reported value of inventory owned by the borrowers and guarantors, NMG will be required to eliminate such excess within a limited period of time. If the amount available under the Asset-Based Revolving Credit Facility is less than the greater of (i) 12.5% of the lesser of (A) the aggregate revolving commitments and (B) the borrowing base and (ii) $60 million, NMG will be required to repay outstanding loans and, if an event of default has occurred, cash collateralize letters of credit. NMG would then be required to deposit daily in a collection account maintained with the agent under the Asset-Based Revolving Credit Facility.

        NMG may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. There is no scheduled amortization under the Asset-Based Revolving Credit Facility; the principal amount of the revolving loans outstanding thereunder will be due and payable in full on May 17, 2016, unless extended, or if earlier, the maturity date of the Senior Secured Term Loan Facility (subject to certain exceptions).

        All obligations under the Asset-Based Revolving Credit Facility are guaranteed by the Company and certain of NMG's existing and future domestic subsidiaries (principally, Bergdorf Goodman, Inc., through which NMG conducts the operations of its Bergdorf Goodman stores, and NM Nevada Trust, which holds legal title to certain real property and intangible assets used by NMG in conducting its operations). Currently, NMG conducts no material operations through subsidiaries that do not guarantee the Asset-Based Revolving Credit Facility. All obligations under NMG's Asset-Based Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain significant exceptions, by substantially all of the assets of the Company, NMG and the subsidiaries that have guaranteed the Asset-Based Revolving Credit Facility (subsidiary guarantors).

        The facility contains a number of restrictive covenants including covenants limiting dividends and other restricted payments, investments, loans, advances and acquisitions, and prepayments or redemptions of other indebtedness. These covenants permit such restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that NMG must have pro forma excess availability under the Asset-Based Revolving Credit Facility equal to at least 15% of the lesser of (a) the revolving commitments under the facility and (b) the borrowing base, and NMG's delivering projections demonstrating that projected excess availability for the next six months will be equal to such thresholds and that NMG has a pro forma ratio of consolidated EBITDA to consolidated Fixed Charges (as such terms are defined in the credit agreement) of at least 1.0 to 1.0 (or 1.1 to 1.0 for dividends or other distributions with respect to any equity interests in NMG, its parent or any subsidiary). The Asset-Based Revolving Credit Facility also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50 million.

        For a more detailed description of the Asset-Based Revolving Credit Facility, refer to Note 5 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 28, 2012.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Long-term Debt (Continued)

        The recorded value of the outstanding borrowings under the Asset-Based Revolving Credit Facility at April 27, 2013 approximated fair value based on similar rates offered for debt of similar remaining maturities and credit risk (Level 2 determination of fair value).

        In November 2012, NMG entered into an amendment to its Asset-Based Revolving Credit Facility to permit the Refinancing Transactions.

        Senior Secured Term Loan Facility.    In October 2005, NMG entered into a credit agreement and related security and other agreements for a $1,975.0 million Senior Secured Term Loan Facility. In May 2011, NMG entered into an amendment and restatement (the TLF Amendment) of the Senior Secured Term Loan Facility. The TLF Amendment increased the amount of borrowings to $2,060.0 million and extended the maturity of the loans to May 16, 2018. Loans that were not extended under the TLF Amendment were refinanced. The proceeds of the incremental borrowings under the term loan facility, along with cash on hand, were used to repurchase or redeem the $752.4 million principal amount outstanding of Senior Notes. The TLF Amendment also provided for an uncommitted incremental facility to request lenders to provide additional term loans, upon certain conditions, including that NMG's secured leverage ratio (as defined in the TLF Amendment) is less than or equal to 4.50 to 1.00 on a pro forma basis after giving effect to the incremental loans and the use of proceeds thereof.

        In November 2012, NMG entered into a further amendment to the Senior Secured Term Loan Facility in order to provide for the incurrence of an incremental term loan, increasing the principal amount of that facility to $2,560.0 million. The incremental term loan under the Senior Secured Term Loan Facility bears interest under the same terms as the previously existing Senior Secured Term Loan Facility and has the same maturity. The proceeds of the incremental borrowing, along with cash on hand, were used to repurchase or redeem the $500.0 million principal amount outstanding of the Senior Subordinated Notes.

        On February 8, 2013, NMG entered into a repricing amendment with respect to the Senior Secured Term Loan Facility. The amendment provided for (i) an immediate reduction in the interest rate margin applicable to the loans outstanding under the Senior Secured Term Loan Facility from (a) 3.50% to 3.00% for LIBOR borrowings and (b) 2.50% to 2.00% for base rate borrowings, (ii) an immediate lowering of the LIBOR floor for loans outstanding under the Senior Secured Term Loan Facility from 1.25% to 1.00% and (iii) the borrowing of incremental term loans, the proceeds of which were used to repay the outstanding loans of lenders that did not consent to the repricing amendment (the Non-Consenting Lenders) in an aggregate principal amount of approximately $99.6 million, which is the amount of loans held by such Non-Consenting Lenders on February 8, 2013.

        At April 27, 2013, the outstanding balance under the Senior Secured Term Loan Facility was $2,560.0 million. The principal amount of the loans outstanding is due and payable in full on May 16, 2018.

        At April 27, 2013, borrowings under the Senior Secured Term Loan Facility bore interest at a rate per annum equal to, at NMG's option, either (a) a base rate determined by reference to the higher of 1) the prime rate of Credit Suisse AG (the administrative agent), 2) the federal funds effective rate plus 1/2 of 1.00% and 3) the adjusted one-month LIBOR rate plus 1.00% or (b) an adjusted LIBOR rate (for a period equal to the relevant interest period, and in any event, never less than 1.00%), subject to certain adjustments, in each case plus an applicable margin. The applicable margin with

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Long-term Debt (Continued)

respect to outstanding LIBOR borrowings was 3.00% at April 27, 2013. The interest rate on the outstanding borrowings pursuant to the Senior Secured Term Loan Facility was 4.00% at April 27, 2013.

        Depending on its leverage ratio as defined by the credit agreement governing the Senior Secured Term Loan Facility, NMG could be required to prepay outstanding term loans from its annual excess cash flow, as defined in the credit agreement. Such required payments commence at 50% of NMG's annual excess cash flow (which percentage will be reduced to 25% if NMG's total leverage ratio is less than a specified ratio and will be reduced to 0% if NMG's total leverage ratio is less than a specified ratio). We were not required to prepay any outstanding term loans pursuant to the annual excess cash flow requirements in fiscal year 2012. NMG also must offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales under certain circumstances.

        NMG may voluntarily prepay outstanding loans under the Senior Secured Term Loan Facility at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. There is no scheduled amortization under the Senior Secured Term Loan Facility.

        All obligations under the Senior Secured Term Loan Facility are unconditionally guaranteed by the Company and each direct and indirect domestic subsidiary of NMG that guarantees the obligations of NMG under its Asset-Based Revolving Credit Facility. Currently, NMG conducts no material operations through subsidiaries that do not guarantee the Senior Secured Term Loan Facility. All obligations under the Senior Secured Term Loan Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of the Company, NMG and the subsidiary guarantors.

        The credit agreement governing the Senior Secured Term Loan Facility contains a number of negative covenants and covenants related to the security arrangements for the Senior Secured Term Loan Facility. The credit agreement also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $50 million.

        For a more detailed description of the Senior Secured Term Loan Facility (prior to giving effect to the Refinancing Transactions and the February 8, 2013 amendment), refer to Note 5 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 28, 2012.

        The fair value of the Senior Secured Term Loan Facility was approximately $2,582.4 million at April 27, 2013, $2,047.1 million at July 28, 2012 and $2,062.6 million at April 28, 2012 based on prevailing market rates (Level 2 determination of fair value).

        2028 Debentures.    NMG has outstanding $125.0 million aggregate principal amount of its 7.125% 2028 Debentures. NMG equally and ratably secures its 2028 Debentures by a first lien security interest on certain collateral subject to liens granted under NMG's senior secured credit facilities. The 2028 Debentures are guaranteed on an unsecured, senior basis by the Company. The guarantee by the Company is full and unconditional. The Company's guarantee of the 2028 Debentures is subject to automatic release if the requirements for legal defeasance or covenant defeasance of the 2028

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Long-term Debt (Continued)

Debentures are satisfied, or if NMG's obligations under the indenture governing the 2028 Debentures are discharged. Currently, the Company's non-guarantor subsidiaries consist principally of Bergdorf Goodman, Inc., through which NMG conducts the operations of its Bergdorf Goodman stores, and NM Nevada Trust, which holds legal title to certain real property and intangible assets used by NMG in conducting its operations. The 2028 Debentures include certain restrictive covenants and a cross-acceleration provision in respect of any other indebtedness that has an aggregate principal amount exceeding $15 million. NMG's 2028 Debentures mature on June 1, 2028.

        For a more detailed description of the 2028 Debentures, refer to Note 5 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 28, 2012.

        The fair value of the 2028 Debentures was approximately $128.8 million at April 27, 2013, $118.1 million at July 28, 2012 and $107.3 million at April 28, 2012 based on quoted market prices (Level 2 determination of fair value).

        Senior Subordinated Notes.    In November 2012, NMG repurchased and cancelled $294.2 million principal amount of its Senior Subordinated Notes through a tender offer and redeemed the remaining $205.8 million principal amount of notes on December 31, 2012 (after which no Senior Subordinated Notes remained outstanding). NMG's payments to holders of the Senior Subordinated Notes in the tender offer and redemption (including transaction costs), taken together, aggregated approximately $510.7 million.

        Maturities of Long-term Debt.    Annual maturities of long-term debt during the next five fiscal years and thereafter are as follows (in millions):

2014	$—
2015	—
2016	20.0
2017	—
2018	2,560.0
Thereafter	122.0

        The previous table does not reflect future excess cash flow prepayments, if any, that may be required under the Senior Secured Term Loan Facility.

        Loss on Debt Extinguishment.    In connection with the Refinancing Transactions, we incurred a loss on debt extinguishment of $15.6 million, which included 1) costs of $10.7 million related to the tender for and redemption of our Senior Subordinated Notes and 2) the write-off of $4.9 million of debt issuance costs related to the initial issuance of the Senior Subordinated Notes. The total loss on debt extinguishment was recorded in the second quarter of fiscal year 2013 as a component of interest expense. In addition, we incurred debt issuance costs in the second quarter of fiscal year 2013 of approximately $7.3 million, which are being amortized over the term of the amended debt facility.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Long-term Debt (Continued)

        Interest Expense.    The significant components of interest expense are as follows:

	Thirty-nine weeks ended
(in thousands)	April 27, 2013	April 28, 2012
Asset-Based Revolving Credit Facility	$1,363	$240
Senior Secured Term Loan Facility	80,034	74,475
2028 Debentures	6,680	6,679
Senior Subordinated Notes	19,031	38,905
Amortization of debt issue costs	6,276	6,350
Other, net	5,911	4,984
Capitalized interest	(127)	(1,100)

	$119,168	$130,533
Loss on debt extinguishment	15,597	—

Interest expense, net	$134,765	$130,533

4. Derivative Financial Instruments

        NMG has entered into interest rate cap agreements (at a cost of $5.8 million) for an aggregate notional amount of $1,000.0 million in order to hedge the variability of our cash flows related to a portion of our floating rate indebtedness. The interest rate cap agreements cap LIBOR at 2.50% from December 2012 through December 2014 with respect to the $1,000.0 million notional amount of such agreements. In the event LIBOR is less than 2.50%, NMG will pay interest at the lower LIBOR rate. In the event LIBOR is higher than 2.50%, NMG will pay interest at the capped rate of 2.50%.

        Fair Value.    At each balance sheet date, the interest rate caps are recorded at estimated fair value. The fair values of the interest rate caps are estimated using industry standard valuation models using market-based observable inputs, including interest rate curves (Level 2 determination of fair value). A summary of the recorded assets with respect to our derivative financial instruments included in our Condensed Consolidated Balance Sheets is as follows:

(in thousands)	April 27, 2013	July 28, 2012	April 28, 2012
Interest rate caps (included in other long-term assets)	$26	$531	$974
Accumulated other comprehensive loss, net of taxes	$3,801	$5,592	$5,515

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

4. Derivative Financial Instruments (Continued)

        Gains and losses realized due to the expiration of applicable portions of the interest rate caps are reclassified to interest expense at the time our quarterly interest payments are made. A summary of the recorded amounts related to our interest rate caps reflected in our Condensed Consolidated Statements of Earnings is as follows:

	Thirty-nine weeks ended
(in thousands)	April 27, 2013	April 28, 2012
Realized hedging losses—included in interest expense, net	$3,233	$2,139

        The amount of losses recorded in other comprehensive loss at April 27, 2013 that is expected to be reclassified into interest expense in the next twelve months, if interest rates remain unchanged, is approximately $1.9 million.

5. Investment in Foreign E-Commerce Retailer

        In the third quarter of fiscal year 2012, we made a $29.4 million strategic investment in Glamour Sales Holding Limited (Glamour Sales), a privately held e-commerce company based in Hong Kong with leading off-price flash sales websites in Asia. In February 2013, we made an additional $10.0 million investment in Glamour Sales increasing our ownership interest to 44%. In the second quarter of fiscal year 2013, Glamour Sales expanded its operations to launch a full-price, Mandarin language e-commerce website in China under the Neiman Marcus brand. Currently, the China Neiman Marcus website offers in-season merchandise and we fulfill these orders from our distribution facility in China. We are currently discussing with Glamour Sales the transition of the China Neiman Marcus website from Glamour Sales to our Online operation in the United States. In fiscal year 2014, we intend to fulfill orders from customers in China directly from the United States. Our 44% non-controlling investment in the entity is accounted for under the equity method. The investment is included in other long-term assets within the Condensed Consolidated Balance Sheets. The carrying value of our investment at April 27, 2013 was $29.1 million after reduction for our equity in the losses of Glamour Sales.

6. Income Taxes

        Our effective income tax rate for year-to-date fiscal 2013 was 39.9% compared to 38.9% for year-to-date fiscal 2012. Our effective income tax rates exceeded the federal statutory rate primarily due to state income taxes and the lack of a U.S. tax benefit related to the losses from our investment in a foreign e-commerce retailer in the third quarter and year-to-date fiscal 2013.

        At April 27, 2013, the gross amount of unrecognized tax benefits was $3.6 million ($2.3 million of which would impact our effective tax rate, if recognized). We classify interest and penalties as a component of income tax expense and our liability for accrued interest and penalties was $5.3 million at April 27, 2013, $5.2 million at July 28, 2012 and $7.2 million at April 28, 2012.

        We file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. During the second quarter of fiscal year 2013, the Internal Revenue Service (IRS) began its audit of our fiscal year 2010 and 2011 income tax returns and closed its audit of our fiscal year 2008 and 2009

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. Income Taxes (Continued)

income tax returns. With respect to state and local jurisdictions, with limited exceptions, the Company and its subsidiaries are no longer subject to income tax audits for fiscal years before 2008. We believe our recorded tax liabilities as of April 27, 2013 are sufficient to cover any potential assessments to be made by the IRS or other taxing authorities upon the completion of their examinations and we will continue to review our recorded tax liabilities for potential audit assessments based upon subsequent events, new information and future circumstances. We believe it is reasonably possible that additional adjustments in the amounts of our unrecognized tax benefits could occur within the next twelve months as a result of settlements with tax authorities or expiration of statutes of limitation. At this time, we do not believe such adjustments will have a material impact on our Condensed Consolidated Financial Statements.

7. Employee Benefit Plans

        Description of Benefit Plans.    We currently maintain defined contribution plans consisting of a retirement savings plan (RSP) and a defined contribution supplemental executive retirement plan (Defined Contribution SERP Plan). In addition, we sponsor a defined benefit pension plan (Pension Plan) and an unfunded supplemental executive retirement plan (SERP Plan) which provides certain employees additional pension benefits. As of the third quarter of fiscal year 2010, benefits offered to all participants in our Pension Plan and SERP Plan have been frozen. Retirees and active employees hired prior to March 1, 1989 are eligible for certain limited postretirement health care benefits (Postretirement Plan) if they meet certain service and minimum age requirements. We also sponsor an unfunded key employee deferred compensation plan, which provides certain employees with additional benefits.

        Obligations for our employee benefit plans, included in other long-term liabilities, are as follows:

(in thousands)	April 27, 2013	July 28, 2012	April 28, 2012
Pension Plan	$146,407	$175,953	$73,549
SERP Plan	114,562	117,562	99,427
Postretirement Plan	17,350	17,466	14,868

	278,319	310,981	187,844
Less: current portion	(5,904)	(6,282)	(5,599)

Long-term portion of benefit obligations	$272,415	$304,699	$182,245

        As of April 27, 2013, we had $138.4 million (net of taxes of $89.9 million) of adjustments to such obligations recorded as increases to accumulated other comprehensive loss.

        Funding Policy and Plan Status.    Our policy is to fund the Pension Plan at or above the minimum required by law. In fiscal year 2012, we were not required to make contributions to the Pension Plan; however, we made voluntary contributions to our Pension Plan of $29.3 million in fiscal year 2012. In the third quarter of fiscal year 2013, we made a voluntary contribution to our Pension Plan of $25.0 million and are not required to make contributions to the Pension Plan for the remainder of fiscal year 2013. We will continue to evaluate voluntary contributions to our Pension Plan based upon the unfunded position of the Pension Plan, our available liquidity and other factors.

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

7. Employee Benefit Plans (Continued)

        Costs of Benefits.    The components of the expenses we incurred under our Pension Plan, SERP Plan and Postretirement Plan are as follows:

	Thirty-nine weeks ended
(in thousands)	April 27, 2013	April 28, 2012
Pension Plan:
Interest cost	$15,933	$18,570
Expected return on plan assets	(19,785)	(20,322)
Net amortization of losses	4,716	1,962

Pension Plan expense	$864	$210

SERP Plan:
Interest cost	$3,027	$3,612
Net amortization of losses	393	—

SERP Plan expense	$3,420	$3,612

Postretirement Plan:
Service cost	$27	$25
Interest cost	489	585
Net amortization of prior service cost	(1,167)	(1,167)
Net amortization of losses	441	318

Postretirement Plan income	$(210)	$(239)

8. Distributions to Stockholders

        On March 28, 2012, the Board of Directors of NMG declared a cash dividend (the 2012 Dividend) of $435 per share of its outstanding common stock resulting in total distributions to our stockholders and certain option holders (including related expenses) of $449.3 million. The 2012 Dividend was paid on March 30, 2012 to stockholders of record at the close of business on March 28, 2012.

9. Stock-Based Compensation

        The Company has approved equity-based management arrangements, which authorize equity awards to be granted to certain management employees for up to 115,792 shares of the common stock of the Company. Options generally vest over four to five years and expire six to eight years from the date of grant.

        The exercise prices of certain of our options escalate at a 10% compound rate per year (Accreting Options) until the earliest to occur of (i) exercise, (ii) a defined anniversary of the date of grant (four to five years) or (iii) the occurrence of a change of control. However, in the event the Sponsors cause the sale of shares of the Company to an unaffiliated entity, the exercise price will cease to accrete at the time of the sale with respect to a pro rata portion of the Accreting Options. The exercise price with respect to all other options (Fixed Price Options) is fixed at the grant date.

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

9. Stock-Based Compensation (Continued)

        Stock Option Modification.    In connection with the payment of the 2012 Dividend in the third quarter of fiscal year 2012, the Company adjusted the exercise price of 45,812 unvested options outstanding on the payment date by the per share amount of the 2012 Dividend of $435 per share. Holders of 47,055 vested options received a cash payment in respect of their vested options equal to 50% of the per share amount of the 2012 Dividend ($217.50 per share) and a decrease in the exercise price of their vested options for the remaining 50% of the per share amount of the 2012 Dividend. There was no expense to the Company as a result of the stock option modification triggered by the payment of the 2012 Dividend as the post-modification fair values of both vested and unvested options outstanding were less than the pre-modification fair values.

        Grant Date Fair Value of Stock Options.    At the date of grant, the stock option exercise price equals or exceeds the fair market value of our common stock. Because we are privately held and there is no public market for our common stock, the fair market value of our common stock is determined by our Compensation Committee at the time option grants are awarded (Level 3 determination of fair value). In determining the fair value of our common stock, the Compensation Committee considers such factors as the Company's actual and projected financial results, the principal amount of the Company's indebtedness, valuations of the Company performed by third parties and other factors it believes are material to the valuation process.

        We recognize compensation expense, which is included in selling, general and administrative expenses, for stock options on a straight-line basis over the vesting period. The following table sets forth certain summary information with respect to our stock options for the periods indicated.

	Thirty-nine weeks ended
(in thousands, except number of options and per option price)	April 27, 2013	April 28, 2012
Stock compensation expense	$7,147	$4,901
Stock option grants:
Number of options granted	12,400	25,756
Weighted average grant date fair value	$916	$860
Stock option exercises:
Number of options exercised	4,288	6,504
Weighted average exercise price	$1,064	$696

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

10. Earnings Per Share

        The computation of earnings per share is as follows:

	Thirty-nine weeks ended
(in thousands, except per share data)	April 27, 2013	April 28, 2012
Net earnings	$160,816	$151,144
Basic shares	1,019	1,017
Dilutive effect of stock options	22	17

Diluted shares	1,041	1,034
Earnings per basic share	$157.80	$148.66
Earnings per diluted share	$154.48	$146.21
Anti-dilutive stock options	21	28

11. Transactions with Sponsors

        Pursuant to a management services agreement with affiliates of the Sponsors, and in exchange for ongoing consulting and management advisory services that are provided to us by the Sponsors and their affiliates, affiliates of the Sponsors receive an aggregate annual management fee equal to the lesser of (i) 0.25% of our consolidated annual revenues or (ii) $10 million. Affiliates of the Sponsors also receive reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with services provided pursuant to the agreement. These management fees are payable quarterly in arrears. We recorded management fees of $8.8 million during year-to-date fiscal 2013 and $8.4 million during year-to-date fiscal 2012, which are included in selling, general and administrative expenses in the Condensed Consolidated Statements of Earnings.

        The management services agreement also provides that affiliates of the Sponsors may receive future fees in connection with certain future financing and acquisition or disposition transactions. The management services agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

12. Income from Credit Card Program

        We had a marketing and servicing alliance with HSBC Bank Nevada, N.A. and HSBC Private Label Corporation (collectively referred to as HSBC) beginning in July 2005. On May 1, 2012, affiliates of Capital One Financial Corporation (Capital One) purchased HSBC's credit card and private label credit card business in the U.S. (Capital One transaction). In connection with that purchase, HSBC assigned its rights and obligations under our agreement with HSBC to Capital One.

        Pursuant to an agreement with Capital One, which we refer to as the Program Agreement, Capital One offers proprietary credit card accounts to our customers under both the "Neiman Marcus" and "Bergdorf Goodman" brand names. Our Program Agreement currently extends to July 2015 (renewable thereafter for three-year terms), subject to the early termination provisions thereunder, including those referenced below.

        Under the terms of the Program Agreement, Capital One currently offers credit cards and non-card payment plans and bears substantially all credit risk with respect to sales transacted on the

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

12. Income from Credit Card Program (Continued)

cards bearing our brands. We receive payments from Capital One based on sales transacted on our proprietary credit cards. Such payments are subject to annual adjustments, both increases and decreases, based upon the overall annual profitability and performance of the proprietary credit card portfolio. In addition, we receive payments from Capital One for marketing and servicing activities we provide to Capital One.

        The Program Agreement with HSBC included a change of control provision that would permit us to terminate such agreement following a change of control of HSBC, which occurred upon closing of the Capital One transaction. As part of our agreement with HSBC and Capital One relating to the transition of the Program Agreement to Capital One, we have the right to exercise this termination right prior to June 30, 2013. We are currently in negotiations with Capital One to amend and extend the Program Agreement.

13. Commitments and Contingencies

        Long-term Incentive Plan.    We have a long-term incentive plan (Long-term Incentive Plan) that provides for a cash incentive payable to certain employees upon a change of control, as defined, subject to the attainment of certain performance objectives. Performance objectives and targets are based on cumulative EBITDA (as defined in the plan) percentages for rolling three year periods beginning in fiscal year 2006. Earned awards for each completed performance period will be credited to a book account and will earn interest at a contractually defined annual rate until the award is paid. Awards will be paid upon a change of control, as defined, or an initial public offering, as defined, subject to the requirement that, in each case, the internal rate of return to the Sponsors is positive. As of April 27, 2013, the vested participant balance in the Long-term Incentive Plan aggregated $10.8 million.

        Cash Incentive Plan.    We also have a cash incentive plan (Cash Incentive Plan) to aid in the retention of certain key executives. The Cash Incentive Plan provides for the creation of a $14 million cash bonus pool. Each participant in the Cash Incentive Plan will be entitled to a cash bonus upon the earlier to occur of a change of control, as defined, or an initial public offering, as defined, subject to the requirement that, in each case, the internal rate of return to the Sponsors is positive.

        Litigation.    On April 30, 2010, a Class Action Complaint for Injunction and Equitable Relief was filed in the United States District Court for the Central District of California by Sheila Monjazeb, individually and on behalf of other members of the general public similarly situated, against the Company, Newton Holding, LLC, TPG Capital, L.P. and Warburg Pincus LLC. On July 12, 2010, all defendants except for the Company were dismissed without prejudice, and on August 20, 2010, this case was refiled in the Superior Court of California for San Francisco County. This complaint, along with a similar class action lawsuit originally filed by Bernadette Tanguilig in 2007, alleges that the Company has engaged in various violations of the California Labor Code and Business and Professions Code, including without limitation 1) asking employees to work "off the clock," 2) failing to provide meal and rest breaks to its employees, 3) improperly calculating deductions on paychecks delivered to its employees and 4) failing to provide a chair or allow employees to sit during shifts. On October 24, 2011, the court granted the Company's motion to compel Ms. Monjazeb and a co-plaintiff to participate in the Company's Mandatory Arbitration Agreement, foreclosing a class action in that case. The court then determined that Ms. Tanguilig could not represent employees who are subject to our

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

13. Commitments and Contingencies (Continued)

Mandatory Arbitration Agreement, thereby limiting the putative class action to those associates who were employed between December 2004 and July 15, 2007 (the effective date of our Mandatory Arbitration Agreement). Ms. Monjazeb filed a demand for arbitration as a class action, which is prohibited under the Mandatory Arbitration Agreement. In response to Ms. Monjazeb's demand for arbitration as a class action, the American Arbitration Association (AAA) referred the resolution of such request back to the arbitrator. We filed a motion to stay the decision of the AAA pending a ruling by the trial court; the trial court determined that the arbitration agreement was unenforceable due to a recent California case. We asserted that the trial court does not have jurisdiction to change its earlier determination of the enforceability of the arbitration agreement and have appealed the court's decision. In addition, the National Labor Relations Board (NLRB) has issued a complaint alleging that the Mandatory Arbitration Agreement's class action prohibition violates employees' rights to engage in concerted activity, which was originally set for hearing in Los Angeles on March 18, 2013 but has been rescheduled to July 15, 2013. We will continue to vigorously defend our interests in these matters. Currently, we cannot reasonably estimate the amount of loss, if any, arising from these matters. We will continue to evaluate these matters based on subsequent events, new information and future circumstances.

        We are currently involved in various other legal actions and proceedings that arose in the ordinary course of business. With respect to the matter described above as well as all other current outstanding litigation involving the Company, we believe that any liability arising as a result of such litigation will not have a material adverse effect on our financial position, results of operations or cash flows.

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

13. Commitments and Contingencies (Continued)

        Other.    We had no outstanding irrevocable letters of credit at April 27, 2013. We had approximately $5.4 million in surety bonds at April 27, 2013 relating primarily to merchandise imports and state sales tax and utility requirements.

14. Segment Reporting

        We have identified two reportable segments: Specialty Retail Stores and Online (previously referred to as Direct Marketing). The Specialty Retail Stores segment aggregates the activities of our Neiman Marcus and Bergdorf Goodman retail stores, including Last Call stores. The Online segment conducts online and supplemental print catalog operations under the Neiman Marcus, Bergdorf Goodman, Last Call and Horchow brand names. Both the Specialty Retail Stores and Online segments derive their revenues from the sales of high-end fashion apparel, accessories, cosmetics and fragrances from leading designers, precious and fashion jewelry and decorative home accessories.

        Operating earnings for the segments include 1) revenues, 2) cost of sales, 3) direct selling, general and administrative expenses, 4) other direct operating expenses, 5) income from credit card program and 6) depreciation expense for the respective segment. Items not allocated to our operating segments include those items not considered by management in measuring the assets and profitability of our segments. These amounts include 1) corporate expenses including, but not limited to, treasury, investor relations, legal and finance support services and general corporate management, 2) charges related to the application of purchase accounting adjustments made in connection with the Acquisition including amortization of intangible assets and favorable lease commitments and other non-cash items and 3) interest expense. These items, while often related to the operations of a segment, are not considered by segment operating management, corporate operating management and the chief operating decision maker in assessing segment operating performance. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (except with respect

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

14. Segment Reporting (Continued)

to purchase accounting adjustments not allocated to the operating segments). The following tables set forth the information for our reportable segments:

	Thirty-nine weeks ended
(in thousands)	April 27, 2013	April 28, 2012
REVENUES
Specialty Retail Stores	$2,754,657	$2,670,972
Online	774,512	669,044

Total	$3,529,169	$3,340,016

OPERATING EARNINGS
Specialty Retail Stores	$366,207	$362,192
Online	124,849	106,678
Corporate expenses	(44,220)	(52,696)
Equity in loss of foreign e-commerce retailer	(8,858)	—
Amortization of intangible assets and favorable lease commitments	(35,463)	(38,125)

Total	$402,515	$378,049

CAPITAL EXPENDITURES
Specialty Retail Stores	$83,256	$89,356
Online	20,307	19,209

Total	$103,563	$108,565

DEPRECIATION EXPENSE
Specialty Retail Stores	$79,536	$78,286
Online	17,528	13,527
Other	3,883	3,900

Total	$100,947	$95,713

	April 27, 2013	April 28, 2012
ASSETS
Tangible assets of Specialty Retail Stores	$1,778,836	$1,754,906
Tangible assets of Online	223,963	208,766
Corporate assets:
Intangible assets related to Specialty Retail Stores	2,616,572	2,663,202
Intangible assets related to Online	440,982	441,813
Other	154,166	131,329

Total	$5,214,519	$5,200,016

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

15. Condensed Consolidating Financial Information

        2028 Debentures.    All of NMG's obligations under the 2028 Debentures are guaranteed by the Company. The guarantee by the Company is full and unconditional. The Company's guarantee of the 2028 Debentures is subject to automatic release if the requirements for legal defeasance or covenant defeasance of the 2028 Debentures are satisfied, or if NMG's obligations under the indenture governing the 2028 Debentures are discharged. Currently, the Company's non-guarantor subsidiaries under the 2028 Debentures consist principally of Bergdorf Goodman, Inc., through which NMG conducts the operations of its Bergdorf Goodman stores, and NM Nevada Trust, which holds legal title to certain real property and intangible assets used by NMG in conducting its operations.

        The following condensed consolidating financial information represents the financial information of Neiman Marcus, Inc. and its non-guarantor subsidiaries under the 2028 Debentures, prepared on the equity basis of accounting. The information is presented in accordance with the requirements of Rule 3-10 under the SEC's Regulation S-X. The financial information may not necessarily be indicative

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

15. Condensed Consolidating Financial Information (Continued)

of results of operations, cash flows or financial position had the non-guarantor subsidiaries operated as independent entities.

	April 27, 2013
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$67,834	$725	$—	$68,559
Merchandise inventories	—	874,326	121,069	—	995,395
Other current assets	—	108,280	13,562	—	121,842

Total current assets	—	1,050,440	135,356	—	1,185,796

Property and equipment, net	—	791,941	105,460	—	897,401
Goodwill	—	1,107,753	155,680	—	1,263,433
Intangible assets, net	—	254,620	1,539,501	—	1,794,121
Other assets	—	43,176	30,592	—	73,768
Investments in subsidiaries	791,212	1,860,071	—	(2,651,283)	—

Total assets	$791,212	$5,108,001	$1,966,589	$(2,651,283)	$5,214,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$225,024	$26,213	$—	$251,237
Accrued liabilities	—	359,214	78,778	—	437,992

Total current liabilities	—	584,238	104,991	—	689,229

Long-term liabilities:
Long-term debt	—	2,702,028	—	—	2,702,028
Deferred income taxes	—	617,713	—	—	617,713
Other long-term liabilities	—	412,810	1,527	—	414,337

Total long-term liabilities	—	3,732,551	1,527	—	3,734,078

Total stockholders' equity	791,212	791,212	1,860,071	(2,651,283)	791,212

Total liabilities and stockholders' equity	$791,212	$5,108,001	$1,966,589	$(2,651,283)	$5,214,519

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

15. Condensed Consolidating Financial Information (Continued)

	July 28, 2012
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$48,308	$945	$—	$49,253
Merchandise inventories	—	838,837	100,980	—	939,817
Other current assets	—	141,913	12,752	—	154,665

Total current assets	—	1,029,058	114,677	—	1,143,735

Property and equipment, net	—	788,320	106,158	—	894,478
Goodwill	—	1,107,753	155,680	—	1,263,433
Intangible assets, net	—	280,848	1,548,736	—	1,829,584
Other assets	—	41,113	29,512	—	70,625
Investments in subsidiaries	615,543	1,853,889	—	(2,469,432)	—

Total assets	$615,543	$5,100,981	$1,954,763	$(2,469,432)	$5,201,855

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$303,397	$28,011	$—	$331,408
Accrued liabilities	—	322,699	71,122	—	393,821

Total current liabilities	—	626,096	99,133	—	725,229

Long-term liabilities:
Long-term debt	—	2,781,882	—	—	2,781,882
Deferred income taxes	—	626,605	—	—	626,605
Other long-term liabilities	—	450,855	1,741	—	452,596

Total long-term liabilities	—	3,859,342	1,741	—	3,861,083

Total stockholders' equity	615,543	615,543	1,853,889	(2,469,432)	615,543

Total liabilities and stockholders' equity	$615,543	$5,100,981	$1,954,763	$(2,469,432)	$5,201,855

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

15. Condensed Consolidating Financial Information (Continued)

	April 28, 2012
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$63,841	$855	$—	$64,696
Merchandise inventories	—	825,249	120,543	—	945,792
Other current assets	—	109,129	11,281	—	120,410

Total current assets	—	998,219	132,679	—	1,130,898

Property and equipment, net	—	784,308	103,608	—	887,916
Goodwill	—	1,107,753	155,680	—	1,263,433
Intangible assets, net	—	289,622	1,551,960	—	1,841,582
Other assets	—	45,141	31,046	—	76,187
Investments in subsidiaries	699,692	1,863,119	—	(2,562,811)	—

Total assets	$699,692	$5,088,162	$1,974,973	$(2,562,811)	$5,200,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$216,739	$29,772	$—	$246,511
Accrued liabilities	—	372,376	80,331	—	452,707

Total current liabilities	—	589,115	110,103	—	699,218

Long-term liabilities:
Long-term debt	—	2,806,833	—	—	2,806,833
Deferred income taxes	—	665,126	—	—	665,126
Other long-term liabilities	—	327,396	1,751	—	329,147

Total long-term liabilities	—	3,799,355	1,751	—	3,801,106

Total stockholders' equity	699,692	699,692	1,863,119	(2,562,811)	699,692

Total liabilities and stockholders' equity	$699,692	$5,088,162	$1,974,973	$(2,562,811)	$5,200,016

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

15. Condensed Consolidating Financial Information (Continued)

	Thirty-nine weeks ended April 27, 2013
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$2,948,810	$580,359	$—	$3,529,169
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	1,867,477	362,969	—	2,230,446
Selling, general and administrative expenses (excluding depreciation)	—	689,197	101,272	—	790,469
Income from credit card program	—	(36,062)	(3,467)	—	(39,529)
Depreciation expense	—	90,667	10,280	—	100,947
Amortization of intangible assets and favorable lease commitments	—	26,228	9,235	—	35,463
Equity in loss of foreign e-commerce retailer	—	—	8,858	—	8,858

Operating earnings	—	311,303	91,212	—	402,515
Interest expense, net	—	134,762	3	—	134,765
Intercompany royalty charges (income)	—	164,516	(164,516)	—	—
Equity in (earnings) loss of subsidiaries	(160,816)	(255,725)	—	416,541	—

Earnings (loss) before income taxes	160,816	267,750	255,725	(416,541)	267,750
Income tax expense	—	106,934	—	—	106,934

Net earnings (loss)	$160,816	$160,816	$255,725	$(416,541)	$160,816

Total other comprehensive earnings (loss), net of tax	6,624	6,624	—	(6,624)	6,624

Total comprehensive earnings (loss)	$167,440	$167,440	$255,725	$(423,165)	$167,440

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

15. Condensed Consolidating Financial Information (Continued)

	Thirty-nine weeks ended April 28, 2012
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$2,775,949	$564,067	$—	$3,340,016
Cost of goods sold including buying and occupancy costs (excluding depreciation)	—	1,744,785	350,023	—	2,094,808
Selling, general and administrative expenses (excluding depreciation)	—	676,898	94,816	—	771,714
Income from credit card program	—	(34,954)	(3,439)	—	(38,393)
Depreciation expense	—	85,433	10,280	—	95,713
Amortization of intangible assets and favorable lease commitments	—	28,450	9,675	—	38,125

Operating earnings	—	275,337	102,712	—	378,049
Interest expense, net	—	130,530	3	—	130,533
Intercompany royalty charges (income)	—	157,484	(157,484)	—	—
Equity in (earnings) loss of subsidiaries	(151,144)	(260,193)	—	411,337	—

Earnings (loss) before income taxes	151,144	247,516	260,193	(411,337)	247,516
Income tax expense	—	96,372	—	—	96,372

Net earnings (loss)	$151,144	$151,144	$260,193	$(411,337)	$151,144

Total other comprehensive (loss) earnings, net of tax	(847)	(847)	—	847	(847)

Total comprehensive earnings (loss)	$150,297	$150,297	$260,193	$(410,490)	$150,297

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

15. Condensed Consolidating Financial Information (Continued)

	Thirty-nine weeks ended April 27, 2013
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net earnings (loss)	$160,816	$160,816	$255,725	$(416,541)	$160,816
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expense	—	123,171	19,515	—	142,686
Loss on debt extinguishment	—	15,597	—	—	15,597
Equity in loss of foreign e-commerce retailer	—	—	8,858	—	8,858
Deferred income taxes	—	(15,501)	—	—	(15,501)
Other	—	4,417	(152)	—	4,265
Intercompany royalty income payable (receivable)	—	164,516	(164,516)	—	—
Equity in (earnings) loss of subsidiaries	(160,816)	(255,725)	—	416,541	—
Changes in operating assets and liabilities, net	—	15,634	(99,055)	—	(83,421)

Net cash provided by operating activities	—	212,925	20,375	—	233,300

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(92,968)	(10,595)	—	(103,563)
Investment in foreign e-commerce retailer	—	—	(10,000)	—	(10,000)

Net cash used for investing activities	—	(92,968)	(20,595)	—	(113,563)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Senior Secured Term Loan Facility	—	500,000	—	—	500,000
Borrowings under Senior Secured Asset-Based Revolving Credit Facility	—	100,000	—	—	100,000
Repayment of borrowings	—	(690,668)	—	—	(690,668)
Debt issuance costs paid	—	(9,763)	—	—	(9,763)

Net cash used for financing activities	—	(100,431)	—	—	(100,431)

CASH AND CASH EQUIVALENTS
Increase (decrease) during the period	—	19,526	(220)	—	19,306
Beginning balance	—	48,308	945	—	49,253

Ending balance	$—	$67,834	$725	$—	$68,559

NEIMAN MARCUS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

15. Condensed Consolidating Financial Information (Continued)

	Thirty-nine weeks ended April 28, 2012
(in thousands)	Company	NMG	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS—OPERATING ACTIVITIES
Net earnings (loss)	$151,144	$151,144	$260,193	$(411,337)	$151,144
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expense	—	120,233	19,955	—	140,188
Deferred income taxes	—	(21,845)	—	—	(21,845)
Other	—	313	109	—	422
Intercompany royalty income payable (receivable)	—	157,484	(157,484)	—	—
Equity in (earnings) loss of subsidiaries	(151,144)	(260,193)	—	411,337	—
Changes in operating assets and liabilities, net	—	20,634	(84,563)	—	(63,929)

Net cash provided by operating activities	—	167,770	38,210	—	205,980

CASH FLOWS—INVESTING ACTIVITIES
Capital expenditures	—	(99,905)	(8,660)	—	(108,565)
Investment in foreign e-commerce retailer	—	—	(29,421)	—	(29,421)

Net cash used for investing activities	—	(99,905)	(38,081)	—	(137,986)

CASH FLOWS—FINANCING ACTIVITIES
Borrowings under Senior Secured Asset-Based Revolving Credit Facility	—	150,000	—	—	150,000
Repayment of borrowings	—	(25,000)	—	—	(25,000)
Distributions to stockholders	—	(449,295)	—	—	(449,295)
Debt issuance costs paid	—	(594)	—	—	(594)

Net cash used for financing activities	—	(324,889)	—	—	(324,889)

CASH AND CASH EQUIVALENTS
(Decrease) increase during the period	—	(257,024)	129	—	(256,895)
Beginning balance	—	320,865	726	—	321,591

Ending balance	$—	$63,841	$855	$—	$64,696

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated fees and expenses (except for the SEC registration fee, the FINRA filing fee and the stock exchange listing fee) payable by the registrant in connection with the distribution of our common stock:

SEC registration fee		$13,640
FINRA filing fee		15,500
Stock exchange listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees and expenses			*
Blue Sky fees and expenses			*
Miscellaneous			*

Total	$

*
To be provided by amendment.

We will bear all of the expenses shown above.

Item 14.    Indemnification of Directors and Officers.

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which Neiman Marcus, Inc.'s directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of Neiman Marcus, Inc. (the "Registrant") are covered by insurance policies maintained and held in effect by Neiman Marcus, Inc. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Neiman Marcus, Inc. is organized under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

        The Certificate of Incorporation of Neiman Marcus, Inc. provides that the company shall, to the full extent permitted by the Delaware statute, indemnify all persons whom it may indemnify pursuant thereto.

Item 15.    Recent Sales of Unregistered Securities.

        Since August 1, 2009, the registrants have issued and sold the following securities without registration under the Securities Act.

  •
  On May 1, 2010, Thomas P. Stangle gifted 173.0104 shares of common stock owned by him to the Thomas P. & Vicki M. Stangle Family Living Trust. The shares of the Registrant common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

  •
  On September 21, 2010, Burton M. Tansky exercised options in a net physical settlement to purchase 3,742.2145 shares of common stock of the Registrant at an exercise price of $361.25 per share resulting in the issuance of 1,833.0526 shares and gifted 1,833.0526 shares to the Tansky Family 2007 Children and Grandchildren Trust. The shares of the Registrant's common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

  •
  On May 13, 2011, Burton M. Tansky exercised options in a net physical settlement to purchase 1,464.8212 shares of common stock of the Registrant at an exercise price of $361.25 per share resulting in the issuance of 746.6933 shares and gifted 746.6933 shares to the Tansky Family 2007 Children and Grandchildren Trust. The shares of the Registrant common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

  •
  On October 1, 2011, Burton M. Tansky exercised options in a net physical settlement to purchase 2,076.1264 shares of common stock of the Registrant at an exercise price of $354.025 per share resulting in the issuance of 1,066.8957 shares and gifted 1,066.8957 shares to the Tansky Family 2007 Children and Grandchildren Trust. The shares of the Registrant's common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

  •
  On October 1, 2011, Marita O'Dea Glodt exercised options in a net physical settlement to purchase 247.1250 shares of common stock of the Registrant at an exercise price of $1,100.00 per share resulting in the issuance of 73.6867 shares. The shares of the Registrant's common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

  •
  On December 8, 2011, Burton M. Tansky exercised options in a net physical settlement to purchase 2,715.9167 shares of common stock of the Registrant at an exercise price of $1,100.00 per share resulting in the issuance of 699.7156 shares. The shares of Parent common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

  •
  On June 15, 2012, Karen W. Katz gifted 3,082.9536 shares of common stock owned by her to the Katz 2008 Irrevocable Trust. The shares of the Registrant's common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

  •
  On August 9, 2012, Burton M. Tansky 1) exercised options to purchase 472.3333 shares of common stock of the Registrant at an exercise price of $992.50 per share, 2) exercised options to purchase 472.3333 shares of common stock of the Registrant at an exercise price of $775.00 per share and 3) gifted 472.3333 shares to the Tansky Family 2007 Children and Grandchildren Trust. The shares of the Registrant's common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

  •
  On August 17, 2012, Nelson A. Bangs 1) exercised options in a net physical settlement to purchase 1,068.1998 shares of common stock of the Registrant at an exercise price of $1,227.50 per share resulting in the issuance of 253.432 shares, 2) exercised options in a net physical settlement to purchase 400.5 shares of common stock of the Registrant at an exercise price of $992.50 per share resulting in the issuance of 133.223 shares and 3) exercised options in a net physical settlement to purchase 29.66666 shares of common stock of the Registrant at an exercise price of $775.00 per share resulting in the issuance of 12.486 shares. The shares of the Registrant's common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

  •
  During the first quarter of fiscal year 2013, we granted to certain of our management employees 1,500 Fixed Price Options with a weighted average grant date fair value of $918 per option and 700 Accreting Options with a weighted average grant date fair value of $698 per option. During the period, certain of our option holders exercised 1,068 Fixed Price Options with a weighted average exercise price of $1,228 per option and 1,375 Accreting Options with a weighted average exercise price of $913 per option. The foregoing transactions were consummated without registration in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and corresponding provisions of state securities laws, which exempt transaction by an issuer not involving any public offering.

  •
  During the second quarter of fiscal year 2013, we granted to certain of our management employees 7,930 Fixed Price Options with a weighted average grant date fair value of $951 per option and 70 Accreting Options with a weighted average grant date fair value of $695 per option. During the period, certain of our option holders exercised 472 Accreting Options with a weighted average exercise price of $775 per option. The foregoing transactions were consummated without registration in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and corresponding provisions of state securities laws, which exempt transaction by an issuer not involving any public offering.

  •
  During the third quarter of fiscal year 2013, we granted to certain of our management employees 1,430 Fixed Price Options with a weighted average grant date fair value of $951 per option and 770 Accreting Options with a weighted average grant date fair value of $695 per option. During the period, certain of our option holders exercised 988 Fixed Price Options with a weighted average exercise price of $1,228 per option and 385 Accreting Options with a weighted average exercise price of $1,083 per option. The foregoing transactions were consummated without registration in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and corresponding provisions of state securities laws, which exempt transaction by an issuer not involving any public offering.

Item 16.    Exhibits and Financial Statement Schedule.

        (a)   Exhibits

        A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

        (b)   Financial Statement Schedule

        Schedule II—Valuation and Qualifying Accounts and Reserves included in the prospectus.

Item 17.    Undertakings.

        (a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes that:

          (1)   For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        The undersigned registrant hereby further undertakes that if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Neiman Marcus, Inc. has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 7th day of August, 2013.

NEIMAN MARCUS, INC.
By:	/s/ JAMES E. SKINNER James E. Skinner Executive Vice President, Chief Operating Officer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Capacity	Date

/s/ KAREN W. KATZ Karen W. Katz	Director, President and Chief Executive Officer	August 7, 2013
/s/ JAMES E. SKINNER James E. Skinner	Executive Vice President, Chief Operating Officer and Chief Financial Officer	August 7, 2013
/s/ T. DALE STAPLETON T. Dale Stapleton	Senior Vice President and Chief Accounting Officer	August 7, 2013
* David A. Barr	Director	August 7, 2013
* Jonathan Coslet	Director	August 7, 2013
* James G. Coulter	Director	August 7, 2013
* John G. Danhakl	Director	August 7, 2013
* Sidney Lapidus	Director	August 7, 2013
* Kewsong Lee	Director	August 7, 2013
* Susan C. Schnabel	Director	August 7, 2013

Signature		Capacity	Date

* Burton M. Tansky		Director	August 7, 2013
* Carrie Wheeler		Director	August 7, 2013
*By	/s/ TRACY M. PRESTON Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Method of Filing
1.1	Form of Underwriting Agreement	To be filed by amendment.
2.1	Purchase, Sale and Servicing Transfer Agreement dated as of June 8, 2005, among The Neiman Marcus Group, Inc., Bergdorf Goodman, Inc., HSBC Bank Nevada, N.A. and HSBC Finance Corporation.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended July 31, 2010.
3.1	Amended and Restated Certificate of Incorporation of Neiman Marcus, Inc.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.
3.2	Amended and Restated Bylaws of Neiman Marcus, Inc.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.
4.1	Form of stock certificate	To be filed by amendment.
4.2	Indenture, dated as of May 27, 1998, between The Neiman Marcus Group, Inc. and The Bank of New York, as trustee.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.
4.3	Form of 7.125% Senior Debentures Due 2028, dated May 27, 1998.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.
4.4
	First Supplemental Indenture, dated as of July 11, 2006, to the Indenture, dated as of May 27, 1998, among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., and The Bank of New York Trust Company, N.A., as successor trustee.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended July 30, 2011.
4.5
	Second Supplemental Indenture, dated as of August 14, 2006, to the Indenture, dated as of May 27, 1998, among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., and The Bank of New York Trust Company, N.A., as successor trustee.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended July 30, 2011.
4.6
	Registration Rights Agreement, dated as of October 6, 2005, among Newton Acquisition Merger Sub, Inc., Newton Acquisition, Inc., Newton Holding, LLC and the holders identified therein as parties thereto.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 29, 2011.
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.	To be filed by amendment.

Exhibit			Method of Filing
10.1	*	Director Services Agreement dated April 26, 2010 by and among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., and Burton M. Tansky.	Incorporated herein by reference to Neiman Marcus, Inc.'s Current Report on Form 8-K dated April 28, 2010.
10.2	*	First Amendment to Director Service Agreement by and between The Neiman Marcus Group, Inc., Neiman Marcus, Inc. and Burton M. Tansky dated effective as of October 31, 2011.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 29, 2011.
10.3	*	Form of Rollover Agreement by and among The Neiman Marcus Group, Inc., Newton Acquisition, Inc., and certain members of management.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.
10.4
		Second Amended and Restated Credit Agreement, dated as of May 17, 2011, among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., the other borrowers named therein, the subsidiaries of The Neiman Marcus Group, Inc. from time to time party thereto, Bank of America, N.A., as administrative agent and co-collateral agent, Wells Fargo Bank, National Association (as successor to Wells Fargo Retail Finance, LLC), as co-collateral agent, and the lenders thereunder.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.
10.5
		Credit Agreement dated as of October 6, 2005, as amended and restated as of November 17, 2010, as further amended and restated as of May 16, 2011, among the lenders thereunder, Credit Suisse, as administrative agent and as collateral agent for such lenders, Neiman Marcus, Inc., The Neiman Marcus Group, Inc. and each subsidiary of The Neiman Marcus Group, Inc. from time to time party thereto.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.
10.6
		Amended and Restated Pledge and Security Agreement dated as of July 15, 2009 by and among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., subsidiaries named therein and Bank of America, N.A., as administrative agent and co-collateral agent.	Incorporated herein by reference to Neiman Marcus, Inc.'s Current Report on Form 8-K dated July 16, 2009.
10.7		Substitution of Agent and Joinder Agreement, dated as of July 15, 2009, among Deutsche Bank Trust Company Americas, Credit Suisse and Bank of America, N.A.	Incorporated herein by reference to Neiman Marcus, Inc.'s Current Report on Form 8-K dated July 16, 2009.

Exhibit		Method of Filing
10.8	Pledge and Security and Intercreditor Agreement dated as of October 6, 2005, among Newton Acquisition Merger Sub, Inc., The Neiman Marcus Group, Inc., Newton Acquisition, Inc., the Subsidiary Guarantors and Credit Suisse, as administrative agent and collateral agent.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.
10.9
	Amendment No. 1, dated as of March 28, 2006, to the Pledge and Security Intercreditor Agreement dated as of October 6, 2005, among Neiman Marcus, Inc., The Neiman Marcus Group, Inc., the Subsidiaries party thereto and Credit Suisse, as administrative agent and collateral agent.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 29, 2011.
10.10
	Lien Subordination and Intercreditor Agreement dated as of October 6, 2005, among Newton Acquisition, Inc., Newton Acquisition Merger Sub, Inc., the Subsidiary Guarantors, Deutsche Bank Trust Company Americas, as revolving facility agent, and Credit Suisse, as term loan agent.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.
10.11
	Amendment No. 1, dated as of May 16, 2011, to the Lien Subordination and Intercreditor Agreement dated as of October 6, 2005, among Neiman Marcus, Inc., The Neiman Marcus Group, Inc., each subsidiary from time to time party thereto, and Credit Suisse, as term loan agent, and Bank of America, N.A., as revolving loan agent.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.
10.12	Form of First Priority Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement from The Neiman Marcus Group, Inc. to Credit Suisse.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.
10.13	Form of First Priority Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement from The Neiman Marcus Group, Inc. to Credit Suisse.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.
10.14	Form of Second Priority Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement from The Neiman Marcus Group, Inc. to Deutsche Bank Trust Company Americas.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.

Exhibit			Method of Filing
10.15		Form of Second Priority Leasehold Mortgage, Assignment of Lease and Rents, Security Agreement and Financing Statement from The Neiman Marcus Group, Inc. to Deutsche Bank Trust Company Americas.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.
10.16		Form of First Amendment to Second Priority Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement from The Neiman Marcus Group, Inc. to Bank of America, N.A.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.
10.17	*	Amended and Restated Neiman Marcus, Inc. Management Equity Incentive Plan dated March 28, 2012.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended April 28, 2012.
10.18	*	Second Amended and Restated Stock Option Grant Agreement dated March 28, 2012 between Neiman Marcus, Inc. and Burton M. Tansky amending stock option grant of April 1, 2010.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on From 10-K for the fiscal year ended July 28, 2012.
10.19	*	Form of Amended and Restated Stock Option Grant Agreement dated March 28, 2012 between Neiman Marcus, Inc. and certain eligible key employees amending stock option grants dated October 5, 2009.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on From 10-K for the fiscal year ended July 28, 2012.
10.20	*
		Form of Second Amended and Restated Stock Option Grant Agreement dated March 28, 2012 between Neiman Marcus, Inc. and certain eligible key employees amending stock option grants dated December 15, 2009.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on From 10-K for the fiscal year ended July 28, 2012.
10.21	*	Form of Amended and Restated Stock Option Grant Agreement dated March 28, 2012 between Neiman Marcus, Inc. and certain eligible key employees amending stock option grants dated September 30, 2010.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on From 10-K for the fiscal year ended July 28, 2012.
10.22	*	Form of Amended and Restated Stock Option Grant Agreement dated March 28, 2012 between Neiman Marcus, Inc. and certain eligible key employees amending stock option grants dated October 1, 2011.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on From 10-K for the fiscal year ended July 28, 2012.
10.23	*	Employment Agreement dated April 26, 2010 by and between The Neiman Marcus Group, Inc. and Karen Katz.	Incorporated herein by reference to Neiman Marcus, Inc.'s Current Report on Form 8-K dated April 28, 2010.

Exhibit			Method of Filing
10.24	*	Amendment to Employment Agreement effective December 31, 2010 by and between Neiman Marcus, Inc., The Neiman Marcus Group, Inc. and Karen Katz.	Incorporated herein by reference to Neiman Marcus, Inc.'s Current Report on Form 8-K dated December 2, 2010.
10.25		Letter Agreement dated April 2, 2009 by and between The Neiman Marcus Group, Inc. and Phillip L. Maxwell.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended July 30, 2011.
10.26		Management Services Agreement, dated as of October 6, 2005 among Newton Acquisition Merger Sub, Inc., Newton Acquisition, Inc., TPG GenPar IV, L.P., TPG GenPar III, L.P. and Warburg Pincus LLC.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.
10.27		Second Amended and Restated Credit Card Program Agreement, dated as of July 15, 2013, by and among The Neiman Marcus Group, Inc., Bergdorf Goodman, Inc. and Capital One, N.A.(1)	Filed herewith.
10.28		Second Amended and Restated Servicing Agreement, dated as of July 15, 2013, by and between The Neiman Marcus Group, Inc. and Capital One, N.A.(1)	Filed herewith.
10.29	*	Form of Confidentiality, Non-Competition and Termination Benefits Agreement by and between The Neiman Marcus Group, Inc. and certain eligible key employees.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended July 30, 2011.
10.30	*
		Form of Amendment to the Confidentiality, Non-Competition and Termination Benefits Agreement effective as of January 1, 2009 by and between The Neiman Marcus Group, Inc., a Delaware corporation, and certain eligible key employees.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.
10.31	*	Neiman Marcus, Inc. Cash Incentive Plan amended as of January 21, 2008.	Incorporated herein by reference to the Neiman Marcus, Inc. Quarterly Report on Form 10-Q for the quarter ended April 26, 2008.
10.32
		Management Stockholders' Agreement dated as of October 6, 2005 between Newton Acquisition, Inc., Newton Holding, LLC, TPG Newton III, LLC, TPG Partners IV, L.P., TPG Newton Co-Invest I, LLC, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Germany Private Equity VIII K.G., Warburg Pincus Private Equity IX, L.P., and the other parties signatory thereto.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended July 30, 2011.

Exhibit			Method of Filing
10.33		Amendment to the Management Stockholders' Agreement effective as of January 1, 2009 by and between Neiman Marcus, Inc., a Delaware corporation, Newton Holding, LLC, TPG Newton III, LLC, TPG Partners IV, L.P., TPG Newton Co-Invest I, LLC, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Germany Private Equity VIII K.G., Warburg Pincus Private Equity IX, L.P., and the other parties signatory thereto.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.
10.34	*	The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan amended and restated effective January 1, 2008.	Incorporated herein by reference to the Neiman Marcus, Inc. Quarterly Report on Form 10-Q for the quarter ended April 26, 2008.
10.35	*	Amendment No. 1 effective as of January 1, 2009 to The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.
10.36		The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan as amended and restated effective January 1, 2009.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.
10.37		The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan, as amended and restated effective as of January 1, 2008.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended August 2, 2008.
10.38		Amendment No. 1 effective January 1, 2009 to the Amended and Restated The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.
10.39	*	Employment Agreement dated July 22, 2010 by and among Neiman Marcus, Inc., The Neiman Marcus Group, Inc., and James E. Skinner.	Incorporated herein by reference to Neiman Marcus, Inc.'s Current Report on Form 8-K dated July 28, 2010.
10.40	*	Employment Agreement dated July 22, 2010 by and among Neiman Marcus, Inc., The Neiman Marcus Group, Inc. and James J. Gold.	Incorporated herein by reference to Neiman Marcus, Inc.'s Current Report on Form 8-K dated July 28, 2010.
10.41	*	Amendment No. 2 to the Amended and Restated The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan dated July 17, 2010.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended July 31, 2010.

Exhibit			Method of Filing
10.42	*	Amendment No. 1 to The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan dated July 17, 2010.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended July 31, 2010.
10.43	*
		Cash Incentive Plan, effective as of November 29, 2005, amended and restated as of October 1, 2012, by and between Neiman Marcus, Inc. and its affiliate and The Neiman Marcus Group, Inc. and its affiliates.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 27, 2012.
10.44	*	Amendment No. 1 to the Amended and Restated Neiman Marcus, Inc. Management Equity Incentive Plan, effective as of November 7, 2012.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 27, 2012.
10.45	*
		Amendment No. 2 to the Director Services Agreement, effective as of October 31, 2012, to the Director Services Agreement, dated April 26, 2010, by and among Neiman Marcus, Inc., The Neiman Marcus Group, Inc., and Burton M. Tansky.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 27, 2012.
10.46
		Amendment No. 1 and Incremental Loan Assumption Agreement dated as of November 30, 2012, to the Credit Agreement dated as of October 6, 2005, as amended and restated as of November 17, 2010, as further amended and restated as of May 16, 2011, among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., each subsidiary of The Neiman Marcus Group, Inc. from time to time party thereto, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent.(1)	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 26, 2013.
10.47
		First Amendment to Second Amended and Restated Credit Agreement dated as of November 30, 2012 among The Neiman Marcus Group, Inc., each subsidiary of The Neiman Marcus Group, Inc. party thereto, Neiman Marcus, Inc., the lenders party thereto, Bank of America, N.A., as administrative agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as co-collateral agents.(1)	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 26, 2013.

Exhibit			Method of Filing
10.48		Amendment No. 2 and Incremental Loan Assumption Agreement dated as of February 8, 2013, to the Credit Agreement dated as of October 6, 2005, as amended and restated as of November 17, 2010, as further amended and restated as of May 16, 2011, and as amended by the Amendment No. 1 and Incremental Loan Assumption Agreement dated as of November 30, 2012, among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., each subsidiary of The Neiman Marcus Group, Inc. from time to time party thereto, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent.	Incorporated herein by reference to Neiman Marcus, Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 26, 2013.
10.49	*	2013 Omnibus Incentive Compensation Plan.	To be filed by amendment.
21.1		Subsidiaries of Neiman Marcus, Inc.	Incorporated herein by reference to Neiman Marcus, Inc.'s Annual Report on Form 10-K for the fiscal year ended July 28, 2012.
23.1		Consent of Ernst & Young LLP.	Filed herewith.
23.2		Consent of Cleary Gottlieb Steen & Hamilton LLP.	To be filed by amendment.
24.1		Power of Attorney.	Previously filed.

(1)
Portions of these exhibits have been omitted pursuant to a request for confidential treatment.

*
Current management contract or compensatory plan or arrangement.